  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 5, 2001

                                                      REGISTRATION NO. 333-63952
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------

                                AMENDMENT NO. 5
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              -------------------

                                DOUBLECLICK INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              -------------------

             DELAWARE                             7319                            13-3870996
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                              450 WEST 33RD STREET
                            NEW YORK, NEW YORK 10001
                                 (212) 683-0001
    (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              -------------------

                                 KEVIN P. RYAN
                            CHIEF EXECUTIVE OFFICER
                                DOUBLECLICK INC.
                              450 WEST 33RD STREET
                            NEW YORK, NEW YORK 10001
                                 (212) 683-0001
            (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                              -------------------

                                   COPIES TO:

              SCOTT L. KAUFMAN, ESQ.                              MICHAEL L. PLATT, ESQ.
             DAVID E. ROSEWATER, ESQ.                             MICHAEL F. CYRAN, ESQ.
          BROBECK, PHLEGER & HARRISON LLP                           COOLEY GODWARD LLP
                   1633 BROADWAY                                 380 INTERLOCKEN CRESCENT
             NEW YORK, NEW YORK 10019                           BROOMFIELD, COLORADO 80021
             TELEPHONE: (212) 581-1600                           TELEPHONE: (720) 566-4000
             FACSIMILE: (212) 586-7878                           FACSIMILE: (720) 566-4099

                              -------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At the effective time of the merger of the Registrant with MessageMedia, Inc. ('MessageMedia'), which shall occur as soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all conditions to the closing of such merger.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                              -------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                           [MESSAGEMEDIA LOGO]


                                                              December [ ], 2001

Dear Stockholder:
   I am writing to you today about our proposed merger with DoubleClick Inc. We believe that the merger will enhance stockholder value by resulting in a combined company with the ability to provide a broader range of products and services to a larger customer base.

   In the merger, each outstanding share of MessageMedia common stock will be converted into a fraction of a share of DoubleClick common stock, the numerator of which is 1.0 million and the denominator of which shall be the number of shares outstanding of, and in-the-money options for, MessageMedia common stock, calculated under the treasury method in accordance with generally accepted accounting principles in the United States. If the merger had been completed on November 21, 2001, the date on which MessageMedia entered into the amended and restated merger agreement, as amended, each share of MessageMedia common stock would have been converted into the right to receive 0.01454 of a share of DoubleClick common stock. DoubleClick will issue 1.0 million shares of DoubleClick common stock to MessageMedia stockholders, which would represent less than 1.0% of DoubleClick's outstanding common stock as of November 21, 2001. DoubleClick common stock is traded on The Nasdaq National Market under the trading symbol 'DCLK,' and closed at $[ ] per share on December [ ], 2001. The merger and the amended and restated merger agreement, as amended, are described more fully in this proxy statement/prospectus.


   The board of directors of MessageMedia has called a special meeting of MessageMedia stockholders to be held on January 4, 2002 at 9:00 a.m., local time, at the principal offices of MessageMedia, located at 371 Centennial Parkway, Louisville, Colorado 80027, for the purpose of considering the transaction. At the special stockholders' meeting, you will be asked to consider and vote upon a proposal to adopt the amended and restated merger agreement, as amended.


   Adoption of the proposal requires the affirmative vote, in person or by proxy, of a majority of the outstanding shares of MessageMedia's common stock. To adopt the amended and restated merger agreement, as amended, you MUST vote 'FOR' the proposal by following the instructions stated on the enclosed proxy card. If you do not vote at all, your non-vote will, in effect, count as a vote against the amended and restated merger agreement, as amended, and the merger.


   The close of business on November 5, 2001 is the record date for the determination of the stockholders entitled to notice of and to vote at the special stockholders' meeting, or any adjournment or postponement of that meeting. Accordingly, only stockholders of record on that date are entitled to notice of, and to vote at, the special stockholders' meeting and any adjournments or postponements of that meeting.

   All stockholders are invited to attend the special stockholders' meeting in person. Whether or not you plan to attend, in order that your shares may be represented at the special stockholders' meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed envelope as soon as possible. If you attend the special stockholders' meeting in person, you may, if you wish, vote personally on all matters brought before the special stockholders' meeting even if you have previously returned your proxy card.

   This proxy statement/prospectus provides detailed information about DoubleClick, MessageMedia and the merger. Please give all of this information your careful attention. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED 'RISK FACTORS' BEGINNING ON PAGE 15 OF THIS PROXY STATEMENT/PROSPECTUS.

   The board of directors has retained Stephens Inc. as financial advisor. Stephens Inc. has delivered to the board of directors its written opinion dated as of October 10, 2001 to the effect that, subject to assumptions and limitations set forth in its opinion relating to the information that it relied on in issuing the opinion, the consideration to be received in the merger by the disinterested MessageMedia stockholders is fair to those stockholders from a financial point of view.

   The board of directors believes that the merger is in the best interests of MessageMedia and its stockholders and has therefore adopted the amended and restated merger agreement, as amended, and recommends that all stockholders vote 'FOR' adoption of the amended and restated merger agreement, as amended.


                                          Sincerely,

                                          A. LAURENCE JONES

                                          A. LAURENCE JONES
                                          President and Chief Executive Officer

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR THE SECURITIES OF DOUBLECLICK INC. TO BE ISSUED IN THE MERGER, OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   This proxy statement/prospectus is dated December [ ], 2001 and is first being mailed to MessageMedia stockholders on or about December [ ], 2001.

                      REFERENCE TO ADDITIONAL INFORMATION

    This proxy statement/prospectus incorporates important business and financial information about DoubleClick from documents DoubleClick has filed with the Securities and Exchange Commission that are not included in or delivered with this proxy statement/prospectus. If you call or write, DoubleClick will send you copies of these documents, excluding exhibits, without charge. You may contact DoubleClick at:

                              DoubleClick Inc.
                              Investor Relations
                              450 West 33rd Street
                              New York, New York 10001
                              (212) 683-0001

    If you call or write MessageMedia, although it is not incorporating any documents by reference, it will send you copies of the documents that it has filed with the Securities and Exchange Commission, excluding exhibits, without charge. You may contact MessageMedia at:

                              MessageMedia, Inc.
                              Investor Relations
                              371 Centennial Parkway
                              Louisville, Colorado 80027
                              (303) 381-7500

    IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM DOUBLECLICK OR MESSAGEMEDIA, PLEASE DO SO NO LATER THAN DECEMBER 27, 2001, WHICH IS FIVE BUSINESS DAYS PRIOR TO THE DATE OF MESSAGEMEDIA'S SPECIAL STOCKHOLDERS' MEETING.



    In addition, please see 'Where You Can Find More Information' on page 108.

                               [MESSAGEMEDIA LOGO]

                           --------------------------

                    NOTICE OF SPECIAL STOCKHOLDERS' MEETING
                   TO BE HELD AT 9:00 A.M. ON JANUARY 4, 2002

                           --------------------------

To the Stockholders of MessageMedia, Inc.:


    NOTICE IS HEREBY GIVEN that a special meeting of stockholders of MessageMedia will be held at the principal offices of MessageMedia, located at 371 Centennial Parkway, Louisville, Colorado 80027, at 9:00 a.m., local time, on January 4, 2002 for the following purposes:



        1. The Merger Proposal. To consider and vote upon a proposal to adopt the Amended and Restated Agreement and Plan of Merger and Reorganization, as amended, between DoubleClick Inc. and MessageMedia, under which each outstanding share of MessageMedia common stock will be converted into a fraction of a share of DoubleClick common stock, the numerator of which is
    1.0 million and the denominator of which shall be the number of shares outstanding of, and in-the-money options for, MessageMedia common stock, calculated under the treasury method in accordance with accounting principles generally accepted in the United States, and MessageMedia will merge with and into DoubleClick. If the merger had been completed on November 21, 2001, each outstanding share of MessageMedia common stock would have been converted into 0.01454 of a share of DoubleClick common stock.



        2. Authority to Adjourn. To grant the board of directors of MessageMedia discretionary authority to adjourn the special stockholders' meeting to solicit additional votes for adoption of the amended and restated merger agreement, as amended.


        3. Other Business. To transact such other business as may properly come before the special stockholders' meeting or any adjournment or postponement of such meeting.


    Only stockholders of record at the close of business on November 5, 2001 are entitled to receive notice of and to vote at the special stockholders' meeting or any adjournment or postponement of such meeting. The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the special stockholders' meeting is required to adopt the amended and restated merger agreement, as amended. A list of stockholders as of the record date will be open for examination during the ten day period prior to the special stockholders' meeting at MessageMedia's principal offices located at the address set forth above.



    THE BOARD OF DIRECTORS OF MESSAGEMEDIA RECOMMENDS THAT YOU VOTE 'FOR' ADOPTION OF THE AMENDED AND RESTATED MERGER AGREEMENT, AS AMENDED.


    Your vote is important regardless of the number of shares you own. To ensure that your shares are represented at the special stockholders' meeting, we urge you to complete, date and sign the enclosed proxy card and mail it promptly in the postage-paid envelope provided whether or not you plan to attend the special stockholders' meeting in person. You may revoke your proxy in the manner described in this proxy statement/prospectus at any time before it has been voted at the special stockholders' meeting. You may vote in person at the special stockholders' meeting even if you have returned a proxy.

                                          By Order of the Board of Directors,

                                          WILLIAM E. BUCHHOLZ

                                          WILLIAM E. BUCHHOLZ
                                          Senior Vice President,
                                          Finance and Administration,
                                          Chief Financial Officer and Secretary

Louisville, Colorado
December [  ], 2001

                     TABLE OF CONTENTS


                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    iii
SUMMARY OF THE PROXY STATEMENT/PROSPECTUS...................      1
RISK FACTORS................................................     15
    Risks Related to the Merger.............................     15
    Risks Related to DoubleClick............................     19
    Risks Related to MessageMedia...........................     32
FORWARD-LOOKING STATEMENTS IN THIS PROXY
  STATEMENT/PROSPECTUS......................................     39
THE SPECIAL STOCKHOLDERS' MEETING...........................     40
    General.................................................     40
    Date, Time and Place....................................     40
    Matters to be Considered at the Special Stockholders'
     Meeting................................................     40
    Record Date.............................................     40
    Voting of Proxies.......................................     40
    Vote Required...........................................     41
    Quorum; Abstentions and Broker Non-Votes................     41
    Solicitation of Proxies and Expenses....................     41
THE MERGER..................................................     42
    Background of the Merger................................     42
    DoubleClick's Reasons for the Merger....................     48
    MessageMedia's Reasons for the Merger; Recommendation of
     MessageMedia's Board of Directors in Favor of the
     Merger.................................................     49
    Opinion of MessageMedia's Financial Advisor.............     51
    Interests of MessageMedia's Directors and Officers in
     the Merger.............................................     54
    Regulatory Matters......................................     55
    Federal Income Tax Considerations.......................     55
    Accounting Treatment....................................     57
    No Dissenters' Rights...................................     58
    Delisting and Deregistration of MessageMedia's Common
     Stock Following the Merger.............................     58
    Restrictions on Sale of Shares by Affiliates............     58
    Operations Following the Merger.........................     58
THE AMENDED AND RESTATED MERGER AGREEMENT AND RELATED
  AGREEMENTS................................................     59
    The Merger..............................................     59
    Effective Time..........................................     59
    Directors and Officers of the Combined Company After the
     Merger.................................................     59
    Conversion of MessageMedia Shares in the Merger.........     59
    No Fractional Shares....................................     59
    MessageMedia Stock Options and Warrants.................     60
    Employee Stock Purchase Plan............................     60
    The Exchange Agent......................................     60
    Exchange of MessageMedia Stock Certificates for
     DoubleClick Stock Certificates.........................     60
    Distributions with Respect to Unexchanged Shares........     60
    Representations and Warranties..........................     61
    MessageMedia's Conduct of Business Before Completion of
     the Merger.............................................     62
    No Solicitation of Transactions.........................     63
    Director and Officer Indemnification and Insurance......     65
    Benefit Plans and Arrangements..........................     66
    Conditions to the Merger................................     66
    Termination of the Amended and Restated Merger
     Agreement..............................................     67
    Payment of Fees and Expenses............................     69
    Extension, Waiver, Release and Amendment of the Amended
     and Restated Merger Agreement..........................     70
    Related Agreements......................................     70

                                                              PAGE
                                                              ----
UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS..........     72
COMPARATIVE PER SHARE MARKET PRICE DATA.....................     81
    Market Price Information................................     81
    Recent Closing Prices...................................     82
    Dividend Policy.........................................     82
BUSINESS OF MESSAGEMEDIA....................................     83
    Overview................................................     83
    Industry Background.....................................     84
    MessageMedia's Key Capabilities.........................     85
    MessageMedia's Services and Software Offerings..........     86
    Competition.............................................     87
    Sales...................................................     88
    Research, Development and Engineering...................     88
    Intellectual Property...................................     88
    International Operations................................     89
    Government Regulation...................................     89
    Employees...............................................     89
    Properties..............................................     89
    Legal Proceedings.......................................     90
SECURITY OWNERSHIP OF MESSAGEMEDIA MANAGEMENT AND CERTAIN
  BENEFICIAL OWNERS.........................................     91
SELECTED FINANCIAL DATA OF MESSAGEMEDIA.....................     95
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF MESSAGEMEDIA.................     96
    Overview................................................     96
    Results of Operations...................................     97
    Selected Unaudited Quarterly Financial Data.............    103
    Liquidity and Capital Resources.........................    103
    Quantitative and Qualitative Disclosure about Market
     Risk...................................................    104
COMPARISON OF STOCKHOLDERS' RIGHTS..........................    106
    Number of Directors; Election and Removal of
     Directors..............................................    106
    Meeting of the Board of Directors.......................    106
    Annual Meeting of Stockholders; Special Meeting of
     Stockholders...........................................    106
    Stockholder Proposals...................................    106
    Amendment of Bylaws.....................................    107
EXPERTS.....................................................    107
LEGAL MATTERS...............................................    108
WHERE YOU CAN FIND MORE INFORMATION.........................    108
STOCKHOLDER PROPOSALS.......................................    109
INCORPORATION OF DOCUMENTS BY REFERENCE.....................    109
INDEX TO FINANCIAL STATEMENTS OF
  MESSAGEMEDIA, INC.........................................    F-1

LIST OF APPENDICES
A -- Amended and Restated Agreement and Plan of Merger and
  Reorganization............................................    A-1
A-1 -- Amendment to Amended and Restated Agreement and Plan
  of Merger and Reorganization..............................  A-1-1
B -- Form of Amended and Restated Stockholder Agreement.....    B-1
C -- Opinion of Stephens Inc., Financial Advisor to
  MessageMedia, Inc.........................................    C-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT WILL MESSAGEMEDIA STOCKHOLDERS RECEIVE IN THE MERGER?


A: If the merger is completed, MessageMedia stockholders will receive, for each share of MessageMedia common stock they own, a fraction of a share of DoubleClick common stock, the numerator of which is 1.0 million and the denominator of which shall be the number of shares outstanding of, and in-the-money options for, MessageMedia common stock, calculated under the treasury method in accordance with generally accepted accounting principles in the United States. If the merger had been completed on November 21, 2001, each share of MessageMedia common stock would have been converted into the right to receive
0.01454 of a share of DoubleClick common stock.


Q: WHEN DO YOU EXPECT TO COMPLETE THE MERGER?


A: We are working to complete the merger as quickly as possible. Because the merger is subject to satisfaction of a number of conditions, we cannot predict the exact timing. We anticipate completing the merger prior to January 9, 2002.


Q: HOW DO I VOTE?

A: After you have carefully read this proxy statement/prospectus, mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special stockholders' meeting. You may also attend the meeting in person instead of submitting a proxy. If your shares are held in 'street name' by your broker, your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q: SHOULD MESSAGEMEDIA STOCKHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A: No. After we complete the merger, DoubleClick will send instructions to MessageMedia stockholders explaining how to exchange their MessageMedia stock certificates for DoubleClick stock certificates.

Q: CAN I CHANGE MY VOTE AFTER MAILING MY PROXY?

A: Yes. You may change your vote by delivering a signed notice of revocation or a later-dated, signed proxy card to the corporate secretary of MessageMedia before the special stockholders' meeting, or by attending the special stockholders' meeting and voting in person.

Q: WHOM CAN I CALL WITH QUESTIONS?

A: If you are a MessageMedia stockholder with questions about the merger, please call MessageMedia Investor Relations at (303) 381-7500.

                   SUMMARY OF THE PROXY STATEMENT/PROSPECTUS


    The following summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus, including the appendices and the other documents we refer to for a more complete understanding of the merger. In addition, we incorporate by reference important business and financial information about DoubleClick into this proxy statement/prospectus. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled 'Where You Can Find More Information' on page 108.


THE COMPANIES

DOUBLECLICK INC.
450 West 33rd Street
New York, New York 10001
(212) 683-0001

    DoubleClick is a leading provider of products and services that enable publishers, advertisers, direct marketers and merchants to market to consumers in the digital world. DoubleClick offers a broad range of media, technology, data and research products and services to its customers to allow them to address all facets of the digital marketing process, from pre-campaign to execution, measurement and campaign refinements. Combining media, data and technological expertise, DoubleClick's products and services help its customers optimize their advertising and marketing campaigns on the Internet and through other media.

    DoubleClick's patented DART (Dynamic, Advertising, Reporting and Targeting) technology is the platform for many of DoubleClick's solutions. The DART technology is a sophisticated targeting and reporting tool, relied upon by DoubleClick's customers to measure campaign performance and provide dynamic ad space inventory management.

    DoubleClick derives its revenues from three business units: Technology (or TechSolutions), Media and Data based on the types of services provided. DoubleClick TechSolutions consists of the DART-based service bureau offering, the AdServer family of software products and a suite of email technology services. DoubleClick Media consists of the worldwide DoubleClick networks, which provide fully outsourced and effective ad sales and related services to a worldwide group of advertisers and publishers. DoubleClick Data includes its Abacus division that utilizes the information contributed to a proprietary database by Abacus Alliance members to make both online and offline direct marketing more effective for Abacus Alliance members and other clients. DoubleClick Data also includes Diameter, DoubleClick's research division, an online research business that offers a complete suite of research tools, providing media intelligence, audience measurement and advertising effectiveness products.

    The following is a brief description of DoubleClick's three business units:

     DoubleClick TechSolutions. DoubleClick TechSolutions offers publishers, advertisers and merchants worldwide the industry's leading technology and service bureau solutions for their digital marketing needs. DoubleClick's solutions enable Web sites to generate advertising revenue with a choice of an application service provider solution, the DART for Publishers Service, or a licensed software solution, the DoubleClick AdServer software. The DART for Publishers Service provides seamless ad delivery and inventory management services for Web sites, and allows Web publishers to offer their advertisers sophisticated targeting and reporting capabilities. DoubleClick also offers advertisers and their agencies an application service provider solution, the DART for Advertisers Service. Using the DART technology, the DART for Advertisers Service enables advertisers and their agencies to increase their return on investment and to streamline the ad serving process. Through DoubleClick's

     Dartmail Service, DoubleClick offers email publishers and merchants an application service provider solution for their email marketing needs.


     DoubleClick Media. DoubleClick Media offers to advertisers worldwide a broad range of media purchasing opportunities to satisfy a variety of marketing objectives. DoubleClick enables publishers to outsource ad sales for their Web sites worldwide to DoubleClick's ad sales force, and to leverage the revenue generating potential of their media by joining one of DoubleClick's Web site networks. The DoubleClick networks established the standard for the network model of advertising on the Internet. The DoubleClick network is a collection of highly-trafficked and branded sites on the Web. Advertisers and direct marketers buy advertising through these media marketing vehicles for sales, brand building and lead generation. DoubleClick Media uses the DART and DARTmail technologies to deliver, target and report on DoubleClick's customers' campaigns. After DoubleClick's pending transaction with AdLINK is completed, DoubleClick Media will no longer offer media sales services in Europe. Consummation of the transaction with AdLINK is subject to various closing conditions, including approval by AdLINK's stockholders, and DoubleClick cannot assure you that the transaction will be consummated.


     DoubleClick Data. DoubleClick Data is comprised of two components:

      -- Abacus. Abacus is a leading provider of information products to direct marketers, both online and offline. Abacus applies advanced statistical modeling techniques to the Abacus Alliance database of consumer purchasing behavior to help Abacus Alliance members acquire and retain customers. Based on this data modeling, Abacus identifies those consumers most likely to purchase a particular product or service, and enables its Abacus Alliance members to reach identified consumers by direct mail and email. Abacus performs similar statistical modeling services for its e-commerce merchant members. In addition, by combining an expertise in database analysis with DoubleClick's DART technology, Abacus enables e-commerce merchants and Web publishers to use DoubleClick's online preference marketing technology to deliver Web advertising targeted to anonymous Internet users.

      -- DoubleClick Diameter. DoubleClick Diameter offers to advertisers, agencies and Web publishers sophisticated research about the online market and advanced campaign measurement tools and planning systems. DoubleClick's targeting planning systems provide advertisers with market research to identify the Web sites visited by their target audience, and allow Web publishers to better define their audience. DoubleClick advertising effectiveness studies can help DoubleClick's clients to evaluate the performance and effectiveness of their online marketing efforts, through the use of branding-based measures. As a result of the acquisition of @plan.inc in February 2001, DoubleClick significantly expanded its reserch capabilities.

MESSAGEMEDIA, INC.
371 Centennial Parkway
Louisville, Colorado 80027
(303) 440-7550

    MessageMedia is a leader in permission-based email marketing and messaging solutions. MessageMedia uses advanced technology, tools and applications to help its customers fully utilize the Internet to increase sales, improve customer communications and develop long-term customer loyalty and customer dialogue.

    MessageMedia's outsourced services provide customers with:

     a comprehensive set of e-messaging solutions for businesses that seek to increase sales, improve customer communications and develop long-term customer loyalty;

     permission-based e-messaging to create an immediate two-way dialogue with customers;

     tools to track, review and refine e-messaging campaigns by leveraging MessageMedia's expertise and proprietary technology;

     rapidly deployable, cost-effective outsourced solutions which eliminate the need to invest in the technology, hardware and human resources necessary to implement and manage a comprehensive set of e-messaging and e-intelligence solutions; and the ability to manage large volumes of simple or complex customer communications and easily integrate more advanced e-messaging and e-survey and database applications.

    MessageMedia's software solutions provide customers with:

     a complete solution for email marketing and communications that integrates with relational databases such as Oracle or SQL Server;

     functions such as targeted email, including both filtering and data segmentation, personalized email, dynamic content editing and trackable URLs and campaign sequencing; and

     all standard email list server functions such as reliable high throughput email delivery, bounce management, discussion lists, announcement lists and easy unsubscribes.


THE MERGER (SEE PAGE 42)



    DoubleClick and MessageMedia have entered into an amended and restated merger agreement, which was subsequently amended on November 21, 2001, that provides for the merger of MessageMedia with and into DoubleClick. We urge you to read the amended and restated merger agreement, which is included as Appendix A, and the amendment to the amended and restated merger agreement, which is included as Appendix A-1, carefully and in their entirety. Throughout this proxy statement/prospectus, except where the context otherwise requires, we refer to the amended and restated merger agreement, as amended by the amendment, as the amended and restated merger agreement.



RECOMMENDATION OF MESSAGEMEDIA'S BOARD OF DIRECTORS IN FAVOR OF THE MERGER (SEE PAGE 49)


    The board of directors of MessageMedia has adopted the amended and restated merger agreement and determined that the terms and conditions of the merger are fair to, and in the best interests of, MessageMedia and its stockholders. MessageMedia's board of directors recommends that MessageMedia stockholders vote 'FOR' adoption of the amended and restated merger agreement. One member of the MessageMedia board of directors was not present at the October 10, 2001 board of directors meeting at which the merger and the amended and restated merger agreement were approved by the board of directors. This director has no intention of opposing the merger.


OPINION OF MESSAGEMEDIA'S FINANCIAL ADVISOR (SEE PAGE 51)


    In deciding to adopt the amended and restated merger agreement, the MessageMedia board of directors considered the opinion of its financial advisor, Stephens Inc.

    On October 10, 2001, Stephens delivered its oral opinion to the board of directors of MessageMedia, which was subsequently confirmed in writing on October 10, 2001, that, as of October 10, 2001, the consideration to be received by the disinterested MessageMedia stockholders in the merger was fair to these stockholders from a financial point of view. The full text of the written opinion of Stephens is attached to this proxy statement/prospectus as Appendix C. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken.


VOTE REQUIRED (SEE PAGE 41)



    The affirmative vote of holders of a majority of the outstanding shares of MessageMedia common stock is required to adopt the amended and restated merger agreement. MessageMedia stockholders are entitled to cast one vote per share of MessageMedia common stock owned at the close of business on November 5, 2001. As of November 5, 2001, directors and executive officers of MessageMedia and their affiliates beneficially owned an aggregate of 25,662,381 shares of MessageMedia common stock, not including any shares issuable upon the exercise of options or warrants, or approximately 37.3% of the shares of MessageMedia common stock outstanding on such date. Pursuant to amended and restated stockholder agreements in the form attached to this proxy statement/prospectus as Appendix B, MessageMedia stockholders have agreed to vote approximately 37.3% of MessageMedia's common stock outstanding as of November 5, 2001 for adoption of the amended and restated merger agreement. As of November 5, 2001, directors and executive officers of DoubleClick did not own any shares of MessageMedia common stock.



THE SPECIAL STOCKHOLDERS' MEETING (SEE PAGE 40)



    MessageMedia's special stockholders' meeting will be held at the principal offices of MessageMedia, located at 371 Centennial Parkway, Louisville, Colorado 80027, at 9:00 a.m., local time, on January 4, 2001.



INTERESTS OF MESSAGEMEDIA'S DIRECTORS AND OFFICERS IN THE MERGER (SEE PAGE 54)


    When considering the recommendation of the MessageMedia board of directors, you should be aware that some directors and officers of MessageMedia have interests in the merger that are different from, or in addition to, yours. These interests are discussed further in 'The Merger -- Interests of MessageMedia's Directors and Officers in the Merger.'


FEDERAL INCOME TAX CONSIDERATIONS (SEE PAGE 55)


    The merger has been structured with the intent that it qualify as a tax-deferred 'reorganization' for United States federal income tax purposes. Qualification of the merger as a reorganization will mean that the MessageMedia stockholders will not recognize gain or loss for United States federal income tax purposes upon the exchange of shares of MessageMedia common stock for DoubleClick common stock in the merger. In the event that a MessageMedia stockholder receives cash instead of fractional shares, the MessageMedia stockholder will recognize gain or loss determined as though the stockholder received the fractional share of DoubleClick common stock and sold it for the cash received.

    As explained more fully below under 'The Merger -- Federal Income Tax Considerations,' the satisfaction of MessageMedia debt instruments for cash in connection with the merger may be treated for federal income tax purposes as the provision by DoubleClick of consideration other than DoubleClick stock in the merger. For federal income tax purposes, the value of the DoubleClick common stock to be issued in the merger will be its value on the closing date of the merger. The merger may not qualify as a reorganization if the value of the DoubleClick common stock issued in the merger is considered to be less than 45% of the total value of all consideration provided by DoubleClick in the merger. Because the value of DoubleClick's common stock fluctuates on a daily basis, it is not possible to predict with certainty whether this condition will be satisfied until the time of the merger. MessageMedia intends to complete the merger even if it does not qualify as a reorganization. If the merger fails to qualify as a reorganization, the merger will be a taxable transaction and the consequences to MessageMedia stockholders will be as described below under 'The Merger -- Federal Income Tax Considerations -- Federal Income Tax Consequences If The Merger Does Not Qualify As A Reorganization.'


RESTRICTIONS ON SALE OF SHARES BY AFFILIATES (SEE PAGE 58)


    All shares of DoubleClick common stock that MessageMedia stockholders receive in connection with the merger will be freely transferable unless the holder is considered an 'affiliate' of either DoubleClick or MessageMedia for purposes of the Securities Act of 1933, as amended. Shares of DoubleClick common stock held by these affiliates may be sold only under a registration statement or an exemption from registration under the Securities Act.

CONDITIONS TO THE MERGER (SEE PAGE 66)


    The respective obligations of the parties to complete the merger are subject to the prior satisfaction or waiver of conditions specified in the amended and restated merger agreement. If either DoubleClick or MessageMedia waives any conditions, we will consider the facts and circumstances at that time and determine whether completion of the merger requires a resolicitation of proxies from MessageMedia stockholders.


TERMINATION OF THE AMENDED AND RESTATED MERGER AGREEMENT (SEE PAGE 67)


    The amended and restated merger agreement may be terminated under circumstances that are described in 'The Amended and Restated Merger Agreement and Related Agreements -- Termination of the Amended and Restated Merger Agreement.'


TERMINATION FEE (SEE PAGE 69)


    MessageMedia has agreed to pay DoubleClick a fee of $1.0 million in cash if the amended and restated merger agreement terminates under circumstances that are described under 'The Amended and Restated Merger Agreement and Related Agreements -- Payment of Fees and Expenses.'


RESTRICTIONS ON ALTERNATE TRANSACTIONS (SEE PAGE 63)


    The amended and restated merger agreement prohibits MessageMedia from entering into any transaction alternative to the merger, as discussed in 'The Amended and Restated Merger Agreement and Related Agreements -- No Solicitation of Transactions.'


REGULATORY MATTERS (SEE PAGE 55)


    Currently, neither DoubleClick nor MessageMedia is required to file any information with the Federal Trade Commission or the Antitrust Division of the Department of Justice under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with the merger and the transactions contemplated by the amended and restated merger agreement.

    DoubleClick and MessageMedia are not aware of any other governmental approvals or actions that are required to complete the merger other than compliance with applicable corporate law of Delaware.


ACCOUNTING TREATMENT (SEE PAGE 57)


    DoubleClick will account for the merger under the purchase method of accounting, which means that DoubleClick will allocate the purchase price to the fair value of net tangible and identifiable intangible assets acquired, and any excess of the cost over that amount will be recorded as goodwill and periodically evaluated for impairment, in accordance with generally accepted accounting principles.


NO DISSENTERS' RIGHTS (SEE PAGE 58)


    Under Delaware law, stockholders of MessageMedia are not entitled to dissenters' rights in the merger.

TRADEMARKS

    This document contains trademarks of DoubleClick and MessageMedia and may contain trademarks of others.

               UNAUDITED PRO FORMA SUMMARY FINANCIAL INFORMATION

    The following unaudited pro forma summary financial information of DoubleClick has been prepared to illustrate the estimated effects of:


     the assumed acquisition by DoubleClick of all the outstanding shares of MesssageMedia in exchange for approximately 1.0 million shares of DoubleClick common stock, the loan of $1.5 million to satisfy MessageMedia's ongoing operating requirements and the assumption by DoubleClick of MessageMedia options and warrants which, under the merger, convert into options and warrants to acquire approximately 120,000 shares of DoubleClick common stock;



     the assumed sale by DoubleClick of its European Media operations to AdLINK Internet Media AG, or AdLINK, and the acquisition by DoubleClick of 15% of the outstanding common shares of AdLINK;



     the April 23, 2001 acquisition by DoubleClick of all the outstanding shares of FloNetwork Inc., or FloNetwork, in exchange for approximately $17.1 million in cash, approximately 2,800,000 shares of DoubleClick common stock and the assumption by DoubleClick of FloNetwork options and warrants which, under the merger of those two companies, converted into options and warrants to acquire approximately 430,000 shares of DoubleClick common stock; and


     the February 2, 2001 acquisition by DoubleClick of all the outstanding shares of @plan.inc in exchange for approximately $39.1 million in cash, approximately 3,200,000 shares of DoubleClick common stock and the assumption by DoubleClick of @plan options and warrants which, under the merger of those two companies, converted into options and warrants to acquire approximately 1,200,000 shares of DoubleClick common stock.

    Pro forma amounts have been derived by applying pro forma adjustments to the historical consolidated financial information of DoubleClick, MessageMedia, FloNetwork and @plan.

RECENT ACCOUNTING PRONOUNCEMENTS

    In July 2001, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 141 'Business Combinations' and SFAS No. 142 'Goodwill and Other Intangible Assets.' SFAS
No. 141 establishes new standards for accounting and reporting requirements for business combinations and will require that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method will be prohibited. SFAS No. 142 establishes new standards for goodwill acquired in a business combination, eliminates the amortization of goodwill and sets forth methods to periodically evaluate goodwill for impairment. Intangible assets with a determinable useful life will continue to be amortized over that life. SFAS 141 and SFAS 142 are effective for business combinations completed after June 30, 2001. DoubleClick will adopt these statements on January 1, 2002; however, as noted above, there are provisions of these new standards that also apply to acquisitions completed after June 30, 2001.



THE ACQUISITION OF MESSAGEMEDIA


    On June 1, 2001, DoubleClick announced the signing of an agreement, which was amended and restated on October 10, 2001, and further amended on November 21, 2001, to acquire all the outstanding shares, options and warrants of MessageMedia in a transaction that will be accounted for as a purchase. The value of the approximately 1.0 million shares of DoubleClick common stock that are expected to be issued to MessageMedia stockholders has been determined based on the average market price of DoubleClick common stock, as quoted on the Nasdaq National Market, for the day immediately prior to, the day of, and the day immediately after the announcement of the amended and restated merger agreement. The MessageMedia options and warrants that will be assumed by DoubleClick as the result of this merger will convert into options and warrants to acquire approximately 120,000 shares of DoubleClick common stock and have been valued using the Black-Scholes option pricing model with the following weighted-average assumptions:

Expected dividend yield.....................................  0.0%
Risk-free interest rate.....................................  3.7%
Expected life (in years)....................................  3.8
Volatility..................................................  100%


    In connection with the acquisition, DoubleClick also agreed to place $1.5 million in escrow to satisfy MessageMedia's ongoing operating requirements. $1.0 million of this amount was loaned to MessageMedia on October 29, 2001 and the remaining $0.5 million was loaned to MessageMedia on November 12, 2001. As this loan is expected to be forgiven upon the closing of the merger, $1.5 million has been included as a component of the estimated purchase price for purposes of the pro forma financial information.



    The estimated purchase price of $10.3 million also includes the effect of approximately $1.0 million in direct acquisition costs that have been incurred to date. The final cost of the acquisition will be a different amount.



    A portion of the estimated purchase price has been preliminarily allocated to MessageMedia's recorded net assets based on their book values as of September 30, 2001. DoubleClick believes that the book bases of these net assets do not differ materially from their estimated fair values. The excess of the estimated purchase price over the book value of net assets acquired has been preliminarily allocated to goodwill. Pursuant to SFAS 142, this goodwill will never be subject to amortization, but will instead be evaluated for impairment on an annual basis or more frequently if indicators of impairment arise. The ultimate allocation of the purchase price will depend on the results of fair value appraisals conducted at or near the closing of the transaction. DoubleClick believes that, as a result of these fair value appraisals, portions of the excess of the purchase price over the fair value of net assets acquired may be allocated to intangible assets, including customer lists. Accordingly, to the extent that a portion of the excess of the purchase price over the fair value of net tangible assets acquired is assigned to intangible assets subject to amortization under SFAS 141 and SFAS 142, operating results may differ materially from those presented in the pro forma statements.


    As discussed above, DoubleClick has agreed to purchase all of the outstanding shares, options and warrants of MessageMedia in exchange for approximately 1,000,000 shares of DoubleClick common stock. Any changes in the per share exchange ratio will only impact the number of DoubleClick shares that an individual MessageMedia stockholder will receive. It will not have a material impact on the total number of DoubleClick shares of common stock that will be issued in this transaction. As such, any changes in the per share exchange ratio will not materially impact the total consideration paid by DoubleClick and will not have a material impact on the pro forma financial information.


    The unaudited pro forma summary statements of operations for the year ended December 31, 2000 and the nine month period ended September 30, 2001 have been prepared as if the MessageMedia acquisition had occurred on January 1, 2000. The unaudited pro forma summary balance sheet as of September 30, 2001 has been prepared as if the acquisition occurred on September 30, 2001.



RECENT EVENT--AGREEMENT TO SELL DOUBLECLICK'S EUROPEAN MEDIA BUSINESS



    On November 13, 2001, DoubleClick announced the signing of an agreement to sell its European Media operations to AdLINK, a German provider of Internet advertising solutions. Concurrent with the sale, United Internet AG, or United Internet, AdLINK's largest shareholder, has the right to sell to DoubleClick 15% of the outstanding common shares of AdLINK and grant DoubleClick an option to acquire up to an additional 21% of the outstanding common shares of AdLINK. This option, which entitles DoubleClick to acquire these shares at no additional cost, is exercisable over a two-year period and only upon the achievement by AdLINK of certain defined performance objectives. Following the consummation of the transactions described above,

DoubleClick will have sold its European Media operations, and received a 15% common share interest in AdLINK and an option to acquire an additional 21%. The value of the 15% of the outstanding common stock of AdLINK, approximately 3.9 million shares, assumed to be purchased from United Internet has been determined based on these shares' average market prices, as quoted on the Neuer Markt, for the day before, the day of, and the day immediately after the announcement of the agreement. The estimated value of this interest in AdLINK is approximately $8.3 million. Consummation of the transaction with AdLINK is subject to various closing conditions, including approval by AdLINK's stockholders, and DoubleClick cannot assure you that the transaction will be consummated.



    The unaudited pro forma statements of operations for the year ended December 31, 2000 and the nine month period ended September 30, 2001 have been prepared as if this sale and acquisition had occurred on January 1, 2000. The unaudited pro forma condensed balance sheet as of September 30, 2001 has been prepared as if these transactions occurred on September 30, 2001. The pro forma adjustments are described in the accompanying notes.


THE ACQUISITION OF FLONETWORK

    On April 23, 2001, DoubleClick completed its acquisition of FloNetwork, a privately-held Canadian provider of email marketing technology services. The purchase price of FloNetwork has been calculated based on the average market price of DoubleClick common stock, as quoted on The Nasdaq National Market, for the day immediately prior to, the day of and the day immediately after the number of shares and the amount of cash consideration due to FloNetwork shareholders became irrevocably fixed pursuant to the agreement under which FloNetwork was acquired, plus the fair value of options and warrants assumed, which was determined using the Black-Scholes option pricing model.


    Portions of the purchase price have been allocated to acquired technology, customer lists and in-process research and development projects. The amounts allocated to customer lists of approximately $2.2 million and acquired technology of approximately $4.3 million are being amortized on a straight-line basis over 2 and 3 years, respectively. The amounts attributed to in-process research and development projects were charged to operations as they had not reached technological feasibility as of the date of the acquisition and were determined to have no alternative future uses. The remainder of the excess of the purchase price over the fair value of net assets acquired of approximately $45.0 million has been allocated to goodwill and is being amortized on a straight-line basis over three years. In accordance with SFAS 142, DoubleClick will cease to amortize this goodwill when this statement is applied in its entirety in 2002.



    The unaudited pro forma summary statements of operations for the year ended December 31, 2000 and the nine month period ended September 30, 2001 have been prepared as if the FloNetwork acquisition had occurred on January 1, 2000. No pro forma balance sheet information has been provided as FloNetwork's net assets are reflected in the financial position of DoubleClick as of September 30, 2001. The pro forma adjustments are described in the notes appearing elsewhere in this proxy statement/prospectus.


ACQUISITION OF @PLAN


    On February 2, 2001, DoubleClick completed its acquisition of @plan, a leading provider of online target market research planning systems. The purchase price of @plan has been determined based on the average market price of DoubleClick common stock, as quoted on The Nasdaq National Market, for the day immediately prior to and the day of the final determination of the number of shares and the cash consideration due @plan shareholders pursuant to the merger agreement, plus the fair value of options assumed, which was calculated using the Black-Scholes option pricing model. The excess of the purchase price over the fair value of the net assets acquired of approximately $79.1 million has been allocated to goodwill and is being amortized over three years. In accordance with SFAS 142, DoubleClick will cease to amortize this goodwill when this statement is applied in its entirety in 2002.

    The unaudited pro forma summary statements of operations for the year ended December 31, 2000 and the nine month period ended September 30, 2001 have been prepared as if the @plan acquisition occurred on January 1, 2000. No pro forma balance sheet information has been provided as @plan's net assets are reflected in the financial position of DoubleClick as of September 30, 2001. The pro forma adjustments are described in the notes appearing elsewhere in this proxy statement/prospectus.


RECLASSIFICATIONS

    Some assets and liabilities in the consolidated balance sheets of MessageMedia have been reclassified to conform to the line item presentation in the pro forma summary balance sheet. Some costs and other deductions in the consolidated statements of operations of MessageMedia, FloNetwork and @plan have been reclassified to conform to the line item presentation in the pro forma summary statements of operations.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

    The unaudited pro forma financial information should not be considered indicative of the actual results that would have been achieved had the acquisitions described above been consummated on the dates indicated and does not purport to indicate balance sheet data or results of operations as of any future date or any future period. The unaudited pro forma summary financial information should be read in conjunction with the unaudited pro forma condensed financial information, the historical financial statements of DoubleClick and MessageMedia, and the related notes thereto incorporated by reference into and/or included elsewhere in this proxy statement/prospectus.

       UNAUDITED PRO FORMA SUMMARY BALANCE SHEET AS OF SEPTEMBER 30, 2001



                                                                                                      LESS
                                                                          PRO FORMA    PRO FORMA    EUROPEAN
                                            DOUBLECLICK   MESSAGEMEDIA   ADJUSTMENTS    COMBINED     MEDIA     PRO FORMA
                                            -----------   ------------   -----------    --------     -----     ---------
                                                                           (IN THOUSANDS)
Cash and cash equivalents................   $  185,932      $ 4,116        $           $  190,048   $    --    $  190,048
Total assets.............................    1,174,918       25,830         3,808       1,204,556    (6,379)    1,198,177
Total stockholders' equity...............      764,857        7,414         2,920         775,191     3,664       778,855



              UNAUDITED PRO FORMA SUMMARY STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001


                                                         PRO FORMA    PRO FORMA
                   DOUBLECLICK    @PLAN    FLONETWORK   ADJUSTMENTS   COMBINED    MESSAGEMEDIA
                   -----------    -----    ----------   -----------   --------    ------------
                                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
Revenues.........   $ 309,498    $ 1,275    $ 6,920       $           $ 317,693     $ 22,126
Cost of
 revenues........     136,620        788      2,349           478       140,235       14,761
Loss from
 operations......    (213,438)    (1,055)    (3,042)       (8,017)     (225,552)     (42,946)
Net loss before
 extraordinary
 item............   $(205,450)   $  (917)   $(3,260)      $(8,017)    $(217,644)    $(39,709)
Weighted-average
 number of shares
 used in
 calculation of
 basic and
 diluted net loss
 per share before
 extraordinary
 item............     130,869                                           132,457
Basic and diluted
 net loss per
 share before
 extraordinary
 item............   $   (1.57)                                        $   (1.64)

                                               LESS
                    PRO FORMA    PRO FORMA   EUROPEAN
                   ADJUSTMENTS   COMBINED     MEDIA     PRO FORMA
                   -----------   --------     -----     ---------
                    (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
Revenues.........    $           $ 339,819  $(21,896)   $ 317,923
Cost of
 revenues........                  154,996   (11,867)     143,129
Loss from
 operations......     24,100      (244,398)   22,673     (221,725)
Net loss before
 extraordinary
 item............    $24,100     $(233,253)  $23,221    $(210,032)
Weighted-average
 number of shares
 used in
 calculation of
 basic and
 diluted net loss
 per share before
 extraordinary
 item............                  133,457                133,457
Basic and diluted
 net loss per
 share before
 extraordinary
 item............                $   (1.75)             $   (1.57)



              UNAUDITED PRO FORMA SUMMARY STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000


                                                         PRO FORMA    PROFORMA
                   DOUBLECLICK    @PLAN    FLONETWORK   ADJUSTMENTS   COMBINED    MESSAGEMEDIA
                   -----------    -----    ----------   -----------   --------    ------------
                                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
Revenues.........   $ 505,611    $13,514    $ 11,871     $            $ 530,996     $ 33,648
Cost of
 revenues........     246,570     10,572       4,659        1,433       263,234       22,106
Loss from
 operations......    (189,117)    (6,463)    (11,180)     (43,681)     (250,441)     (94,048)
Net loss before
 cumulative
 effect of change
 in accounting
 principle.......   $(155,981)   $(4,582)   $(11,184)    $(43,681)    $(215,428)    $(87,962)
Weighted-average
 number of shares
 used in
 calculation of
 basic and
 diluted net loss
 per share before
 cumulative
 effect of change
 in accounting
 principle.......     121,278                                           127,255
Basic and diluted
 loss per share
 before
 cumulative
 effect of change
 in accounting
 principle.......   $   (1.29)                                        $   (1.69)

                                               LESS
                    PROFORMA     PRO FORMA   EUROPEAN
                   ADJUSTMENTS   COMBINED     MEDIA     PRO FORMA
                   -----------   --------     -----     ---------
                    (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
Revenues.........    $           $ 564,644   $(52,507)  $ 512,137
Cost of
 revenues........                  285,340    (29,140)    256,200
Loss from
 operations......     50,497      (293,992)   103,652    (190,340)
Net loss before
 cumulative
 effect of change
 in accounting
 principle.......    $50,497     $(252,893)  $104,457   $(148,436)
Weighted-average
 number of shares
 used in
 calculation of
 basic and
 diluted net loss
 per share before
 cumulative
 effect of change
 in accounting
 principle.......                  128,255                128,255
Basic and diluted
 loss per share
 before
 cumulative
 effect of change
 in accounting
 principle.......                $   (1.97)             $   (1.16)

           DOUBLECLICK SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA


    The following summary historical consolidated financial information should be read in conjunction with DoubleClick's consolidated financial statements and related notes and DoubleClick's 'Management's Discussion and Analysis of Financial Condition and Results of Operations,' which we incorporate by reference from DoubleClick's annual and quarterly reports in this proxy statement/prospectus. The consolidated statement of operations information for each of the three years ended December 31, 1998, 1999 and 2000, and the consolidated balance sheet data as of December 31, 1999 and 2000, are derived from the consolidated financial statements of DoubleClick which have been audited by PricewaterhouseCoopers LLP, independent accountants and are incorporated by reference in this proxy statement/prospectus. The consolidated statement of operations information for the years ended December 31, 1996 and 1997, and the consolidated balance sheet data as of December 31, 1996, 1997 and 1998, are derived from the consolidated financial statements of DoubleClick which have been audited by PricewaterhouseCoopers LLP and are not incorporated by reference in this proxy statement/prospectus. The summary financial data for the nine-month periods ended September 30, 2000 and 2001, and as of September 30, 2001, have been derived from DoubleClick's unaudited financial statements, are incorporated by reference in this proxy statement/prospectus and, in the opinion of DoubleClick's management, include all adjustments, consisting only of normal recurring adjustments, which are necessary to present fairly the results of operations and financial position of DoubleClick for those periods in accordance with generally accepted accounting principles. Historical results are not necessarily indicative of the results to be expected in the future.



                                                                                                      NINE MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                               ---------------------------------------------------   --------------------
                                                1996      1997       1998       1999       2000        2000       2001
                                                ----      ----       ----       ----       ----        ----       ----
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
   Revenues.................................   $25,985   $67,926   $138,724   $258,294   $ 505,611   $373,312   $ 309,498
   Loss from operations.....................    (1,419)   (3,828)   (14,970)   (58,715)   (189,117)   (91,724)   (213,438)
   Loss before income taxes.................    (1,565)   (3,432)   (10,973)   (47,234)   (155,131)   (50,198)   (206,899)
   Net loss.................................   $(3,954)  $(7,741)  $(18,039)  $(55,821)  $(155,981)   (51,230)   (201,805)
                                               -------   -------   --------   --------   ---------   --------   ---------
                                               -------   -------   --------   --------   ---------   --------   ---------
   Basic and diluted net loss per share.....   $ (0.07)  $ (0.16)  $  (0.21)  $  (0.51)  $   (1.29)  $  (0.43)  $   (1.54)
                                               -------   -------   --------   --------   ---------   --------   ---------
                                               -------   -------   --------   --------   ---------   --------   ---------
   Weighted average shares used in basic net
    loss per share calculation..............    56,516    49,048     86,248    109,756     121,278    120,517     130,869
                                               -------   -------   --------   --------   ---------   --------   ---------
                                               -------   -------   --------   --------   ---------   --------   ---------
   Weighted average shares used in diluted
    net loss per share calculation..........    56,516    49,048     86,248    109,756     121,278    120,517     130,869
                                               -------   -------   --------   --------   ---------   --------   ---------
                                               -------   -------   --------   --------   ---------   --------   ---------



                                                                 DECEMBER 31,
                                             ----------------------------------------------------             SEPTEMBER 30,
                                              1996      1997       1998       1999        2000                     2001
                                              ----      ----       ----       ----        ----                     ----
                                                                             (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Working capital...........................   $ 4,959   $25,861   $184,408   $309,883   $  562,510               $  545,010
Total assets..............................    19,749    53,641    260,361    729,407    1,298,543                1,174,918
Convertible subordinated notes and
 other....................................       711       742      2,067    255,348      265,609                  247,744
Total stockholders' equity................     7,256    31,428    206,771    361,662      817,057                  764,857

                 MESSAGEMEDIA SUMMARY HISTORICAL FINANCIAL DATA


    The following summary historical consolidated financial information should be read in conjunction with MessageMedia's consolidated financial statements and related notes and MessageMedia's 'Management's Discussion and Analysis of Financial Condition and Results of Operations,' appearing elsewhere in this proxy statement/prospectus. The consolidated statement of operations data for each of the three years ended December 31, 1998, 1999 and 2000 and the consolidated balance sheet data as of December 31, 1999 and 2000 are derived from the consolidated financial statements of MessageMedia which have been audited by Ernst & Young LLP, independent auditors, appearing elsewhere in this proxy statement/prospectus. The consolidated statement of operations data for the years ended December 31, 1996 and 1997 and the consolidated balance sheet data as of December 31, 1996, 1997 and 1998 are derived from consolidated financial statements of MessageMedia which have been audited by Ernst & Young LLP and are not included or incorporated by reference in this proxy statement/prospectus. The summary financial data for the nine month periods ended September 30, 2000 and 2001, and as of September 30, 2001, have been derived from MessageMedia's unaudited financial statements, appearing elsewhere in this proxy statement/prospectus and, in the opinion of MessageMedia's management, include all adjustments, consisting only of normal recurring adjustments, which are necessary to present fairly the results of operations and financial position of MessageMedia for those periods in accordance with accounting principles generally accepted in the United States. Historical results are not necessarily indicative of the results to be expected in the future.



                                                                                          NINE MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,                           SEPTEMBER 30,
                        ------------------------------------------------------------   -----------------------
                          1996        1997         1998         1999         2000         2000         2001
                          ----        ----         ----         ----         ----         ----         ----
                                                                                             (UNAUDITED)
                                              (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
 Revenues.............  $     696   $   1,451   $    1,288   $   10,021   $   33,648   $   25,634   $   22,126
                        ---------   ---------   ----------   ----------   ----------   ----------   ----------
 Costs and operating
   expenses:
   Cost of revenues...        266         271           98        4,589       17,325       11,598        9,348
   Marketing and
    sales.............      1,836       5,424        1,935        9,704       21,526       16,386        7,614
   Research,
    development and
    engineering.......      4,653       6,687        4,828        4,936        6,234        4,193        3,409
   General and
    administrative....      4,238       4,378        4,095        7,678       20,083       12,737        8,516
   Severance..........         --          --           --           --           --           --          765
   Restructuring
    expenses..........         --          --          812        1,025        7,009           --        6,240
   Write-off of
    in-process
    technology........         --          --        1,300           --           --           --           --
   Depreciation
    expense...........        524       1,097        1,148        1,358        5,022        3,056        4,913
   Amortization
    expense...........         --          --        1,038       27,565       50,497       38,913       24,267
                        ---------   ---------   ----------   ----------   ----------   ----------   ----------
    Total costs and
      operating
      expenses........     11,517      17,857       15,254       56,855      127,696       86,883       65,072
 Loss from
   operations.........    (10,821)    (16,406)     (13,966)     (46,834)     (94,048)     (61,249)     (42,946)
 Interest income
   (expense)..........        131         459          134          565          977        1,067         (421)
 Foreign currency
   gain/loss..........         --          --           --           --           --           97         (242)
 Other
   income/expense.....         --          --           --           --           --          (84)        (241)
                        ---------   ---------   ----------   ----------   ----------   ----------   ----------
 Net loss before
   minority interest,
   extraordinary item
   and cumulative
   effect of
   accounting
   change.............    (10,690)    (15,947)     (13,832)     (46,269)     (93,071)     (60,169)     (43,850)
 Minority interest....         --          --           --           --        5,109        2,580        4,141
                        ---------   ---------   ----------   ----------   ----------   ----------   ----------
 Net loss before
   extraordinary item
   and cumulative
   effect of change in
   accounting
   principle..........    (10,690)    (15,947)     (13,832)     (46,269)     (87,962)     (57,589)     (39,709)
 Extraordinary gain on
   exchange of debt...         --          --           --           --           --           --        5,161
 Cumulative effect of
   change in
   accounting
   principle..........         --          --           --           --         (192)        (192)          --
                        ---------   ---------   ----------   ----------   ----------   ----------   ----------
 Net loss.............    (10,690)    (15,947)     (13,832)     (46,269)     (88,154)     (57,781)     (34,548)
 Dividends imputed on
   preferred stock....         --      (1,250)      (1,233)          --           --           --           --
                        ---------   ---------   ----------   ----------   ----------   ----------   ----------
 Net loss applicable
   to common shares...  $ (10,690)  $ (17,197)  $  (15,065)  $  (46,269)  $  (88,154)  $  (57,781)  $  (34,548)
                        ---------   ---------   ----------   ----------   ----------   ----------   ----------
                        ---------   ---------   ----------   ----------   ----------   ----------   ----------
 Basic and diluted
   loss per share:
   Loss before
    extraordinary
    items.............  $   (2.33)  $   (1.94)  $    (0.68)  $    (1.00)  $    (1.57)  $    (1.03)  $    (0.60)
   Extraordinary
    item..............         --          --           --           --           --           --         0.08
                        ---------   ---------   ----------   ----------   ----------   ----------   ----------
 Net loss per share,
   basic and
   diluted............  $   (2.33)  $   (1.94)  $    (0.68)  $    (1.00)  $    (1.57)  $    (1.03)  $    (0.52)
                        ---------   ---------   ----------   ----------   ----------   ----------   ----------
                        ---------   ---------   ----------   ----------   ----------   ----------   ----------
 Shares used in per
   share computation,
   basic and
   diluted............  4,588,262   8,842,367   22,304,902   46,367,195   56,080,224   55,962,002   66,290,285
                        ---------   ---------   ----------   ----------   ----------   ----------   ----------
                        ---------   ---------   ----------   ----------   ----------   ----------   ----------



                                                               DECEMBER 31,
                                       ------------------------------------------------------------                SEPTEMBER 30,
                                         1996        1997         1998         1999         2000                        2001
                                         ----        ----         ----         ----         ----                        ----
                                                                                                                    (UNAUDITED)
                                                                             (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
 Cash, cash equivalents and short
   term investments..................  $  17,128   $   6,331   $    4,659   $   37,920   $   11,273                  $    4,116
 Restricted cash.....................         --          --           --           --        4,549                       2,116
 Furniture, equipment, software and
   information technology, net.......      2,024       1,879        1,476        4,728       15,050                       9,165
 Goodwill, net.......................         --          --       23,895       75,162       24,100                          --
 Total Assets........................     19,693       9,048       31,221      123,191       66,255                      25,830
 Current Liabilities.................      3,236       4,770        2,671        5,765       28,372                      12,447
 Notes and amounts payable non
   current...........................      1,913         163           54           36        2,123                       5,992
 Stockholders' equity (net capital
   deficiency).......................     14,944        (572)      28,484      117,390       33,614                       7,414

                           COMPARATIVE PER SHARE DATA


    The following tables reflect:


     the historical net loss from continuing operations and book value per share of DoubleClick common stock;


     the historical net loss and book value per share of MessageMedia common stock;


     the unaudited pro forma net loss from continuing operations per DoubleClick share and the unaudited pro forma net loss from continuing operations per equivalent MessageMedia share after giving effect to the acquisitions of @plan and FloNetwork; and



     the unaudited pro forma net loss from continuing operations and book value per DoubleClick share and the unaudited pro forma net loss from continuing operations and book value per equivalent MessageMedia share after giving effect to the proposed merger and the acquisitions of @plan and FloNetwork.



     the unaudited pro forma net loss from continuing operations and book value per DoubleClick share and the unaudited pro forma net loss from continuing operations and book value per equivalent MessageMedia share after giving effect to the proposed merger, the acquisitions of @plan and FloNetwork and the proposed sale of DoubleClick's European media operations.



Equivalent MessageMedia per share amounts correspond to the 0.01454 of a share of DoubleClick common stock that would have been received for each share of MessageMedia common stock in the merger if the merger had been completed on November 21, 2001.


    The information in the following tables should be read in conjunction with the historical consolidated financial statements and related notes of DoubleClick which are incorporated by reference in this proxy statement/prospectus and the historical financial statements and related notes of MessageMedia which are included elsewhere in this proxy statement/prospectus.




                                                                               NINE MONTHS
                                                               YEAR ENDED         ENDED
                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  2000             2001
                                                                  ----             ----
DOUBLECLICK HISTORICAL PER COMMON SHARE
   Net loss from continuing operations per share -- basic
    and diluted.............................................     $(1.29)          $(1.57)
   Book value per share.....................................       6.61             5.72

MESSAGEMEDIA HISTORICAL PER COMMON SHARE
   Net loss per common share -- basic and diluted...........     $(1.57)          $(0.52)
   Book value per share.....................................       0.59            (0.11)

DOUBLECLICK, @PLAN AND FLONETWORK PRO FORMA COMBINED PER
 COMMON SHARE
   Net loss from continuing operations per DoubleClick
    share -- basic and diluted..............................     $(1.69)          $(1.64)
   Net loss from continuing operations per equivalent
    MessageMedia share -- basic and diluted.................      (0.02)           (0.02)

DOUBLECLICK, @PLAN, FLONETWORK AND MESSAGEMEDIA PRO FORMA
 COMBINED PER COMMON SHARE
   Net loss from continuing operations per DoubleClick
    share -- basic and diluted..............................     $(1.97)          $(1.75)
   Net loss from continuing operations per equivalent
    MessageMedia share -- basic and diluted.................      (0.03)           (0.03)

   Book value per DoubleClick share.........................                        5.75
   Book value per equivalent MesageMedia share..............                        0.08

DOUBLECLICK, @PLAN, FLONETWORK AND MESSAGEMEDIA PRO FORMA
 COMBINED PER COMMON SHARE EXCLUDING EUROPEAN MEDIA
 OPERATIONS

   Net loss from continuing operations per DoubleClick
    share -- basic and diluted..............................     $(1.16)          $(1.57)
   Net loss from continuing operations per equivalent
    MessageMedia share -- basic and diluted.................      (0.02)           (0.02)

   Book value per DoubleClick share.........................                        5.78
   Book value per equivalent MesageMedia share..............                        0.08

                            COMPARATIVE MARKET DATA


    The following table presents trading information for DoubleClick common stock and MessageMedia common stock on May 31, 2001, October 10, 2001 and December [ ], 2001. The table also presents the equivalent per share price of MessageMedia common stock, determined by multiplying the applicable price of DoubleClick common stock by (i) with respect to May 31, 2001, the 0.0436 exchange ratio set forth in our initial merger agreement and (ii) with respect to October 10, 2001 and December [ ], 2001, the exchange ratio calculated in accordance with our amended and restated merger agreement assuming the effective time of the merger occurred on October 10, 2001 and December [ ], 2001, respectively. May 31, 2001 was the last trading day before our initial announcement of our agreement to merge. October 10, 2001 was the last trading day before our announcement of our amended and restated merger agreement. December [ ], 2001 was the second to last trading day before the date of this proxy statement/prospectus.



                                                                                                       DOUBLECLICK
                                                                          MESSAGEMEDIA                COMMON STOCK
                                       DOUBLECLICK COMMON STOCK           COMMON STOCK                 EQUIVALENT
                                      ---------------------------   -------------------------   -------------------------
                                       HIGH       LOW     CLOSING    HIGH     LOW     CLOSING    HIGH     LOW     CLOSING
                                       ----       ---     -------    ----     ---     -------    ----     ---     -------
May 31, 2001........................  $ 13.63   $ 12.30   $ 13.05   $ 0.53   $ 0.40   $ 0.43    $ 0.59   $ 0.54   $ 0.57
October 10, 2001....................  $  7.05   $  6.75   $  6.90   $ 0.30   $ 0.21   $ 0.26    $ 0.10   $ 0.10   $ 0.10
December [ ], 2001..................  $ [ .  ]  $ [ .  ]  $ [ .  ]  $[ .  ]  $[ .  ]  $[ .  ]   $[ .  ]  $[ .  ]  $[ .  ]


    While the number of DoubleClick shares to be issued in the merger will be fixed at the closing date of the merger according to a previously determined formula, the market prices of shares of DoubleClick common stock and MessageMedia common stock will fluctuate before the merger. As a result, you should obtain current market quotations.

                                  RISK FACTORS

    By voting in favor of the amended and restated merger agreement, MessageMedia stockholders will be choosing to invest in DoubleClick common stock. An investment in DoubleClick common stock involves a high degree of risk. In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote for the merger. If any of the following risks actually occurs, the business and prospects of MessageMedia or DoubleClick may be seriously harmed. In such case, the trading price of DoubleClick common stock could decline and you may lose all or part of your investment.

RISKS RELATED TO THE MERGER

THE DOLLAR VALUE OF THE CONSIDERATION MESSAGEMEDIA STOCKHOLDERS WILL RECEIVE IN THE MERGER MAY DECREASE BETWEEN NOW AND THE COMPLETION OF THE MERGER DUE TO CHANGES IN THE MARKET VALUE OF DOUBLECLICK COMMON STOCK OR ISSUANCES OF ADDITIONAL SHARES OF COMMON STOCK OR OPTIONS TO PURCHASE SHARES OF COMMON STOCK BY MESSAGEMEDIA.


    Upon completion of the merger, each share of MessageMedia common stock will be exchanged for a fraction of a share of DoubleClick common stock the numerator of which is 1.0 million and the denominator of which shall be the number of shares outstanding of, and in-the-money options for, MessageMedia common stock, calculated under the treasury method in accordance with generally accepted accounting principles in the United States. If the merger had been completed on November 21, 2001, each share of MessageMedia common stock would have been converted into the right to receive 0.01454 of a share of DoubleClick common stock. The number of shares of DoubleClick common stock to be issued in the merger will not be adjusted for changes in the market price of either DoubleClick or MessageMedia common stock and neither company is permitted to terminate the amended and restated merger agreement solely because of changes in the market price of either company's common stock. Consequently, the specific dollar value of the DoubleClick common stock to be received by MessageMedia stockholders will depend, in part, on the market value of the DoubleClick common stock at the time of completion of the merger and may decrease from the date that MessageMedia stockholders submit their proxies. MessageMedia stockholders are urged to obtain recent market quotations for DoubleClick common stock and MessageMedia common stock. DoubleClick common stock has historically experienced significant volatility and we cannot predict or give any assurances as to the market price of the DoubleClick common stock at any time before or after the merger.


    The number of shares of DoubleClick common stock to be issued in the merger will not be adjusted for issuances of additional shares of common stock or options to purchase shares of common stock by MessageMedia. Consequently, the fraction of a share of DoubleClick common stock to be received for each share of MessageMedia common stock in the merger will be reduced if the number of shares outstanding of, and in-the-money options for, MessageMedia common stock as of the closing date increases from October 10, 2001.

DOUBLECLICK'S STOCK PRICE MAY DECLINE IF THE MERGER IS REQUIRED TO BE COMPLETED IN SPITE OF A CHANGE THAT IS MATERIALLY ADVERSE TO THE BUSINESS, ASSETS, LIABILITIES OR FINANCIAL CONDITION OF MESSAGEMEDIA.

    In general, MessageMedia can refuse to complete the merger if there is a material adverse change affecting DoubleClick before the closing of the merger. In general, DoubleClick can refuse to complete the merger if MessageMedia or any of its officers or directors intentionally takes any action or intentionally fails to take any action that MessageMedia or any such person knew or reasonably should have known would result in a material adverse change to MessageMedia. However, there are some changes that will not prevent the merger from going forward, even if they would have a material adverse effect on DoubleClick or MessageMedia. Some examples of these changes are a change in general economic conditions or changes affecting the industry generally in which DoubleClick or MessageMedia operate, an adverse change related to any change in accounting requirements or principles or any change in applicable laws, rules or regulations or in the interpretation of such accounting requirements or principles, and a decrease in the market price or trading volume of the DoubleClick common stock or the MessageMedia common stock or litigation relating to such decrease.

    Furthermore, DoubleClick would not be able to terminate the merger solely because of:

     the delisting of the MessageMedia common stock from The Nasdaq National Market or litigation relating to such delisting;

     the fact that MessageMedia does not meet the revenue predictions in certain of MessageMedia's internal projections;

     any litigation or loss by MessageMedia of current or prospective customers, employees, suppliers or distributors, or any reductions in its sales or revenues, that arose from the announcement or pendency of the merger;

     any loss of MessageMedia customers to DoubleClick or DoubleClick Email Canada Inc.; or

     any occurence, including, but not limited to, destruction of MessageMedia's facilities and significant reductions in MessageMedia's business results or prospects, which was not precipitated by intentional actions or inaction on the part of MessageMedia's officers or directors or which should not have been expected to have such effects.

    If adverse changes occur and DoubleClick and MessageMedia are still required to complete the merger, DoubleClick's stock price may suffer. Any decline in DoubleClick's stock price will reduce the value of the merger to DoubleClick stockholders and MessageMedia stockholders.

DOUBLECLICK AND MESSAGEMEDIA MAY NOT ACHIEVE THE BENEFITS THEY EXPECT FROM THE MERGER.

    DoubleClick and MessageMedia entered into the amended and restated merger agreement with the expectation that the merger will result in significant benefits to the combined company. Achieving the benefits of the merger depends on the timely, efficient and successful execution of a number of post-merger events. Key events include:

     integrating the operations and personnel of the two companies;

     offering the existing products and services of each company to the other company's customers; and

     developing new products and services that utilize the assets of both companies.

    We will need to overcome significant issues, however, to realize any benefits or synergies from the merger. The successful execution of these post-merger events will involve considerable risk and may not be successful.

    Operations and personnel. DoubleClick is currently formulating its plan for the integration of the operations and personnel of MessageMedia into DoubleClick's existing business. DoubleClick's failure to complete the integration successfully could result in the loss of key personnel and customers.

    Products and services. DoubleClick initially intends to offer each company's products and services to the customers of the other company. There can be no assurance that either company's customers will have any interest in the other company's products and services. The failure of these cross-marketing efforts would diminish the synergies expected to be realized by the merger.

    In addition, after the merger, DoubleClick intends to develop new products and services that combine the assets of both the DoubleClick and MessageMedia businesses. To date, the companies have not thoroughly investigated the technological, market-driven or other obstacles in developing and marketing these new products and services in a timely and efficient way. There can be no assurance that DoubleClick will be able to overcome these obstacles in developing new products and services, or that there will be a market for the new products or services developed by DoubleClick after the merger.

    In general, DoubleClick and MessageMedia cannot offer any assurances that they can successfully integrate or realize the anticipated benefits of the merger. Their failure to do so could have a material adverse effect on the combined company's business, financial condition and operating results or could result in the loss of key personnel or customers. In addition, the attention and effort devoted to the integration of the two companies will significantly divert management's attention from other important issues and could seriously harm the combined company.

DOUBLECLICK'S FINANCIAL RESULTS COULD BE ADVERSELY AFFECTED IF THE BENEFITS OF THE MERGER DO NOT OUTWEIGH ITS COSTS.

    If the benefits of the merger do not exceed the costs associated with the merger, including any dilution to DoubleClick's stockholders resulting from the issuance of DoubleClick shares in connection with the merger, DoubleClick's financial results, including earnings (loss) per share, could be adversely affected.

THE MARKET PRICE OF DOUBLECLICK COMMON STOCK MAY DECLINE AS A RESULT OF THE MERGER.

    The market price of DoubleClick common stock may decline as a result of the merger if:

     the integration of DoubleClick and MessageMedia is unsuccessful;

     DoubleClick does not achieve the perceived benefits of the merger as rapidly as, or to the extent anticipated by, financial or industry analysts; or

     the effect of the merger on DoubleClick's financial results is not consistent with the expectations of financial or industry analysts.

MESSAGEMEDIA'S OFFICERS AND DIRECTORS HAVE CONFLICTS OF INTEREST THAT MAY INFLUENCE THEM TO SUPPORT OR APPROVE THE AMENDED AND RESTATED MERGER AGREEMENT.

    The directors and officers of MessageMedia participate in the following arrangements, which provide them with interests in the merger that are different from, or in addition to, those of the MessageMedia stockholders:


     As of November 5, 2001, the officers and directors of MessageMedia owned stock options to purchase an aggregate of 3,840,000 shares of MessageMedia common stock, 2,347,632 of which were not vested. If the merger is completed, all 1,272,424 of the stock options unvested as of November 5, 2001 owned by MessageMedia's President and Chief Executive Officer will automatically become vested and exercisable. Additionally, pursuant to change of control agreements between MessageMedia and several of its other officers and key employees, if the merger closes and all of these officers and key employees are involuntarily terminated without cause or voluntary terminate their employment for a permitted reason within one month prior to or 12 months following the closing of the merger, the vesting of the 1,886,727 remaining stock options held by these officers and key employees unvested as of November 5, 2001 would be accelerated by 12 months. These persons, including MessageMedia's President and Chief Executive Officer, would also receive, in the aggregate, approximately $1.8 million in severance benefits.


     MessageMedia officers have agreements, including the change of control agreements described above, pursuant to which, if such officers are involuntarily terminated or if they terminate their employment for a permitted reason, such officers would receive benefits including severance payments.

     MessageMedia may grant transaction bonuses to employees (including MessageMedia officers) involved in effectuating the merger, in an amount not to exceed $200,000 in the aggregate.

     MessageMedia's President and Chief Executive Officer owes $200,000 to MessageMedia, which amount the MessageMedia board of directors has agreed to forgive if the merger is consummated.

     DoubleClick has agreed to indemnify each present and former MessageMedia officer and director against liabilities arising out of such person's services as an officer or director of MessageMedia. In addition, DoubleClick will maintain officers' and directors' liability insurance to cover any such liabilities for the next six years.

     Because the number of shares of DoubleClick common stock outstanding is significantly larger than the number of shares of MessageMedia common stock outstanding, officers, directors and affiliates of MessageMedia who receive shares of DoubleClick common stock in the merger may be allowed to sell or transfer a greater number of shares in a single transaction than would be possible prior to the merger pursuant to the volume restrictions of Rule 144 of the Securities Act.

    For the above reasons, the directors and officers of MessageMedia could be more likely to vote to approve the amended and restated merger agreement than if they did not have these interests. MessageMedia stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger.

FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY IMPACT MESSAGEMEDIA'S STOCK PRICE AND FUTURE BUSINESS AND OPERATIONS.

    If the merger is not completed for any reason, MessageMedia may be subject to a number of material risks, including the following:

     MessageMedia may be required to pay DoubleClick a fee of $1.0 million;

     the price of MessageMedia common stock may decline to the extent that the current market price of MessageMedia common stock reflects a market assumption that the merger will be completed; and

     costs related to the merger, such as legal, accounting and financial advisor fees, must be paid even if the merger is not completed.

    In addition, MessageMedia customers and suppliers may, in response to the announcement of the merger, delay or defer decisions concerning MessageMedia. Any delay or deferral in those decisions by MessageMedia customers or suppliers could have a material adverse effect on MessageMedia, regardless of whether the merger is ultimately completed. Similarly, current and prospective MessageMedia employees may experience uncertainty about their future roles with DoubleClick until DoubleClick's strategies with regard to MessageMedia are announced or executed. This may adversely affect MessageMedia's ability to attract and retain key management, sales, marketing and technical personnel.

    Further, if the merger is terminated and MessageMedia's board of directors determines to seek another merger or business combination, there can be no assurance that it will be able to find a partner willing to pay an equivalent or more attractive price than the price to be paid in the merger. In addition, while the amended and restated merger agreement is in effect, MessageMedia is prohibited from soliciting, initiating, encouraging or entering into extraordinary transactions, such as a merger, sale of assets or other business combination, with any other party.

FAILURE OF THE MERGER TO QUALIFY AS A REORGANIZATION UNDER SECTION 368(A) OF THE INTERNAL REVENUE CODE COULD RESULT IN TAXABLE GAIN OR LOSS TO MESSAGEMEDIA STOCKHOLDERS.

    The merger has been structured with the intent that it qualify as a tax-deferred 'reorganization' under Section 368(a) of the Internal Revenue Code. However, the qualification of the merger as a reorganization is dependent, among other things, on the fair market value as of the effective time of the DoubleClick common stock to be delivered in connection with the merger. The merger may not qualify as a reorganization if the value of the DoubleClick common stock issued in the merger is considered to be less than 45% of the total value of all consideration provided by DoubleClick in the merger. It is not possible to predict with certainty whether this condition will be satisfied until the time of the merger. MessageMedia intends to complete the merger even if it does not qualify as a reorganization. If the merger fails to qualify as a reorganization, a MessageMedia stockholder generally will recognize taxable gain or loss equal to the difference between the fair market value of the DoubleClick common stock received plus any cash received in exchange for its MessageMedia common stock and the MessageMedia stockholder's adjusted tax basis in such MessageMedia common stock.

RISKS RELATED TO DOUBLECLICK

    In addition to the risks relating to the merger discussed above, DoubleClick is subject to its own specific risks relating to its business model, strategy and the legal, regulatory and business environment, including those set forth below.

                 RISKS RELATING TO DOUBLECLICK AND ITS BUSINESS

DOUBLECLICK HAS A LIMITED OPERATING HISTORY AND ITS FUTURE FINANCIAL RESULTS MAY FLUCTUATE, WHICH MAY CAUSE ITS STOCK PRICE TO DECLINE.

    DoubleClick was incorporated in January 1996 and has a limited operating history. An investor in DoubleClick's common stock must consider the risks and difficulties frequently encountered by companies in new and rapidly evolving industries, including the digital marketing industry. DoubleClick's risks include:

     ability to sustain historical revenue growth rates;

     ability to manage DoubleClick's operations;

     competition;

     attracting, retaining and motivating qualified personnel;

     maintaining DoubleClick's current and developing new, strategic relationships with Web publishers;

     ability to anticipate and adapt to the changing Internet advertising and direct marketing industries;

     ability to develop and introduce new products and services, and continue to develop and upgrade technology;

     attracting and retaining a large number of advertisers from a variety of industries; and

     relying on the DoubleClick networks.

    DoubleClick also depends on the use of the Internet for advertising and as a communications medium, the demand for advertising services in general, and on general economic conditions. DoubleClick cannot assure you that DoubleClick's business strategy will be successful or that DoubleClick will successfully address these risks. If DoubleClick is unsuccessful in addressing these risks, DoubleClick's revenues may decline or may not grow in accordance with its business model and may fall short of expectations of market analysts and investors, which could negatively affect the price of DoubleClick's stock.

DOUBLECLICK HAS A HISTORY OF LOSSES AND ANTICIPATES CONTINUED LOSSES.


    DoubleClick has incurred net losses each year since inception, including net losses of $156.0 million and $55.8 million for the years ended December 31, 2000 and 1999, respectively. For the nine months ended September 30, 2001, DoubleClick incurred a net loss of $201.8 million and, as of September 30, 2001, DoubleClick's accumulated deficit was $484.5 million. DoubleClick has not achieved profitability on an annual basis and expects to incur operating losses in the future. DoubleClick expects to continue to incur significant operating and capital expenditures and, as a result, DoubleClick will need to generate significant revenue to achieve and maintain profitability. DoubleClick cannot assure you that it will generate sufficient revenue to achieve or sustain profitability. Even if DoubleClick does achieve profitability, it cannot assure you that it can sustain


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or increase profitability on a quarterly or annual basis in the future. If revenue does not meet DoubleClick's expectations, or if operating expenses exceed what DoubleClick anticipates or cannot be reduced accordingly, DoubleClick's business, results of operations and financial condition will be materially and adversely affected.


DOUBLECLICK DERIVES A SIGNIFICANT PORTION OF ITS REVENUE FROM ADVERTISEMENTS AND ADVERTISING SERVICES, WHICH REVENUES TEND TO BE CYCLICAL AND DEPENDENT ON THE ECONOMIC PROSPECTS OF ADVERTISERS AND THE ECONOMY IN GENERAL. A CONTINUED DECREASE IN EXPENDITURES BY ADVERTISERS OR A DOWNTURN IN THE ECONOMY COULD CAUSE DOUBLECLICK'S REVENUES TO DECLINE SIGNIFICANTLY IN ANY GIVEN PERIOD.

    DoubleClick derives, and expects to continue to derive for the foreseeable future, a large portion of its revenue from advertisements it delivers to Web sites on its DoubleClick networks and from the technologies and services it provides to Web publishers, advertisers and agencies. Expenditures by advertisers tend to be cyclical, reflecting overall economic conditions as well as budgeting and buying patterns. The overall market for advertising, including Internet advertising, has been characterized in recent quarters by increasing softness of demand, lower prices for advertisements, the reduction or cancellation of advertising contracts, an increased risk of uncollectible receivables from advertisers and the reduction of marketing and advertising budgets, especially by Internet-related companies. As a result of these reductions, advertising spending across traditional media, as well as the Internet, has decreased. DoubleClick cannot assure you that further reductions will not occur.

    In an environment where the supply of advertising inventory exceeds advertisers' demand, the price of advertising on the Internet tends to fall. This situation adversely affects the revenue outlook for DoubleClick Media. Under these circumstances, Web publishers tend to remove ad space from their Web sites in an effort to correct the supply-demand imbalance; other publishers may cut back on their Web presence or go out of business. Faced with smaller budgets, advertisers and ad agencies purchase less advertising inventory and tend not to experiment with newer advertising media, like the Internet. As a consequence of both actions, the number of ad impressions delivered by DoubleClick TechSolutions may grow more slowly or decline. Since revenues for DoubleClick TechSolutions are generated from the number of ad impressions delivered, a slowdown in growth or a decline would adversely affect its revenues. Similar pressures are faced by DoubleClick Data and DoubleClick's businesses outside of the United States.

    DoubleClick cannot assure you that further reductions in advertising spending will not occur. DoubleClick also cannot assure you that if economic conditions improve, marketing budgets and advertising spending will increase from current levels. A continued decline in the economic prospects of advertisers or the economy in general could alter current or prospective advertisers' spending priorities or increase the time it takes to close a sale with a customer. As a result, DoubleClick's revenues from advertisements and advertising services may decline significantly in any given period.

DOUBLECLICK DOES NOT ALWAYS MAINTAIN LONG-TERM AGREEMENTS WITH ITS CUSTOMERS AND MAY BE UNABLE TO RETAIN CUSTOMERS, ATTRACT NEW CUSTOMERS OR REPLACE DEPARTING CUSTOMERS WITH CUSTOMERS THAT CAN PROVIDE COMPARABLE REVENUES.

    Many of DoubleClick's contracts with its customers are short-term. DoubleClick cannot assure you that its customers will remain associated with the DoubleClick networks or continue to use DoubleClick's products and services, or that DoubleClick will be able to replace in a timely or effective manner departing customers with new customers that generate comparable revenues. Further, DoubleClick cannot assure you that its customers will continue to generate consistent amounts of revenues over time. DoubleClick's failure to develop and sustain long-term relationships with its customers would materially and adversely affect DoubleClick's results of operations.

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DOUBLECLICK'S CUSTOMERS CONTINUE TO EXPERIENCE BUSINESS CONDITIONS THAT COULD
ADVERSELY AFFECT DOUBLECLICK'S BUSINESS.

    DoubleClick's customers, in particular Internet-related companies, have experienced and may continue to experience difficulty raising capital and supporting their current operations and implementing their business plans, or may be anticipating such difficulties and, therefore, may elect to scale back the resources they devote to advertising in general and DoubleClick's offerings in particular. Many other companies in the Internet industry have depleted their available capital and could cease operations or file for bankruptcy protection. These customers may not be able to discharge their payment and other obligations to DoubleClick. The non-payment or late payment of amounts due to DoubleClick from its customers could negatively impact DoubleClick's financial condition. If the current environment for Internet advertising and for Internet-related companies does not improve, DoubleClick's business, results of operations and financial condition could be materially adversely affected.

THE RAPID EXPANSION OF DOUBLECLICK'S PRODUCTS AND SERVICES, INDUSTRY SHIFTS AND OTHER CHANGES HAVE STRAINED ITS MANAGERIAL, OPERATIONAL, FINANCIAL AND INFORMATION SYSTEM RESOURCES.

    In recent years, DoubleClick has had to respond to significant changes in its industry. As a result, DoubleClick has experienced rapid expansion of product and service offerings, industry shifts and other changes that have increased the complexity of DoubleClick's business and placed considerable demands on DoubleClick's managerial, operational and financial resources. DoubleClick continues to increase the scope of its product and service offerings both domestically and internationally and to deploy DoubleClick's resources in accordance with changing business conditions and opportunities. To continue to successfully implement DoubleClick's business plan in DoubleClick's rapidly changing industry requires effective planning and management processes. DoubleClick expects that it will need to continue to improve its financial and managerial controls and reporting systems and procedures and will need to continue to train and manage its workforce. DoubleClick cannot assure you that management will be effective in attracting and retaining qualified personnel, integrating acquired businesses or otherwise responding to new business conditions. DoubleClick also cannot assure you that its information systems, procedures or controls will be adequate to support DoubleClick's operations or that DoubleClick's management will be able to achieve the rapid execution necessary to offer DoubleClick's products and services and implement DoubleClick's business plan successfully. DoubleClick's inability to effectively respond to changing business conditions could materially and adversely affect DoubleClick's business, financial condition and results of operations.

DOUBLECLICK'S BUSINESS MODEL IS UNPROVEN, AND DOUBLECLICK MAY NOT BE ABLE TO GENERATE PROFITS FROM MANY OF ITS PRODUCTS AND SERVICES.

    A significant part of DoubleClick's business model is to generate revenue by providing digital marketing solutions to advertisers, ad agencies and Web publishers. The profit potential for DoubleClick's business model has not yet been proven, and DoubleClick has not yet achieved full-year profitability. The profitability of DoubleClick's business model is subject to external and internal factors. Any single factor or combination of factors could limit the profit potential, long term and short term, of DoubleClick's business model.

    Like other businesses in the advertising and marketing sector, DoubleClick's revenue outlook is sensitive to downturns in the economy followed by declines in advertisers' marketing budgets. The profit potential of DoubleClick's business model is also subject to the acceptance of its products and services by marketers, advertisers, ad agencies and publishers. Digital marketing remains a new discipline. Intensive marketing and sales efforts may be necessary to educate prospective customers regarding the uses and benefits of, and to generate demand for, DoubleClick's products and services. Enterprises may be reluctant or slow to adopt a new approach that may replace existing techniques, or may feel that DoubleClick's offerings fall short of their needs. If these outcomes occur, it would have an adverse effect on the profit potential of DoubleClick's business model.

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    Internal factors also influence the profit potential of DoubleClick's business model. In order to be profitable, DoubleClick's revenue must exceed the expense incurred by DoubleClick to run its technology infrastructure, research and development, sales and marketing, and all other operations. However, DoubleClick cannot assure you that the expenses associated with even the most efficient operation of its business will yield profits, or that DoubleClick will be able to manage its business for optimal efficiency and cost containment. The failure of DoubleClick to achieve these results would adversely affect the profit potential of DoubleClick's business model.

DISRUPTION OF DOUBLECLICK'S SERVICES DUE TO UNANTICIPATED PROBLEMS OR FAILURES COULD HARM DOUBLECLICK'S BUSINESS.

    DoubleClick's DART technology resides in DoubleClick's data centers in New York City, New Jersey, Virginia, California and Colorado, and in Europe, Asia and Latin America. Continuing and uninterrupted performance of DoubleClick's technology is critical to DoubleClick's success. Customers may become dissatisfied by any system failure that interrupts DoubleClick's ability to provide DoubleClick's services to them, including failures affecting DoubleClick's ability to deliver advertisements without significant delay to the viewer. Sustained or repeated system failures would reduce the attractiveness of DoubleClick's solutions to its customers and result in contract terminations, fee rebates and makegoods, thereby reducing revenue. Slower response time or system failures may also result from straining the capacity of DoubleClick's technology due to an increase in the volume of advertising delivered through DoubleClick's servers. To the extent that DoubleClick does not effectively address any capacity constraints or system failures, DoubleClick's business, results of operations and financial condition could be materially and adversely affected.

    DoubleClick's operations are dependent on DoubleClick's ability to protect DoubleClick's computer systems against damage from fire, power loss, water damage, telecommunications failures, vandalism and other malicious acts, and similar unexpected adverse events. In addition, interruptions in DoubleClick's solutions could result from the failure of DoubleClick's telecommunications providers to provide the necessary data communications capacity in the time frame DoubleClick requires. Unanticipated problems affecting DoubleClick's systems have from time to time in the past caused, and in the future could cause, interruptions in the delivery of DoubleClick's solutions. DoubleClick's business, results of operations and financial condition could be materially and adversely affected by any damage or failure that interrupts, or delays or destroys DoubleClick's operations.

MISAPPROPRIATION OF CONFIDENTIAL INFORMATION MAINTAINED BY DOUBLECLICK COULD HARM DOUBLECLICK'S BUSINESS AND RESULTS OF OPERATIONS.


    DoubleClick currently retains highly confidential information of its customers in a secure database server. Although DoubleClick observes security measures throughout DoubleClick's operations, DoubleClick cannot assure you that it will be able to prevent unauthorized individuals from gaining access to this database server. Any unauthorized access to DoubleClick's servers, or abuse by DoubleClick's employees, could result in the theft of confidential customer information. If confidential customer information is compromised, DoubleClick could lose customers or become subject to litigation and its reputation could be harmed, any of which could materially and adversely affect DoubleClick's business and results of operations.


COMPETITION IN INTERNET ADVERTISING, DIRECT MARKETING AND RELATED PRODUCTS AND SERVICES IS INTENSE, AND DOUBLECLICK MAY NOT BE ABLE TO COMPETE SUCCESSFULLY.

    The market for digital marketing products and services is very competitive. DoubleClick expects this competition to continue because there are low barriers to entry. Also, industry consolidation may lead to stronger, better capitalized entities against which DoubleClick must compete. DoubleClick expects that it will encounter additional competition from new sources as DoubleClick expands its products and services offerings.

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    DoubleClick believes that its ability to compete depends on many factors both within and beyond DoubleClick's control, including the following:

     the features, performance, price and reliability of products and services offered either by DoubleClick or DoubleClick's competitors;

     the launch timing and market success of products and services developed either by DoubleClick or DoubleClick's competitors;

     DoubleClick's ability to adapt and scale its products and services, and to develop and introduce new products and services that respond to market needs;

     DoubleClick's ability to adapt to evolving technology and industry standards;

     DoubleClick's customer service and support efforts;

     DoubleClick's sales and marketing efforts; and

     the relative impact of general economic and industry conditions on either DoubleClick or DoubleClick's competitors.

    DoubleClick's divisions face competition from a variety of sources. DoubleClick TechSolutions competes with providers of software and service bureau solutions for the delivery of Web ads and email for Web publishers and advertisers. DoubleClick Media competes with large Web publishers, Web portals, Internet advertising networks and providers of email list services. Abacus competes with direct mail and email list providers, and providers of information products and marketing research services to the direct marketing industry. Diameter competes with Web ratings companies, providers of Web advertising management, online research and consulting services and providers of syndicated market research in traditional publishing. DoubleClick also competes indirectly with others, such as providers of customer relationship management services, content aggregation companies, companies engaged in advertising sales networks, advertising agencies and other companies that facilitate digital marketing.

    Many of DoubleClick's existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than DoubleClick. These factors could allow them to compete more effectively than DoubleClick, including devoting greater resources to the development, promotion and sale of their products and services, engaging in more extensive research and development, undertaking more far-reaching marketing campaigns, adopting more aggressive pricing policies and making more attractive offers to existing and potential employees, strategic partners, advertisers, direct marketers and Web publishers. DoubleClick cannot assure you that its competitors will not develop products or services that are equal or superior to DoubleClick's solutions or that achieve greater acceptance than DoubleClick's solutions. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products or services to address the needs of DoubleClick's prospective advertising, ad agency and Web publisher customers. As a result, it is possible that new competitors may emerge and rapidly acquire significant market share. Increased competition may result in price reductions, reduced gross margins and loss of market share. DoubleClick cannot assure you that it will be able to compete successfully or that competitive pressures will not materially and adversely affect DoubleClick's business, results of operations or financial condition.

DOUBLECLICK'S QUARTERLY OPERATING RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS AND YOU SHOULD NOT RELY ON THEM AS AN INDICATION OF FUTURE OPERATING PERFORMANCE.

    DoubleClick's revenue and results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are beyond DoubleClick's control. These factors include:

     advertiser, Web publisher and direct marketer demand for DoubleClick's solutions;

     Internet user traffic levels;

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

     number and size of ad units per page on DoubleClick's customers' Web sites;

     pricing trends for advertising inventory on DoubleClick's networks, and for the portion payable to the Web publishers in DoubleClick's networks;

     the introduction of new products or services by us or DoubleClick's competitors;

     variations in the levels of capital, operating expenditures and other costs relating to DoubleClick's operations;

     general seasonal and cyclical fluctuations; and

     general industry and economic conditions.

    DoubleClick may not be able to adjust spending quickly enough to offset any unexpected revenue shortfall. DoubleClick's operating expenses include upgrading and enhancing DoubleClick's DART technology, expanding DoubleClick's product and service offerings, marketing and supporting DoubleClick's solutions, and supporting DoubleClick's sales and marketing operations. If DoubleClick has a shortfall in revenue in relation to its expenses, or if its expenses exceed revenue, then DoubleClick's business, results of operations and financial condition could be materially and adversely affected. These results would likely affect the market price of DoubleClick's common stock in a manner which may be unrelated to DoubleClick's long-term operating performance.

    DoubleClick's business is subject to seasonal fluctuations. Advertisers generally place fewer advertisements during the first and third calendar quarters of each year, which directly affects the DoubleClick Media and DoubleClick TechSolutions businesses and the direct marketing industry generally mails substantially more marketing materials in the third calendar quarter, which directly affects the DoubleClick Data business. Further, Internet user traffic typically drops during the summer months, which reduces the amount of advertising to sell and deliver.

    As a result, DoubleClick believes that period-to-period comparisons of DoubleClick's results of operations may not be meaningful. You should not rely on past periods as indicators of future performance. It is possible that in some future periods DoubleClick's results of operations may be below the expectations of public market analysts and investors. In this event, the price of DoubleClick's common stock may fall.

IF DOUBLECLICK IS UNABLE TO CONTINUE TO GROW THROUGH ACQUISITIONS OF OR INVESTMENTS IN OTHER COMPANIES, ITS REVENUE MAY DECLINE OR FAIL TO GROW.

    DoubleClick's business has expanded rapidly in part as a result of acquisitions or investments in other companies, including the acquisitions of Abacus Direct, NetGravity, @plan and FloNetwork. DoubleClick may seek to acquire or make investments in other complementary businesses, products, services or technologies as a means to grow its business. From time to time DoubleClick has had discussions with other companies regarding its acquiring, or investing in, their businesses, products, services or technologies. DoubleClick cannot assure you that it will be able to identify other suitable acquisition or investment candidates. Even if DoubleClick does identify suitable candidates, DoubleClick cannot assure you that it will be able to make other acquisitions or investments on commercially acceptable terms, if at all. Even if DoubleClick agrees to buy a company, DoubleClick cannot assure you that it will be successful in consummating the purchase. Reasons for failing to consummate a purchase could include DoubleClick's refusal to increase the agreed upon purchase price to match an offer made by a subsequent competing bidder. If DoubleClick is unable to continue to expand through acquisitions, its revenue may decline or fail to grow.

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DOUBLECLICK MAY NOT MANAGE THE INTEGRATION OF ACQUIRED COMPANIES SUCCESSFULLY OR
ACHIEVE DESIRED RESULTS.

    As a part of DoubleClick's business strategy, DoubleClick could enter into a number of business combinations and acquisitions. Acquisitions are accompanied by a number of risks, including:

     the difficulty of assimilating the operations and personnel of the acquired companies;

     the potential disruption of the ongoing businesses and distraction of management of DoubleClick and the acquired companies;

     the difficulty of incorporating acquired technology and rights into DoubleClick's products and services;

     unanticipated expenses related to technology and other integration;

     difficulties in maintaining uniform standards, controls, procedures and policies;

     the impairment of relationships with employees and customers as a result of any integration of new management personnel;

     the inability to develop new products and services that combine the knowledge and resources of DoubleClick and its acquired businesses or the failure for a demand to develop for the combined companies' new products and services;

     potential failure to achieve additional sales and enhance DoubleClick's customer base through cross-marketing of the combined company's products to new and existing customers; and

     potential unknown liabilities associated with acquired businesses.

    DoubleClick may not succeed in addressing these risks or other problems encountered in connection with these business combinations and acquisitions. If so, these risks and problems could disrupt DoubleClick's ongoing business, distract DoubleClick's management and employees, increase DoubleClick's expenses and adversely affect DoubleClick's results of operations due to accounting requirements such as amortization of goodwill. Furthermore, DoubleClick may incur debt or issue equity securities to pay for any future acquisitions. The issuance of equity securities could be dilutive to DoubleClick's existing stockholders.

DOUBLECLICK DEPENDS ON THIRD-PARTY INTERNET AND TELECOMMUNICATIONS PROVIDERS, OVER WHOM DOUBLECLICK HAS NO CONTROL, TO OPERATE DOUBLECLICK'S SERVICES. INTERRUPTIONS IN DOUBLECLICK'S SERVICES CAUSED BY ONE OF THESE PROVIDERS COULD HAVE AN ADVERSE EFFECT ON REVENUE AND SECURING ALTERNATE SOURCES OF THESE SERVICES COULD SIGNIFICANTLY INCREASE EXPENSES.

    DoubleClick depends heavily on several third-party providers of Internet and related telecommunication services, including hosting and co-location facilities, in operating DoubleClick's products and services. These companies may not continue to provide services to DoubleClick without disruptions in service, at the current cost or at all. The costs associated with any transition to a new service provider would be substantial, requiring DoubleClick to reengineer its computer systems and telecommunications infrastructure to accommodate a new service provider. This process would be both expensive and time-consuming. In addition, failure of DoubleClick's Internet and related telecommunications providers to provide the data communications capacity in the time frame required by DoubleClick could cause interruptions in the services DoubleClick provides. Unanticipated problems affecting DoubleClick's computer and telecommunications systems in the future could cause interruptions in the delivery of DoubleClick's services, causing a loss of revenue and potential loss of customers.

DOUBLECLICK IS DEPENDENT ON KEY PERSONNEL AND ON KEY EMPLOYEE RETENTION AND RECRUITING FOR DOUBLECLICK'S FUTURE SUCCESS.

    DoubleClick's future success depends to a significant extent on the continued service of DoubleClick's key technical, sales and senior management personnel. DoubleClick does not have

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employment agreements with most of these executives and does not maintain key person life insurance on any of these executives. The loss of the services of one or more of DoubleClick's key employees could significantly delay or prevent the achievement of DoubleClick's product development and other business objectives, including acquisitions, and could harm DoubleClick's business. DoubleClick's future success also depends on DoubleClick's continuing ability to attract, retain and motivate highly skilled employees for key positions. There is competition for qualified employees in DoubleClick's industry. DoubleClick may be unable to retain DoubleClick's key employees or attract, assimilate or retain other highly qualified employees in the future. DoubleClick has from time to time in the past experienced, and DoubleClick expects to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications.

IF DOUBLECLICK FAILS TO ADEQUATELY PROTECT ITS INTELLECTUAL PROPERTY, DOUBLECLICK COULD LOSE ITS INTELLECTUAL PROPERTY RIGHTS.

    DoubleClick's success and ability to effectively compete are substantially dependent on the protection of DoubleClick's proprietary technologies and DoubleClick's trademarks, which DoubleClick protects through a combination of patent, trademark, copyright, trade secret, unfair competition and contract law. DoubleClick cannot assure you that any of DoubleClick's proprietary rights will be viable or of value in the future.

    In September 1999, the U.S. Patent and Trademark Office issued to DoubleClick a patent that covers DoubleClick's DART technology. DoubleClick owns other patents, and has patent applications pending, for its technology. DoubleClick cannot assure you that patents applied for will be issued or that patents issued or acquired by DoubleClick now or in the future will be valid and enforceable, or provide DoubleClick with any meaningful protection.

    DoubleClick also has rights in the trademarks that it uses to market DoubleClick's solutions. These trademarks include DOUBLECLICK'r', DART'r', DARTMAIL'r' and ABACUS'r'. DoubleClick has applied to register DoubleClick's trademarks in the United States and internationally. DoubleClick cannot assure you that any of DoubleClick's current or future trademark applications will be approved. Even if they are approved, these trademarks may be successfully challenged by others or invalidated. If DoubleClick's trademark registrations are not approved because third parties own these trademarks, DoubleClick's use of these trademarks will be restricted unless DoubleClick enters into arrangements with these parties which may be unavailable on commercially reasonable terms, if at all.

    DoubleClick also enters into confidentiality, proprietary rights and license agreements, as appropriate, with DoubleClick's employees, consultants and business partners, and generally controls access to and distribution of DoubleClick's technologies, documentation and other proprietary information. Despite these efforts, DoubleClick cannot be certain that the steps DoubleClick takes to prevent unauthorized use of DoubleClick's proprietary rights are sufficient to prevent misappropriation of DoubleClick's solutions or technologies, particularly in foreign countries where laws or law enforcement practices may not protect DoubleClick's proprietary rights as fully as in the United States. In addition, DoubleClick cannot assure you that DoubleClick will be able to adequately enforce the contractual arrangements that it has entered into to protect DoubleClick's proprietary technologies. If DoubleClick loses its intellectual property rights, this could have a material and adverse impact on its business, financial condition and results of operations.

IF DOUBLECLICK FACES A CLAIM OF INTELLECTUAL PROPERTY INFRINGEMENT BY A THIRD PARTY, DOUBLECLICK MAY BE LIABLE FOR DAMAGES AND BE REQUIRED TO MAKE CHANGES TO ITS TECHNOLOGY OR BUSINESS.

    Third parties may assert infringement claims against DoubleClick, which could adversely affect DoubleClick's reputation and the value of DoubleClick's proprietary rights. From time to time DoubleClick has been, and DoubleClick expects to continue to be, subject to claims in the ordinary course of DoubleClick's business, including claims of alleged infringement of the patents,

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trademarks and other intellectual property rights of third parties by
DoubleClick or DoubleClick's customers. In particular, DoubleClick does not conduct exhaustive patent searches to determine whether DoubleClick's technology infringes patents held by others. In addition, the protection of proprietary rights in Internet-related industries is inherently uncertain due to the rapidly evolving technological environment. As such, there may be numerous patent applications pending, many of which are confidential when filed, that provide for technologies similar to DoubleClick's.

    Third party infringement claims and any resultant litigation, should it occur, could subject DoubleClick to significant liability for damages, restrict DoubleClick from using DoubleClick's technology or operating its business generally, or require changes to be made to DoubleClick's technology. Even if DoubleClick prevails, litigation is time-consuming and expensive to defend and would result in the diversion of management's time and attention. Any claims from third parties may also result in limitations on DoubleClick's ability to use the intellectual property subject to these claims unless DoubleClick is able to enter into royalty, licensing or other similar agreements with the third parties asserting these claims. Such agreements, if required, may be unavailable on terms acceptable to DoubleClick, or at all. If DoubleClick is unable to enter into these types of agreements, DoubleClick would be required to either cease offering the subject product or change the technology underlying the applicable product. If a successful claim of infringement is brought against DoubleClick and DoubleClick fails to develop non-infringing technology or to license the infringed or similar technology on a timely basis, it could materially adversely affect DoubleClick's business, financial condition and results of operations.

DOUBLECLICK'S BUSINESS MAY BE MATERIALLY ADVERSELY AFFECTED BY LAWSUITS RELATED TO PRIVACY AND DOUBLECLICK'S BUSINESS PRACTICES.

    DoubleClick is a defendant in several pending lawsuits alleging, among other things, that DoubleClick unlawfully obtains and uses Internet users' personal information and that DoubleClick's use of cookies violates various laws. DoubleClick is the subject of an inquiry involving the attorneys general of several states relating to DoubleClick's practices in the collection, maintenance and use of information about, and DoubleClick's disclosure of these information practices to, Internet users. DoubleClick may in the future receive additional regulatory inquiries and DoubleClick intends to cooperate fully. Class action litigation and regulatory inquiries of these types are often expensive and time consuming and their outcome is uncertain.

    DoubleClick cannot quantify the amount of monetary or human resources that DoubleClick will be required to use to defend itself in these proceedings. DoubleClick may need to spend significant amounts on its legal defense, senior management may be required to divert their attention from other portions of DoubleClick's business, new product launches may be deferred or canceled as a result of these proceedings, and DoubleClick may be required to make changes to DoubleClick's present and planned products or services, any of which could materially and adversely affect DoubleClick's business, financial condition and results of operations. If, as a result of any of these proceedings, a judgment is rendered or a decree is entered against DoubleClick, it may materially and adversely affect DoubleClick's business, financial condition and results of operations.

DOUBLECLICK'S BUSINESS DEPENDS IN PART ON SUCCESSFUL ADAPTATION OF ITS BUSINESS TO INTERNATIONAL MARKETS, IN WHICH DOUBLECLICK HAS LIMITED EXPERIENCE. FAILURE TO SUCCESSFULLY MANAGE THE RISKS OF INTERNATIONAL OPERATIONS AND SALES AND MARKETING EFFORTS WOULD HARM DOUBLECLICK'S RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

    DoubleClick has operations in a number of countries. DoubleClick has limited experience in developing localized versions of DoubleClick's solutions and in marketing, selling and distributing DoubleClick's solutions internationally. DoubleClick sells its products and services through DoubleClick's directly and indirectly owned subsidiaries in Australia, the Benelux countries, Canada, France, Germany, Spain, Ireland, Italy, Scandinavia and the United Kingdom. DoubleClick also operates its media business through business partners in Japan and Asia (Hong Kong, Taiwan,

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Korea, China and Singapore) and generally operates its technology business through its directly or indirectly owned subsidiaries in these jurisdictions. A great deal of DoubleClick's success in these markets is directly dependent on the success of DoubleClick's business partners and their dedication of sufficient resources to DoubleClick's relationship.

    DoubleClick's international operations are subject to other inherent risks, including:

     the high cost of maintaining international operations;

     uncertain demand for DoubleClick's products and services;

     the impact of recessions in economies outside the United States;

     changes in regulatory requirements;

     more restrictive data protection regulation;

     reduced protection for intellectual property rights in some countries;

     potentially adverse tax consequences;

     difficulties and costs of staffing and managing foreign operations;

     political and economic instability;

     fluctuations in currency exchange rates; and

     seasonal fluctuations in Internet usage.

    These risks may have a material and adverse impact on the business, results of operations and financial condition of DoubleClick's operations in a particular country and could result in a decision by DoubleClick to reduce or discontinue operations in that country. The combined impact of these risks in each country may also materially and adversely affect the business, results of operations and financial condition of DoubleClick as a whole.

ANTI-TAKEOVER PROVISIONS IN DOUBLECLICK'S CHARTER DOCUMENTS AND DELAWARE LAW MAY MAKE IT DIFFICULT FOR A THIRD PARTY TO ACQUIRE DOUBLECLICK, WHICH COULD NEGATIVELY IMPACT THE SHARE PRICE FOR DOUBLECLICK'S COMMON STOCK.

    Some of the provisions of DoubleClick's certificate of incorporation, DoubleClick's bylaws and Delaware law could, together or separately:

     discourage potential acquisition proposals;

     delay or prevent a change in control; or

     impede the ability of DoubleClick's stockholders to change the composition of DoubleClick's board of directors in any one year.

    As a result, it could be more difficult to acquire DoubleClick, even if doing so might be beneficial to DoubleClick's stockholders. Difficulty in acquiring DoubleClick could, in turn, limit the price that investors might be willing to pay in the future for shares of DoubleClick's common stock.

DOUBLECLICK'S STOCK PRICE MAY EXPERIENCE EXTREME PRICE AND VOLUME FLUCTUATIONS, AND THIS VOLATILITY COULD RESULT IN DOUBLECLICK BECOMING SUBJECT TO SECURITIES LITIGATION, WHICH IS EXPENSIVE AND COULD RESULT IN A DIVERSION OF RESOURCES.

    The market price of DoubleClick's common stock has fluctuated in the past and is likely to continue to be highly volatile and subject to wide fluctuations. In addition, the stock market has experienced extreme price and volume fluctuations. Investors may be unable to resell their shares of DoubleClick's common stock at or above their purchase price.

    Additionally, in the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. Many companies in DoubleClick's industry have been subject to this type of litigation in the past. DoubleClick may also become involved in this type of litigation. Litigation is often expensive and

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diverts management's attention and resources, which could materially and adversely affect DoubleClick's business, financial condition and results of operations.

FUTURE SALES OF DOUBLECLICK'S COMMON STOCK MAY AFFECT THE MARKET PRICE OF DOUBLECLICK'S COMMON STOCK.

    As of September 30, 2001, DoubleClick had 133,726,569 shares of common stock outstanding, excluding 22,418,060 shares subject to options outstanding as of such date under DoubleClick's stock option plans that are exercisable at prices ranging from $0.03 to $124.56 per share. DoubleClick cannot predict the effect, if any, that future sales of common stock or the availability of shares of common stock for future sale, will have on the market price of DoubleClick's common stock prevailing from time to time. Sales of substantial amounts of common stock (including shares included in such registration statements issued upon the exercise of stock options), or the perception that such sales could occur, may materially reduce prevailing market prices for DoubleClick's common stock.

                    RISKS RELATED TO DOUBLECLICK'S INDUSTRY

THE OCCURRENCE OF EXTRAORDINARY EVENTS, SUCH AS THE ATTACK ON THE WORLD TRADE CENTER AND THE PENTAGON, MAY SUBSTANTIALLY DECREASE THE USE OF AND DEMAND FOR ADVERTISING OVER THE INTERNET, WHICH MAY SIGNIFICANTLY DECREASE DOUBLECLICK'S REVENUES.

    The occurrence of an extraordinary event may prompt Web publishers to remove third-party advertisements from their Web sites for an unknown length of time as a result of the event. For example, immediately after the attack on the World Trade Center and the Pentagon, many Web publishers removed advertisements to protect the integrity of the presentation of the news. In some cases, advertisers cancelled purchases. In addition, some Web publishers donated advertising space to charity organizations appealing for aid for the victims of the attacks. Any additional occurrences of terrorist attacks or other extraordinary events that capture significant attention worldwide may result in similar reductions in the use of and demand for advertising on the Internet and may significantly decrease DoubleClick's revenue for an indefinite period of time.

ADVERTISERS MAY BE RELUCTANT TO DEVOTE A PORTION OF THEIR BUDGETS TO INTERNET ADVERTISING AND DIGITAL MARKETING SOLUTIONS.

    Companies doing business on the Internet, including DoubleClick, must compete with traditional advertising media, including television, radio, cable and print, for a share of advertisers' total marketing budgets. Potential customers may be reluctant to devote a significant portion of their marketing budget to Internet advertising or digital marketing solutions if they perceive the Internet to be a limited or ineffective marketing medium. Any shift in marketing budgets away from Internet advertising spending or digital marketing solutions could materially and adversely affect DoubleClick's business, results of operations or financial condition.

THE LACK OF APPROPRIATE ADVERTISING MEASUREMENT STANDARDS OR TOOLS MAY CAUSE DOUBLECLICK TO LOSE CUSTOMERS OR PREVENT DOUBLECLICK FROM CHARGING A SUFFICIENT AMOUNT FOR ITS PRODUCTS AND SERVICES.

    Because digital marketing remains a new discipline, there are currently no generally accepted methods or tools for measuring the efficacy of digital marketing, as there are for advertising in television, radio, cable and print. Many traditional advertisers may be reluctant to spend sizable portions of their budget on digital marketing until there exist widely accepted methods and tools that measure the efficacy of their campaigns.

    DoubleClick's customers may also challenge or refuse to accept DoubleClick's research and reporting offerings. A competitor's research and reporting offerings may gain broader acceptance. DoubleClick could lose customers or fail to gain customers if its products and services do not utilize the generally accepted measuring methods and tools. Further, new measurement standards

                                       29





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and tools could require DoubleClick to change its business and the means used to charge its customers, which could result in a loss of customer revenues. Even if DoubleClick's products and services become widely accepted, DoubleClick may find that the profit potential of its research and reporting offerings is limited, and that spending by traditional advertisers does not appreciably increase as a result.

NEW LAWS IN THE UNITED STATES AND INTERNATIONALLY COULD HARM DOUBLECLICK'S BUSINESS.

    Laws applicable to Internet communications, e-commerce, Internet advertising, data protection and direct marketing are becoming more prevalent in the United States and worldwide. For example, various U.S. state and foreign governments may attempt to regulate DoubleClick's ad delivery or levy sales or other taxes on DoubleClick's activities.

    In addition, the laws governing the Internet remain largely unsettled, even in areas where there has been some legislative action. It is difficult to determine whether and how existing laws such as those governing intellectual property, data protection, libel and taxation apply to the Internet, Internet advertising and DoubleClick's business.

    The growth and development of Internet commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad. These proposals may seek to impose additional burdens on companies conducting business over the Internet. In particular, new limitations on the collection and use of information relating to Internet users are currently being considered by legislatures and regulatory agencies in the United States and internationally. DoubleClick is unable to predict whether any particular proposal will pass, or the nature of the limitations in those proposals. Since many of the proposals are in their development stage, DoubleClick cannot yet determine the impact these may have on DoubleClick's business. In addition, it is possible that changes to existing law, including both amendments to existing law and new interpretations of existing law, could have a material and adverse impact on DoubleClick's business, financial condition and results of operations.

    The following are examples of proposals currently being considered in the United States and internationally:

     Legislation has been proposed in some jurisdictions to regulate the use of cookie technology. DoubleClick's technology uses cookies for ad targeting and reporting, among other things. It is possible that the changes required for compliance are commercially unfeasible, or that DoubleClick is simply unable to comply and, therefore, may be required to discontinue the relevant business practice.

     Data protection officials in certain European countries have voiced the opinion that a Internet protocol address is personally-identifiable information. In those countries in which this opinion prevails, the applicable national data protection law could be interpreted to subject DoubleClick to a more restrictive regulatory regime. DoubleClick cannot assure you that its current policies and procedures would meet more restrictive standards. The cost of such compliance could be material and DoubleClick may not be able to comply with the applicable national regulations in a timely or cost-effective manner.

     Legislation has been proposed to prohibit the sending of 'unsolicited commercial email' or 'spam.' It is possible that legislation will be passed that requires DoubleClick to change its current practices, or subject DoubleClick to increased legal liability for its consent-based email delivery and list services business.

     Legislation is under consideration that would regulate the practice of online preference marketing, as practiced by DoubleClick and other Network Advertising Initiative member companies. Such legislation, if passed, could require DoubleClick to change or discontinue its plans for online preference marketing services. The changes DoubleClick may be required to make could diminish the market acceptance of DoubleClick's offerings.

     The Federal Trade Commission is currently reviewing the need to regulate the manner in which offline information about consumers is collected and used by businesses. The value of the Abacus database, and the future viability of the DoubleClick business, could be adversely affected by legislation or regulation that limits the manner in which offline information about consumers is collected and used.

    Any legislation enacted or regulation issued could dampen the growth and acceptance of the digital marketing industry in general and of DoubleClick's offering in particular. In response to evolving legal requirements, DoubleClick may be compelled to change or discontinue an existing offering, business, or business model, or to cancel a proposed offering or new business. Any of these circumstances could have a material and adverse impact on DoubleClick's business, financial condition and results of operations. These changes could also require DoubleClick to incur significant expenses, and DoubleClick may not find itself able to replace the revenue lost as a consequence of the changes.

    DoubleClick is a member of the Network Advertising Initiative and the Direct Marketing Association, both industry self-regulatory organizations. DoubleClick cannot assure you that these organizations will not adopt additional, more burdensome guidelines, which could materially and adversely affect the business, financial condition and results of operations of DoubleClick.

DEMAND FOR DOUBLECLICK'S PRODUCTS AND SERVICES MAY DECLINE DUE TO THE PROLIFERATION OF SOFTWARE DESIGNED TO PREVENT THE DELIVERY OF INTERNET ADVERTISING OR BLOCK THE USE OF COOKIES.

    DoubleClick's business may be adversely affected by the adoption by computer users of technologies that harm the performance of DoubleClick's products and services. For example, computer users may use software designed to filter or prevent the delivery of Internet advertising, or Internet browsers set to block the use of cookies. DoubleClick cannot assure you that the number of computer users who employ these or other similar technologies will not increase, thereby diminishing the efficacy of DoubleClick's products and services. In the case that one or more of these technologies are widely adopted, demand for DoubleClick's products and services would decline.

DOUBLECLICK'S BUSINESS MAY SUFFER IF THE WEB INFRASTRUCTURE IS UNABLE TO EFFECTIVELY SUPPORT THE GROWTH IN DEMAND PLACED ON IT.

    DoubleClick's success will depend, in large part, upon the maintenance of the Web infrastructure, such as a reliable network backbone with the necessary speed, data capacity and security and timely development of enabling products such as high speed modems, for providing reliable Web access and services and improved content. DoubleClick cannot assure you that the Web infrastructure will continue to effectively support the demands placed on it as the Web continues to experience increased numbers of users, frequency of use or increased bandwidth requirements of users. Even if the necessary infrastructure or technologies are developed, DoubleClick may have to spend considerable amounts to adapt DoubleClick's solutions accordingly. Furthermore, the Web has experienced a variety of outages and other delays due to damage to portions of its infrastructure. These outages and delays could impact the Web sites of Web publishers using DoubleClick's solutions and the level of user traffic on Web sites on DoubleClick's DoubleClick networks.

DOUBLECLICK DATA IS DEPENDENT ON THE SUCCESS OF THE DIRECT MARKETING INDUSTRY FOR ITS FUTURE SUCCESS.

    The future success of DoubleClick Data is dependent in large part on the continued demand for DoubleClick's services from the direct marketing industry, including the catalog industry, as well as the continued willingness of catalog operators to contribute their data to DoubleClick. Most of DoubleClick's Abacus customers are large consumer merchandise catalog operators in the United States. A significant downturn in the direct marketing industry generally, including the catalog industry, or withdrawal by a substantial number of catalog operators from the Abacus Alliance, would have a material adverse effect on DoubleClick's business, financial condition and results of operations. Many industry experts predict that electronic commerce, including the purchase of

                                       31





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merchandise and the exchange of information via the Internet or other media, will increase significantly in the future. To the extent this increase occurs, companies that now rely on catalogs or other direct marketing avenues to market their products may reallocate resources toward these new direct marketing channels and away from catalog-related marketing or other direct marketing avenues, which could adversely affect demand for some DoubleClick Data services. In addition, the effectiveness of direct mail as a marketing tool may decrease as a result of consumer saturation and increased consumer resistance to direct mail in general.

INCREASES IN POSTAL RATES AND PAPER PRICES COULD HARM DOUBLECLICK DATA.

    The direct marketing activities of DoubleClick's Abacus Alliance customers are adversely affected by postal rate increases, especially increases that are imposed without sufficient advance notice to allow adjustments to be made to marketing budgets. Higher postal rates may result in fewer mailings of direct marketing materials, with a corresponding decline in the need for some of the direct marketing services offered by DoubleClick. Increased postal rates can also lead to pressure from DoubleClick's customers to reduce DoubleClick's prices for its services in order to offset any postal rate increase. Higher paper prices may also cause catalog companies to conduct fewer or smaller mailings which could cause a corresponding decline in the need for DoubleClick's services. DoubleClick's customers may aggressively seek price reductions for DoubleClick's services to offset any increased materials cost. Any of these occurrences could materially and adversely affect the business, financial condition and results of operations of DoubleClick's Abacus business.

RISKS RELATED TO MESSAGEMEDIA

    In addition to the risks relating to the merger and DoubleClick discussed above, MessageMedia is subject to its own specific risks relating to its business model, strategy and the legal, regulatory and business environment, including those set forth below.

MESSAGEMEDIA HAS A HISTORY OF OPERATING LOSSES AND FUTURE LOSSES ARE LIKELY.


    MessageMedia had an accumulated deficit of approximately $213 million as of September 30, 2001. MessageMedia has not achieved profitability and expects to continue to incur operating losses at least through the first quarter of 2002. MessageMedia intends to continue to invest in research and development and strategic marketing activities. Accordingly, MessageMedia expects to continue to incur significant operating expenditures and, as a result, will need to generate significant revenues to achieve and maintain profitability. MessageMedia cannot assure you that it will achieve sufficient revenues for profitability. Even if MessageMedia does achieve profitability, it cannot assure you that it can sustain or increase profitability on a quarterly or annual basis in the future. If revenues grow slower than MessageMedia anticipates, or if operating expenses exceed its expectations or cannot be adjusted accordingly, MessageMedia likely will incur future operating losses.



MESSAGEMEDIA MAY NOT HAVE SUFFICIENT UNRESTRICTED CASH TO SATISFY THE TERMS OF A $3.0 MILLION BANK LOAN, WHICH WOULD ENTITLE THE LENDER TO REQUIRE ITS IMMEDIATE REPAYMENT AND COULD LEAD TO MESSAGEMEDIA'S INSOLVENCY.



    In connection with the execution of the amended and restated merger agreement, DoubleClick loaned MessageMedia $1.5 million for operating requirements that arise in the ordinary course of business. MessageMedia currently has a bank loan from Wells Fargo Equipment Finance, or Wells Fargo. A financial covenant of the loan agreement requires that MessageMedia maintain an unrestricted cash balance of at least $2.0 million. Assuming this merger closes on or before January 8, 2002, MessageMedia currently forecasts that it will have sufficient unrestricted cash to prevent triggering Wells Fargo's right to require immediate repayment of the bank loan prior to the closing of this merger. If the termination date of the merger is extended and the merger closes after January 15, 2002 or if the merger is not consummated pursuant to the terms of the amended and restated merger agreement, MessageMedia currently forecasts that it will not have sufficient unrestricted cash to comply with the Wells Fargo loan and that Wells Fargo will have the right to require its repayment during January 2002 or February 2002. If Wells Fargo exercises its right to require immediate repayment at any time, unless MessageMedia has previously secured alternative


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sources of funding, MessageMedia would have insufficient working capital to remain solvent. In addition, any default under the Wells Fargo loan agreement could lead to cross-defaults under other credit arrangements to which MessageMedia is a party and cause MessageMedia's insolvency.



MESSAGEMEDIA MAY NOT BE ABLE TO SECURE ADDITIONAL FINANCING TO SUPPORT ITS CAPITAL NEEDS, WHICH COULD RESULT IN ITS INSOLVENCY.



    If the merger with DoubleClick does not occur, it will be necessary for MessageMedia to raise additional capital quickly in order to maintain its operations. Any required additional financing might not be available when needed. If MessageMedia's common stock is delisted from The Nasdaq National Market, MessageMedia's ability to raise capital through debt or equity financing will be further impaired. If additional financing is not available when required, MessageMedia may be unable to fund its operations or repay its outstanding obligations, which could result in its insolvency.



MESSAGEMEDIA MAY NOT BE ABLE TO SECURE ADDITIONAL FINANCING ON FAVORABLE TERMS, WHICH COULD ADVERSELY AFFECT YOUR OWNERSHIP INTEREST AND RIGHTS.



    MessageMedia may not be able to secure additional financing on favorable terms due to current market conditions or its potential delisting from The Nasdaq National Market. In addition, the terms of the amended and restated merger agreement prohibit MessageMedia from raising additional funds while such agreement is in effect by issuing debt or equity securities unless DoubleClick agrees. If MessageMedia delays its efforts to obtain additional financing and the merger does not close, MessageMedia will need to raise additional funds quickly. These funds may not be available on terms that are favorable to MessageMedia or its current equity holders. As a result of any of the factors listed above, you may experience significant dilution of your ownership interest and securities may be issued with rights senior to your rights.


MESSAGEMEDIA ANTICIPATES FLUCTUATIONS IN ITS FUTURE OPERATING RESULTS, WHICH COULD CAUSE ITS STOCK PRICE TO FALL.

    MessageMedia expects that its future operating results will fluctuate significantly, both in absolute terms and relative to analyst and investor expectations, which could cause its stock price to fall. These fluctuations may be due to a number of factors, many of which are beyond MessageMedia's control. Some of the factors that may cause fluctuations include the following:

     fluctuating market demand for MessageMedia's e-messaging solutions;

     difficulties in the integration of existing technologies and the development or deployment of new products or services;

     seasonal and cyclical spending patterns in MessageMedia's industry;

     the mix of the products and services provided by MessageMedia; and

     the cost of compliance with applicable government regulations, including privacy legislation.

    MessageMedia's revenue for the foreseeable future will remain dependent on sales of e-messaging solutions, the fees that MessageMedia charges for its services and license fees for software products. These future revenues may fluctuate due to the factors listed above and therefore are difficult to forecast. As a result, MessageMedia may be unable to adjust its internal operating expenses quickly enough to offset any unexpected revenue shortfall. If MessageMedia has a shortfall in revenue in relation to its expenses, or if its expenses precede increased revenue, MessageMedia's financial condition would be materially and adversely affected. This could affect the market price of MessageMedia's common stock in a manner that may be unrelated to MessageMedia's long-term operating performance.

    Due to these risks, MessageMedia believes that period-to-period comparisons of its operating results are not meaningful and should not be relied upon as an indication of its future performance.

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MESSAGEMEDIA'S STOCK PRICE HAS BEEN VOLATILE IN THE PAST AND MAY BE VOLATILE IN
THE FUTURE DUE TO REASONS OTHER THAN ITS OPERATING RESULTS.

    MessageMedia's common stock has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to MessageMedia's operating performance. The trading price of MessageMedia's common stock has in the past and could in the future fluctuate in response to factors such as:

     changes in recommendations of securities analysts;

     announcements of technological innovations or of new services or products by MessageMedia or its competitors;

     publicity regarding actual or potential results with respect to technologies, services or products under development by MessageMedia or its competitors; and

     limited investment analyst coverage.

    In addition, the stock market has experienced extreme price and volume fluctuations. The market prices of securities of Internet-related companies have been especially volatile. If such volatility continues, MessageMedia's stock price may fluctuate greatly regardless of MessageMedia's operating results.

MESSAGEMEDIA IS AT RISK OF SECURITIES CLASS ACTION LITIGATION DUE TO ITS EXPECTED STOCK PRICE VOLATILITY, WHICH COULD NEGATIVELY IMPACT ITS BUSINESS.

    In the past, securities class action litigation has often been brought against companies following periods of volatility in the market prices of their securities. MessageMedia may in the future be the target of similar litigation. Securities litigation could harm MessageMedia's reputation, result in substantial costs and divert MessageMedia's management's attention and resources, regardless of the merits or outcome of the case.

MESSAGEMEDIA'S COMMON STOCK MAY BE DELISTED FROM THE NASDAQ NATIONAL MARKET, RESULTING IN A LIMITED PUBLIC MARKET FOR ITS COMMON STOCK.

    MessageMedia's common stock is currently listed on The Nasdaq National Market under the symbol `MESG,' but is currently trading below the minimum bid price required by The Nasdaq National Market for continued listing. MessageMedia's common stock was scheduled to be delisted from The Nasdaq National Market due to MessageMedia's failure to comply with the continued listing requirements. On October 3, 2001, however, Nasdaq notified MessageMedia that it had suspended the minimum bid price requirement until January 2, 2002. If MessageMedia continues not to meet the minimum bid price requirement after January 2, 2002 or any other continued listing requirement, then MessageMedia's common stock could be delisted from The Nasdaq National Market.

    If MessageMedia's common stock is delisted from The Nasdaq National Market, trading, if any, will be conducted in the over-the-counter market in the so-called 'pink sheets' or the OTC Bulletin Board, which was established for securities that do not meet the listing requirements of The Nasdaq National Market. Consequently, selling MessageMedia's common stock would be more difficult because smaller quantities of shares can be bought and sold, transactions can be delayed and security analysts' and news media's coverage of MessageMedia may be reduced. These factors could result in lower prices and larger spreads in the bid and ask prices for shares of MessageMedia's common stock.

    In addition, if MessageMedia's common stock is delisted from The Nasdaq National Market, MessageMedia's common stock may become subject to the 'penny stock' regulations, including Rule 15g-9 under the Securities Exchange Act of 1934. That rule imposes additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may affect the ability of broker-dealers to sell MessageMedia's common stock and affect the ability of holders to sell their shares of MessageMedia's common stock in the secondary market. In the event that

                                       34





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MessageMedia's common stock becomes subject to the penny stock rules, the market liquidity for the shares would be adversely affected.


SUBSTANTIAL SALES OF MESSAGEMEDIA'S COMMON STOCK BY ITS LARGE STOCKHOLDERS COULD CAUSE MESSAGEMEDIA'S STOCK PRICE TO FALL.


    A small number of stockholders hold a large portion of MessageMedia's common stock. To the extent MessageMedia's large stockholders sell substantial amounts of MessageMedia's common stock in the public market, the market price of MessageMedia's common stock could fall. A private placement transaction completed by MessageMedia in February 2001 increased both the number of its securities that will become available for resale to the public and the number of its securities held by several of MessageMedia's larger stockholders. In this instance, MessageMedia issued 7,746,479 shares of its common stock to affiliates of SOFTBANK Venture Capital, who together constitute MessageMedia's largest stockholder, 704,225 shares to affiliates of Pequot Capital Management, Inc., and 2,816,902 shares to Rebar LLC. If the merger is not consummated, these investors may demand that MessageMedia effect the registration of these shares, after which they may be sold in the public markets without restriction.

MESSAGEMEDIA'S FAILURE TO ENHANCE ITS EXISTING PRODUCTS AND SERVICES OR INTRODUCE NEW PRODUCTS AND SERVICES ON A TIMELY BASIS COULD CAUSE ITS REVENUES TO FALL.

    MessageMedia continually strives to develop significant enhancements to its products and services and introduce new products and services. MessageMedia may not be able to develop the underlying core technologies necessary to create new enhancements or new products and services and may not be able to license those technologies from third parties, on a timely basis or at all. Any delay or difficulty associated with the introduction of these enhancements, new products or new services by MessageMedia could cause its customers to use the products and services of its competitors. This could cause MessageMedia's revenues to decline.

IF MESSAGEMEDIA FAILS TO EFFECTIVELY MANAGE CHANGES TO ITS OPERATIONS, ITS BUSINESS COULD SUFFER.

    MessageMedia continues to adjust the scope of its operations and manage adjustments to the size of its workforce. Rapid changes to its business have placed and may continue to place a significant strain on MessageMedia's management systems and resources. MessageMedia expects that it will need to continue to improve its financial and managerial controls and reporting systems and procedures. MessageMedia's business, results of operations and financial condition will be harmed if MessageMedia is unable to effectively manage these changes to its operations.

MESSAGEMEDIA DEPENDS ON THIRD-PARTY INTERNET AND TELECOMMUNICATIONS PROVIDERS TO OPERATE ITS BUSINESS. INTERRUPTIONS IN THE SERVICES THESE COMPANIES PROVIDE COULD HAVE AN ADVERSE EFFECT ON MESSAGEMEDIA'S REVENUE.

    MessageMedia depends heavily on several third-party providers of Internet and related telecommunication services, including hosting and co-location companies, in operating its business. These companies may not continue to provide services to MessageMedia without disruptions in service or within the time frame required by MessageMedia, at the current cost or at all. These disruptions in or loss of services could cause a loss of revenue and customers. The costs associated with any transition to a new service provider would be substantial, requiring MessageMedia to reengineer its computer systems and telecommunications infrastructure to accommodate a new service provider. This process would be both expensive and time-consuming.

COMPETITION IN MESSAGEMEDIA'S INDUSTRY IS INTENSE AND LIKELY WILL CONTINUE TO INTENSIFY, WHICH COULD CAUSE A LOSS OF MARKET SHARE AND REVENUE.

    The market for MessageMedia's products and services is intensely competitive. MessageMedia's principal competitors are in the e-messaging services arena, but MessageMedia also competes for a share of advertisers' total advertising budgets with traditional advertising media such as television, radio, cable and print. Consequently, MessageMedia competes with advertising and direct marketing agencies. There are no substantial barriers to entry into MessageMedia's business and

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MessageMedia expects that established and new entities, such as Internet service providers, will enter the market for e-messaging solutions.

    MessageMedia also expects that competition within its market may increase as a result of industry consolidation. Potential competitors may choose to enter the market for e-messaging solutions by acquiring one or more of MessageMedia's existing competitors or by forming strategic alliances with such competitors. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products or services to address the needs of MessageMedia's potential customers. Accordingly, it is possible that new competitors or alliances may emerge and rapidly acquire significant market share.

    Many of MessageMedia's current and potential competitors have longer operating histories, greater name recognition, larger customer bases, more diversified lines of products and services and significantly greater resources than MessageMedia does. These competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential customers. In addition, many of MessageMedia's current or potential competitors have broad distribution channels that may result in better access to end-users or purchasers. Increased competition as a result of any of the above factors may result in price reductions, reduced revenues and loss of market share, any of which would harm MessageMedia's business, results of operations and financial condition.

TECHNICAL STANDARDS UPON WHICH MESSAGEMEDIA'S PRODUCTS AND SERVICES ARE BASED ARE RAPIDLY CHANGING, WHICH COULD CAUSE REVENUES TO DECLINE.

    The e-messaging market is characterized by rapidly changing technical standards. MessageMedia's products and services are designed around current technical standards and its revenue depends on continued industry acceptance of these standards. While MessageMedia intends to provide compatibility with the most popular industry standards, widespread adoption of a proprietary or closed standard could prevent MessageMedia from doing so. The standards on which MessageMedia's products and services are or will be based may not be accepted by the industry, which would make it more difficult for MessageMedia to generate future revenues.

MESSAGEMEDIA'S COMPETITORS MAY DEVELOP PRODUCTS OR SERVICES THAT RENDER MESSAGEMEDIA'S PRODUCTS AND SERVICES UNCOMPETITIVE, WHICH COULD CAUSE A DECREASE IN REVENUES.

    New market entrants have introduced or are developing products and services for use on the Internet that compete with MessageMedia's products. The products, services or technologies developed by others may render MessageMedia's products and services uncompetitive or obsolete. Accordingly, MessageMedia's future success will depend on its ability to adapt to rapidly changing technologies, enhance existing solutions, and develop and introduce a variety of new solutions to address its customers' changing demands. MessageMedia may experience difficulties that could delay or prevent the successful design, development, introduction or marketing of its solutions. In addition, MessageMedia's new solutions or enhancements to new or existing solutions must meet the requirements of its current and prospective customers. Material delays in introducing new solutions and enhancements may cause customers to forego purchases of MessageMedia's solutions and purchase those of its competitors, which would negatively impact MessageMedia's revenues.

EMAIL MARKETING MAY NOT GAIN MARKET ACCEPTANCE, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON MESSAGEMEDIA'S BUSINESS.

    The degree to which MessageMedia's e-messaging platform is accepted and used in the marketplace depends on market acceptance of email as a method for targeted marketing of products and services. MessageMedia's ability to successfully differentiate its services from random mass emailing products and services, which have encountered substantial resistance from consumers, also will be important. Businesses that already have invested substantial resources in traditional or other methods of marketing may be reluctant to adopt new commercial methods or strategies, such as email marketing. In addition, individuals with established patterns of purchasing goods and services based on traditional marketing methods may be reluctant to alter those

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patterns. As a result of the factors listed above, email marketing may not be accepted by the marketplace, which would have a material adverse effect on MessageMedia's business.

MESSAGEMEDIA FACES RISKS OF DEFECTS AND DEVELOPMENT DELAYS IN ITS PRODUCTS AND SERVICES, WHICH COULD HARM ITS REPUTATION AND REVENUE GROWTH.

    Products and services based on sophisticated software and computing systems often encounter defects and development delays. MessageMedia's underlying software may contain hidden errors and failures when introduced or when usage increases. MessageMedia may experience delays in the development of the software and computing systems underlying its services. MessageMedia may not locate these errors if they occur. These occurrences could harm MessageMedia's reputation and revenue growth.

ANY SYSTEM FAILURE MAY HARM MESSAGEMEDIA'S BUSINESS OR REPUTATION.

    The continuing and uninterrupted performance of MessageMedia's computer systems and MessageMedia's customers' computer systems is critical to MessageMedia's ability to provide outsourced services. Sustained or repeated system failures would reduce the attractiveness of MessageMedia's solutions to its customers and could harm MessageMedia's business reputation. MessageMedia's systems are dependent in part upon its ability to protect its operating systems against physical damage from acts of terrorism, fire, floods, earthquakes, power loss, telecommunications failures and similar events. MessageMedia does not currently have redundant, multiple site capacity in the event of any such occurrence. MessageMedia's systems also are potentially vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with its computer systems. To the extent that MessageMedia does not effectively address any system failures, MessageMedia's business, results of operations and financial condition would be materially and adversely affected.

MESSAGEMEDIA FACES SECURITY RISKS AND POTENTIAL LIABILITY ASSOCIATED WITH MISAPPROPRIATION OF CONFIDENTIAL INFORMATION, WHICH COULD HARM MESSAGEMEDIA'S BUSINESS.

    MessageMedia currently retains highly confidential customer information in a secure database server. MessageMedia cannot assure you, however, that it will be able to prevent unauthorized access to and use of this database server. Any unauthorized access to or use of MessageMedia's servers could result in the theft of confidential customer information such as email addresses. It also is possible that one of MessageMedia's employees could attempt to misuse confidential customer information, exposing MessageMedia to liability. MessageMedia's use of disclaimers and limitation of warranty provisions in its customer agreements in an attempt to limit its liability to its customers may not be effective in limiting its exposure to damage claims.

IF MESSAGEMEDIA IS UNABLE TO EFFECTIVELY PROTECT ITS PROPRIETARY RIGHTS, ITS COMPETITORS MAY GAIN ACCESS TO ITS TECHNOLOGY, WHICH COULD IMPAIR ITS COMPETITIVENESS OR CAUSE ITS EXISTING PRODUCTS AND SERVICES TO BECOME OBSOLETE.

    MessageMedia relies on a combination of trade secret, copyright and trademark laws, nondisclosure agreements and other contractual provisions and technical measures to protect its proprietary rights. These legal protections, however, may be inadequate to safeguard the proprietary software underlying MessageMedia's products and services, and MessageMedia may not have adequate remedies for any breach. In addition, MessageMedia has applied for various patents and trademarks, including trademarks for 'MessageMedia' and 'UnityMail,' and cannot assure you that any of these applications will be approved. MessageMedia's competitors also may be able to develop e-messaging technologies that are functionally equivalent to MessageMedia's without infringing any of MessageMedia's proprietary rights.

    Parties may also attempt to disclose, obtain or use MessageMedia's solutions or technologies. MessageMedia cannot assure you that the steps it has taken will prevent misappropriation of its solutions or technologies, particularly in foreign countries where laws or law enforcement practices may not protect MessageMedia's proprietary rights as fully as in the United States.

    Any failure by MessageMedia to adequately protect its proprietary rights may allow MessageMedia's competitors to gain access to MessageMedia's technology. This may result in

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MessageMedia's competitors developing functionally equivalent or superior
e-messaging technologies, which may impair MessageMedia's competitiveness or render its existing products and services obsolete.

MESSAGEMEDIA MAY BECOME SUBJECT TO INCREASED GOVERNMENT REGULATION, WHICH COULD MAKE ITS BUSINESS MORE COSTLY TO OPERATE OR DECREASE THE DEMAND FOR ITS PRODUCTS AND SERVICES.

    Laws and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent. MessageMedia believes that it currently is not subject to direct regulation by any governmental agency in the United States, other than regulations that are generally applicable to all businesses, newly enacted laws prohibiting the sending of `spam' and laws intended to protect minors. A number of legislative and regulatory proposals are under consideration by federal and state lawmakers and regulatory bodies and may be adopted with respect to the Internet. Some of the issues that such laws or regulations may cover include user privacy, obscenity, fraud, pricing and characteristics and quality of products and services. The adoption of any such laws or regulations may hinder the growth of the Internet, which could in turn decrease the projected demand for MessageMedia's products and services or increase its cost of doing business. Moreover, the applicability to the Internet of existing U.S. and international laws governing issues such as property ownership, copyright, trade secret, libel, taxation and personal privacy is uncertain and developing. Any new application or interpretation of existing laws could have a material adverse effect on MessageMedia's business.

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         FORWARD-LOOKING STATEMENTS IN THIS PROXY STATEMENT/PROSPECTUS

    This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain forward-looking statements within the 'safe harbor' provisions of the Private Securities Litigation Reform Act of 1995 with respect to DoubleClick's and MessageMedia's financial conditions, results of operations and businesses and the expected impact of the merger on DoubleClick and MessageMedia. Words such as 'anticipates,' 'expects,' 'intends,' 'plans,' 'believes,' 'seeks,' 'estimates,' and similar expressions indicate forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. In evaluating the merger, you should carefully consider the discussion of risks and uncertainties in the immediately preceding section entitled 'Risk Factors,' those set forth under 'The Merger -- Background of the Merger,' 'The Merger -- MessageMedia's Reasons for the Merger; Recommendation of MessageMedia's Board of Directors in Favor of the Merger' and 'The Merger -- Opinion of MessageMedia's Financial Advisor,' and in the information incorporated by reference into this proxy statement/prospectus and included elsewhere in this proxy statement/prospectus.

    Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date of this proxy statement/prospectus, or, in the case of documents incorporated by reference, the date of those documents.

    All subsequent written and oral forward-looking statements attributable to DoubleClick or MessageMedia or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither DoubleClick nor MessageMedia assumes any obligation to update any such forward-looking statements to reflect events or circumstances occurring after the date of this proxy statement/prospectus.

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                       THE SPECIAL STOCKHOLDERS' MEETING

GENERAL


    We are furnishing this proxy statement/prospectus to holders of MessageMedia common stock in connection with the solicitation of proxies by MessageMedia's board of directors for use at MessageMedia's special stockholders' meeting to be held on January 4, 2002, and any adjournment or postponement of that meeting.



    This proxy statement/prospectus is first being mailed to MessageMedia stockholders on or about December [ ], 2001. This proxy statement/prospectus is also being furnished to MessageMedia's stockholders as a prospectus in connection with the issuance by DoubleClick of shares of DoubleClick common stock as contemplated by the amended and restated merger agreement.


DATE, TIME AND PLACE


    MessageMedia's special stockholders' meeting will be held on January 4, 2002 at 9:00 a.m., local time, at MessageMedia's principal offices, located at 371 Centennial Parkway, Louisville, Colorado 80027.


MATTERS TO BE CONSIDERED AT THE SPECIAL STOCKHOLDERS' MEETING

    At the MessageMedia special stockholders' meeting, and any adjournment or postponement of the special stockholders' meeting, MessageMedia stockholders will be asked to:

     consider and vote upon the adoption of the amended and restated merger agreement;

     grant MessageMedia's board of directors discretionary authority to adjourn the special stockholders' meeting to solicit additional votes for adoption of the agreement; and

     transact such other business as may properly come before the special stockholders' meeting.

RECORD DATE


    MessageMedia's board of directors has fixed the close of business on November 5, 2001 as the record date for determination of MessageMedia's stockholders entitled to notice of and to vote at the special stockholders' meeting.


VOTING OF PROXIES

    MessageMedia requests that its stockholders complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to MessageMedia. Brokers holding shares in 'street name' may vote the shares only if the stockholder provides instructions on how to vote. Brokers will provide instructions to beneficial owners on how to direct the broker to vote the shares. All properly executed proxies that MessageMedia receives prior to the vote at the special stockholders' meeting and that are not revoked will be voted in accordance with the instructions indicated on the proxies or, if no direction is indicated, to adopt the amended and restated merger agreement. MessageMedia's board of directors does not currently intend to bring any other business before the special stockholders' meeting and MessageMedia's board of directors currently is not aware of any other matters to be brought before the special stockholders' meeting. If other business that MessageMedia's board of directors did not know, a reasonable time before the solicitation, was to be presented at the meeting properly comes before the special stockholders' meeting, the proxies will be voted in accordance with the judgment of the proxyholders.

    A stockholder may revoke his or her proxy at any time prior to its use:

     by delivering to the Secretary of MessageMedia a signed notice of revocation or a later-dated, signed proxy; or

     by attending the special stockholders' meeting and voting in person.

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    Attendance at the special stockholders' meeting does not in itself constitute the revocation of a proxy.

VOTE REQUIRED


    As of the close of business on November 5, 2001, there were 68,754,942 shares of MessageMedia common stock outstanding and entitled to vote. The approval of the holders of a majority of the outstanding shares of MessageMedia common stock outstanding as of this date is required to adopt the amended and restated merger agreement. MessageMedia stockholders have one vote per share of MessageMedia common stock owned on the record date.



    As of November 5, 2001, directors and executive officers of MessageMedia and their affiliates beneficially owned an aggregate of 25,662,381 shares of MessageMedia common stock, exclusive of any shares issuable upon the exercise of options or warrants, or approximately 37.3% of the shares of MessageMedia common stock outstanding on such date. Pursuant to amended and restated stockholder agreements in the form attached to this proxy statement/prospectus as Appendix B, MessageMedia stockholders have agreed to vote 25,661,381 shares of MessageMedia common stock, or approximately 37.3% of MessageMedia's common stock outstanding as of November 5, 2001, for adoption of the amended and restated merger agreement. As of November 5, 2001, directors and executive officers of DoubleClick did not own any shares of MessageMedia common stock. See 'The
Merger -- Interests of MessageMedia's Directors and Officers in the Merger.'


QUORUM; ABSTENTIONS AND BROKER NON-VOTES

    The required quorum for the transaction of business at the MessageMedia special stockholders' meeting is a majority of the shares of MessageMedia common stock issued and outstanding on the record date. Abstentions and broker non-votes each will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum. Because adoption of the amended and restated merger agreement requires the affirmative vote of a majority of the outstanding shares of MessageMedia common stock entitled to vote, abstentions and broker non-votes will have the same effect as votes against adoption of the amended and restated merger agreement. In addition, the failure of a MessageMedia stockholder to return a proxy or otherwise vote will have the effect of a vote against adoption of the amended and restated merger agreement. Brokers holding shares for beneficial owners cannot vote on the actions proposed in this proxy statement/prospectus without the owners' specific instructions. Accordingly, MessageMedia stockholders are urged to return the enclosed proxy card marked to indicate their vote.

SOLICITATION OF PROXIES AND EXPENSES

    In addition to solicitation by mail, the directors, officers and employees of MessageMedia may solicit proxies from MessageMedia's stockholders by telephone, facsimile or in person. No additional compensation will be paid to directors, officers or employees of MessageMedia for any solicitations. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners. The expenses of soliciting proxies, including expenses related to the printing and mailing of this proxy statement/prospectus, are being shared equally by DoubleClick and MessageMedia.

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                                   THE MERGER

    This section of the proxy statement/prospectus describes material aspects of the proposed merger. While we believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. MessageMedia stockholders should read the entire amended and restated merger agreement and the other documents we refer to carefully and in their entirety for a more complete understanding of the merger.

BACKGROUND OF THE MERGER

    During the first week of January 2001, Court Cunningham, DoubleClick's Vice President and General Manager of DARTMail Technology, called A. Laurence Jones, MessageMedia's President and Chief Executive Officer, and Mary Beth Loesch, MessageMedia's Senior Vice President Corporate Development, to set up a meeting on January 8, 2001 to discuss ways in which DoubleClick and MessageMedia could potentially work together. At this meeting, Mr. Cunningham provided a high level overview of DoubleClick's strategy in email marketing.

    On January 18, 2001, Mr. Cunningham and David Rosenblatt, DoubleClick's President of Technology, Data and Research, called Mr. Jones and Ms. Loesch to express DoubleClick's interest in continuing discussions with MessageMedia.

    On February 6, 2001, during a regularly scheduled meeting of the MessageMedia board of directors, the board discussed strategic options for MessageMedia. The discussions focused on potential business combinations with companies in the traditional and Internet marketing services industry, including DoubleClick. Due to DoubleClick's interest in MessageMedia, MessageMedia's board of directors' assessment of MessageMedia's strategic fit with DoubleClick, and DoubleClick's financial strength and ability to consummate a business combination with MessageMedia, a decision was made by MessageMedia's board of directors to contact DoubleClick and have further discussions. After the meeting, Gerald Poch, Co-Chairman of the MessageMedia board of directors, called Kevin Ryan, DoubleClick's Chief Executive Officer, and Mr. Jones called Mr. Cunningham. The parties agreed to schedule a subsequent meeting with several senior executives of each company.

    On February 21, 2001, Messrs. Ryan, Rosenblatt and Cunningham, Jeffrey Epstein, Executive Vice President of DoubleClick, Jonathan Shapiro, DoubleClick's Senior Vice President of Strategy, Jennifer Haggerty, Director of Corporate Development at DoubleClick and Steven Cohn, an analyst in the Corporate Development group of DoubleClick, met at DoubleClick's New York offices with Messrs. Poch and Jones and Ms. Loesch to discuss the operations and business strategies of MessageMedia and DoubleClick.

    Based on the previous day's discussions, on February 22, 2001, Mses. Haggerty and Loesch executed a mutual confidentiality agreement on behalf of DoubleClick and MessageMedia.

    On March 16, 2001, Ms. Haggerty discussed the preliminary terms of a potential acquisition of MessageMedia with Mr. Poch and separately with Ms. Loesch.

    On March 20, 2001, Mr. Cunningham and Scott Knoll, DoubleClick's Vice President of Operations, Global TechSolutions, met at MessageMedia's offices in Louisville, Colorado with Mr. Jones, Ms. Loesch and Prabhuling Patel, MessageMedia's Senior Vice President and General Manager of Online Marketing and Communications. At this meeting, Mr. Cunningham and Mr. Knoll learned more about MessageMedia's products and services.

    On March 23, 2001, Jeremy Palley, an associate in the Corporate Development group of DoubleClick, called Ms. Loesch and made a verbal non-binding offer for DoubleClick to acquire MessageMedia in a stock-for-stock exchange. Following this discussion, Ms. Haggerty submitted a non-binding indication of interest and term sheet to Ms. Loesch.

    On March 27, 2001, the MessageMedia board of directors met to discuss a potential combination with DoubleClick. Between March 27 and March 30, 2001, a series of telephone conversations took place between senior representatives of DoubleClick and MessageMedia to discuss the terms of a potential business combination. On March 30, 2001, MessageMedia and

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DoubleClick determined that the stage of their discussions justified commencing mutual due diligence and the negotiation of definitive documentation, all subject to the approval of each company's board of directors. On March 30, 2001, MessageMedia entered into a limited duration exclusivity agreement with DoubleClick.

    On April 2 and April 3, 2001, a team from DoubleClick and attorneys from Brobeck, Phleger & Harrison LLP, DoubleClick's legal counsel, met with representatives from MessageMedia and with attorneys from Cooley Godward LLP, MessageMedia's legal counsel, at the offices of Cooley Godward in Broomfield, Colorado. The purpose of these meetings was to conduct business, financial and legal due diligence.

    On April 5, 2001, Mr. Ryan telephoned Mr. Jones, and Ms. Haggerty telephoned Ms. Loesch, to inform them that DoubleClick was not interested in pursuing a business combination with MessageMedia based on then current MessageMedia business conditions, including the uncertainty of the liabilities associated with MessageMedia Europe, B.V., and the parties terminated the exclusivity agreement. On April 11, 2001, Ms. Haggerty confirmed with Ms. Loesch that DoubleClick was not interested in pursuing a transaction with MessageMedia.

    On April 12, 2001, the MessageMedia board of directors met during a regularly scheduled meeting and discussed the competitive situation in the email services industry and recent acquisitions of email companies. Based on the changing competitive environment of the email services industry, a decision was made to engage Stephens Inc. to assist MessageMedia in identifying potential acquirors and negotiating for the sale of the company. In late April 2001, Stephens solicited indications of interest for the acquisition of MessageMedia from ten companies, and six of them indicated an interest. Stephens sent information memorandums to the six interested parties and had subsequent conversations regarding the operations of MessageMedia with them. Stephens did not discuss valuation with any of the six interested parties, and neither MessageMedia nor any of the six parties subsequently initiated negotiations for the acquisition of MessageMedia. On May 2, 2001, MessageMedia received a call from an enterprise web solutions company's financial advisor expressing such company's interest in acquiring MessageMedia. MessageMedia executives and their financial advisors met with this company and its financial advisors on May 11, 2001 at MessageMedia's offices in Louisville, Colorado. On May 15, 2001, MessageMedia executives and their financial advisors again met with this company to discuss terms of a potential business combination, including valuation.

    On May 16, 2001, the MessageMedia board of directors met to discuss the proposed transaction with the enterprise web solutions company, the possibility of resuming discussions with DoubleClick and the status of other firms that had expressed an interest in acquiring MessageMedia to Stephens during its marketing process. The discussion focused on the strategic fit of the potential acquirers, such as cross-selling opportunities, the strength of the potential acquirers' financial condition, the ability to increase the scale and scope of the operations of the combined entity and efficiencies that could be achieved through a combination. Based on this discussion and an assessment of the potential acquirers' ability to complete a transaction, the board of directors determined that the enterprise web solutions company and DoubleClick, if it was still interested, represented MessageMedia's best opportunity to complete a transaction with a suitable acquiror within an acceptable time frame. Consequently, the board of directors instructed Mr. Jones to continue discussions with the enterprise web solutions company and also to contact DoubleClick before entering into an exclusive arrangement with the enterprise web solutions company. Negotiations with the six interested parties identified by Stephens in late April 2001 were not actively pursued after this time due to the board of directors' assessment that those parties did not have the ability to complete their due diligence examination of MessageMedia and any potential acquisition of MessageMedia within an acceptable time frame.

    Following the May 16, 2001 MessageMedia board meeting, Mr. Jones placed calls to Messrs. Ryan and Epstein at DoubleClick to determine whether DoubleClick would be interested in resuming discussions concerning acquiring MessageMedia. On May 17, 2001, Mr. Jones, Ms. Loesch, William Buchholz, MessageMedia's Senior Vice President, Finance and Administration, Chief Financial Officer and Secretary, and Pat Hayes, MessageMedia's Director of Financial

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Planning, had a telephone conference call with Mr. Cunningham and William Mills,
DoubleClick's Vice President of Corporate Development, to provide an update on the MessageMedia business. DoubleClick and its attorneys then engaged in additional financial and legal due diligence regarding MessageMedia and its business, including a review of the terms and conditions for the orderly liquidation of MessageMedia B.V., and the scope of the liabilities associated with this liquidation and MessageMedia's other business activities that occurred during the previous month. Following DoubleClick's completion of this review, DoubleClick decided to resume its negotiations with MessageMedia. MessageMedia continued to negotiate with both DoubleClick and the enterprise web solutions company.

    On May 18, 2001, Ms. Haggerty and Mr. Cunningham called Ms. Loesch to further discuss the update on the MessageMedia business and the potential terms of a business combination. Ms. Haggerty then delivered a non-binding term sheet to Ms. Loesch which reflected the terms discussed. Over the next few days, representatives from DoubleClick and MessageMedia held a series of telephone conversations to discuss the potential terms of a business combination. In addition, during this time, MessageMedia continued negotiating potential terms of a business combination with the enterprise web solutions company.

    On May 21, 2001, Brobeck, Phleger & Harrison delivered an initial draft of the merger agreement to MessageMedia and Cooley Godward. That same day, representatives of DoubleClick, Brobeck, Phleger & Harrison, Cooley Godward and MessageMedia resumed business, financial and legal due diligence of MessageMedia and DoubleClick at the Broomfield, Colorado offices of Cooley Godward. The due diligence inspections included numerous discussions between senior management of both companies regarding various business, financial, operational and technical issues involved in combining the companies.

    On May 24, 2001, Messrs. Ryan, Epstein, Rosenblatt and Cunningham, Ms. Haggerty, Elizabeth Wang, Vice President and General Counsel of DoubleClick, Bruce Dalziel, Vice President of Finance and Operations, Tech, Data and Research at DoubleClick and Benjamin Naftalis, an analyst in the Corporate Development group of DoubleClick, discussed the proposed transaction at a meeting of DoubleClick's board of directors. DoubleClick's board engaged in a full discussion of the terms of the proposed merger, including the strategic benefits of the combination, financial and legal analyses, the terms and conditions of the proposed merger agreement and the analyses and opinion of DoubleClick's management. Following the discussion, the DoubleClick board of directors approved the terms of the merger, including the issuance of DoubleClick common stock in the merger, and authorized management to continue to negotiate the final terms of the merger agreement and related agreements. That same day, MessageMedia's management determined that a combination with DoubleClick represented the most attractive strategic alternative then available to MessageMedia, based on DoubleClick's strategic fit with MessageMedia, an assessment of the potential value of DoubleClick's common stock, DoubleClick's ability to execute a business combination and the fact that the bid received from DoubleClick was higher than the bid received from the enterprise web solutions company, the only other bid made to MessageMedia. DoubleClick and MessageMedia entered into a second limited duration exclusivity agreement. For these reasons, MessageMedia terminated all negotiations and discussions with the enterprise web solutions company at this time. Representatives of DoubleClick and MessageMedia then began to negotiate the merger agreement. These discussions continued that week and throughout the next week.

    Beginning May 30, 2001, the parties convened at the Broomfield, Colorado offices of Brobeck, Phleger & Harrison to finalize the documentation of the merger. The exchange ratio was determined based on arms-length bargaining.

    On May 30, 2001, the MessageMedia board of directors held a special meeting to discuss the proposed business combination. Attorneys from Cooley Godward reviewed the principal terms of the merger agreement and the related agreements with the board. MessageMedia's management, legal counsel and financial advisors reported on the results of their due diligence reviews of DoubleClick. Stephens then made a presentation to the MessageMedia board of directors regarding the financial analyses it performed in connection with its opinion and stated orally that Stephens

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was prepared to render a written opinion to the effect that, based on the assumptions made, matters considered and limits of its review set forth in its opinion, the share exchange ratio negotiated between DoubleClick and MessageMedia was fair to MessageMedia's disinterested stockholders from a financial point of view. Following a discussion, the MessageMedia board of directors stated that it was prepared to approve the final terms of the merger agreement and related agreements, subject to the resolution of several transaction issues. The meeting was adjourned until May 31, 2001.

    On May 31, 2001, the MessageMedia board of directors, with Messrs. Diamond and Duryea absent, reconvened the special meeting begun on May 30, 2001, and MessageMedia's management, legal counsel and financial advisors updated the MessageMedia board of directors on negotiations and related transaction issues. Following the discussion, all members of the MessageMedia board of directors who were present at the special meeting approved the terms of the merger agreement and related agreements. All of MessageMedia's directors subsequently approved the terms of the merger agreement in an unanimous written consent.

    On June 1, 2001, the merger agreement was signed and DoubleClick and MessageMedia jointly announced the agreement to merge.

    DoubleClick subsequently decided to exercise its right, contained in the merger agreement, to change the method of effecting the business combination between DoubleClick and MessageMedia in order to minimize the risk of the merger not qualifying as a tax-deferred 'reorganization' for United States federal income tax purposes, as the parties originally intended. After discussions, DoubleClick and MessageMedia determined that it would be advisable and in the best interests of their respective companies and stockholders to merge MessageMedia with and into DoubleClick, instead of merging Atlas Acquisition Corp., a wholly owned subsidiary of DoubleClick, with and into MessageMedia. On June 26, 2001, DoubleClick, MessageMedia and Atlas Acquisition Corp. signed an amendment to the merger agreement to reflect the change in structure.

    The completion of the merger pursuant to the merger agreement originally entered into between DoubleClick and MessageMedia was subject to various conditions, including the approval of MessageMedia stockholders. Additionally, the original merger agreement could be terminated by MessageMedia or DoubleClick in the event that the merger was not consummated on or prior to October 31, 2001. As a result of these conditions, the original merger agreement could have been terminated if MessageMedia did not obtain stockholder approval on or prior to October 31, 2001. Applicable state and federal law requires that MessageMedia mail a proxy statement to its stockholders not later than 20 calendar days prior to the stockholders' meeting at which stockholders would vote on whether to approve the merger. In order to satisfy these legal requirements prior to the October 31, 2001 termination date, the parties needed to complete the SEC review process relating to this registration statement and have this registration statement declared effective by the SEC in sufficient time to complete the mailing of the proxy statement to MessageMedia stockholders by October 11, 2001. By late September 2001, after two rounds of SEC comments to the proxy statement/prospectus of which this registration statement forms a part, initially filed with the SEC on June 27, 2001, DoubleClick and MessageMedia were still not in a position for the registration statement to be declared effective. On October 9, 2001, after two pre-effective amendments were filed in response to earlier SEC comments, DoubleClick and MessageMedia received additional SEC comments.

    On September 26, 2001, when MessageMedia first believed that the likelihood existed that this registration statement would not be declared effective in time for MessageMedia to satisfy the stockholder approval requirement by the October 31, 2001 termination date, MessageMedia requested an extension of this date by 30 days. On September 27, 2001, Ms. Wang of DoubleClick notified MessageMedia in writing that although DoubleClick would continue to abide by its obligations in the original merger agreement, DoubleClick did not feel it necessary to extend the termination date beyond the date provided in the original merger agreement at that time and that DoubleClick would continue to use its reasonable efforts to cause the registration statement to become effective as promptly as practicable.

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    On September 27, Mr. Buchholz informed Mr. Dalziel and Mr. Jones informed
Mr. Rosenblatt that MessageMedia's audit firm, Ernst & Young, was issuing a going concern qualification to its audit opinion as a result of recurring operating losses and a substantial need for additional funding to support its operations.

    By letter dated October 1, 2001, to Ms. Wang, Michael Platt of Cooley Godward, on behalf of MessageMedia, requested DoubleClick to reconsider its decision not to extend the termination date. By letter dated October 2, 2001, to Mr. Platt, Ms. Wang notified MessageMedia of DoubleClick's concern regarding the possibility that MessageMedia may have suffered a material adverse effect within the meaning of the original merger agreement based in part on an analysis of the information made available to DoubleClick regarding MessageMedia's financial condition, including the deterioration of MessageMedia's cash position, DoubleClick's knowledge of the e-messaging industry in general and the operating performance of other companies in the e-messaging industry, including DoubleClick, and DoubleClick's belief that it might not be possible for MessageMedia to re-affirm at closing some of its representations it made in the original merger agreement. Ms. Wang noted that, while DoubleClick preferred not to make any final determination on these matters without an opportunity to discuss them with MessageMedia, these occurrences may have relieved DoubleClick of its obligation to consummate the merger under the terms of the original merger agreement. Ms. Wang suggested representatives of DoubleClick and MessageMedia should meet via telephone as soon as possible to discuss DoubleClick's concerns.

    On October 2, 2001, the MessageMedia board of directors met and discussed the status of the pending merger with DoubleClick. Mr. Jones reported on the addition of a going-concern qualification to Ernst & Young LLP's audit opinion to the consolidated balance sheets of MessageMedia as of December 31, 2000 and 1999, and the related consolidated statement of operations, stockholders' equity and cash flows for each of the three years ended December 31, 2000, and informed the board of directors that DoubleClick notified MessageMedia that, in DoubleClick's opinion, MessageMedia may have suffered a material adverse effect under the terms of the original merger agreement. If MessageMedia had suffered a material adverse effect, DoubleClick would have been relieved of its obligation to consummate the merger under the terms of the original merger agreement and would have had the right to terminate the original merger agreement. Mr. Jones also informed the board of directors that Mr. Rosenblatt of DoubleClick, during a telephone conversation between Messrs. Jones and Rosenblatt earlier that day, offered to extend the termination date of the original merger agreement if MessageMedia and DoubleClick could agree to a new transaction price. Stephens, MessageMedia's financial advisor, also reported on the status of MessageMedia's market, the enterprise value of comparable companies and on the terms of other transactions comparable to this merger. MessageMedia's current and anticipated cash position was discussed, and MessageMedia's legal counsel reported on the termination provisions in the original merger agreement and potential litigation options should the original merger agreement be terminated by DoubleClick. Following this discussion, the board of directors recommended that MessageMedia continue to pursue negotiations with DoubleClick.

    By letter dated October 3, 2001, Mr. Platt, on behalf of MessageMedia, informed DoubleClick that MessageMedia disagreed with DoubleClick's belief that MessageMedia may have suffered a material adverse effect within the meaning of the original merger agreement and disputed certain factual assertions by DoubleClick with respect to the registration review process. Mr. Platt also requested that DoubleClick continue to proceed with its efforts to file the second pre-effective amendment to the registration statement. The second pre-effective amendment to the registration statement was filed later that day.

    By letter dated October 3, 2001, Ms. Wang expressed her disagreement with MessageMedia's analysis of the alleged adverse changes MessageMedia had suffered since the date of the merger agreement and reiterated the statements contained in her October 1, 2001 letter.

    On October 4, 2001, Ms. Loesch met with William Mills, Vice President of Corporate Development, and Dalia Cohen, a Director of Corporate Development of DoubleClick, at DoubleClick's executive offices to discuss the terms on which DoubleClick would be willing to extend the termination date of the original merger agreement. On October 5, 2001, representatives of DoubleClick, Brobeck, Phleger & Harrison, MessageMedia and Cooley Godward met at DoubleClick's New York headquarters to discuss the parameters of a potential amended and restated merger agreement. Mr. Mills and Mr. Jones discussed the potential terms of a new deal by telephone on October 6, 2001 and October 7, 2001. On the evening of October 7, 2001, the parties agreed, subject to satisfactory documentation, to amend the original merger agreement to provide, among other things, that:

     the purchase price be reduced to 1.0 million shares;

     MessageMedia would be permitted to solicit superior offers until approximately the end of October, 2001;

     DoubleClick would provide interim financing to MessageMedia if no superior offer was accepted by the end of October, 2001;

     DoubleClick's conditions to closing would be reduced; and

     the termination date contained in the original merger agreement be extended until the middle of December, 2001.

Thereafter, representatives of DoubleClick, MessageMedia and their respective counsel negotiated the terms of the amended and restated merger agreement, as well as agreements relating to the interim financing to be provided by DoubleClick and amendments to the stockholder agreement in which stockholders of MessageMedia agreed to vote for the transaction as amended. The purchase price and the other terms of the amended and restated merger agreement were determined based on arms-length bargaining. In negotiating the amended and restated merger agreement, a number of MessageMedia's representations and warranties were removed, the conditions to each party's obligations to consummate the transaction were tightened and the aggregate number of shares to be issued by DoubleClick in the transaction was capped at 1.0 million to provide additional certainty that the transaction would be consummated and to provide DoubleClick with certainty as to the aggregate number of shares to be issued in the transaction regardless of any actions by MessageMedia.


    On October 10, 2001, the MessageMedia board of directors held a special meeting to discuss the merger. At that board of directors meeting, attorneys of Cooley Godward reviewed the principal terms of the amended and restated merger agreement and the related agreements with the board of directors. In addition, Stephens gave a presentation regarding the financial analysis it performed in connection with its opinion and opined that, based on the assumptions made, matters considered and limits of its review in its opinion, the share exchange ratio negotiated between DoubleClick and MessageMedia was fair to MessageMedia's disinterested stockholders from a financial point of view. The board of directors asked Stephens about its opinion and the assumptions made, and further discussion ensued. Before approving the amended and restated merger agreement, the MessageMedia board of directors considered MessageMedia's deteriorating cash position, DoubleClick's claims that MessageMedia may have suffered a material adverse effect within the meaning of the original merger agreement, the risk that the merger would not be consummated by the original October 31, 2001 termination date and the merits and potential outcome of a potential litigation against DoubleClick in the event DoubleClick terminated the original merger agreement, including the time and expense required to pursue litigation. The MessageMedia board of directors also considered the terms of the amended and restated merger agreement and related agreements, which required DoubleClick to loan MessageMedia up to $1.5 million pursuant to the terms of the loan, provided for a termination date of December 17, 2001, which could have been extended to January 8, 2002 if this registration statement was not declared effective by the SEC by November 12, 2001, and allowed MessageMedia, until October 28, 2001, to solicit offers to acquire the company that are superior to this merger.



    Given MessageMedia's financial position, including the addition of a going-concern qualification to Ernst & Young's audit opinion, the potential availability of the $1.5 million loan from DoubleClick, and the ability of MessageMedia, until October 28, 2001, to solicit offers to acquire the company that are superior to the merger, the board of directors determined that the transaction was in the best interests of MessageMedia's stockholders and creditors and approved the amended and restated merger agreement and related agreements. One member of the


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


MessageMedia board of directors was not present at the October 10, 2001 board of directors meeting at which the merger and the amended and restated merger agreement were approved by the board of directors. This director has no intention of opposing the merger.


    On October 10, 2001, the amended and restated merger agreement was signed, and on October 11, 2001, it was announced.


    On November 20, 2001, because the registration statement, of which this proxy statement/prospectus forms a part, had not yet been declared effective by the SEC, the parties agreed that the possibility existed that the merger would not close on or before January 8, 2002. On November 21, 2001, the amended and restated merger agreement was amended to provide for an extension of the termination date.


DOUBLECLICK'S REASONS FOR THE MERGER

    The DoubleClick board of directors unanimously determined that the merger is fair to, and in the best interest of, DoubleClick and its stockholders.

    This determination was based on several potential benefits of the merger that the DoubleClick board believes will contribute to DoubleClick's success, including:

     the ability to enhance DoubleClick's email technology business by making more innovative products available to more customers;

     the ability of DoubleClick to sell MessageMedia's products and services through DoubleClick's substantially larger sales network and large customer base, and to sell its own products and services to MessageMedia's customers;

     the quality and loyalty of MessageMedia's customer base;

     the perceived value of MessageMedia's business relative to the value of the merger consideration;

     MessageMedia's skilled workforce; and

     the ability of DoubleClick to enhance MessageMedia's products and services with added features and better meet the needs of MessageMedia's existing and future customer base.

    The DoubleClick board of directors reviewed a number of factors in evaluating the merger, including, but not limited to, the following:

     information concerning DoubleClick's and MessageMedia's respective businesses, customers, prospects, strategic business plans, financial performance and condition, results of operations, technology positions, management and competitive positions;

     the due diligence investigation of MessageMedia conducted by DoubleClick's management and legal advisors;

     DoubleClick management's view of the positive results of combining the operations and businesses of DoubleClick and MessageMedia;

     the current financial market conditions and historical stock market prices, volatility and trading information of MessageMedia and DoubleClick; and

     the impact of the merger on DoubleClick's customers and employees.

    During the course of its deliberations concerning the merger, the DoubleClick board also identified and considered a variety of potentially negative factors that could materialize as a result of the merger, including the following:

     the risk that the potential benefits sought in the merger might not be realized;

     the possibility that the merger might not be completed;

     risks related to retaining key MessageMedia employees;

     risks related to retaining key MessageMedia customers; and

     the effect of the public announcement of the merger on MessageMedia's business, including its employees and customers.

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

    The DoubleClick board of directors concluded that these factors were outweighed by the potential benefits to be gained by the merger. In view of the wide variety of factors, both positive and negative, considered by the DoubleClick board of directors, the directors did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors discussed above.

MESSAGEMEDIA'S REASONS FOR THE MERGER; RECOMMENDATION OF MESSAGEMEDIA'S BOARD OF DIRECTORS IN FAVOR OF THE MERGER

    The MessageMedia board of directors determined to enter into the amended and restated merger agreement and to recommend that MessageMedia stockholders approve the amended and restated merger agreement in pursuit of MessageMedia's strategy to join with a company with a strong commitment to the email marketing business.

    The decision of the MessageMedia board of directors was the result of its careful consideration of a range of strategic alternatives, including potential business combinations with DoubleClick and other companies, in the pursuit of its long-term business strategy.

    The MessageMedia board of directors' primary consideration was to identify and secure the alternative that would provide the best strategic fit for MessageMedia and to provide long-term stockholder value to MessageMedia stockholders. In this regard, the MessageMedia board of directors concluded that a combination with DoubleClick represents the best transaction among other alternatives considered by the MessageMedia board of directors. In reaching this determination, the MessageMedia board of directors considered the following factors:

     the exchange ratio in the merger and the implied per share price, which compares favorably according to a number of applicable valuation methodologies, including the analysis of companies comparable to MessageMedia and transactions comparable to the merger used by Stephens in connection with providing its fairness opinion to the MessageMedia board of directors; and

     the opinion of Stephens delivered in writing on October 10, 2001, that as of October 10, 2001, and subject to assumptions made, matters considered and limitations on the review set forth in its opinion, the share exchange ratio in the merger is fair to MessageMedia's disinterested stockholders from a financial point of view. Please see ' -- Opinion of MessageMedia's Financial Advisor.'

    The MessageMedia board of directors also believes that the merger will provide the opportunity for the combined company to:

     sell MessageMedia's products and services through DoubleClick's substantially larger sales network and large customer base, and sell DoubleClick's products and services to MessageMedia's customers;

     increase the scale and scope of the messaging business of the combined company; and

     achieve cost synergies and economies of scope and scale associated with a business consolidation by eliminating duplicative costs.

    In reviewing its alternatives and making its determination to approve the merger, the MessageMedia board of directors reviewed:

     the results of the due diligence review by MessageMedia's management, legal advisors and financial advisors regarding DoubleClick's business, operations, technology and financial and competitive position;

     MessageMedia's cash and financial position, including the addition of a going concern qualification to Ernst & Young's audit opinion.

     the financial strength of DoubleClick;

     the possibility of the eventual delisting from The Nasdaq National Market of MessageMedia's common stock;

     possible expansion opportunities for the combined company and the ability for the combined company to realize cost-reduction opportunities;

     the current and prospective business environment in which MessageMedia operates; and

     the competitive environment.

    The MessageMedia board of directors also reviewed with its legal advisors:

     the terms and conditions of the original merger agreement, including DoubleClick's claims that MessageMedia may have suffered a company material adverse effect within the meaning of the original merger agreement and the risk that the merger would not be consummated by the October 31, 2001 termination date contained therein, either of which occurrence may have relieved DoubleClick of its obligation to consummate the merger under the terms of the original merger agreement;

     the terms and conditions of the amended and restated merger agreement;

     the terms and conditions of the amended and restated stockholder agreements;

     the terms and conditions of the note purchase agreement, including a requirement that DoubleClick loan MessageMedia up to $1.5 million if the conditions set forth in the note purchase agreement are met;

     the events triggering payment of the termination fee; and

     the terms of a non-solicitation agreement entered into by MessageMedia and DoubleClick that, beginning October 29, 2001, restricts MessageMedia's ability to enter into a sale of MessageMedia to a third party and to solicit, encourage, discuss or negotiate a sale, but which, prior to October 29, 2001, permitted MessageMedia to solicit and negotiate with a third party to buy MessageMedia pursuant to a proposal that is determined to be superior to the merger with DoubleClick.

    The MessageMedia board of directors also considered a number of potentially negative factors in its deliberations concerning the merger, including:

     the risk that, because the exchange ratio will not be adjusted for changes in the market price of either DoubleClick common stock or MessageMedia common stock, the per share value of the consideration to be received by MessageMedia stockholders might be significantly less than the price per share implied by the exchange ratio immediately prior to the announcement of the merger;

     the risk that the merger might not be consummated;

     the risk that DoubleClick might not loan MessageMedia $1.5 million pursuant to the note purchase agreement;

     the potential loss of revenues and business opportunities by MessageMedia caused by the announcement of the merger;

     the possibility of management disruption associated with the merger and integrating the operations of the companies and the risk that, despite the efforts of the combined company, the services of key management and technical personnel of MessageMedia might not continue with the combined company;

     the risk that the benefits sought to be achieved by the merger will not be realized; and

     other applicable risks described in this proxy statement/prospectus under 'Risk Factors.'

    The MessageMedia board of directors did not quantify or otherwise assign relative weights to the specific factors discussed above. After carefully evaluating these factors, both positive and negative, the MessageMedia board of directors determined that the merger is in the best interests of MessageMedia and its stockholders and recommends that MessageMedia stockholders vote for approval and adoption of the amended and restated merger agreement and approval of the merger.

    In considering the recommendation of the MessageMedia board of directors with respect to the amended and restated merger agreement, MessageMedia stockholders should be aware that MessageMedia's directors and officers have interests in the merger that are different from, or are in addition to, the interests of MessageMedia stockholders generally. Please see ' -- Interests of MessageMedia's Directors and Officers in the Merger.'

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

OPINION OF MESSAGEMEDIA'S FINANCIAL ADVISOR

    The MessageMedia board of directors retained Stephens Inc. to advise it with respect to financial and strategic alternatives. The management of MessageMedia recommended Stephens to its board of directors after interviewing three candidates to be its financial advisor. Stephens was selected based on its in-depth knowledge of the industry in which MessageMedia operates and relationship with potential buyers.

    Stephens delivered a written opinion, dated October 10, 2001, to the MessageMedia board of directors to the effect that, as of such date and subject to the qualifications set forth therein, the consideration to be received by disinterested MessageMedia stockholders in the merger was fair from a financial point of view to them. A 'disinterested stockholder' is a holder of MessageMedia's common stock other than a director, officer or employee of MessageMedia, or any holder of ten percent or more of the outstanding shares of MessageMedia common stock calculated by assuming the exercise of convertible securities beneficially owned by the holder.

    No limitations were imposed by MessageMedia's board of directors on Stephens with respect to the investigations made or procedures followed by it in furnishing its opinion. The exchange ratio was determined through negotiations between the management of DoubleClick and MessageMedia. Although Stephens did assist the management of MessageMedia in these negotiations, it was not asked by MessageMedia to propose or recommend, and did not propose or recommend, any specific exchange ratio as the appropriate exchange ratio for the merger.

    The full text of the fairness opinion of Stephens, dated October 10, 2001, which sets forth the assumptions made, general procedures followed, factors considered and limitations on the review undertaken by Stephens in rendering its opinion, is attached as Appendix C to this proxy statement/prospectus and is incorporated herein by reference. You should read this opinion in its entirety.

    Stephens has consented to the use of its fairness opinion as an appendix to this proxy statement/prospectus. Stephens provided the fairness opinion to the board of directors of MessageMedia for its information and the fairness opinion is directed only to the fairness from a financial point of view of the offer price and does not constitute a recommendation to any stockholder of MessageMedia as to how any stockholder should vote on the merger or any matter related thereto. The summary of the fairness opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the fairness opinion.

    In arriving at the fairness opinion, Stephens:

     analyzed certain publicly available financial statements and reports regarding MessageMedia;

     analyzed certain internal financial statements and other financial and operating data, including financial projections for the year ended December 31, 2001, concerning MessageMedia prepared by management of MessageMedia;

     analyzed, on a pro forma basis, the effect of the merger;

     reviewed the reported prices and trading activity for shares of common stock of DoubleClick;

     compared the financial performance of MessageMedia and DoubleClick and the prices and trading activity of shares of common stock of DoubleClick with that of other comparable publicly-traded companies and their securities;

     reviewed the financial terms, to the extent publicly available, of other mergers that Stephens deemed to be relevant;

     reviewed recently announced asset dispositions and closings, to the extent publicly available, of companies in the online marketing industry;

     reviewed recent private and public capital markets activity, to the extent publicly available, of companies in the online marketing industry;


     reviewed the amended and restated merger agreement and related documents;


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

     discussed with management of MessageMedia the operations of, and future business prospects for, MessageMedia and the anticipated financial consequences of the merger to MessageMedia;

     assisted in deliberations regarding the material terms of the merger and the negotiations with DoubleClick; and

     performed other analyses and investigations and took into account other matters that Stephens deemed appropriate.

    In preparing the fairness opinion, Stephens assumed and relied on the accuracy and completeness of all information supplied or reviewed by it in connection with its analysis of the merger and has further relied on the assurances of the management of MessageMedia that it is not aware of any facts that would make this information inaccurate or misleading. Stephens has not assumed any responsibility for independently verifying this information and has not undertaken an independent evaluation or appraisal of any of the assets or liabilities of MessageMedia or DoubleClick or been furnished with any evaluation or appraisal, nor conducted a physical inspection of the properties or facilities of MessageMedia or DoubleClick. With respect to the financial projections furnished to, or discussed with, Stephens by MessageMedia, Stephens assumed that the financial projections were reasonably prepared and reflected the best currently available estimates and judgment as to the expected future financial performance of MessageMedia. Stephens expressed no opinion as to these financial projections or the assumptions on which they were based.


    For purposes of rendering the fairness opinion, Stephens assumed, in all respects material to its analysis, that the representations and warranties of each party to the amended and restated merger agreement and all related documents and instruments contained therein were true and correct, that each party to these documents would perform all of the covenants and agreements required to be performed by each party under these documents and that all conditions to the consummation of the merger would be satisfied without waiver thereof. Stephens assumed that in the course of obtaining the necessary regulatory or other consents or approvals for the merger, no restrictions, including any divestiture requirements or amendments or modification, would be imposed that would have a material adverse effect on the contemplated benefits of the merger.


    Stephens was not asked to consider, and the fairness opinion does not in any manner address, the price at which MessageMedia or DoubleClick would trade following either the announcement or consummation of the merger. The fairness opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of the opinion.

    When Stephens delivered its written fairness opinion, it took into account that the number of shares of DoubleClick common stock to be received in exchange for each outstanding share of MessageMedia common stock, plus the amount of assumed debt of MessageMedia less the amount of assumed cash of MessageMedia is approximately $8.2 million, representing 0.24x and 0.30x MessageMedia's revenues for the calendar year 2000 and projected calendar year 2001, respectively. In its analysis, Stephens assumed that $8.2 million was the enterprise value of MessageMedia.

    The following is a summary of the material financial analyses used by Stephens in connection with the preparation of its fairness opinion dated October 10, 2001.

STOCK PRICE HISTORY

    To provide contextual data and comparative market data, Stephens examined the history of the trading prices for DoubleClick common stock for the one-year period ending October 5, 2001. Stephens reviewed the daily closing prices of DoubleClick common stock and compared the performance of the price of DoubleClick common stock to that of the NASDAQ Composite Index and an index of the share prices of six publicly traded comparable companies, specifically, AvenueA, Inc., Engage Inc., L90 Inc., Mediaplex, 24/7 Media, Inc. and ValueClick, Inc. This information was presented solely to provide the board of directors of MessageMedia with background information regarding the prices of DoubleClick common stock over the periods indicated.

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

PUBLICLY TRADED COMPANY ANALYSIS

    Stephens analyzed publicly available financial information, operating data and projected financial performance, per research analyst estimates, of seven selected publicly traded companies that Stephens believed to be appropriate for comparison to corresponding financial information and operating data of MessageMedia, specifically, Be Free, Inc., ClickAction Inc., Digital Impact, Inc., DoubleClick Inc., Engage, Inc., KANA Software, Inc., and Netcentives Inc., collectively referred to as the 'Public Comparables.' Three of these companies, Be Free, Inc., Digital Impact, Inc., and Netcentives Inc., had negative enterprise values. Stephens' analysis of the Public Comparables with positive enterprise values yielded ratios of enterprise values to the calendar 2000 revenues ranging from 0.09x to 0.85x, with a median of 0.18x, and enterprise value to projected calendar 2001 revenues ranging from 0.07x to 1.07x, with a median of 0.19x.

ENTERPRISE VALUE TO:                                          RANGE OF RATIOS:   MEDIAN:
--------------------                                          ----------------   -------
Calendar 2000 Revenues......................................    0.09x-0.85x       0.18x
Projected Calendar 2001 Revenues............................    0.07x-1.07x       0.19x

    Stephens derived a range of implied trading values of MessageMedia common stock of $0.04 to $0.14 based on a ratio of Enterprise Value to 2000 calendar revenues, which implies an exchange ratio range of .0057 to .0199 and a range of $0.03 to $0.11 per share based on a ratio of Enterprise Value to projected 2001 calendar revenues, which implies an exchange ratio range of .0043 to .0156.

                                                        IMPLIED TRADING  IMPLIED EXCHANGE
ENTERPRISE VALUE TO:                                     VALUE RANGE:      RATIO RANGE:
--------------------                                     ------------      ------------
Calendar 2000 Revenues................................    $0.04-$0.14      .0057-.0199
Projected Calendar 2001 Revenues......................    $0.03-$0.11      .0043-.0156

    The summary set forth above does not purport to be a complete description of the analyses performed by Stephens but describes, in summary form, the principal elements of the presentation made by Stephens to the MessageMedia board of directors on October 10, 2001. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by Stephens was carried out in order to provide a different perspective on the transaction and to add to the total mix of information available. Stephens did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness of the merger from a financial point of view. Rather, in reaching its conclusion, Stephens considered the results of the analyses in light of each other and ultimately reached its opinion based on the analyses taken as a whole. Accordingly, notwithstanding the separate factors summarized above, Stephens has indicated to MessageMedia that it believes that consideration of some of the analyses and factors considered, without considering all analyses and factors, could create an incomplete or inaccurate view of the evaluation process underlying the opinion. The analyses performed by Stephens are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

FEES

    Stephens will receive a fee for its services to MessageMedia. Pursuant to a letter agreement between MessageMedia and Stephens, MessageMedia agreed to pay Stephens, upon the rendering of a fairness opinion, a fee of $150,000 for such services. In addition, MessageMedia engaged Stephens as its financial advisor in connection with the proposed transaction and has agreed, if the merger is consummated, to pay Stephens additional compensation, reduced by the $150,000 fee paid for the fairness opinion, for such services to be calculated based on the transaction value of the proposed merger. It is estimated that the aggregate fee will be no more than $500,000. Stephens will also be reimbursed for its out-of-pocket expenses, including reasonable fees and expenses for its legal counsel up to $25,000 in the aggregate. In addition, MessageMedia has agreed to indemnify Stephens for liabilities related to or arising out of the engagement.

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    As part of Stephens' investment banking business, it regularly issues fairness opinions and is continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. In the ordinary course of business, Stephens and its affiliates at any time may hold long or short positions and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of MessageMedia and DoubleClick.

INTERESTS OF MESSAGEMEDIA'S DIRECTORS AND OFFICERS IN THE MERGER

    In considering the recommendation of the MessageMedia board of directors, MessageMedia stockholders should be aware that a number of officers and directors of MessageMedia have interests in the merger that differ from, or are in addition to, those of MessageMedia stockholders generally. The MessageMedia board was aware of these potential conflicts and considered them.


    As of November 5, 2001, the officers and directors of MessageMedia owned stock options to purchase an aggregate of 2,840,000 shares of MessageMedia common stock, at exercise prices ranging from $10.25 to $0.4375 per share, 2,347,632 of which were not vested. If the merger is completed, all 1,272,424 of the stock options unvested as of November 5, 2001 owned by MessageMedia's President and Chief Executive Officer will automatically become vested and exercisable. The vesting schedules for the remaining unvested options do not accelerate upon consummation of the merger because they will be assumed by DoubleClick. However, pursuant to change of control agreements between MessageMedia and several of its officers and key employees, if the merger closes and all of these officers and key employees are involuntarily terminated without cause or voluntary terminate their employment for a permitted reason within one month prior to or 12 months following the closing of the merger, the vesting of the 1,886,727 remaining stock options held by these officers and key employees unvested as of November 5, 2001 would be accelerated by 12 months. These persons, including MessageMedia's President and Chief Executive Officer, would also receive, in the aggregate, approximately $1.8 million in severence benefits.


    MessageMedia officers have agreements, including the change of control agreements described above, pursuant to which, if such officers are involuntarily terminated or if they terminate their employment for a permitted reason, such officers would receive benefits including severance payments.

    MessageMedia may grant transaction bonuses to certain employees, including MessageMedia officers, involved in effectuating the merger, in an amount not to exceed $200,000 in the aggregate.

    MessageMedia's President and Chief Executive Officer owes $200,000 to MessageMedia, which amount the MessageMedia board of directors has agreed to forgive if the merger is consummated.

    Because the number of shares of DoubleClick common stock outstanding is significantly larger than the number of shares of MessageMedia common stock outstanding, affiliates of MessageMedia, including its officers and directors, who receive shares of DoubleClick common stock in the merger may be allowed to sell or transfer a greater number of shares in a single transaction than would be possible prior to the merger pursuant to the volume restrictions of Rule 144 of the Securities Act.


    The amended and restated merger agreement provides that, from and after the effective time, DoubleClick will indemnify and provide advancement of expenses to each person who is or was a director or officer of MessageMedia or any of its subsidiaries at or at any time prior to the effective time of the merger, to the same extent such persons are indemnified or have the right to the advancement of expenses as of the date of the amended and restated merger agreement by MessageMedia pursuant to MessageMedia's certificate of incorporation and bylaws as in effect on the date of the amended and restated merger agreement. DoubleClick will also fulfill the obligations of MessageMedia pursuant to any indemnification agreements between MessageMedia and any of the indemnified parties in effect immediately prior to the date of the amended and restated merger agreement. In addition, the amended and restated merger agreement provides that for a period of six years after the effective time, DoubleClick will pay up to 150% of the $310,000


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annual premium currently paid by MessageMedia to maintain directors' and officers' liability insurance covering persons who are covered by MessageMedia's directors' and officers' insurance policy. See 'The Amended and Restated Merger Agreement and Related Agreements -- Director and Officer Indemnification and Insurance.'


REGULATORY MATTERS

    Currently, neither DoubleClick nor MessageMedia is required to file any information with the Federal Trade Commission or the Antitrust Division of the Department of Justice under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with the merger and the transactions contemplated by the amended and restated merger agreement.

    DoubleClick and MessageMedia are not aware of any other governmental approvals or actions that are required to complete the merger other than compliance with applicable corporate law of Delaware. Should any approval or action be required, DoubleClick and MessageMedia currently plan to seek the approval or take any necessary action. Failure to obtain the approval or take any necessary action is not anticipated to have a material effect on the merger.

FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion describes the material federal income tax considerations generally applicable to MessageMedia stockholders in connection with the exchange of shares of MessageMedia common stock for DoubleClick common stock pursuant to the amended and restated merger agreement. All statements of law and legal conclusions in this discussion constitute the opinion of Cooley Godward, counsel to MessageMedia, and Brobeck, Phleger & Harrison, counsel to DoubleClick. This discussion is based on currently existing provisions of the Internal Revenue Code, existing and proposed United States Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences to MessageMedia stockholders as described herein. MessageMedia stockholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular MessageMedia stockholders in light of their particular circumstances, such as stockholders who:

     are financial institutions, dealers in securities, tax-exempt organizations or insurance companies;

     are foreign persons;

     hold MessageMedia common stock which constitutes qualified small business stock for purposes of Section 1202 of the Internal Revenue Code;

     do not hold their MessageMedia common stock as capital assets;

     acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions; or

     acquired their shares as part of an integrated investment such as a hedge, straddle, constructive sale, conversion transaction or other risk reduction transaction.

    In addition, the following discussion does not address the tax consequences of the merger under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger, whether or not any such transactions are undertaken in connection with the merger, including any transaction in which shares of MessageMedia common stock are acquired or shares of DoubleClick common stock are disposed of, or the tax consequences of the assumption by DoubleClick of MessageMedia stock options.

    ACCORDINGLY, MESSAGEMEDIA STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

    Based upon the assumptions and representations described in this discussion, Cooley Godward, counsel to MessageMedia, has rendered an opinion to MessageMedia and Brobeck, Phleger & Harrison, counsel to DoubleClick, has rendered an opinion to DoubleClick, that the merger will

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constitute a 'reorganization' within the meaning of Section 368(a) of the
Internal Revenue Code if certain conditions, which are described below, are satisfied. We cannot predict with certainty whether the condition relating to the continuity of interest requirement, which is described below, will be satisfied until the effective time of the merger. Accordingly, there is a risk that the merger will not qualify as a reorganization. MessageMedia intends to complete the merger even if it does not qualify as a reorganization.

    To qualify as a reorganization, among other requirements, the merger must satisfy a 'continuity of interest' requirement under which MessageMedia stockholders must receive a substantial ownership interest in DoubleClick in exchange for their MessageMedia shares. The Internal Revenue Service takes the position for advance ruling purposes that the continuity of interest requirement will be satisfied if the value of DoubleClick's stock received in the merger by MessageMedia's stockholders equals or exceeds 50% of the total consideration provided by DoubleClick in the merger. Lower thresholds have been upheld by the courts.

    Whether the continuity of interest requirement will be satisfied depends on certain variables including the characterization of certain MessageMedia debt instruments for federal income tax purposes and the fair market value as of the effective time of the DoubleClick common stock to be delivered in connection with the merger. MessageMedia currently has debt obligations outstanding that could possibly be characterized as equity of MessageMedia under general principles of federal income tax law, specifically, two promissory notes in the aggregate principal amount of $4,500,000, dated May 9, 2001, in favor of @Viso Limited, referred to as the 'Notes'. If the Notes were characterized as equity, cash paid in satisfaction of the Notes may be considered cash paid to the holder of the Notes in connection with the merger, and consequently would be considered as part of the aggregate consideration issued in the merger for purposes of the continuity of interest requirement.

    In the merger, DoubleClick will issue a fixed number of shares of DoubleClick common stock in exchange for MessageMedia common stock. For purposes of the continuity of interest requirement, the value the DoubleClick common stock is determined at the effective time of the merger. Thus, whether the DoubleClick common stock issued in the merger satisfies the continuity of interest requirement will not be known until such time.

    The tax opinions referred to above are conditioned, among other things, on the value of the DoubleClick common stock issued in the merger being 45% or more of the total consideration provided by DoubleClick in the merger, including, in the event the Notes are treated as equity for tax purposes, any cash considered to be paid in connection with the merger to the holder of the Notes.

    The tax opinions referred to herein are further conditioned upon the following:

     the truth and accuracy of the statements, covenants, representations and warranties contained in the amended and restated merger agreement and related certificates received from DoubleClick and MessageMedia;

     that all covenants contained in the amended and restated merger agreement will be performed without waiver or breach of any material provision; and

     that the merger will be duly effected under applicable state law.

FEDERAL INCOME TAX CONSEQUENCES IF THE MERGER QUALIFIES AS A REORGANIZATION:

    Subject to the assumptions, representations and conditions described in this discussion, Cooley Godward and Brobeck Phleger & Harrison are of the opinion that, if the merger qualifies as a reorganization, the merger will result in the following federal income tax consequences to MessageMedia stockholders:

     a holder of MessageMedia common stock will not recognize gain or loss to the extent the holder receives DoubleClick common stock in exchange for their MessageMedia common stock, except to the extent of any cash received in lieu of fractional shares of DoubleClick common stock;

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     a holder of MessageMedia common stock who receives cash in lieu of a fractional share of DoubleClick common stock will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the holder's tax basis allocable to the fractional share;

     the aggregate tax basis of the DoubleClick common stock received in the merger by a MessageMedia stockholder will be the same as the aggregate tax basis of the MessageMedia common stock surrendered in exchange for that DoubleClick common stock reduced by any tax basis allocable to any fractional share interest for which cash is received; and

     the holding period of the DoubleClick common stock received in the merger by a MessageMedia stockholder will include the period during which the stockholder held the MessageMedia common stock surrendered in exchange for that DoubleClick common stock.

FEDERAL INCOME TAX CONSEQUENCES IF THE MERGER DOES NOT QUALIFY AS A
REORGANIZATION:

    If the merger does not qualify as a reorganization, the merger will result in the following federal income tax consequences to MessageMedia stockholders:

     a holder of MessageMedia common stock will recognize capital gain or loss in an amount equal to the difference between the fair market value of the DoubleClick common stock received plus any cash received and the holder's adjusted tax basis in the holder's MessageMedia common stock. This capital gain or loss will be long term capital gain or loss if the holder has held the MessageMedia common stock exchanged for more than one year at the effective time of the merger. The deductibility of capital losses is subject to limitations for both individuals and corporations;

     the aggregate tax basis of the DoubleClick common stock received in the merger by a MessageMedia stockholder will be equal to the fair market value of the DoubleClick common stock at the effective time of the merger; and

     the holding period of the DoubleClick common stock received in the merger by a MessageMedia stockholder will begin the day after the effective time of the merger.

    The opinions of counsel referred to in this proxy statement/prospectus will neither bind the Internal Revenue Service or the courts nor preclude the Internal Revenue Service from successfully arguing a contrary position in court. No ruling has been, or will be, sought from the Internal Revenue Service as to the United States federal income tax consequences of the merger.

THERE ARE OTHER TAX-RELATED ISSUES THAT YOU SHOULD BE AWARE OF SUCH AS:

     Reporting Requirements. If the merger constitutes a reorganization, each MessageMedia stockholder that receives DoubleClick common stock in the merger will be required to file a statement with his or her federal income tax return providing his or her basis in the MessageMedia stock surrendered and the fair market value of the DoubleClick common stock and any cash received in the merger and to retain permanent records of these facts relating to the merger.

     Backup Withholding. Unless an exemption applies under applicable law and regulations, the exchange agent is required to withhold, and will withhold, 30.5% of any cash payments to a MessageMedia stockholder in the merger unless the stockholder provides the appropriate form as described below. Therefore, each MessageMedia stockholder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal to be sent to each MessageMedia stockholder, so as to provide the information, including the stockholder's taxpayer identification number and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to DoubleClick and the exchange agent.

ACCOUNTING TREATMENT


    DoubleClick will account for the merger under the purchase method of accounting, which means that DoubleClick will allocate the purchase price to the fair value of net tangible and


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identifiable intangible assets acquired, and any excess of the cost over that amount will be recorded as goodwill. Based on a preliminary allocation of the purchase price, DoubleClick expects to allocate approximately 61% of the purchase price to the fair value of net tangible assets acquired and approximately 39% to the fair value of intangible assets and goodwill. The ultimate allocation of the purchase price will depend on the results of fair value appraisals conducted at or near the closing of the transaction.


    Pursuant to Statement of Financial Accounting Standards, or SFAS, No. 141, 'Business Combinations,' and SFAS No. 142, 'Goodwill and Other Intangible Assets,' goodwill arising from business combinations consummated subsequent to June 30, 2001 will not be amortized, but instead be evaluated periodically for impairment. Intangible assets with a determinable useful life will continue to be amortized over that life. Accordingly, DoubleClick's operating results will not reflect any goodwill amortization related to the merger, which is expected to be completed in December 2001.

NO DISSENTERS' RIGHTS

    Stockholders of MessageMedia are not entitled to exercise dissenters' or appraisal rights as a result of the merger or to demand cash payment for their shares under Delaware law.

DELISTING AND DEREGISTRATION OF MESSAGEMEDIA'S COMMON STOCK FOLLOWING THE MERGER

    If the merger is completed, MessageMedia's common stock will be delisted from The Nasdaq National Market, assuming MessageMedia's common stock is then listed on such market, and will be deregistered under the Securities Exchange Act of 1934.

RESTRICTIONS ON SALE OF SHARES BY AFFILIATES

    The shares of DoubleClick common stock to be issued in connection with the merger will be registered under the Securities Act. These shares will be freely transferable under the Securities Act except for shares of DoubleClick common stock issued to any person who is deemed to be an affiliate of DoubleClick or MessageMedia under the Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by or are under common control of DoubleClick or MessageMedia, as the case may be, and may include some of the officers, directors or principal stockholders of DoubleClick or MessageMedia. Affiliates may not sell their shares of DoubleClick common stock acquired in connection with the merger except pursuant to:

     an effective registration statement under the Securities Act covering the resale of those shares;

     an exemption under paragraph (d) of Rule 145 under the Securities Act; or

     another applicable exemption from registration under the Securities Act.

    DoubleClick's registration statement on Form S-4, of which this proxy statement/prospectus forms a part, does not cover the resale of shares of DoubleClick common stock to be received by affiliates in the merger.

OPERATIONS FOLLOWING THE MERGER

    DoubleClick is currently formulating its plan for the integration of the operations and personnel of MessageMedia into DoubleClick's existing business. The current DoubleClick officers and directors will continue to be the officers and directors of the combined company.

    The stockholders of MessageMedia will become stockholders of DoubleClick and their rights as stockholders will be governed by DoubleClick's amended and restated certificate of incorporation, as amended, DoubleClick's amended and restated bylaws and the laws of the State of Delaware.

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                   THE AMENDED AND RESTATED MERGER AGREEMENT
                             AND RELATED AGREEMENTS


    The following is a brief summary of the material provisions of the amended and restated merger agreement, as amended on November 21, 2001, copies of which are attached as Appendix A and Appendix A-1 to this proxy statement/prospectus and incorporated herein by reference. Except where the context otherwise requires, we refer to the amended and restated merger agreement, as amended, in this proxy statement/prospectus as the amended and restated merger agreement. We urge you to read the amended and restated merger agreement in its entirety for a more complete description of the merger. In the event of any discrepancy between the terms of the amended and restated merger agreement or other agreements and the following summary, the amended and restated merger agreement and other agreements will control.


THE MERGER

    MessageMedia will merge with and into DoubleClick, following the adoption of the amended and restated merger agreement by the MessageMedia stockholders and the satisfaction or waiver of the other conditions to the merger.

EFFECTIVE TIME


    At the time of the closing of the merger, the parties will cause the merger to become effective by filing a certificate of merger with the Delaware Secretary of State. DoubleClick and MessageMedia are working toward completing the merger as soon as possible and expect to complete the merger prior to January 9, 2002.


DIRECTORS AND OFFICERS OF THE COMBINED COMPANY AFTER THE MERGER

    The directors and officers of the combined company will be the current directors and officers, respectively, of DoubleClick.

CONVERSION OF MESSAGEMEDIA SHARES IN THE MERGER


    At the effective time, each outstanding share of MessageMedia common stock will automatically be converted into the right to receive a fraction of a share of DoubleClick common stock, the numerator of which is 1.0 million and the denominator of which shall be the number of shares outstanding of, and in-the-money options for, MessageMedia common stock, calculated under the treasury method in accordance with accounting principles generally accepted in the United States. If the merger had been completed on November 21, 2001, each share of MessageMedia common stock would have been converted into the right to receive 0.01454 of a share of DoubleClick common stock.


    The number of shares of DoubleClick common stock issuable in the merger will be proportionately adjusted as appropriate for any stock split, stock dividend or similar event with respect to MessageMedia common stock or DoubleClick common stock effected between the date of the amended and restated merger agreement and the completion of the merger.

NO FRACTIONAL SHARES

    No fractional shares of DoubleClick common stock will be issued in connection with the merger. In lieu of a fraction of a share of DoubleClick common stock, you will receive an amount of cash equal to the product of the fractional share you would otherwise receive, after taking into account all shares that you hold as of the effective time of the merger, multiplied by the closing price of a share of DoubleClick common stock on The Nasdaq National Market on the business day immediately prior to the effective time of the merger, rounded to the nearest whole cent.

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MESSAGEMEDIA STOCK OPTIONS AND WARRANTS

    At the effective time of the merger, each outstanding option to purchase shares of MessageMedia common stock and each outstanding warrant to purchase shares of MessageMedia common stock will be assumed by DoubleClick. Each MessageMedia stock option or warrant assumed by DoubleClick will continue to have the same terms, and be subject to the same conditions, that were applicable to the option or warrant immediately prior to the effective time, except that:

     each MessageMedia stock option or warrant will be exercisable for shares of DoubleClick common stock, and the number of shares of DoubleClick common stock issuable upon exercise of any given option or warrant will be determined by multiplying the number of shares of MessageMedia common stock underlying such option or warrant by the number representing the fraction of a share of DoubleClick common stock to be received in exchange for each share of MessageMedia common stock in the merger, rounded down, if necessary, to the nearest whole share; and

     the per share exercise price of any given option or warrant will be determined by dividing the exercise price of the option or warrant immediately prior to the effective time by the number representing the fraction of a share of DoubleClick common stock to be received in exchange for each share of MessageMedia common stock in the merger, rounded up, if necessary, to the nearest whole cent.

    Adjustments with respect to any options that are 'incentive stock options', as defined in the Internal Revenue Code, will be effected in a manner consistent with the requirements of that code.

EMPLOYEE STOCK PURCHASE PLAN

    Immediately prior to the effective time of the merger, each outstanding purchase right pursuant to MessageMedia's employee stock purchase plan will be exercised to purchase MessageMedia common stock at the price per share and in accordance with the terms set forth in the employee stock purchase plan, and each share of MessageMedia common stock so purchased will be considered issued and outstanding and will be converted into the right to receive the same fraction of a share of DoubleClick common stock to be received in exchange for each outstanding share of MessageMedia common stock in the merger. The employee stock purchase plan will terminate at the effective time of the merger and no further purchase rights will be granted thereafter.

THE EXCHANGE AGENT

    As of the effective time, DoubleClick is required to deposit with American Stock Transfer & Trust Company or another bank or trust company certificates representing the shares of DoubleClick common stock to be exchanged for shares of MessageMedia common stock and cash to be paid in lieu of issuing fractional shares.

EXCHANGE OF MESSAGEMEDIA STOCK CERTIFICATES FOR DOUBLECLICK STOCK CERTIFICATES

    Promptly after the effective time, the exchange agent will mail to MessageMedia stockholders a letter of transmittal and instructions for surrendering MessageMedia stock certificates in exchange for DoubleClick stock certificates and cash in lieu of fractional shares. MessageMedia stockholders should not submit stock certificates for exchange until receipt of the letter of transmittal and instructions.

DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES

    MessageMedia stockholders are not entitled to receive any dividends or other distributions on DoubleClick common stock with a record date after the merger is completed until surrender of MessageMedia stock certificates.

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REPRESENTATIONS AND WARRANTIES

    DoubleClick and MessageMedia each made a number of representations and warranties in the amended and restated merger agreement.

    MessageMedia made representations about the following topics:

     MessageMedia's organization, qualification to do business and good standing and existence of subsidiaries;

     MessageMedia's certificate of incorporation and bylaws;

     MessageMedia's capitalization;

     MessageMedia's corporate power to enter into, and its authorization of, the amended and restated merger agreement and the transactions contemplated by the amended and restated merger agreement;

     the merger and the amended and restated merger agreement's non-violation of the certificate of incorporation or bylaws of MessageMedia, laws or material agreements or permits of MessageMedia;


     required approvals of governmental authorities relating to the amended and restated merger agreement;


     possession of, and compliance with, permits required to conduct MessageMedia's business and compliance with laws applicable to MessageMedia;

     MessageMedia's filings and reports with the Securities and Exchange Commission;

     MessageMedia's financial statements;

     absence of certain changes in MessageMedia's business since June 30, 2001;

     MessageMedia's customers;

     the treatment of the merger as a tax-deferred 'reorganization' under the Internal Revenue Code;

     MessageMedia's affiliates;

     the opinion of MessageMedia's financial advisor;

     brokers' and finders' fees in connection with the merger on behalf of MessageMedia;

     restrictions on MessageMedia's business; and

     the inapplicability of state anti-takeover statutes to the merger.

    DoubleClick made representations about the following topics:

     DoubleClick's organization, qualification to do business and good standing;

     DoubleClick's certificate of incorporation and bylaws;

     DoubleClick's capitalization;

     DoubleClick's corporate power to enter into, and its authorization of, the amended and restated merger agreement and the transactions contemplated by the amended and restated merger agreement;


     the merger and the amended and restated merger agreement's non-violation of the certificate of incorporation or bylaws of DoubleClick, laws or material agreements or permits of DoubleClick;


     DoubleClick's filings and reports with the Securities and Exchange Commission;

     DoubleClick's financial statements;

     the treatment of the merger as a tax-deferred 'reorganization' under the Internal Revenue Code;

     the absence of brokers' or finders' fees in connection with the merger on behalf of DoubleClick; and

     absence of a material adverse effect in DoubleClick's business since December 31, 2000.

    The representations and warranties in the amended and restated merger agreement are complicated and not easily summarized. We urge you to read carefully the provisions in the

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amended and restated merger agreement captioned 'Representations and Warranties of Company' and 'Representations and Warranties of Parent.'

MESSAGEMEDIA'S CONDUCT OF BUSINESS BEFORE COMPLETION OF THE MERGER

    MessageMedia has agreed that, until the completion of the merger or unless DoubleClick consents in writing, MessageMedia and its subsidiaries will conduct their businesses in the ordinary course of business consistent with past practice, and MessageMedia will use reasonable efforts:

     to keep available the services of its present officers, significant employees and significant consultants; and

     to preserve the present relationships of MessageMedia and its subsidiaries with corporate partners, customers, suppliers and other persons with which it or its subsidiaries have significant business relations in order to preserve substantially intact its business organization.

    MessageMedia has also agreed that, until the completion of the merger or unless DoubleClick consents in writing, MessageMedia will, and will cause its subsidiaries to, conduct their businesses in compliance with the specific restrictions set forth in the amended and restated merger agreement, including not permitting:

     the modification of MessageMedia's certificate of incorporation or bylaws or the equivalent organizational documents of its subsidiaries;

     the issuance, delivery, sale, pledge, disposition of, grant, transfer, lease, license, guarantee or encumbrance of MessageMedia's or its subsidiaries' material property or assets except pursuant to existing contracts or the issuance of nonexclusive software licenses by MessageMedia in the ordinary course of business consistent with past practice;

     the issuance, delivery, sale, pledge, disposition of, grant, transfer, lease, license, guarantee or encumbrance of shares of MessageMedia or its subsidiaries' capital stock or securities convertible into MessageMedia capital stock or that of its subsidiaries, other than limited issuances of securities in connection with grants and exercises of stock options;

     the acquisition of any interest in any entities;

     the incurrence of any indebtedness other than de minimis amounts or issuance of any debt securities, the guarantee of any indebtedness of another person or the making of any loans material to the business, assets, liabilities, financial condition or results of operations of MessageMedia and its subsidiaries;

     the termination, cancellation or material amendment of any material contract, other than in the ordinary course of business consistent with past practice;

     the making or authorization of any capital expenditures, except for limited expenditures specified in the amended and restated merger agreement;

     the declaration or payment of dividends or other distributions on its capital stock, except that any subsidiary of MessageMedia may pay dividends or make other distributions to MessageMedia;

     any reclassification, combination, split, subdivision or redemption, purchase or other acquisition of any of its capital stock, except in certain instances;

     the modification or acceleration of the exercisability of any stock options or authorization of cash payments in exchange for stock options;

     the amendment of the terms of, repurchase or redemption of any of its securities, except in certain instances;

     the increase of compensation payable to directors, officers, consultants or employees, except in limited instances specified in the amended and restated merger agreement;

     the granting of any retention or severance arrangements or termination pay to any person or entering into any employment, retention or severance agreement with any person, except in limited instances specified in the amended and restated merger agreement;

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     the adoption, entering into or amendment of any plan, agreement, policy or arrangement for the benefit of any director, officer, consultant or employee of MessageMedia or any of its subsidiaries, except to the extent required by law or the terms of a collective bargaining agreement and except in limited instances specified the amended and restated merger agreement;

     the entering into or amendment of any contract, agreement, commitment or arrangement between MessageMedia or any of its subsidiaries, on the one hand, and any of MessageMedia's or any of its subsidiaries' directors, officers, consultants or employees, on the other hand, except in limited instances specified in the amended and restated merger agreement;

     the payment, discharge or satisfaction of any claims, liabilities or obligations, other than in the ordinary course of business or as reflected or reserved against on the latest balance sheet included in MessageMedia's filings with the Securities and Exchange Commission or in limited instances specified in the amended and restated merger agreement;

     the making of any changes with respect to MessageMedia's or any of its subsidiaries' accounting policies or methods, except as required by generally accepted accounting principles;

     the making of any tax election or settlement or compromise of any tax liability; or

     the agreement in writing or otherwise to do any of the above or to take any action which would make MessageMedia's representations and warranties untrue or prevent MessageMedia from performing its covenants under the amended and restated merger agreement or result in any of the conditions to the merger not being satisfied.

    The agreements related to the conduct of MessageMedia's business contained in the amended and restated merger agreement are complicated and not easily summarized. We urge you to carefully read the provision of the amended and restated merger agreement captioned 'Conduct of Business Pending the Closing.'

    Each of MessageMedia and DoubleClick has also agreed to perform, and refrain from performing, specified actions as set out in greater detail in the amended and restated merger agreement, including:

     notify the other promptly of specified events and changes, including changes that could reasonably be expected to have a material adverse effect on either party, or to affect its ability to perform its obligations pursuant to the amended and restated merger agreement; and

     provide access at reasonable times to its offices, employees and books to the other party and to furnish such information as the other party may reasonably request.

NO SOLICITATION OF TRANSACTIONS

    Prior to the shopping period termination time, 5:00 PM New York City time on October 28, 2001, unless and until the amended and restated merger agreement terminated as provided or permitted therein, MessageMedia could not, directly or indirectly, enter into or agree to enter into any agreement that constitutes a company competing transaction unless such company competing transaction constitutes a company superior proposal. In connection with any potential company competing transaction, MessageMedia was obligated to provide to DoubleClick by 5:00 PM New York City time on each Monday, Wednesday and Friday during the period from the date of the amended and restated merger agreement until and including the shopping period termination time, written updates describing all significant communications with any person to whom MessageMedia was furnishing information or with whom MessageMedia was in or entering into discussions or negotiations. These updates were required to include the name of each such person, the date of any communications, the nature of all discussions with each such person and the status of any discussions or negotiations. Prior to accepting a company superior proposal, MessageMedia was obligated to provide DoubleClick with the greater of 48 hours' or one business day's oral or written notice of its intention and the material terms and conditions of the company superior

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proposal intended to be accepted. Prior to the shopping period termination time,
MessageMedia could, subject to a confidentiality agreement as described below, directly or indirectly, and could cause its representatives, including representatives of its subsidiaries, to, directly or indirectly, solicit, initiate or encourage any inquiries or the making of any proposal or offer, including any proposal or offer to its stockholders, that constituted, or may have reasonably been expected to lead to, any company superior proposal, or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain a company superior proposal, or agree to or endorse any company superior proposal.

    MessageMedia was not permitted to furnish confidential information to any person unless that person had, prior to furnishing the information, executed a confidentiality agreement on terms at least as restrictive as the confidentiality agreement entered into between DoubleClick and MessageMedia.

    Upon the shopping period termination time, MessageMedia was obligated to immediately cease and cause to be terminated all existing discussions or negotiations with any parties with respect to a company competing transaction and agreed not to release any person from or waive any provision of any confidentiality or standstill agreement to which it is a party.

    After the shopping period termination time, MessageMedia may not, directly or indirectly, solicit, initiate or encourage, including, without limitation, by way of furnishing nonpublic information, any inquiries or the making of any proposal or offer, including, without limitation, any proposal or offer to its stockholders, that constitutes, or may reasonably be expected to lead to, any company competing transaction, or enter into, maintain or continue discussions or negotiate with any person in furtherance of these inquiries or to obtain a company competing transaction, or agree to or endorse any company competing transaction.

    Further, after the shopping period termination time, MessageMedia is required to notify DoubleClick orally and in writing within 24 hours after any of MessageMedia's Chief Executive Officer, Chief Financial Officer or Senior Vice President, Corporate Development receives any proposal or offer, or promptly after any inquiry or contact with any person with respect thereto, regarding a company competing transaction, including the identity of the person making the proposal, offer, inquiry or contact and the terms of the company competing transaction.

    A 'company competing transaction' is defined in the amended and restated merger agreement as any of the following involving MessageMedia, other than the merger with DoubleClick:


     any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction other than, for purposes of determining whether or not a termination fee is payable by MessageMedia in the event either MessageMedia or DoubleClick terminates the amended and restated merger agreement because the merger has not been consummated before the termination date, or the amended and restated merger agreement and the merger failed to receive the requisite votes for approval at MessageMedia's special stockholders' meeting, and within twelve months after such termination, MessageMedia enters into a definitive agreement relating to a company competing transaction or consummates a company competing transaction, if MessageMedia acquires another person and the shares of MessageMedia common stock issued to the equityholders of such other person constitute less than 50% of the capital stock of the successor company in such transaction;


     any sale, lease, exchange, transfer or other disposition of 20% or more of the assets of MessageMedia and its subsidiaries in a single transaction or series of related transactions;

     any tender offer or exchange offer for 20% or more of the outstanding voting securities of MessageMedia or the filing of a registration statement under the Securities Act in connection therewith;

     any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any group having been formed which beneficially owns, or has the right to acquire beneficial ownership of, 20% or more of the outstanding voting securities of MessageMedia;

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     any solicitation in opposition to the approval of the amended and restated
     merger agreement by the stockholders of MessageMedia; or

     any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

    A 'company superior proposal' is defined in the amended and restated merger agreement as a bona fide written proposal regarding a company competing transaction that:

     if any cash consideration is involved, shall not be subject to any financing contingency and with respect to which MessageMedia's board of directors shall have determined in the proper exercise of its fiduciary duties that the acquiring party is capable of consummating such company competing transaction on the terms proposed; and

     MessageMedia's board of directors shall have determined, based on the advice of MessageMedia's independent financial advisors of nationally recognized reputation in the proper exercise of its fiduciary duties that such company competing transaction provides greater value to MessageMedia's stockholders than the merger, and MessageMedia's independent financial advisors opine in writing that such company competing transaction is superior from a financial point of view.

    The agreements related to MessageMedia's non-solicitation of transactions contained in the amended and restated merger agreement are complicated and not easily summarized. We urge you to carefully read the provisions of the amended and restated merger agreement captioned 'No Solicitation of Transactions.'

DIRECTOR AND OFFICER INDEMNIFICATION AND INSURANCE

    The amended and restated merger agreement provides that:

     DoubleClick will indemnify and hold harmless, and will provide advancement of expenses to, each person who is or was a director or officer of MessageMedia or any of its subsidiaries at or at any time prior to the effective time of the merger to the same extent such persons are indemnified or have the right to the advancement of expenses as of the date of the amended and restated merger agreement by MessageMedia pursuant to MessageMedia's certificate of incorporation and bylaws as in effect on the date of the amended and restated merger agreement. DoubleClick will also fulfill the obligations of MessageMedia pursuant to any indemnification agreements, including MessageMedia's certificate of incorporation and bylaws, between MessageMedia and any of the indemnified persons in effect immediately prior to the date of the amended and restated merger agreement;

     in the event that DoubleClick or any of its successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers a material amount of its properties and assets to any person in a single transaction or a series of transactions, then and in each such case, DoubleClick will make or cause to be made proper provision so that the successors and assigns of DoubleClick assume the indemnification obligations described above for the benefit of the indemnified parties and have at least substantially equal financial ability as MessageMedia to satisfy the obligations of the parties pursuant to the amended and restated merger agreement as a condition to any such future merger, consolidation or transfer becoming effective; and

     for six years after the effective time of the merger, DoubleClick will maintain in effect the directors' and officers' liability insurance policies maintained by MessageMedia. DoubleClick is not required to pay premiums in excess of 150% of the annual premium currently paid by MessageMedia for such coverage, which annual premium is $310,000. If the premium for such coverage exceeds $465,000, DoubleClick will purchase a policy with the greatest coverage available for $465,000.

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BENEFIT PLANS AND ARRANGEMENTS

    After the effective time of the merger, DoubleClick will honor and satisfy all obligations and liabilities with respect to MessageMedia's benefit plans other than its employee stock purchase plan. However, DoubleClick will not be required to continue any particular MessageMedia benefit plan after the effective time and any MessageMedia benefit plan may be amended or terminated or may be merged with any DoubleClick benefit plans in accordance with its terms and applicable law so long as employees of MessageMedia who are employed by DoubleClick are provided benefits and coverage that are the same or substantially the same as that provided by DoubleClick to similarly situated employees. To the extent permitted under the law, each employee of MessageMedia or its subsidiaries will be given credit for all service with MessageMedia or its subsidiaries or service credited by MessageMedia or its subsidiaries under all employee benefit plans, programs, policies and arrangements maintained by DoubleClick, other than sabbatical benefits for which employees of MessageMedia or its subsidiaries will not receive any past service credit, in which they participate or in which they become participants for purposes of eligibility and vesting. All benefits and service credits are subject to insurance carriers, outsider providers or the like being able to provide the benefits on terms reasonably acceptable to DoubleClick and there shall be no duplication of benefits. Furthermore, DoubleClick or any of its subsidiaries is entitled to make any change required by law.

    As requested by DoubleClick, MessageMedia will take all actions necessary and appropriate to terminate any MessageMedia benefit plan that is a 401(k) plan as of the last day of the payroll period immediately preceding the closing date of the merger and will make no further contribution to any 401(k) plan.

    After the effective time of the merger, DoubleClick will also honor in accordance with their terms all existing employment, severance, consulting and salary continuation agreements between MessageMedia or any of its subsidiaries and any current or former executive officer or director of MessageMedia or any of its subsidiaries, subject to any modifications to such agreements agreed to by such executive officers or directors and DoubleClick.

CONDITIONS TO THE MERGER

    DoubleClick's and MessageMedia's respective obligations to complete the merger and the related transactions are subject to the satisfaction or waiver by joint action of the parties, if permitted by law, of each of the following conditions:

     the registration statement of which this proxy statement/prospectus is a part relating to the issuance of shares of DoubleClick common stock as contemplated by the amended and restated merger agreement must have been declared effective by the Securities and Exchange Commission;

     the amended and restated merger agreement must have been duly approved and adopted by the requisite vote of MessageMedia stockholders in accordance with the Delaware General Corporation Law;

     no order, statute, rule, regulation, executive order, stay, decree, writ, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental entity which prohibits or prevents the consummation of the merger which has not been vacated, dismissed or withdrawn prior to the effective time of the merger;

     any waiting period applicable to the consummation of the merger under U.S. antitrust laws must have expired or been terminated;

     all consents, approvals and authorizations legally required to be obtained to consummate the merger must have been obtained from all governmental entities, except where the failure to obtain any such consent, approval or authorization could not reasonably be expected to result in a material adverse effect on DoubleClick or MessageMedia; and

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     the shares of DoubleClick common stock to be issued in the merger shall have been authorized for listing on The Nasdaq National Market, however, this shall not be a condition to DoubleClick's obligations if DoubleClick fails to make all reasonable efforts to cause these shares to be so authorized.

    MessageMedia's obligations to consummate the merger are subject to the satisfaction or waiver, if permitted by law, of each of the following additional conditions:

     each of the representations and warranties of DoubleClick contained in the amended and restated merger agreement must be true, complete and correct in all respects, except in each case for any failures to be true, complete and correct which do not, in the aggregate, have a material adverse effect on DoubleClick;

     DoubleClick must have performed or complied in all material respects with all obligations required by the amended and restated merger agreement, except where the failure to so comply has not resulted in a material adverse effect on DoubleClick;

     MessageMedia shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of DoubleClick to the effect that the two conditions immediately above have been satisfied; and

     MessageMedia must have received the opinion of its tax counsel, Cooley Godward, to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

    DoubleClick's obligations to consummate the merger are subject to the satisfaction or waiver, if permitted by law, of each of the following additional conditions:

     to MessageMedia's knowledge, each of the representations and warranties of MessageMedia contained in the amended and restated merger agreement was true, complete and correct in all respects as of the date of the amended and restated merger agreement, except where any failure to be true, complete and correct does not, in the aggregate, have a material adverse effect on MessageMedia; and in the case of representations and warranties of MessageMedia with respect to filings with governmental entities and the inapplicability of state anti-takeover statutes to the merger, the amended and restated merger agreement and the amended and restated stockholder agreements, any failure to be true, complete and correct in all material respects shall not result in any material delay in or prevention of the consummation of the transactions contemplated by the amended and restated merger agreement; and

     after the date of the amended and restated merger agreement, neither MessageMedia nor its officers or directors shall have intentionally taken any action or intentionally failed to take any action that MessageMedia or such person knows, or reasonably should have known, would result in a material adverse effect on MessageMedia.

TERMINATION OF THE AMENDED AND RESTATED MERGER AGREEMENT

    The amended and restated merger agreement may be terminated and the merger may be abandoned at any time before the completion of the merger, notwithstanding the approval and adoption of the amended and restated merger agreement by MessageMedia's stockholders, as summarized below:

     by mutual written consent of the boards of directors of each of MessageMedia and DoubleClick;


     by either MessageMedia or DoubleClick, if, without the fault of the terminating party, the merger has not been consummated on or before January 8, 2002; provided that, if the registration statement is declared effective by the SEC on or before December 24, 2001, DoubleClick may, at its option, extend this date to a date which, if later than January 8, 2002, is 22 calendar days after the date on which the registration statement is declared


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


     effective; provided further, that MessageMedia may, at its option on or prior to January 8, 2002, extend this date to February 8, 2002;


     by either MessageMedia or DoubleClick, if any governmental order, writ, injunction or decree preventing the consummation of the merger has been entered by any court of competent jurisdiction and has become final and nonappealable; or

     by MessageMedia or DoubleClick, if the amended and restated merger agreement and the merger fail to receive the requisite votes for approval at the MessageMedia special stockholders' meeting.

    Furthermore, the amended and restated merger agreement may be terminated by DoubleClick if any of the following occur:

     the board of directors of MessageMedia withdraws, modifies or changes its recommendation of the amended and restated merger agreement or the merger in a manner adverse to DoubleClick or its stockholders or resolves to do so;

     the board of directors of MessageMedia recommends a company competing transaction to the stockholders of MessageMedia;

     MessageMedia fails to comply in all material respects with provisions in the amended and restated merger agreement dealing with non-solicitation of transactions or the MessageMedia stockholders' meeting;

     a party to an amended and restated stockholder agreement described below, other than DoubleClick, fails to vote in favor of the merger in accordance with the amended and restated stockholder agreement or fails to comply with its provisions relating to company competing transactions;

     a company competing transaction is announced or publicly known and the board of directors of MessageMedia:

         -- fails to recommend against acceptance of such company competing transaction by its stockholders, including by taking no position, or indicating its inability to take a position, with respect to the acceptance of a company competing transaction involving a tender offer or exchange offer by its stockholders, within five business days of delivery of a DoubleClick written request for such action, or

         -- fails to reconfirm its approval and recommendation of the amended and restated merger agreement and the transactions contemplated thereby within five business days of the first announcement or other public knowledge of such proposal for a company competing transaction;

     the board of directors of MessageMedia determines that a company competing transaction is a company superior proposal, determines to provide information in connection with, and/or to negotiate, such company superior proposal, and does not reconfirm its approval and recommendation of the amended and restated merger agreement and does not recommend against acceptance of such company superior proposal by its stockholders; or

     the board of directors of MessageMedia resolves to do any of the foregoing.

    Furthermore, the amended and restated merger agreement may be terminated by MessageMedia if DoubleClick has breached any of its representations, warranties, covenants or agreements set forth in the amended and restated merger agreement, or a representation or warranty of DoubleClick becomes untrue, incomplete or incorrect, in either case such that the conditions to the obligation of MessageMedia to close set forth in the amended and restated merger agreement would not be satisfied, and DoubleClick fails to cure such breach within 20 days after receipt by DoubleClick of a written notice from MessageMedia of such breach.

    MessageMedia may have terminated the amended and restated merger agreement if, prior to the shopping period termination time, the board of directors of MessageMedia had recommended to the stockholders of MessageMedia a company competing transaction that constituted a company

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superior proposal; provided that this right to terminate was not available until the fee described below had been paid to Doubleclick.

PAYMENT OF FEES AND EXPENSES

    Except as described below, all expenses incurred in connection with the amended and restated merger agreement and the merger will be paid by the party incurring such expenses, whether or not the merger is consummated, except that DoubleClick and MessageMedia each will pay one-half of all expenses incurred in connection with printing, filing and mailing the registration statement, of which this proxy statement/prospectus is a part, and all Securities and Exchange Commission and other regulatory filing fees incurred in connection with such documents and any fees required to be paid under U.S. antitrust laws.

    MessageMedia will pay DoubleClick an amount equal to $1.0 million in the event that:

     DoubleClick terminates the amended and restated merger agreement following the occurrence of any of the following events:

         -- the board of directors of MessageMedia withdraws, modifies or changes its recommendation of the amended and restated merger agreement or the merger in a manner adverse to DoubleClick or its stockholders or resolves to do so;

         -- the board of directors of MessageMedia recommends a company competing transaction to the stockholders of MessageMedia;

         -- MessageMedia fails to comply in all material respects with provisions in the amended and restated merger agreement dealing with non-solicitation of transactions and the MessageMedia stockholders' meeting;

         -- a party to a stockholder agreement described below, other than DoubleClick, fails to vote in favor of the merger in accordance with the stockholder agreement or fails to comply with the provisions of the stockholder agreement relating to company competing transactions;

         -- a company competing transaction is announced or publicly known and the board of directors of MessageMedia:

               fails to recommend against acceptance of such company competing transaction by its stockholders, including by taking no position, or indicating its inability to take a position, with respect to the acceptance of a company competing transaction involving a tender offer or exchange offer by its stockholders, within five business days of delivery of DoubleClick's written request for such action, or fails to reconfirm its approval and recommendation of the amended and restated merger agreement and the transactions contemplated thereby within five business days of the first announcement or other public knowledge of such proposal for a company competing transaction;

         -- the board of directors of MessageMedia determines that a company competing transaction is a company superior proposal, determines to provide information in connection with, and/or to negotiate, such company superior proposal, and does not reconfirm its approval and recommendation of the amended and restated merger agreement and does not recommend against acceptance of such company superior proposal by its stockholders; or

         -- the board of directors of MessageMedia resolves to take any of the foregoing actions;


     either MessageMedia or DoubleClick terminates the amended and restated merger agreement because the merger has not been consummated on or before January 8, 2002 without the fault of the terminating party, or before a date which is not later than 22 days after this registration statement is declared effective, if the termination date of the amended and restated merger agreement is extended by DoubleClick, or on or before February 8, 2002, if the termination date of the amended and restated merger agreement is extended by


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     MessageMedia and (A) at or prior to the time of such termination, there shall have been proposed or publicly announced a company competing transaction or (B) within twelve months after such termination, MessageMedia shall enter into a definitive agreement with respect to any company competing transaction or any company competing transaction involving MessageMedia shall be consummated; or


     either MessageMedia or DoubleClick terminates the amended and restated merger agreement because the amended and restated merger agreement and the merger fail to receive the requisite votes for approval at the MessageMedia special stockholders' meeting or any adjournment or postponement thereof and (A) at or prior to the time of such termination, there shall have been proposed or publicly announced a company competing transaction or
     (B) within twelve months after such termination, MessageMedia shall enter into a definitive agreement with respect to any company competing transaction or any company competing transaction involving MessageMedia shall be consummated.

    In addition, MessageMedia would have been required to pay DoubleClick an amount equal to $1.0 million in the event that MessageMedia terminated the amended and restated merger agreement, and prior to the shopping period termination time, the board of directors of MessageMedia had recommended to the stockholders of MessageMedia a company competing transaction that constituted a company superior proposal.

EXTENSION, WAIVER, RELEASE, AND AMENDMENT OF THE AMENDED AND RESTATED MERGER AGREEMENT

    At any time prior to the completion of the merger, either DoubleClick or MessageMedia may extend the time for or waive compliance with the performance of any obligation or other act of the other party, waive any inaccuracy in the representations and warranties contained in the amended and restated merger agreement or in any document delivered pursuant to the amended and restated merger agreement and waive compliance by the other party with any of the agreements or conditions contained in the amended and restated merger agreement.

    DoubleClick and MessageMedia each fully and completely released and forever discharged any and all claims of any kind each party had or may have against the other party relating to the negotiations, terms, representations, warranties, covenants, disclosures, or performance or lack of performance by the other party with respect to the original merger agreement or the amended merger agreement. The release does not affect the obligations of the parties with respect to the amended and restated merger agreement or the confidentiality agreement between the parties.

    The amended and restated merger agreement may be amended by DoubleClick and MessageMedia at any time prior to the completion of the merger. However, after the approval of the amended and restated merger agreement by MessageMedia's stockholders, no amendment may be made that changes the amount or type of consideration into which MessageMedia common stock will be converted pursuant to the amended and restated merger agreement.

RELATED AGREEMENTS


    In connection with the execution of the amended and restated merger agreement on October 10, 2001, Rebar LLC, Softbank Technology Ventures VI L.P., Softbank U.S. Ventures VI L.P., Softbank Technology Ventures Advisors Fund VI L.P., Softbank Technology Ventures Side Fund VI L.P., Softbank Technology Advisors Fund L.P., Softbank Technology Ventures IV L.P., Pequot Private Equity Fund, L.P., Pequot Offshore Private Equity Fund, Inc., A. Laurence Jones, Bradley A. Feld, Dennis J. Cagan, Howard S. Diamond, Gerald A. Poch and R. Terry Duryea, as stockholders of MessageMedia, entered into amended and restated stockholder agreements and irrevocable proxies with DoubleClick. The amended and restated stockholder agreements provide that these stockholders will vote their 25,661,381 shares of MessageMedia common stock representing, in the aggregate, approximately 37.3% of MessageMedia's outstanding common stock as of November 5, 2001, at every meeting of the stockholders of MessageMedia at which the merger is considered or voted upon and at every adjournment of such meetings and on every action or approval by written resolution of the stockholders of MessageMedia with respect to the


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merger, in favor of approval and adoption of the amended and restated merger agreement and of the merger. In addition, each such stockholder agreed not to violate the provisions of the amended and restated merger agreement that relate to soliciting a competing transaction. The MessageMedia stockholders who are parties to the amended and restated stockholder agreements and irrevocable proxies retained the right to vote their shares of MessageMedia common stock on all matters other than those identified in the amended and restated stockholder agreements. None of the stockholders who are parties to the amended and restated stockholder agreements with DoubleClick was paid additional consideration in connection with the execution of such documents. These agreements terminate upon the earlier to occur of the termination of the amended and restated merger agreement or the effective time of the merger. The form of amended and restated stockholder agreement is attached as Appendix B to this proxy statement/prospectus and we urge you to read it for a more complete description of the agreements.



    In addition, DoubleClick agreed to lend up to $1.5 million to MessageMedia in connection with the signing of the amended and restated merger agreement pursuant to a note purchase agreement and an escrow agreement. DoubleClick loaned $1.0 million of this amount to MessageMedia on October 29, 2001 and loaned $500,000 to MessageMedia on November 12, 2001.


    The terms of the notes to be issued by MessageMedia pursuant to the note purchase agreement in exchange for the loan amounts provide:

     for an interest rate of 12.50% per annum;

     that the principal and interest on the loan amount will be due on the earlier of April 10, 2002 or upon the occurrence of any of the events set forth in Section 9.01(d) of the amended and restated merger agreement or upon the execution of a definitive agreement by MessageMedia with respect to a company competing transaction, as defined in the amended and restated merger agreement;

     that the debt evidenced by the note is senior in right of repayment to any additional debt MessageMedia may incur after the date of the amended and restated merger agreement;

     that the note is unsecured; and

     that MessageMedia may only use the proceeds of the loan to satisfy its operating requirements that arise in the ordinary course of business consistent with past practice.

    The note purchase agreement also provides that any proceeds equal to or in excess of $5.0 million received by MessageMedia from any equity or debt financing must be used to prepay any outstanding notes.

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

               UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

    The following unaudited pro forma condensed financial statements of DoubleClick Inc. have been prepared to illustrate the estimated effects of:


     the assumed acquisition by DoubleClick of all the outstanding shares of MesssageMedia, Inc. in exchange for approximately 1,000,000 shares of DoubleClick common stock, the loan of $1.5 million to satisfy MessageMedia's ongoing operating requirements and the assumption by DoubleClick of MessageMedia options and warrants which, under the merger, convert into options and warrants to acquire approximately 120,000 shares of DoubleClick common stock.



     the assumed sale by DoubleClick of its European Media operations to AdLINK Internet Media AG, or AdLINK, and the acquisition by DoubleClick of 15% of the outstanding common shares of AdLINK;


     the April 23, 2001 acquisition by DoubleClick of all the outstanding shares of FloNetwork Inc., or FloNetwork, in exchange for approximately $17.1 million in cash, approximately 2,800,000 shares of DoubleClick common stock and the assumption by DoubleClick of FloNetwork options and warrants which, under the merger of those two companies, converted into options and warrants to acquire approximately 430,000 shares of DoubleClick common stock; and

     the February 2, 2001 acquisition by DoubleClick of all the outstanding shares of @plan.inc, or @plan, in exchange for approximately $39.1 million in cash, approximately 3,200,000 shares of DoubleClick common stock and the assumption by DoubleClick of @plan options and warrants which, under the merger, converted into options and warrants to acquire approximately 1,200,000 shares of DoubleClick common stock.

Pro forma amounts have been derived by applying pro forma adjustments to the historical consolidated financial information of DoubleClick, MessageMedia, FloNetwork and @plan.

RECENT ACCOUNTING PRONOUNCEMENTS


    In July 2001, the Financial Accounting Standards Board, or FASB, issued SFAS No. 141 'Business Combinations' and SFAS No. 142 'Goodwill and Other Intangible Assets.' SFAS No. 141 establishes new standards for accounting and reporting requirements for business combinations and requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is prohibited. SFAS No. 142 establishes new standards for goodwill acquired in a business combination, eliminates the amortization of goodwill and sets forth methods to periodically evaluate goodwill for impairment. Intangible assets with a determinable useful life will continue to be amortized over that life. SFAS 141 and SFAS 142 are effective for business combinations completed after June 30, 2001. DoubleClick will adopt these statements on January 1, 2002; however, as noted above, there are provisions of these new standards that also apply to acquisitions completed after June 30, 2001.




THE ACQUISITION OF MESSAGEMEDIA


    On June 1, 2001, DoubleClick announced the signing of an agreement, which was amended and restated on October 10, 2001, and further amended on November 21, 2001, to acquire all the outstanding shares, options and warrants of MessageMedia in a transaction that will be accounted for as a purchase. The value of the approximately 1.0 million shares of common stock that are expected to be issued to MessageMedia stockholders has been determined based on the average market price of DoubleClick common stock, as quoted on the Nasdaq National Market, for the day immediately prior to, the day of, and the day immediately after the announcement of the amended and restated merger agreement. The MessageMedia options and warrants that will be assumed by DoubleClick as the result of this merger will convert into options and warrants to


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


acquire approximately 120,000 shares of DoubleClick common stock and have been valued using the Black-Scholes option pricing model with the following weighted-average assumptions:


Expected dividend yield.....................................  0.0%
Risk-free interest rate.....................................  3.7%
Expected life (in years)....................................  3.8
Volatility..................................................  100%


    In connection with the acquisition, DoubleClick also agreed to place $1.5 million in escrow to satisfy MessageMedia's ongoing operating requirements. $1.0 million of this amount was loaned to MessageMedia on October 29, 2001 and the remaining $0.5 million was loaned to MessageMedia on November 12, 2001. As this loan is expected to be forgiven upon the closing of the merger, $1.5 million has been included as a component of the estimated purchase price for purposes of the pro forma financial information.



    The estimated purchase price of $10.3 million also includes the effect of approximately $1.0 million in direct acquisition costs that have been incurred to date. The final cost of the acquisition will be a different amount.



    A portion of the estimated purchase price has been preliminarily allocated to MessageMedia's recorded net assets based on their book values as of September 30, 2001. DoubleClick believes that the book bases of these net assets do not differ materially from their estimated fair values. The excess of the estimated purchase price over the book value of net assets acquired has been preliminarily allocated to goodwill. Pursuant to SFAS 142, this goodwill will never be subject to amortization, but will instead be evaluated for impairment on an annual basis or more frequently if indicators of impairment arise. The ultimate allocation of the purchase price will depend on the results of fair value appraisals conducted at or near the closing of the transaction. DoubleClick believes that, as a result of these fair value appraisals, portions of the excess of the purchase price over the fair value of net assets acquired may be allocated to intangible assets, including customer lists. Accordingly, to the extent that a portion of the excess of the purchase price over the fair value of net tangible assets acquired is assigned to intangible assets subject to amortization under SFAS 141 and SFAS 142, operating results may differ materially from those presented in the pro forma statements.


    As discussed above, DoubleClick has agreed to purchase all of the outstanding shares, options and warrants of MessageMedia in exchange for approximately 1,000,000 shares of DoubleClick common stock. Any changes in the per share exchange ratio will only impact the number of DoubleClick shares that an individual MessageMedia stockholder will receive. It will not have a material impact on the total number of DoubleClick shares of common stock that will be issued in this transaction. As such, any changes in the per share exchange ratio will not materially impact the total consideration paid by DoubleClick and will not have a material impact on the pro forma financial information.


    The unaudited pro forma condensed statements of operations for the year ended December 31, 2000 and the nine month period ended September 30, 2001 have been prepared as if the MessageMedia acquisition had occurred on January 1, 2000. The unaudited pro forma condensed balance sheet as of September 30, 2001 has been prepared as if the acquisition occurred on September 30, 2001. The pro forma adjustments are described in the accompanying notes.



RECENT EVENT--AGREEMENT TO SELL DOUBLECLICK'S EUROPEAN MEDIA OPERATIONS



    On November 13, 2001, DoubleClick announced the signing of an agreement to sell its European Media operations to AdLINK, a German provider of Internet advertising solutions. Concurrent with the sale, United Internet AG, or United Internet, AdLINK's largest shareholder, has the right to sell to DoubleClick 15% of the outstanding common shares of AdLINK and to grant to DoubleClick an option to acquire up to an additional 21% of the outstanding common shares of AdLINK. This option, which entitles DoubleClick to acquire these shares at no additional cost, is exercisable over a two-year period and only upon the achievement by AdLINK of certain defined performance objectives. Following the consummation of the transactions described above, DoubleClick will have sold its European Media operations, and received a 15% common share interest in ADLINK and an option to acquire an additional 21%. The value of the 15% of the outstanding common stock of AdLINK, approximately 3.9 million shares, assumed to be purchased from United Internet has been determined based on these shares' average market prices, as quoted on the Neuer Markt, for the day before, the day of, and the day immediately after the announcement of the agreement. The estimated value of this interest in AdLINK is approximately $8.3 million. Consummation of the transaction with AdLINK is subject to various closing conditions, including approval by AdLINK's stockholders, and DoubleClick cannot assure you that the transaction will be consummated.



    The unaudited pro forma statements of operations for the year ended December 31, 2000 and the nine month period ended September 30, 2001 have been prepared as if this sale and acquisition had occurred on January 1, 2000. The unaudited pro forma condensed balance sheet as of September 30, 2001 has been prepared as if these transactions occurred on September 30, 2001. The pro forma adjustments are described in the accompanying notes.


THE ACQUISITION OF FLONETWORK

    On April 23, 2001 DoubleClick completed its acquisition of FloNetwork, a privately-held Canadian provider of email marketing technology services. The purchase price of FloNetwork has been calculated based on the average market price of DoubleClick common stock, as quoted on the Nasdaq National Market, for the day immediately prior to, the day of and the day immediately after the number of shares and the amount of cash consideration due to FloNetwork shareholders became irrevocably fixed pursuant to the agreement under which FloNetwork was acquired, plus the fair value of options and warrants assumed, which was determined using the Black-Scholes option pricing model.


    Portions of the purchase price have been allocated to acquired technology, customer lists and in-process research and development projects. The amounts allocated to customer lists of approximately $2.2 million and acquired technology of approximately $4.3 million are being amortized on a straight-line basis over 2 and 3 years, respectively. The amounts attributed to in-process research and development projects were charged to operations as they had not reached technological feasibility as of the date of the acquisition and were determined to have no alternative future uses. The remainder of the excess of the purchase price over the fair value of net assets acquired of approximately $45.0 million has been allocated to goodwill and is being amortized on a straight-line basis over three years. In accordance with SFAS 142, DoubleClick will cease to amortize this goodwill when this statement is applied in its entirety in 2002.



    The unaudited pro forma condensed statements of operations for the year ended December 31, 2000 and the nine month period ended September 30, 2001 have been prepared as if the FloNetwork acquisition had occurred on January 1, 2000. No pro forma balance sheet information has been provided as FloNetwork's net assets are reflected in the financial position of DoubleClick as of September 30, 2001. The pro forma adjustments are described in the accompanying notes.


THE ACQUISITION OF @PLAN


    On February 2, 2001 DoubleClick completed its acquisition of @plan, a leading provider of online target market research planning systems. The purchase price of @plan has been determined based on the average market price of DoubleClick common stock, as quoted on the Nasdaq National Market, for the day immediately prior to and the day of the final determination of the number of shares and cash consideration due @plan shareholders pursuant to the merger agreement, plus the fair value of options assumed, which was calculated using the Black-Scholes option pricing model. The excess of the purchase price over the fair value of the net assets acquired of approximately $79.1 million has been allocated to goodwill and is being amortized over three years. In accordance with SFAS 142, DoubleClick will cease to amortize this goodwill when this statement is applied in its entirety in 2002.

    The unaudited pro forma condensed statements of operations for the year ended December 31, 2000 and the nine month period ended September 30, 2001 have been prepared as if the @plan acquisition occurred on January 1, 2000. No pro forma balance sheet information has been provided as @plan's net assets are reflected in the financial position of DoubleClick as of September 30, 2001. The pro forma adjustments are described in the accompanying notes.


RECLASSIFICATIONS

    Some assets and liabilities in the consolidated balance sheet of MessageMedia have been reclassified to conform to the line item presentation in the pro forma condensed balance sheet. Some costs and other deductions in the consolidated statements of operations of MessageMedia, FloNetwork and @plan have been reclassified to conform to the line item presentation in the pro forma condensed statements of operations.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

    The unaudited pro forma financial information should not be considered indicative of the actual results that would have been achieved had the acquisitions described above been consummated on the dates indicated and does not purport to indicate balance sheet data or results of operations as of any future date or any future period. The unaudited pro forma financial information should be read in conjunction with the historical financial statements of DoubleClick and MessageMedia, and the related notes thereto incorporated by reference into and included elsewhere in this proxy statement/prospectus.

      UNAUDITED PRO FORMA CONDENSED BALANCE SHEET AS OF SEPTEMBER 30, 2001





                                                                                                   LESS
                                                                     PRO FORMA      PRO FORMA    EUROPEAN
                                       DOUBLECLICK   MESSAGEMEDIA   ADJUSTMENTS      COMBINED     MEDIA       PRO FORMA
                                       -----------   ------------   -----------      --------     -----       ---------
                                                                        (IN THOUSANDS)
ASSETS
Current assets
 Cash and cash equivalents...........  $  185,932     $   4,116      $              $  190,048   $    --      $  190,048
 Restricted cash.....................          --         2,116                          2,116        --           2,116
 Investments in marketable
   securities........................     379,512            --                        379,512        --         379,512
 Accounts receivable, net............      80,502         5,390                         85,892    (4,818)         81,074
 Prepaid expenses and other current
   assets............................      41,295         2,435                         43,730      (807)         42,923
                                       ----------     ---------      ---------      ----------   -------      ----------
   Total current assets..............     687,241        14,057                        701,298    (5,625)        695,673
Investments in marketable
 securities..........................     213,038            --                        213,038        --         213,038
Property and equipment, net..........     166,265         9,165                        175,430    (2,394)        173,036
Goodwill, net........................      63,581            --          4,008 (1)      67,589    (5,277)         62,312
Intangible assets, net...............      18,518            --                         18,518        --          18,518
Investments in affiliates............      16,696            --                         16,696     8,343 (4)      25,039
Other assets.........................       9,579         2,608           (200)(1)      11,987    (1,426)         10,561
                                       ----------     ---------      ---------      ----------   -------      ----------
   Total assets......................  $1,174,918     $  25,830      $   3,808      $1,204,556   $(6,379)     $1,198,177
                                       ----------     ---------      ---------      ----------   -------      ----------
                                       ----------     ---------      ---------      ----------   -------      ----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
 Accounts payable, accrued expenses,
   and other accrued liabilities.....  $  122,174     $  11,669      $     888 (1)  $  134,731   $(8,150)     $  126,581
 Payable to JV partner...............          --            --          4,678 (2)       4,678        --           4,678
 Deferred revenue....................      20,057           778                         20,835    (1,470)         19,365
                                       ----------     ---------      ---------      ----------   -------      ----------
   Total current liabilities.........     142,231        12,447          5,566         160,244    (9,620)        150,624
Long term obligations and notes......      18,044         1,314                         19,358      (423)         18,935
Notes payable to Joint Venture
 Partner.............................          --         4,678         (4,678)(2)          --        --              --
Convertible subordinated notes.......     229,700            --                        229,700        --         229,700
Minority interest....................      20,086           (23)                        20,063        --          20,063
Stockholders' equity
 Common stock........................         134            69            (69)(3)         135        --             135
                                                                             1 (1)
 Treasury stock......................      (4,464)           --                         (4,464)       --          (4,464)
 Additional paid-in capital..........   1,264,412       220,189       (220,189)(3)   1,274,745        --       1,274,745
                                                                        10,333 (1)
 Warrants............................          --           158           (158)(3)          --        --              --
 Deferred compensation...............          --            --                             --        --              --
 Accumulated deficit.................    (484,528)     (212,699)       212,699 (3)    (484,528)   (7,433)(5)    (491,961)
 Other accumulated comprehensive
   loss..............................     (10,697)         (303)           303 (3)     (10,697)   11,097             400
                                       ----------     ---------      ---------      ----------   -------      ----------
   Total stockholders' equity........     764,857         7,414          2,920         775,191     3,664         778,855
   Total liabilities and
    stockholders' equity.............  $1,174,918     $  25,830      $   3,808      $1,204,556   $(6,379)     $1,198,177
                                       ----------     ---------      ---------      ----------   -------      ----------
                                       ----------     ---------      ---------      ----------   -------      ----------

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001





                                                                  PRO FORMA    PRO FORMA
                            DOUBLECLICK    @PLAN    FLONETWORK   ADJUSTMENTS   COMBINED
                            -----------    -----    ----------   -----------   --------
                                    (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
Revenues.................    $ 309,498    $ 1,275    $ 6,920       $           $ 317,693
Cost of revenue..........      136,620        788      2,349           478 (6)   140,235
European Media sales
 commissions.............           --         --         --                          --
                             ---------    -------    -------       -------     ---------
   Total cost of
    revenue..............      136,620        788      2,349           478       140,235
      Gross profit.......      172,878        487      4,571          (478)      177,458
Operating expenses
   Sales and marketing...      148,170        766      4,452           366 (6)   153,754
   General and
    administrative.......       52,790        776      1,199                      54,765
   Product development...       42,472         --      1,962                      44,434
   Amortization of
    intangible assets....       42,358         --         --         7,173 (7)    49,531
   Goodwill impairment
    charges..............       63,287         --         --                      63,287
   Restructuring and in-
    process research and
    development charges..       37,239         --         --                      37,239
                             ---------    -------    -------       -------     ---------
      Total operating
        expenses.........      386,316      1,542      7,613         7,539       403,010
Loss from operations.....     (213,438)    (1,055)    (3,042)       (8,017)     (225,552)
Other income (expense)
   Equity in losses of
    affiliates...........       (2,599)        --         --                      (2,599)
   Impairment of equity
    investment...........      (11,735)        --         --                     (11,735)
   Gain on issuance of
    stock by affiliate...        1,924         --         --                       1,924
   Interest and other,
    net..................       18,949        146       (132)                     18,963
                             ---------    -------    -------       -------     ---------
      Total other
        income...........        6,539        146       (132)                      6,553
Loss before income
 taxes...................     (206,899)      (909)    (3,174)       (8,017)     (218,999)
Provision (benefit) for
 income taxes............          269          8         86                         363
                             ---------    -------    -------       -------     ---------
Loss before minority
 interest................     (207,168)      (917)    (3,260)       (8,017)     (219,362)
Minority interest........        1,718                                             1,718
                             ---------    -------    -------       -------     ---------
Net loss before
 extrordinary item.......    $(205,450)   $  (917)   $(3,260)      $(8,017)    $(217,644)
                             ---------    -------    -------       -------     ---------
                             ---------    -------    -------       -------     ---------
Weighted-average number
 of shares used in
 calculation of basic and
 diluted net loss per
 share before
 extraordinary item......      130,869                                           132,457
Basic and diluted net
 loss per share before
 extraordinary item......    $   (1.57)                                        $   (1.64)
                             ---------                                         ---------
                             ---------                                         ---------

                                                                      LESS
                                           PRO FORMA    PRO FORMA   EUROPEAN
                           MESSAGEMEDIA   ADJUSTMENTS   COMBINED     MEDIA        PRO FORMA
                           ------------   -----------   --------     -----        ---------
                                   (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
Revenues.................    $ 22,126       $           $ 339,819   $(21,896)     $ 317,923
Cost of revenue..........      14,761 (8)                 154,996    (12,284)       142,712
European Media sales
 commissions.............          --                          --        417 (10)       417
                             --------       --------    ---------   --------      ---------
   Total cost of
    revenue..............      14,761                     154,996    (11,867)       143,129
      Gross profit.......       7,365                     184,823    (10,029)       174,794
Operating expenses
   Sales and marketing...       8,459 (8)                 162,213    (27,435)       134,778
   General and
    administrative.......       7,042 (8)                  61,807     (1,873)        59,934
   Product development...       3,705 (8)                  48,139         --         48,139
   Amortization of
    intangible assets....      24,100 (8)    (24,100)(9)   49,531     (3,076)        46,455
   Goodwill impairment
    charges..............          --                      63,287         --         63,287
   Restructuring and in-
    process research and
    development charges..       7,005 (8)                  44,244       (318)        43,926
                             --------       --------    ---------   --------      ---------
      Total operating
        expenses.........      50,311        (24,100)     429,221    (32,702)       396,519
Loss from operations.....     (42,946)        24,100     (244,398)    22,673       (221,725)
Other income (expense)
   Equity in losses of
    affiliates...........          --                      (2,599)        --         (2,599)
   Impairment of equity
    investment...........          --                     (11,735)        --        (11,735)
   Gain on issuance of
    stock by affiliate...          --                       1,924         --          1,924
   Interest and other,
    net..................        (904)                     18,059        (13)        18,046
                             --------       --------    ---------   --------      ---------
      Total other
        income...........        (904)                      5,649        (13)         5,636
Loss before income
 taxes...................     (43,850)        24,100     (238,749)    22,660       (216,089)
Provision (benefit) for
 income taxes............          --                         363       (561)          (198)
                             --------       --------    ---------   --------      ---------
Loss before minority
 interest................     (43,850)        24,100     (239,112)    23,221       (215,891)
Minority interest........       4,141                       5,859         --          5,859
                             --------       --------    ---------    --------     ---------
Net loss before
 extrordinary item.......    $(39,709)      $ 24,100    $(233,253)   $23,221      $(210,032)
                             --------       --------    ---------    --------     ---------
                             --------       --------    ---------    --------     ---------
Weighted-average number
 of shares used in
 calculation of basic and
 diluted net loss per
 share before
 extraordinary item......                                 133,457                   133,457
Basic and diluted net
 loss per share before
 extraordinary item......                               $   (1.75)                $   (1.57)
                                                        ---------                 ---------
                                                        ---------                 ---------

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000




                                                                           PRO FORMA      PRO FORMA
                                  DOUBLECLICK     @PLAN     FLONETWORK    ADJUSTMENTS     COMBINED
                                  -----------     -----     ----------    -----------     --------
                                            (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
Revenues......................     $ 505,611     $13,514     $ 11,871       $             $ 530,996
Cost of revenues..............       228,083      10,572        4,659          1.433 (6)    244,747
European Media sales
 commissions..................            --          --           --                            --
Write off of advance to
 publisher....................        18,487          --           --                        18,487
                                   ---------     -------     --------       --------      ---------
   Total cost of revenue......       246,570      10,572        4,659          1,433        263,234
      Gross profit............       259,041       2,942        7,212         (1,433)       267,762
Operating expenses
   Sales and marketing........       227,229       6,407       10,270          1,100 (6)    245,006
   General and
    administrative............        83,227       2,998        2,488                        88,713
   Product development........        44,789          --        4,231                        49,020
   Amortization of intangible
    assets....................        41,153          --                      41,148 (7)     82,301
   Goodwill impairment,
    restructuring and deal-
    related charges...........        51,760          --        1,403                        53,163
                                   ---------     -------     --------       --------      ---------
      Total operating
        expenses..............       448,158       9,405       18,392         42,248        518,203
Loss from operations..........      (189,117)     (6,463)     (11,180)       (43,681)      (250,441)
Other income (expense)
   Equity in losses of
    affiliates................        (6,789)         --                                     (6,789)
   Impairment of equity
    investment................       (24,052)         --                                    (24,052)
   Gain on issuance of stock
    by affiliate..............        11,026          --                                     11,026
   Interest and other, net....        53,801       1,982          160                        55,943
                                   ---------     -------     --------       --------      ---------
      Total other income......        33,986       1,982          160                        36,128
Loss before income taxes......      (155,131)     (4,481)     (11,020)       (43,681)      (214,313)
Provision for income
 taxes........................         1,497         101          164                         1,762
                                   ---------     -------     --------       --------      ---------
Loss before minority
 interest.....................      (156,628)     (4,582)     (11,184)       (43,681)      (216,075)
Minority interest.............           647                                                    647
                                   ---------     -------     --------       --------      ---------
Net loss before cumulative
 effect of change in
 accounting principle.........     $(155,981)    $(4,582)    $(11,184)      $(43,681)     $(215,428)
                                   ---------     -------     --------       --------      ---------
                                   ---------     -------     --------       --------      ---------
Weighted-average number of
 shares used in calculation of
 basic and diluted net loss
 per share before cumulative
 effect of change in
 accounting principle.........       121,278                                                127,255
Basic and diluted loss per
 share before cumulative
 effect of change in
 accounting principle.........     $   (1.29)                                             $   (1.69)
                                   ---------                                              ---------
                                   ---------                                              ---------

                                                                               LESS
                                                 PRO FORMA      PRO FORMA    EUROPEAN
                                MESSAGEMEDIA    ADJUSTMENTS     COMBINED      MEDIA        PRO FORMA
                                ------------    -----------     --------      -----        ---------
                                            (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
Revenues......................    $ 33,648        $             $ 564,644    $(52,507)     $ 512,137
Cost of revenues..............      22,106 (8)                    266,853     (33,535)       233,318
European Media sales
 commissions..................          --                             --       4,395 (10)     4,395
Write off of advance to
 publisher....................          --                         18,487          --         18,487
                                  --------        --------      ---------    --------      ---------
   Total cost of revenue......      22,106                        285,340     (29,140)       256,200
      Gross profit............      11,542                        279,304     (23,367)       255,937
Operating expenses
   Sales and marketing........      24,197 (8)                    269,203     (47,181)       222,022
   General and
    administrative............      17,243 (8)                    105,956      (1,599)       104,357
   Product development........       6,644 (8)                     55,664         (21)        55,643
   Amortization of intangible
    assets....................      50,497 (8)     (50,497 )(9)    82,301     (28,460)        53,841
   Goodwill impairment,
    restructuring and deal-
    related charges...........       7,009 (8)                     60,172     (49,758)        10,414
                                  --------        --------      ---------    --------      ---------
      Total operating
        expenses..............     105,590         (50,497)       573,296    (127,019)       446,277
Loss from operations..........     (94,048)         50,497       (293,992)    103,652       (190,340)
Other income (expense)
   Equity in losses of
    affiliates................                                     (6,789)         --         (6,789)
   Impairment of equity
    investment................                                    (24,052)         --        (24,052)
   Gain on issuance of stock
    by affiliate..............                                     11,026          --         11,026
   Interest and other, net....         977                         56,920         191         57,111
                                  --------        --------      ---------    --------      ---------
      Total other income......         977              --         37,105         191         37,296
Loss before income taxes......     (93,071)         50,497       (256,887)    103,843       (153,044)
Provision for income
 taxes........................          --                          1,762        (614)         1,148
                                  --------        --------      ---------    --------      ---------
Loss before minority
 interest.....................     (93,071)         50,497       (258,649)    104,457       (154,192)
Minority interest.............       5,109                          5,756         --           5,756
                                  --------        --------      ---------    --------      ---------
Net loss before cumulative
 effect of change in
 accounting principle.........    $(87,962)       $ 50,497      $(252,893)   $104,457      $(148,436)
                                  --------        --------      ---------    --------      ---------
                                  --------        --------      ---------    --------      ---------
Weighted-average number of
 shares used in calculation of
 basic and diluted net loss
 per share before cumulative
 effect of change in
 accounting principle.........                                    128,255                    128,255
Basic and diluted loss per
 share before cumulative
 effect of change in
 accounting principle.........                                  $   (1.97)                 $   (1.16)
                                                                ---------                  ---------
                                                                ---------                  ---------

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                              FINANCIAL STATEMENTS

1. The total acquisition cost of MessageMedia was calculated as follows:


999,924 shares issued at $7.51(i) per share.................  $  7,509
Estimated fair value of options and warrants assumed........       325
Bridge financing............................................     1,500
Direct acquisition costs....................................     1,000
                                                              --------
Total purchase price:.......................................  $ 10,334
                                                              --------
                                                              --------
Purchase price..............................................  $ 10,334
Plus:
    Severance and change in control liabilities.............       888
Less:
    Book value of net assets acquired.......................    (7,214)
                                                              --------
Goodwill:...................................................  $  4,008
                                                              --------
                                                              --------


---------

  (i) The average market price of DoubleClick common stock, as quoted on the Nasdaq National Market, for the day immediately prior to, the day of, and the day immediately after, the announcement of the transaction.


      The book value of the net assets acquired reflects the forgiveness of a $200,000 loan receivable from MessageMedia's Chief Executive Officer as part of the merger agreement.



     Book value of net assets as recorded:.......................  $7,414
     Less loan forgiveness.......................................    (200)
                                                                   ------
     Book value of net assets acquired...........................  $7,214
                                                                   ------
                                                                   ------


2. This adjustment reclassifies as current liabilities the long-term notes payable by MessageMedia to its joint venture partner that become immediately payable upon a change in control.

3. These amounts reflect the elimination on consolidation of DoubleClick's investment in MessageMedia against the net equity of MessageMedia.


4. This amount reflects the acquisition of the 15% interest in AdLINK. The value of the approximately 3.9 million shares of AdLINK common stock that are assumed to be purchased from United Internet has been determined based on their average market price, as quoted on the Neuer Markt, for the day immediately prior to, the day of, and the day immediately after the announcement of the signing of the agreement.



5. This amount represents the loss associated with the sale of DoubleClick's European Media operations.



6. These amounts represent the amortization of technology and customer lists acquired in connection with the purchase of FloNetwork. Such amounts are classified as costs of revenue and sales and marketing expenses, respectively.



7. This represents the amortization of goodwill generated on the acquisitions of @plan and FloNetwork for the period reported. The amount of pro forma amortization expense attributable to each acquisition is broken out as follows:



For the nine months ended September 30, 2001:
    @plan...................................................  $ 2,180
    FloNetwork..............................................    4,993
                                                              -------
Total.......................................................  $ 7,173
                                                              -------
                                                              -------
For the year ended December 31, 2000:
    @plan...................................................  $26,170
    FloNetwork..............................................   14,978
                                                              -------
Total.......................................................  $41,148
                                                              -------
                                                              -------

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                      FINANCIAL STATEMENTS -- (CONTINUED)


      In accordance with SFAS 142, DoubleClick will cease to amortize this and all other goodwill when the statement is applied in its entirety in 2002. On a pro forma basis, DoubleClick estimates that the adoption of SFAS 142 would have reduced its amortization expense by approximately $37 million for the nine months ended September 30, 2001, and approximately $78 million for the year ended December 31, 2000.



 8. The following tables illustrate the reclassifications that were made to certain MessageMedia historical costs and operating expenses in order to conform them to the line item presentation and allocation basis used by DoubleClick in its statement of operations. DoubleClick's cost of revenue includes the depreciation expense associated with revenue-generating assets. DoubleClick also allocates certain facility-related expenses on the basis of headcount.



        For the nine months ended September 30, 2001:



                                                                                 PRO
                                             AS REPORTED   RECLASSIFICATIONS    FORMA
                                             -----------   -----------------    -----
       Cost of revenue.....................    $ 9,348          $ 5,413        $ 14,761
       Sales and marketing.................      7,614              845           8,459
       General and administrative..........      8,516           (1,474)          7,042
       Research, development and
         engineering.......................      3,409              296           3,705
       Depreciation and amortization.......     29,180           (5,080)         24,100
       Restructuring charge................      6,240              765           7,005
       Severance costs.....................        765             (765)             --
                                               -------          -------        --------
       Total costs and operating
         expenses..........................    $65,072          $    --        $ 65,072
                                               -------          -------        --------
                                               -------          -------        --------


        For the year ended December 31, 2000:

                                                                                 PRO
                                             AS REPORTED   RECLASSIFICATIONS    FORMA
                                             -----------   -----------------    -----
       Cost of revenue.....................   $ 17,325          $ 4,781        $ 22,106
       Sales and marketing.................     21,526            2,671          24,197
       General and administrative..........     20,083           (2,840)         17,243
       Research, development and
         engineering.......................      6,234              410           6,644
       Amortization of intangible assets...     50,497               --          50,497
       Depreciation........................      5,022           (5,022)             --
       Restructuring expenses..............      7,009               --           7,009
                                              --------          -------        --------
       Total operating expenses............   $127,696          $    --        $127,696
                                              --------          -------        --------
                                              --------          -------        --------





 9. This adjustment reflects the elimination of MessageMedia's historical goodwill amortization expense as the result of the purchase business combination.



10. These amounts represent the commissions payable to DoubleClick's European Media operations for its sales on other geographic networks. Such intercompany commissions are eliminated in DoubleClick's consolidated statements of operations.


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

                    COMPARATIVE PER SHARE MARKET PRICE DATA

MARKET PRICE INFORMATION

DOUBLECLICK MARKET PRICE DATA

    DoubleClick common stock has traded on The Nasdaq National Market under the symbol 'DCLK' since February 20, 1998. The following table sets forth the range of high and low sales prices reported on The Nasdaq National Market for DoubleClick common stock for the periods indicated, adjusted to reflect (1) a two-for-one stock split effected in the form of a dividend which became effective on April 5, 1999 and (2) a two-for-one stock split effected in the form of a dividend which became effective on January 11, 2000.


                                                              HIGH      LOW
                                                              ----      ---
FISCAL 1999
    First Quarter..........................................  $ 50.00   $11.00
    Second Quarter.........................................    88.00    33.75
    Third Quarter..........................................    62.63    30.25
    Fourth Quarter.........................................   127.72    54.88

FISCAL 2000
    First Quarter..........................................  $135.25   $74.00
    Second Quarter.........................................    93.88    32.88
    Third Quarter..........................................    45.52    27.56
    Fourth Quarter.........................................    33.75     8.00

FISCAL 2001
    First Quarter..........................................  $ 17.31   $ 9.63
    Second Quarter.........................................  $ 16.30   $ 9.94
    Third Quarter..........................................  $ 14.23   $ 5.23
    Fourth Quarter (through December [  ], 2001)...........  $[     ]  $[    ]


MESSAGEMEDIA MARKET PRICE DATA

    MessageMedia's common stock has traded on The Nasdaq National Market under the symbol 'FVHI' from December 13, 1996 through December 14, 1998, 'MAIL' from December 15, 1998 through March 29, 1999 and 'MESG' since March 30, 1999. The following table sets forth the range of high and low sales prices reported on The Nasdaq National Market for MessageMedia common stock for the periods indicated.


                                                               HIGH     LOW
                                                               ----     ---
FISCAL 1999
    First Quarter...........................................  $ 9.56   $ 4.88
    Second Quarter..........................................   26.75     7.00
    Third Quarter...........................................   22.75     9.75
    Fourth Quarter..........................................   20.00     9.94

FISCAL 2000
    First Quarter...........................................  $21.88   $10.25
    Second Quarter..........................................   12.63     2.19
    Third Quarter...........................................    5.50     2.50
    Fourth Quarter..........................................    3.22     0.33

FISCAL 2001
    First Quarter...........................................  $ 1.13   $ 0.41
    Second Quarter..........................................  $ 0.60   $ 0.25
    Third Quarter...........................................  $ 0.58   $ 0.16
    Fourth Quarter (through December [  ], 2001)............  $[    ]  $[    ]


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

RECENT CLOSING PRICES


    As of May 31, 2001, the last trading day before announcement of the merger, the actual closing prices per share of DoubleClick common stock and MessageMedia common stock on The Nasdaq National Market were $13.05 and $0.43, respectively. On December [ ], 2001, the closing prices per share of DoubleClick common stock
and MessageMedia common stock on The Nasdaq National Market were $[    ] and
$[    ], respectively.


    Because the market price of DoubleClick common stock is subject to fluctuation, the market value of the shares of DoubleClick common stock that holders of MessageMedia common stock will receive in the merger may increase or decrease prior to and following the merger. WE URGE MESSAGEMEDIA STOCKHOLDERS TO OBTAIN CURRENT MARKET QUOTATIONS FOR DOUBLECLICK COMMON STOCK AND MESSAGEMEDIA COMMON STOCK. WE CANNOT GIVE YOU ANY ASSURANCE AS TO THE FUTURE PRICES OR MARKET VALUE FOR DOUBLECLICK COMMON STOCK OR MESSAGEMEDIA COMMON STOCK.

DIVIDEND POLICY

    Neither DoubleClick nor MessageMedia has ever paid cash dividends on its stock and both anticipate that they will continue to retain any earnings for the foreseeable future for use in the operation of their respective businesses.

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

                            BUSINESS OF MESSAGEMEDIA

OVERVIEW

    MessageMedia's outsourced services provide customers with:

     a comprehensive set of e-messaging solutions for businesses that seek to increase sales, improve customer communications and develop long-term customer loyalty;

     permission-based e-messaging to create an immediate two-way dialogue with customers;

     tools to track, review and refine e-messaging campaigns by leveraging MessageMedia's expertise and proprietary technology;

     rapidly deployable, cost-effective outsourced solutions which eliminate the need to invest in the technology, hardware and human resources necessary to implement and manage a comprehensive set of e-messaging and e-intelligence solutions; and

     the ability to manage large volumes of simple or complex customer communications and easily integrate more advanced e-messaging and e-survey and database applications.

    MessageMedia's software solutions provide customers with:

     a complete solution for email marketing and communications that integrates with relational databases such as Oracle or SQL Server;

     functions such as targeted email, including both filtering and data segmentation, personalized email, dynamic content editing and trackable URLs and campaign sequencing; and

     all standard email list server functions such as reliable high throughput email delivery, bounce management, discussion lists, announcement lists and easy unsubscribes.

    MessageMedia was originally incorporated in the state of Wyoming on March 11, 1994, under the name of First Virtual Holdings Incorporated. It was reincorporated in the state of Delaware on January 12, 1996. From inception through 1998, its revenues principally were derived from its Internet payment system and related services. In June 1998, MessageMedia was recapitalized by SOFTBANK Corp. and affiliates through a series of transactions resulting in their acquisition of 19.1 million shares of MessageMedia common stock. In July 1998, MessageMedia made a strategic decision to focus exclusively on e-messaging and related services, leveraging the expertise of its key technical personnel and its existing proprietary technology from the Internet payment system, which was phased out. In December 1998, MessageMedia changed its name from First Virtual Holdings Incorporated to MessageMedia, Inc. in connection with its acquisitions of two e-messaging companies, Email Publishing, Inc., also known as Epub, and Distributed Bits, L.L.C. also known as Dbits. As a result of the acquisitions, EPub and DBits became wholly owned subsidiaries of MessageMedia. These acquisitions enabled MessageMedia to expand its suite of e-messaging services. In August 1999, MessageMedia acquired two additional e-messaging companies, Revnet Systems, Inc., also known as Revnet, and Decisive Technology Corporation, also known as Decisive, to further broaden its comprehensive suite of e-messaging solutions and its customer base. All of these acquisitions were accounted for as purchase transactions. A summary of these acquisitions follows:

     EPub was a leading provider of outsourced email message delivery services to businesses and organizations. On December 9, 1998, MessageMedia acquired all of the common stock of Epub in exchange for 5,582,676 shares of MessageMedia common stock and assumed all of their options and warrants in exchange for approximately 417,324 additional shares of MessageMedia common stock.

     Dbits was a development state company developing customer email management systems and solutions. On December 11, 1998, MessageMedia acquired all equity interests in DBits in exchange for 1,305,320 shares of MessageMedia common stock and warrants to purchase an additional 500,000 shares of MessageMedia common stock.

     Revnet was a leading developer and supplier of software solutions providing businesses and organizations with 'in-house' email message delivery capability. Revnet also provided

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

     outsourced email message delivery services. On August 9, 1999, MessageMedia acquired all of the common stock of Revnet in exchange for 3,262,120 shares of MessageMedia common stock and assumed all of their options and warrants in exchange for approximately 681,675 additional shares of MessageMedia common stock.

     Decisive was a leading provider of online customer intelligence solutions such as e-surveys. On August 16, 1999, MessageMedia acquired all of the common stock of Decisive Technology in exchange for 2,054,498 shares of MessageMedia common stock and assumed all of their options and warrants in exchange for approximately 466,818 additional shares of MessageMedia common stock.

INDUSTRY BACKGROUND

    Email marketing has its basis in traditional direct marketing principles. For decades, direct marketers have used traditional mail to communicate with their customers. The purpose of the direct mail pieces was to give customers promotional information, offers and incentives that would encourage them to purchase particular products. Direct marketers soon realized that email could be used to supplant or enhance traditional methods. Email can be used to effectively interact with customers and for a variety of purposes other than purchase incentives.

    Permission-based Email can be a Highly Strategic Tool for Online Business. Permission-based, or 'opt-in,' email is a highly reliable, cost-effective and timely way for businesses to create a personal, two-way dialogue with their customers. The complexity and functionality of commercial email is changing dramatically. For example, email can be used for a variety of highly strategic functions such as marketing, customer service and transaction confirmations. Email functions can also be quickly customized or adapted to allow businesses to target and shape their communications to meet the rapidly changing needs of their customers. As businesses and consumers grow more comfortable with conducting commerce over the Internet, email volume associated with business communication and e-commerce is expected to grow even more quickly. As the cost benefits and flexibility of email are more widely recognized, MessageMedia expects businesses to more rapidly embrace email as a strategic tool for building customer relationships and responding to large volumes of inbound email communications.

    Changing Business Environment and Need to Foster Customer Relationships. The dramatic growth of the Internet and the proliferation of email in the last five years have changed the way businesses and customers interact. Prior to the advent of email, businesses relied primarily on in-person interaction and physical proximity to the customer as well as techniques such as direct mail and telemarketing to foster customer relationships. Such methods, however, vary in their degree of effectiveness and are often characterized by high costs and slow response times.

    Email marketing is effective, fast and inexpensive. Response rates of 15% or more are common and marketers receive immediate feedback from customers. Email marketing costs may be 90% less than traditional direct marketing costs. Moreover, many companies use email as a strategic tool to drive Web site traffic, facilitate transactions and test new offers.

    As a result, businesses are increasingly in need of strategic applications that enable them to expand their customer base, foster customer loyalty and provide personalized, one-to-one communication.

    Complexity of E-messaging Supports Comprehensive Outsourced Services. To create strong and effective e-messaging programs, businesses will need a broad range of technology and strategic expertise to adapt and implement effective solutions in today's rapidly changing business and regulatory environment. MessageMedia believes this will lead to an increase in the outsourcing of e-messaging applications. In order to effectively leverage e-messaging as a key competitive tool, businesses not only must be able to gather information about customer preferences and needs, but employ systems that are robust enough to seamlessly and quickly respond to such data.

    The implementation of effective e-messaging systems requires substantial hardware, software and technical and administrative resources. As email grows in volume and sophistication, the resources and expertise required to cost-effectively implement, enhance and scale e-messaging

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

applications increases exponentially. Given the complexities of these strategic and technical problems and the need to deploy a solution quickly and cost-effectively, businesses increasingly are looking to outsource their e-messaging services to 'one-stop' outsourced providers. In general, as the level of complexity increases, outsourcing becomes a more attractive option.

MESSAGEMEDIA'S KEY CAPABILITIES

    MessageMedia currently offers the following:

     Account Management and Customer Services -- Through MessageMedia's professional staff of account management and customer service representatives, MessageMedia delivers e-messaging services specifically tailored to each customer's business objectives. Each customer is assigned an account management team comprised of an account director and one or more customer services representatives, who act as the customer's primary point of contact for all relationship and campaign management issues. They work with the customer to develop an e-messaging calendar, create a specification of campaign needs, develop the necessary web interfaces, customize the customer database through which MessageMedia maintains, imports and manipulates data, implement project plans and manage pre-production and production testing, campaign roll-out and post-mailing analysis. Additionally, MessageMedia's customer services professionals have extensive experience in the development and delivery of effective customer communications programs.

     Outbound Messaging -- MessageMedia manages all logistics of e-messaging delivery, from time-scheduled outbound message distribution to highly interactive and event-driven communications, such as confirming an Internet consumer purchase. E-messages with personalized content can be precisely targeted to segments of MessageMedia's customers' emailing list. MessageMedia's technology determines which format the email reader uses in order to maximize the visual impact of the sender's message. MessageMedia provides reliable, large-scale delivery of messages, personalized and customized to each of its customer's customers in an e-messaging campaign, as well as sophisticated error-handling and 'bounce' processing to ensure a clean and current customer emailing list. MessageMedia's outbound messaging capabilities include the ability to include audio and video media in the email messages being sent by customers.

     Inbound Messaging -- MessageMedia manages all logistics of response processing from customers of its customers, including response validation, response tracking, performance of customer defined actions and automated database updates. MessageMedia's response-handling capabilities enable its customers to engage in interactive, two-way marketing campaigns, entirely using email. The ability to process and respond to customers' inquiries improves the quality of the customer relationship by ensuring MessageMedia's customer's ability to hear, acknowledge and respond to such requests in a personalized manner.

     e-Survey -- MessageMedia provides its customers with a wide array of email based survey services. These services range from the development of the permission profiling questions that may be asked in the permission center to periodic and on-going transaction surveys to measure customer satisfaction to surveys directed at a specific target audience, question or problem. MessageMedia employs quantitative methods professionals with extensive experience in the design, development and deployment of surveys in both the conventional and e-survey delivery modes. These professionals also have extensive data analysis and data modeling experience that is used by customers in the targeting and database segmentation aspects of their outbound e-messaging campaigns.

     Database Services -- MessageMedia tracks and reviews the success of current and past e-messaging campaigns and can deliver multiple offers to separately defined customer groups. This allows MessageMedia's customer to identify what worked and what did not and adaptively update and manage their campaigns in a proactive manner. All messaging activity is automatically tracked and logged into MessageMedia's database, creating a clear history of all customer actions to aid in resolution of individual requests as well as total campaign

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

     analysis. This detailed customer record provides a wealth of information and enables customers to fine-tune their direct marketing efforts and increase the return on investment in the next campaign. Additionally, customers often bring other data from their legacy systems to their e-messaging database maintained by MessageMedia so that this additional data may be used to more effectively segment and target their customer communications.

MESSAGEMEDIA'S SERVICES AND SOFTWARE OFFERINGS

    MessageMedia offers a broad range of solution sets including complete outsourced services, hosted software and services and licensed software, all powered by MessageMedia's next-generation M(3) Platform. The M(3) Platform features the industry's most robust systems architecture, which can support email campaigns of various sizes. The next generation platform is readily customized to store a diverse range of customer and campaign data. It optimizes any email format, including HTML, text, AOL and streaming audio or video and includes support for international and double-byte character sets without requiring specialized software. Campaigns may be targeted to customer segments depending on user preferences, behavior or demographic information. A customized web-based interface allows customers to deliver content, setup campaigns, review reports, test messages, optimize content and schedule mail events. This platform makes it easy for customers to migrate between MessageMedia's three solution sets and allows them to choose the level of self-service that meets their specific needs.

    Outsourced Services. MessageMedia's outsourced services are offered in a full or partial service bureau model depending on MessageMedia's customer's need for self-service. The full service model M(3) Connect includes dedicated account management and customized services. Professional account managers share their breadth of email marketing expertise in developing customer acquisition, retention and growth strategies. Customers also have the option of choosing additional services from a continuum of value-added offerings.

    M(3) Connect is a full-service outsourced solution to create and deliver permission-based, targeted, email campaigns including account management and production support. A dedicated account manager helps customers execute every phase of an email campaign from planning and setup, through testing, integration, customization, delivery and reporting. In addition, a dedicated account director provides best practices consulting on permission-based marketing, customer acquisition and retention, campaign management and customer contact strategy.

    Also included in M(3) Connect are inbound email response management tools, such as automated and agent-managed response handling of bounces, unsubscribes and customer preferences, data services tools such as customer data loading, transformation and synchronization, data cleansing and list brokerage services and creative services tools such as graphic and content design for rich media, text, AOL or HTML.

    M(3) Connect includes TargetDB, a robust database offering, which allows marketers to develop highly targeted campaigns based on a wide variety of customer data. This service has a full range of features including query and select functionality, data visualization and campaign management tools and comprehensive, customized reporting options. It is able to capture rich marketing information including promotional history, click-through rates and demographic and customer preference information.

    Survey is MessageMedia's premier online survey solution that allows companies to stay in touch with customers through cost-effective and flexible email based surveys. Marketers may use this service for customer loyalty and employee satisfaction studies, product or service evaluations, Web site assessments, customer segmentation and profiling and content analysis. MessageMedia helps customers develop effective survey methodologies, questionnaire content and sampling, analysis and reporting plans.

    MessageMedia's outsourced services are targeted towards six major industry groups: Internet service providers and portals, publishing, retail/e-tail, technology, financial services and the travel and entertainment industry. In each of these industry groups, MessageMedia has developed an

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understanding of the unique marketing requirements and can customize e-marketing and communications programs that meet the challenges unique to each specific industry.

    Hosted Software and Services. MessageMedia's hosted software solution, UnityMail Express, provides customers complete end-user control without the installation, set-up and maintenance associated with implementing software in-house. This solution has defined functionality and a finite set of services. UnityMail Express allows customers to take advantage of advanced email marketing technology without buying software or maintaining email list servers. Customers pay monthly recurring charges based on messaging volume.

    MessageMedia's hosted services offering is a partial service bureau model called M(3) Professional, which includes program design and management services from MessageMedia's world-class account management team, while allowing customers to control the execution of campaigns by using a web-based interface. This service gives marketers access to the full set of M(3) Professional features, while providing a greater degree of control in content design and campaign scheduling. This offering gives marketers the tools needed to create and deliver permission-based, targeted email campaigns at a lower price than M(3) Connect.

    Licensed Software. MessageMedia's licensed software solution is called UnityMail. UnityMail integrates relational databases into advanced email list servers, allowing the development of one-to-one relationships with customers. UnityMail performs standard email delivery, bounce management, discussion lists, announcement lists and easy unsubscribes. Feature sets include dynamic content management, trackable URLs, targeted email marketing, sampling and testing email lists, personalized email, auto-sensing HTML or text, load-balancing which controls message frequency and subscriber deliveries, campaign management for sequencing messages and comprehensive statistical reporting to help measure program effectiveness. UnityMail is database-enabled and is easily installed on customer servers.

    UnityMail 4.0 is offered as a single server license, or as UnityMail Enterprise for distributed or multi-server environments. UnityMail ASP is licensed to resellers that wish to rent UnityMail software to their domestic or international end-user customers. Today, over 10 advertising agencies and 12 application service providers use UnityMail as their email platform. For MessageMedia's software products, MessageMedia provides help desk support 24 hours a day, seven days a week. Additionally, MessageMedia provides installation, training and integration services on a billable hours basis.

    Additionally, for customers with small databases and the need for limited email marketing functionality, MessageMedia offers MailKing, an entry-level PC-based email distribution software package. MailKing is priced at $199.95 for single copy purchases.

COMPETITION

    MessageMedia's principal competitors are in the e-messaging services arena, and MessageMedia may experience additional competition from Internet service providers and other large established businesses that may enter the market for e-messaging services. MessageMedia competes for customers based on service levels, product offerings and price.

    Internet marketing companies, in general, and MessageMedia's e-messaging solutions, in particular, also must compete for a share of advertisers' total advertising budgets with traditional advertising media such as television, radio, cable and print. Consequently, MessageMedia competes with advertising and direct marketing agencies. To the extent that e-messaging is perceived to be a limited or ineffective advertising medium, companies may be reluctant to devote a significant portion of their advertising budget to MessageMedia's e-messaging solutions, which could limit the growth of e-messaging and negatively affect MessageMedia's business.

    MessageMedia also expects that competition may increase as a result of industry consolidation. Potential competitors may choose to enter the market for e-messaging solutions by acquiring one or more of MessageMedia's existing competitors or by forming strategic alliances with such competitors. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their

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products or services to address the needs of MessageMedia's potential customers.
Accordingly, it is possible that new competitors or alliances may emerge and rapidly acquire significant market share. Increased competition may result in price reductions, reduced revenues and loss of market share, any of which would harm MessageMedia's business, results of operations and financial condition.

SALES

    MessageMedia's sales efforts are currently conducted through a regionally based, direct sales force. MessageMedia's sales force typically markets its solutions to the senior level marketing personnel and senior corporate management within potential customer organizations. MessageMedia has worked with a number of 'blue chip' customers who have agreed to help facilitate MessageMedia's sales efforts by acting as customer references.

    MessageMedia maintains a separate group of regionally based sales professionals that are responsible for selling its packaged software applications, principally UnityMail.

    MessageMedia's regionally based, direct sales force is focused on attracting new customers. MessageMedia's existing customers are supported by the account management and customer services organization. This group is responsible for working with current customers on their communications and dialog programs, for retaining these customers and for increasing the usage of MessageMedia's services by these customers. MessageMedia's account management and customer services professionals are highly effective at managing relationships and selling additional services to existing customers when the need arises.

RESEARCH, DEVELOPMENT AND ENGINEERING


    MessageMedia's research, development and engineering activities are focused primarily on the design, development and enhancement of e-messaging services, as well as on increasing the capacity and reliability of existing products and services. MessageMedia has devoted a significant portion of its resources to research, development and engineering programs. MessageMedia's research, development and engineering expenses were approximately $3.4 million for the nine month period ended September 30, 2001, and $6.2 million, $4.9 million and $4.8 million for the years ended December 31, 2000, 1999 and 1998, respectively. MessageMedia believes that significant research, development and engineering expenditures will be required in order for it to remain competitive. Accordingly, MessageMedia expects that research, development and engineering expenses will continue to constitute a significant portion of its overall expenses in the future.


    MessageMedia's ability to design, develop, test and support new software products and enhancements on a timely basis is critical to MessageMedia's future success. There can be no assurance that MessageMedia will be successful in developing and marketing new software products and enhancements that meet changing customer needs and respond to such technological changes or evolving industry standards. MessageMedia's current services are designed around standards that are widely used and accepted within the Internet community, including the MIME and SMTP email standards, and integrate process-based security using email confirmation. Current and future use of MessageMedia's services will depend, in part, on industry acceptance of such standards and practices as they apply to the Internet and Internet commerce.

INTELLECTUAL PROPERTY

    MessageMedia holds or has applied for various patents, trademarks and copyrights, including trademark applications for 'MessageMedia' and 'UnityMail.' Other than its rights to 'MessageMedia' and 'UnityMail,' however, MessageMedia does not believe that any of these proprietary rights offer it a material competitive advantage. MessageMedia believes that its ability to establish and maintain a position of technology leadership in the e-messaging industry depends more on the skills of its development personnel than on any of its proprietary rights.

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INTERNATIONAL OPERATIONS

    On March 13, 2000, MessageMedia entered into a definitive agreement with @viso Limited, a strategic partnership between Vivendi and SOFTBANK Corp., to create MessageMedia Europe, B.V., a joint venture between MessageMedia and @viso. MessageMedia owns 51% and @viso owns 49% of the joint venture. The initial capitalization of the joint venture was funded with $14.8 million during the second quarter of 2000. MessageMedia Europe B.V. is consolidated into MessageMedia's financial statements. For the period from inception to June 30, 2001, revenues of $2.4 million and a loss after minority interest and excluding restructuring costs of approximately $5.4 million were included in MessageMedia's consolidated financial results.


    On May 9, 2001, MessageMedia and @viso agreed to effect an orderly liquidation of the joint venture. Pursuant to that agreement, the parties released each other from all claims, liabilities and demands relating to, among other things, the formation and operation of the joint venture. The initial capital to effect the liquidation of the joint venture was provided by @viso, and MessageMedia issued two promissory notes to @viso in the aggregate principal amount of $4.5 million. If the merger is not consummated, the two promissory notes will be due upon the earlier of December 31, 2003 or a change of control of MessageMedia. Upon the closing of the merger, the notes will be immediately due and payable to @viso. Furthermore, upon the closing of the merger, MessageMedia may be required to pay up to $562,500 to @viso as a change of control premium. Upon the closing of the merger, satisfaction of the two promissory notes and payment of the change of control premium will become obligations of DoubleClick. SOFTBANK Corp. indirectly owns 50% of the interest in @viso and approximately 17% of the outstanding common stock of MessageMedia. SOFTBANK Corp. is not represented on the MessageMedia board of directors.


GOVERNMENT REGULATION

    A number of states have adopted laws restricting the distribution of unsolicited commercial emails, or Spam. MessageMedia actively monitors such legislation and regulatory development to minimize the risk of its participation in activities that violate anti-Spam legislation. Additionally, a number of legislative and regulatory proposals are under consideration by federal and state lawmakers and regulatory bodies and may be adopted with respect to the Internet. Some of the issues that such laws or regulations may cover include user privacy, obscenity, fraud, pricing and characteristics and quality of products and services. The adoption of any such laws or regulations may decrease the growth of the Internet, which could in turn decrease the projected demand for MessageMedia's products and services or increase its cost of doing business. Moreover, the applicability to the Internet of existing U.S. and international laws governing issues such as property ownership, copyright, trade secret, libel, taxation and personal privacy is uncertain and developing. Any new legislation or regulation, or application or interpretation of existing laws, could have a material adverse effect on MessageMedia's business, results of operations, financial condition and prospects.

EMPLOYEES

    As of September 30, 2001, MessageMedia employed 179 employees, all of whom were employed on a full time basis. Of these 179 employees, 32 were in research, development and engineering, 68 were in operations, 55 were in marketing and sales and 24 were in administration.

PROPERTIES


    MessageMedia's corporate facilities consist of approximately 73,485 square feet of space in Louisville, Colorado, which is leased under a facility lease that expires on October 14, 2010. MessageMedia also leases corporate facility space in Superior, Colorado, but has entered into a sublease agreement relating to this space. MessageMedia leases space in Denver, Colorado for its computer processing center. In connection with the December 1998 acquisition of EPub, MessageMedia acquired a facility lease consisting of approximately 6,500 square feet of leased space in Boulder, Colorado. This facility lease expires on June 30, 2002. Additionally, MessageMedia leases facilities in Huntsville, Alabama, New York, New York and Chicago, Illinois.


LEGAL PROCEEDINGS

    On June 5, 2001, MessageMedia filed an action in District Court in Boulder County, Colorado against Rosenbluth Interactive, Inc., referred to as Rosenbluth, alleging that Rosenbluth failed to pay MessageMedia for services rendered under a services agreement between MessageMedia and Rosenbluth. On or about September 19, 2001, Rosenbluth filed a counterclaim against MessageMedia alleging that MessageMedia acted negligently in providing services under the services agreement. MessageMedia and Rosenbluth each are seeking unspecified monetary damages and expenses as relief for their respective claims.

                 SECURITY OWNERSHIP OF MESSAGEMEDIA MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS


    As of November 5, 2001, there were 68,754,942 shares of MessageMedia common stock outstanding. The following table contains information regarding the ownership of MessageMedia's common stock as of November 5, 2001, by: (i) each director, (ii) each of MessageMedia's current executive officers and two individuals who served as executive officers during 2000, (iii) all current executive officers and directors of MessageMedia as a group and (iv) all those known by MessageMedia to be beneficial owners of more than 5% of its common stock. In addition, as a result of entering into the amended and restated stockholder agreements with MessageMedia stockholders, the form of which is attached as Appendix B to this proxy statement/prospectus, DoubleClick may be deemed to be the beneficial owner of 25,661,381 shares of MessageMedia common stock. DoubleClick disclaims beneficial ownership of such shares. Unless otherwise indicated, MessageMedia believes that each beneficial owner set forth in the table has sole voting and investment power with respect to the number of shares set forth opposite such MessageMedia stockholder's name.




                                                                   BENEFICIAL OWNERSHIP(1)
                                                              ---------------------------------
                                                                 NUMBER OF           PERCENT OF
                      BENEFICIAL OWNER                            SHARES               TOTAL
                      ----------------                            ------               -----
Bradley A. Feld.............................................    19,086,419(2)          27.8
  Co-Chairman of the Board of Directors
  P.O. Box E
  Eldorado Springs, CO 80025
Gary Rieschel ..............................................    18,566,157(3)          27.0
  200 W. Evelyn Ave., Suite 200
  Mountain View, CA 94041
SOFTBANK Corp. .............................................    11,457,201(4)          16.7
  10 Langley Road, #403
  Newton Center, MA 02159
STV IV LLC .................................................    10,819,678(5)          15.7
  200 W. Evelyn Ave., Suite 200
  Mountain View, CA 94041
SOFTBANK Technology Ventures IV, L.P. ......................    10,616,268             15.4
  200 W. Evelyn Ave., Suite 200
  Mountain View, CA 94041
SOFTBANK America Inc. ......................................    10,323,677             15.0
  10 Langley Road, #403
  Newton Center, MA 02159
SBTV VI LLC ................................................     7,746,479(6)          11.3
  200 W. Evelyn Ave., Suite 200
  Mountain View, CA 94041
SOFTBANK U.S. Ventures VI, L.P. ............................     3,860,070              5.6
  200 W. Evelyn Ave., Suite 200
  Mountain View, CA 94041
SOFTBANK Technology Ventures VI, L.P. ......................     3,599,015              5.2
  200 W. Evelyn Ave., Suite 200
  Mountain View, CA 94041
Gerald A. Poch .............................................     3,594,972(7)           5.2
  Co-Chairman of the Board of Directors
  Pequot Capital Management, Inc.
  500 Nyala Farm Road
  Westport, CT 06880
Pequot Capital Management, Inc. ............................     3,544,972(8)           5.2
  500 Nyala Farm Road
  Westport, CT 06880
Howard S. Diamond ..........................................     2,816,902(9)           4.1
  Director
  100 Superior Plaza Way
  Suite 200
  Superior, CO 80027

                                                                   BENEFICIAL OWNERSHIP(1)
                                                              ---------------------------------
                                                                 NUMBER OF           PERCENT OF
                      BENEFICIAL OWNER                            SHARES               TOTAL
                      ----------------                            ------               -----
A. Laurence Jones ..........................................     1,426,978(10)          2.1
  President and Chief Executive Officer and Director
Mary Beth Loesch ...........................................       292,667(11)        *
  Senior Vice President, Corporate Development
Dennis J. Cagan ............................................       166,600(12)        *
  Director
  4444 Via Alegre
  Santa Barbara, CA 93110
R. Terry Duryea ............................................        66,250(13)        *
  Director
  115 Longmeadow Drive
  Los Gatos, CA 95032
Elizabeth Wallace ..........................................           100            *
  Former Senior Vice President, Sales and Service
  1611 Niagra St.
  Denver, CO 80220
Prabhuling Patel ...........................................        67,708(14)           --
  Senior Vice President, Online Marketing and Communication
William E. Buchholz ........................................            --               --
  Senior Vice President, Finance and Administration, Chief
  Financial Officer and Secretary
Martin T. Johnson ..........................................            --               --
  Former Senior Vice President, Chief Financial Officer and
    Secretary
  1015 North Howe St.
  Chicago, IL 60614
All current executive officers and directors as a group,
  9 persons.................................................    27,518,496(15)         40.0

---------

 *   Represents beneficial ownership of less than 1%.

 (1) The share ownership information contained in this table is based upon information supplied by directors and executive officers and, with respect to MessageMedia's non-affiliated stockholders, upon public filings with the Securities and Exchange Commission and information provided by The Nasdaq National Market. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of MessageMedia common stock subject to warrants or options currently exercisable or exercisable within 60 days of November 5, 2001 are deemed outstanding for computing the percentage of the person or entity holding such securities, but are not deemed outstanding for computing the percentage of any other person or entity. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of MessageMedia common stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 68,754,942 shares of MessageMedia common stock outstanding as of November 5, 2001. Except as otherwise noted, the mailing address for each named individual is that of MessageMedia, 371 Centennial Parkway, Louisville, Colorado 80027.

 (2) Mr. Feld is a Principal Member of STV IV LLC, the general partner of SOFTBANK Technology Advisors Fund L.P. and SOFTBANK Technology Ventures IV, L.P., and as such may be deemed to share voting power with respect to 203,410 shares held of record by SOFTBANK Technology Advisors Fund L.P. and 10,616,268 shares held of record by SOFTBANK Technology Ventures IV L.P. Mr. Feld is a Managing Member of SBTV VI LLC, the general partner of SOFTBANK Technology Ventures VI, L.P., SOFTBANK U.S. Ventures VI, L.P., SOFTBANK Technology Ventures Advisors Fund VI, L.P. and SOFTBANK Technology Ventures Side Fund VI, L.P., and as such may be deemed to share voting power
                                              (footnotes continued on next page)

(footnotes continued from previous page)

     with respect to the 3,599,015 shares held of record by SOFTBANK Technology Ventures VI, L.P., 3,860,070 shares held of record by SOFTBANK U.S. Ventures VI, L.P., 140,211 shares held of record by SOFTBANK Technology Ventures Advisors Fund VI, L.P., and 147,183 shares held of record by SOFTBANK Technology Ventures Side Fund VI, L.P. Mr. Feld is the record owner of 496,304 shares and of 23,958 shares subject to options exercisable within 60 days of November 5, 2001. Mr. Feld disclaims beneficial ownership of the shares held of record by all entities referred to in this footnote except to the extent of his pecuniary interest therein. Does not include shares over which SOFTBANK Technology Ventures IV L.P. shares voting power with Mr. Lee H. Stein, Mrs. June Stein, Paymentech Merchant Services, Inc. and First USA Financial, Inc. pursuant to a Voting Agreement dated as of June 2, 1998. See Statement on Schedule 13D filed on September 1, 1999 by SOFTBANK Corp. and its affiliates.

 (3) Mr. Rieschel is a Principal Member and Managing Member of STV IV LLC, the general partner of SOFTBANK Technology Advisors Fund L.P. and SOFTBANK Technology Ventures IV L.P., and as such may be deemed to share voting power with respect to 203,410 shares held of record by SOFTBANK Technology Advisors Fund L.P. and 10,616,268 shares held of record by SOFTBANK Technology Ventures IV L.P. Mr. Rieschel is a Managing Member and Executive Managing Director of SBTV VI LLC, the general partner of SOFTBANK Technology Ventures VI, L.P., SOFTBANK U.S. Ventures VI, L.P., SOFTBANK Technology Ventures Advisors Fund VI, L.P., and SOFTBANK Technology Ventures Side Fund VI, L.P., and as such may be deemed to share voting power with respect to the 3,599,015 shares held of record by SOFTBANK Technology Ventures VI, L.P., 3,860,070 shares held of record by SOFTBANK U.S. Ventures VI, L.P., 140,211 shares held of record by SOFTBANK Technology Ventures Advisors Fund VI, L.P., and 147,183 shares held of record by SOFTBANK Technology Ventures Side Fund VI, L.P. Mr. Rieschel disclaims beneficial ownership of the shares held of record by all entities referred to in this footnote except to the extent of his pecuniary interest therein. Does not include shares over which SOFTBANK Technology Ventures IV L.P. shares voting power with Mr. Lee H. Stein, Mrs. June Stein, Paymentech Merchant Services, Inc. and First USA Financial, Inc. pursuant to a Voting Agreement dated as of June 2, 1998. See Statement on Schedule 13D filed on September 1, 1999 by SOFTBANK Corp. and its affiliates.

 (4) Includes 10,323,677 shares held of record by SOFTBANK America Inc., a wholly owned subsidiary of SOFTBANK Holdings, Inc., which in turn is a wholly owned subsidiary of SOFTBANK Corp., 879,488 shares held of record by Softven No. 2 Investment Enterprise Partnership, an affiliate of SOFTBANK Corp., and 254,036 shares held of record by SOFTBANK Ventures, Inc., which is wholly owned by SOFTBANK Corp. Does not include shares over which SOFTBANK Corp. shares voting power with Mr. Lee H. Stein, Mrs. June Stein, Paymentech Merchant Services, Inc. and First USA Financial, Inc. pursuant to a Voting Agreement dated as of June 2, 1998. See Statement on Schedule 13D filed on September 1, 1999 by SOFTBANK Corp. and its affiliates.

 (5) Includes 203,410 shares held of record by SOFTBANK Technology Advisors Fund L.P. and 10,616,268 shares held of record by SOFTBANK Technology Ventures IV L.P. Does not include shares over which SOFTBANK Technology Ventures IV L.P. shares voting power with Mr. Lee H. Stein, Mrs. June Stein, Paymentech Merchant Services, Inc. and First USA Financial, Inc. pursuant to a Voting Agreement dated as of June 2, 1998. See Statement on Schedule 13D filed on September 1, 1999 by SOFTBANK Corp. and its affiliates.

 (6) Includes 3,599,015 shares held of record by SOFTBANK Technology Ventures VI, L.P., 3,860,070 shares held of record by SOFTBANK U.S. Ventures VI, L.P., 140,211 shares held of record by SOFTBANK Technology Ventures Advisors Fund VI, L.P. and 147,183 shares held of record by SOFTBANK Technology Ventures Side Fund VI, L.P.
                                              (footnotes continued on next page)

(footnotes continued from previous page)

 (7) Mr. Poch is a Principal of Pequot Capital Management, Inc., the Investment Manager and Advisor for Pequot Private Equity Fund, L.P. and Pequot Offshore Private Equity Find, Inc., and as such may be deemed to beneficially own the 3,146,580 shares held of record by Pequot Private Equity Fund, L.P. and 398,392 shares held of record by Pequot Offshore Private Equity Fund, Inc. Mr. Poch disclaims beneficial ownership of the shares held of record by all entities referred to in this footnote except to the extent of his pecuniary interest therein. Includes 50,000 shares subject to options exercisable within 60 days of November 5, 2001 held by Mr. Poch.

 (8) Includes 3,146,580 shares held of record by Pequot Private Equity Fund, L.P. and 398,392 shares held of record by Pequot Offshore Private Equity Fund, Inc. to which Pequot Capital Management, Inc. serves as the Investment Manager and Advisor.

 (9) Mr. Diamond is the Chairman of the Board and the Chief Executive Officer of Rebar LLC, and as such, may be deemed to beneficially own the 2,816,902 shares held of record by Rebar LLC. Mr. Diamond disclaims beneficial ownership of the shares held of record by Rebar LLC except to the extent of his pecuniary interest therein.

(10) Includes 1,226,532 shares subject to options exercisable within 60 days of November 5, 2001 and 200,446 shares owned.

(11) Includes 291,667 shares subject to options exercisable within 60 days of November 5, 2001 and 1,000 shares owned.

(12) Includes 150,000 shares subject to options exercisable within 60 days of November 5, 2001 and 16,600 shares owned.

(13) Includes 46,250 shares subject to options exercisable within 60 days of November 5, 2001 and 20,000 shares owned.

(14) Includes 67,708 shares subject to options exercisable within 60 days of November 5, 2001.

(15) Includes 1,856,115 shares subject to options exercisable within 60 days of November 5, 2001, 734,350 shares owned and 24,928,031 shares held by entities affiliated with MessageMedia's current executive officers and directors. See Notes 2, 7, 9, 10, 11, 12, 13 and 14 above. Shares beneficially owned by Messrs. Buchholz and Patel are included in this number.

                    SELECTED FINANCIAL DATA OF MESSAGEMEDIA


    The following selected historical consolidated financial information should be read in conjunction with MessageMedia's consolidated financial statements and related notes and MessageMedia's 'Management's Discussion and Analysis of Financial Condition and Results of Operations,' appearing elsewhere in this proxy statement/prospectus. The consolidated statement of operations data for each of the three years ended December 31, 1998, 1999 and 2000 and the consolidated balance sheet data as of December 31, 1999 and 2000 are derived from the consolidated financial statements of MessageMedia which have been audited by Ernst & Young LLP, independent auditors, appearing elsewhere in this proxy statement/prospectus. The consolidated statement of operations data for the years ended December 31, 1996 and 1997 and the consolidated balance sheet data as of December 31, 1996, 1997 and 1998 are derived from consolidated financial statements of MessageMedia which have been audited by Ernst & Young LLP and are not included or incorporated by reference in this proxy statement/prospectus. The selected financial data for the three-month and nine-month periods ended September 30, 2000 and 2001 and as of September 30, 2001 have been derived from MessageMedia's unaudited financial statements, appearing elsewhere in this proxy statement/prospectus and in the opinion of MessageMedia's management, include all adjustments, consisting only of normal recurring adjustments, which are necessary to present fairly the results of operations and financial position of MessageMedia for those periods in accordance with accounting principles generally accepted in the United States. Historical results are not necessarily indicative of the results to be expected in the future.


                                                                YEAR ENDED DECEMBER 31,
                                              --------------------------------------------------------
                                                1996        1997        1998        1999        2000
                                                ----        ----        ----        ----        ----
                                                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
 Revenues..................................   $    696    $  1,451    $  1,288    $ 10,021    $ 33,648
                                              --------    --------    --------    --------    --------
 Costs and operating expenses:
   Cost of revenues........................        266         271          98       4,589      17,325
   Marketing and sales.....................      1,836       5,424       1,935       9,704      21,526
   Research, development and engineering...      4,653       6,687       4,828       4,936       6,234
   General and administrative..............      4,238       4,378       4,095       7,678      20,083
   Severance...............................         --          --          --          --          --
   Restructuring expenses..................         --          --         812       1,025       7,009
   Write-off of in-process technology......         --          --       1,300          --          --
   Depreciation expense....................        524       1,097       1,148       1,358       5,022
   Amortization expense....................         --          --       1,038      27,565      50,497
                                              --------    --------    --------    --------    --------
    Total costs and operating expenses.....     11,517      17,857      15,254      56,855     127,696
 Loss from operations......................    (10,821)    (16,406)    (13,966)    (46,834)    (94,048)
 Interest income (expense).................        131         459         134         565         977
 Foreign currency gain/loss................         --          --          --          --          --
 Other income (expense)....................         --          --          --          --          --
                                              --------    --------    --------    --------    --------
 Net loss before minority interest,
   extraordinary item and cumulative effect
   of accounting change....................    (10,690)    (15,947)    (13,832)    (46,269)    (93,071)
 Minority interest.........................         --          --          --          --       5,109
                                              --------    --------    --------    --------    --------
 Net loss before extraordinary item and
   cumulative effect of change in
   accounting principle....................    (10,690)    (15,947)    (13,832)    (46,269)    (87,962)
 Extraordinary gain on exchange of debt....         --          --          --          --          --
 Cumulative effect of change in accounting
   principle...............................         --          --          --          --        (192)
                                              --------    --------    --------    --------    --------
 Net loss..................................    (10,690)    (15,947)    (13,832)    (46,269)    (88,154)
 Dividends imputed on preferred stock......         --      (1,250)     (1,233)         --          --
                                              --------    --------    --------    --------    --------
 Net loss applicable to common shares......   $(10,690)   $(17,197)   $(15,065)   $(46,269)   $(88,154)
                                              --------    --------    --------    --------    --------
                                              --------    --------    --------    --------    --------
Basic and diluted loss per share:
 Loss before extraordinary item............   $  (2.33)   $  (1.94)   $  (0.68)   $  (1.00)   $  (1.57)
 Extraordinary item........................         --          --          --          --          --
                                              --------    --------    --------    --------    --------
 Net loss per share, basic and diluted.....   $  (2.33)   $  (1.94)   $  (0.68)   $  (1.00)   $  (1.57)
                                              --------    --------    --------    --------    --------
                                              --------    --------    --------    --------    --------
 Shares used in per share computation,
   basic and diluted.......................  4,588,262   8,842,367  22,304,902  46,367,195  56,080,224
                                             ---------   ---------  ----------  ----------  ----------
                                             ---------   ---------  ----------  ----------  ----------

                                               THREE MONTHS ENDED        NINE MONTHS ENDED
                                                 SEPTEMBER 30,             SEPTEMBER 30,
                                             ---------------------      --------------------
                                               2000         2001          2000        2001
                                               ----         ----          ----        ----
                                                  (UNAUDITED)                (UNAUDITED)
                                                 (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
 Revenues..................................  $ 10,278     $  5,890      $ 25,634    $ 22,126
                                             --------     --------      --------    --------
 Costs and operating expenses:
   Cost of revenues........................     4,806        2,482        11,598       9,348
   Marketing and sales.....................     5,807        1,877        16,386       7,614
   Research, development and engineering...     1,495          931         4,193       3,409
   General and administrative..............     4,864        1,900        12,737       8,516
   Severance...............................        --          165            --         765
   Restructuring expenses..................        --         (149)           --       6,240
   Write-off of in-process technology......        --           --            --          --
   Depreciation expense....................     1,326        1,417         3,056       4,913
   Amortization expense....................    12,971        4,565        38,913      24,267
                                             --------     --------      --------    --------
    Total costs and operating expenses.....    31,269       13,188        86,883      65,072
                                                                        --------    --------
 Loss from operations......................   (20,991)      (7,298)      (61,249)    (42,946)
 Interest income (expense).................       267         (154)        1,067        (421)
 Foreign currency gain/loss................       152           --            97        (242)
 Other income (expense)....................       (69)        (114)          (84)       (241)
                                             --------     --------      --------    --------
 Net loss before minority interest,
   extraordinary item and cumulative effect
   of accounting change....................   (20,641)      (7,566)      (60,169)    (43,850)
 Minority interest.........................     1,445           --         2,580       4,141
                                             --------     --------      --------    --------
 Net loss before extraordinary item and
   cumulative effect of change in
   accounting principle....................   (19,196)      (7,566)      (57,589)    (39,709)
 Extraordinary gain on exchange of debt....        --           --            --       5,161
 Cumulative effect of change in accounting
   principle...............................        --           --          (192)         --
                                             --------     --------      --------    --------
 Net loss..................................   (19,196)      (7,566)      (57,781)    (34,548)
 Dividends imputed on preferred stock......        --           --            --          --
                                             --------     --------      --------    --------
 Net loss applicable to common shares......  $(19,196)    $ (7,566)     $(57,781)   $(34,548)
                                             --------     --------      --------    --------
                                             --------     --------      --------    --------
Basic and diluted loss per share:
 Loss before extraordinary item............  $  (0.34)    $  (0.11)     $  (1.03)   $  (0.60)
 Extraordinary item........................        --           --            --        0.08
                                             --------     --------      --------    --------
 Net loss per share, basic and diluted.....  $  (0.34)    $  (0.11)     $  (1.03)   $  (0.52)
                                             --------     --------      --------    --------
                                             --------     --------      --------    --------
 Shares used in per share computation,
   basic and diluted...................... 56,368,356   68,699,862    55,962,002  66,290,285
                                           ----------   ----------    ----------  ----------
                                           ----------   ----------    ----------  ----------

                                                                       DECEMBER 31,
                                              ------------------------------------------------------------     SEPTEMBER 30,
                                                 1996         1997       1998         1999         2000            2001
                                                 ----         ----       ----         ----         ----            ----
                                                                           (IN THOUSANDS)                       (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:                (IN THOUSANDS)
 Cash, cash equivalents and short term
   investments.............................    $ 17,128     $  6,331     $  4,659     $ 37,920     $ 11,273      $  4,116
 Restricted cash...........................          --           --           --           --        4,549         2,116
 Furniture, equipment, software and
   information technology, net.............       2,024        1,879        1,476        4,728       15,050         9,165
 Goodwill, net.............................          --           --       23,895       75,162       24,100            --
 Total Assets..............................      19,693        9,048       31,221      123,191       66,255        25,830
 Current Liabilities.......................       3,236        4,770        2,671        5,765       28,372        12,447
 Notes and amounts payable non current.....       1,913          163           54           36        2,123         5,992
 Stockholders' equity (net capital
   deficiency).............................      14,944         (572)      28,484      117,390       33,614         7,414

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MESSAGEMEDIA

OVERVIEW

    In December 1998, MessageMedia acquired Distributed Bits LLC, or DBits, and Email Publishing Inc., or Epub. DBits was a development stage company developing customer email management systems and solutions and Epub was a leading provider of outsourced email message delivery services. In August 1999, MessageMedia acquired Revnet Systems, Inc., or Revnet, and Decisive Technology Corporation, or Decisive. Revnet was a leading developer and supplier of software solutions providing businesses and organizations with 'in-house' email message delivery capability and outsourced email message delivery services. Decisive was a leading provider of online e-intelligence solutions such as surveys.

    In June 2001, the Financial Accounting Standards Board issued SFAS No. 141 'Business Combinations' and No. 142 'Goodwill and Other Intangible Assets.' SFAS 141 eliminates the pooling-of-interest method of accounting for business combinations and changes the criteria to recognize intangible assets apart from goodwill. Under SFAS 142, goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually, or more frequently if impairment indicators arise, for impairment. SFAS 142 requires that goodwill be tested for impairment annually and if an event occurs or circumstances change that more-likely-than-not reduce the fair value of a reporting unit below its carrying value. SFAS 141 is effective for any business combination that is completed after June 30, 2001. Companies are required to adopt SFAS 142 in the fiscal year beginning after December 31, 2001. As the goodwill recorded by MessageMedia arose from the acquisitions of two entities in 1998 and 1999, and will be completely amortized during 2001, MessageMedia does not believe that the adoption of SFAS 141 and 142 will have a material impact on its consolidated financial statements.

    On March 13, 2000, MessageMedia entered into a definitive agreement with @viso Limited, a strategic partnership between Vivendi and SOFTBANK Corp., to create MessageMedia Europe B.V., a joint venture between MessageMedia and @viso. MessageMedia owns 51% and @viso owns 49% of the joint venture. The initial capitalization of the joint venture was funded with $14.8 million during the second quarter of 2000. MessageMedia Europe B.V. is consolidated into MessageMedia's financial statements. On May 9, 2001, MessageMedia and @viso agreed to effect an orderly liquidation of the joint venture. Pursuant to that agreement, the parties released each other from all claims, liabilities and demands relating to, among other things, the formation and operation of the joint venture. The initial capital to effect the liquidation of the joint venture was provided by @viso, and MessageMedia issued two promissory notes to @viso in the aggregate principal amount of $4.5 million. Upon the closing of the merger, the notes will be immediately due and payable to @viso. Furthermore, upon the closing of the merger, a payment of up to $562,500 must be made to @viso as a change of control premium. Upon the closing of the merger, satisfaction of the two promissory notes and payment of the change of control premium will become obligations of DoubleClick. SOFTBANK Corp. indirectly owns 50% of the interest in @viso and approximately 17% of the outstanding common stock of MessageMedia. SOFTBANK Corp. is not represented on the MessageMedia board of directors.


    MessageMedia has incurred net operating losses in each quarter since inception. As of September 30, 2001, MessageMedia had an accumulated deficit of approximately $213 million. There can be no assurance that MessageMedia's future revenues will increase or not decrease. In addition, since MessageMedia expects to introduce new functionality of its services and explore opportunities to merge with or acquire complementary businesses and technologies, MessageMedia expects to continue to incur significant operating losses for the foreseeable future.





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

RESULTS OF OPERATIONS


THREE MONTHS ENDED SEPTEMBER 30, 2000 AND SEPTEMBER 30, 2001 AND NINE MONTHS ENDED SEPTEMBER 30, 2000 AND SEPTEMBER 30, 2001





    Revenues. For the three months ended September 30, 2001, revenues declined to approximately $5.9 million compared to approximately $10.3 million for the three months ended September 30, 2000. Declines were experienced in both the messaging and software businesses in the United States. The decline is due primarily to the general economic slowdown in the United States, which has led to a softened demand in the marketplace for MessageMedia's outsourced services and software solutions. During the third quarter 2001, the number of customers who purchased software hosting services increased while those purchasing large software licenses decreased. This product mix shift resulted in lower software revenue per customer. Additionally, the number of messaging customers has declined as has the messaging levels of retained customers.



    For the nine months ended September 30, 2001, revenues declined to approximately $22.1 million compared to approximately $25.6 million for the nine months ended September 30, 2000. The decline is due primarily to the general economic slowdown in the United States, which has led to a softened demand in the marketplace for MessageMedia's outsourced services and software solutions. During 2001, the number of customers who purchased software hosting services increased while those purchasing large software licenses decreased. This product mix shift resulted in lower software revenue per customer. Additionally, the number of messaging customers has declined as has the messaging levels of retained customers.



    Costs and Operating Expenses. In September 2001, in an effort to reduce costs further, MessageMedia reduced its domestic headcount by 29, or approximately 15% of the United States workforce. This reduction resulted in $165,000 of severance expenses during the third quarter of 2001. The objective of this reduction was to reduce costs by over $2 million annually. With the majority of these savings relating to employment costs, MessageMedia expects these savings to parallel its reduction in headcount. Beginning in the fourth quarter of 2001, MessageMedia expects to reduce annual cost of revenues by approximately $1.3 million, research, development and engineering expenses by approximately $300,000 and marketing and sales expenses by approximately $400,000.



    As part of its continuing focus on cost containment, in April 2001, MessageMedia reduced its domestic headcount. This reduction in force of 56, or approximately 20% of the United States workforce, resulted in $600,000 of severance expenses during the second quarter of 2001. The objective of this reduction was to reduce costs by over $4 million annually. With the majority of these savings relating to employment costs, MessageMedia expects these savings to parallel its reduction in headcount. Subsequent to April 2001, MessageMedia expects to reduce annual costs by approximately $1.4 million in cost of revenues, $1.2 million in marketing and sales expenses, $400,000 in research and engineering expenses, and $1.0 million in general and administrative expenses.



    In the fourth quarter of 2000, MessageMedia discontinued investment in some product lines, reduced marketing expenditures, consolidated and closed facilities and eliminated 125 employees. The objective of this restructuring was to reduce costs by over $16 million annually. With the savings relating to a reduction in outside engineering and marketing expenditures, facility costs and manpower, MessageMedia expects to achieve annual savings of approximately
$3.4 million in cost of revenues, $4.2 million in marketing and sales expense, $1.8 million in research and engineering expenses and $6.6 million in general and administrative expenses.



    Cost of revenues. The cost of revenues for the messaging and software service businesses consists of salaries, benefits, consulting fees and operational costs related to providing MessageMedia's services and software.



    For the three months ended September 30, 2001, the cost of revenues decreased to approximately $2.5 million compared to approximately $4.8 million for the three months ended September 30, 2000. Restructuring and cost control measures implemented in December 2000 and April 2001 were successful in reducing the expenses associated with providing MessageMedia's


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


products and services. The closure of MessageMedia's European operations also contributed to the decline in 2001 expenses compared to 2000 expenses. Included in the expenses for the three months ended September 30, 2000 were Europe cost of revenues of approximately $900,000.



    For the nine months ended September 30, 2001, the cost of revenues decreased to approximately $9.3 million compared to approximately $11.6 million for the nine months ended September 30, 2000. This decrease in cost was the result of restructuring and cost reduction measures begun in December 2000 and the realization of cost savings from the reduction in force in April 2001. The $900,000 expense savings in Europe in the third quarter 2001 also impacted the nine month comparisons.



    Marketing and sales expenses. Marketing and sales expenses, which include salaries, wages, consulting fees, advertising, trade shows, travel, and other marketing expenses, decreased to approximately $1.9 million for the three months ended September 30, 2001, compared to approximately $5.8 million for the three months ended September 30, 2000. This decrease is due to a reduction in marketing and sales activities, and cost containment for the fiscal quarter. The closure of MessageMedia's European operations also contributed to the decline in 2001 expenses compared to 2000 expenses. Included in the expenses for the three months ended September 30, 2000, were European expenses of approximately $800,000.



    For the nine months ended September 30, 2001, marketing and sales expenses decreased to approximately $7.6 million, compared to approximately
$16.4 million for the nine months ended September 30, 2000. This decrease is due to a reassessment of MessageMedia's marketing and sales needs and a corresponding reduction in expenditures for marketing and sales activities and staffing throughout the fiscal year 2001. The $800,000 expense savings in Europe in the third quarter 2001 also impacted the nine month comparisons.



    Research, development and engineering expenses. Research, development and engineering expenses, which include salaries, wages, and consulting fees to support the development, enhancement, and maintenance of MessageMedia's products and services, decreased to approximately $900,000 for the three months ended September 30, 2001, compared to approximately $1.5 million for the three months ended September 30, 2000. This decrease is primarily due to staff reductions affected in December 2000. The closure of MessageMedia's European operations also contributed to the decline in 2001 expenses compared to 2000 expenses. Included in the expenses for the three months ended September 30, 2000 were European expenses of approximately $35,000.



    Research, development and engineering expenses decreased to approximately $3.4 million for the nine months ended September 30, 2001, compared to approximately $4.2 million for the nine months ended September 30, 2000. This decrease is primarily due to staff reductions affected in December 2000 and April 2001. The $35,000 expense savings in Europe in the third quarter 2001 also impacted the nine month comparisons.



    General and administrative expenses. General and administrative expenses consist primarily of salaries, wages, professional and consulting fees, facility costs, and other expenses associated with the general management and administration of MessageMedia. General and administrative expenses decreased to approximately $1.9 million for the three months ended September 30, 2001, compared to approximately $4.9 million for the three months ended September 30, 2000. This decrease is primarily due to staff reductions in December 2000 and April 2001, and lower facility costs associated with the consolidation of operations within Colorado. The closure of MessageMedia's European operations also contributed to the decline in 2001 expenses compared to 2000 expenses. Included in the expenses for the three months ended September 30, 2000 were Europe expenses of approximately $1.0 million.



    General and administrative expenses decreased to approximately $8.5 million for the nine months ended September 30, 2001, compared to approximately
$12.7 million for the nine months ended September 30, 2000. This decrease is the result of the reduction in force in December 2000 and April 2001, the consolidation of operations in Colorado and other expense reduction programs


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


implemented throughout the year. The $1.0 million expense savings in Europe in the third quarter 2001 also impacted the nine month comparisons.



    Severance Expenses. As part of MessageMedia's continuing focus on cost containment, in September 2001, MessageMedia reduced its domestic headcount. This reduction in force of 29, or approximately 15% of the United States workforce, resulted in $165,000 of severance expenses during the third quarter of 2001. The objective of this reduction was to reduce costs by over $2 million annually beginning in the fourth quarter of 2001.



    In April 2001, MessageMedia reduced its domestic headcount. This reduction in force of 56, or approximately 20% of the United States workforce, resulted in $600,000 of severance expenses during the second quarter of 2001. The objective of this reduction was to reduce costs by over $4 million annually subsequent to April 2001.



    For the nine months ended September 30, 2001, severance costs totaled $765,000 compared to zero for the nine months ended September 30, 2000.



    Restructuring Charges. In the second quarter of 2001, MessageMedia reviewed its estimate for the restructuring plan and provided for an additional charge of $1.8 million, including $600,000 for facilities rent expense for its facilities in Colorado, San Francisco and Chicago, $1.1 million for the write-off of impaired assets and $90,000 for additional severance payments. The market for commercial real estate was very soft and although MessageMedia was in discussions with interested parties to sublease some of its space, MessageMedia estimated it would take it the balance of the year to secure tenants. Following the 2000 restructuring, the carrying cost of furniture was approximately $700,000. This was the estimated liquidation value of the furniture, derived from conversations with industry consultants, and represented 60% of its original cost. As the economy worsened and MessageMedia was unable to sell furnishings, it took an additional charge of $700,000 in the second quarter of 2001. Additionally, $300,000 was charged for a prepaid asset that no longer has future benefit due to the restructuring.



    Also during the second quarter of 2001, MessageMedia agreed with @viso Limited, its European joint venture partner, to liquidate its European operations. This resulted in a charge of $4.6 million. Associated with this decision was a gain for the forgiveness of debt in the amount of $5.2 million. From inception to June 30, 2001, MessageMedia Europe had total revenues of $2.4 million, and MessageMedia has recognized losses after minority interest and excluding restructuring costs of $5.4 million related to MessageMedia Europe. The $4.6 million restructuring charge included $2.1 million for severance cost, $400,000 for terminations of contracts, $1.3 million for asset impairment and $800,000 for facility costs, principally rent and fees.



    The liquidation of MessageMedia Europe began in the second quarter of 2001. Beginning in the third quarter of 2001, the liquidation of MessageMedia Europe is expected to reduce revenue by approximately $500,000 per quarter and quarterly recurring operating expenses by approximately $3.2 million, which consists of a reduction of $900,000 in cost of revenues, $1.0 million in marketing and sales expenses, $900,000 in general and administrative and $400,000 in depreciation expense. MessageMedia does not anticipate any future expense increases as a result of the liquidation of MessageMedia Europe.



    In the third quarter of 2001, MessageMedia sold furniture from one of its vacated facilities for $149,000, which has been reflected as a reversal of the restructuring charge. Additionally, MessageMedia reviewed its estimates for the restructuring plan and deemed the provision to be adequate as of September 30, 2001. No further charges were recorded.



    The restructuring reserves at September 30, 2001 were approximately
$3.1 million, representing a net decrease from December 31, 2000 of $1.0 million. This change includes additional restructuring charges of $6.4 million reduced by non-cash asset impairment charges of $2.3 million and by cash payments of approximately $5.1 million, which consists of $2.5 million in personnel reduction costs, $1.0 million in contract termination costs, $100,000 for impaired assets and $1.5 million for facility reduction costs. The restructuring reserves at September 30, 2001 consisted of $1.8 million associated with the liquidation of MessageMedia Europe and the remaining


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


$1.3 million of the restructuring reserves largely related to additional U.S. facility costs given its inability to sublease some of its facilities.



    Approximately $1.6 million of the remaining restructuring reserves as of September 30, 2001 is expected to be paid by the end of the first quarter of 2002 with cash requirements expected to be funded from operating cash flows.



    Depreciation and amortization expenses. Depreciation and amortization expense decreased to $6.0 million for the three months ended September 30, 2001, compared to approximately $14.3 million for the three months ended
September 30, 2000. The most significant reason for the decrease was that amortization of goodwill, associated with the acquisitions of EPub and DBits, had been fully expensed in 2000. Additionally, the amortization of goodwill associated with the acquisitions of Revnet and Decisive was fully amortized within the third quarter of 2001. Goodwill resulting from acquisitions is amortized over two years. The closure of MessageMedia Europe also contributed to the decline in 2001 expenses compared to 2000 expenses. Included in the expenses for the three months ended September 30, 2000 were European expenses of approximately $142,000.



    Depreciation and amortization decreased to $29.2 million for the nine months ended September 30, 2001, compared to $42.0 million for the nine months ended September 30, 2000. The reduction in the amount of unamortized goodwill to be expensed in 2001 was the primary reason for the decline in expenses. The $142,000 expense savings in Europe in the third quarter 2001 also impacted the nine month comparisons.


YEARS ENDED DECEMBER 31, 2000, DECEMBER 31, 1999 AND DECEMBER 31, 1998

    Revenues. Prior to July 1998, MessageMedia derived its revenue from its First Virtual Internet Payment System, or FVIPS, and related services. In
August 1998, MessageMedia phased out the operations of the FVIPS and launched its e-messaging services. In December 1998, MessageMedia acquired DBits and EPub, and in August 1999, MessageMedia acquired Revnet and Decisive. Revenue for the periods presented was earned as detailed in the table below (in thousands):

                                                     YEAR ENDED DECEMBER 31,
                                                    --------------------------
                                                     2000      1999      1998
                                                     ----      ----      ----
Messaging and related services....................  $23,897   $ 8,214   $  425
Software licenses and services....................    9,751     1,807       --
First Virtual Internet Payment System.............       --        --      863
                                                    -------   -------   ------
    Total revenues................................  $33,648   $10,021   $1,288
                                                    -------   -------   ------
                                                    -------   -------   ------

    For the year ended December 31, 2000, revenues increased to approximately $33.6 million compared to approximately $10.0 million for the year ended December 31, 1999. This increase is primarily attributable to an increase in the number of customers using MessageMedia's products and services, increased e-messaging volume, an incremental increase in revenue as a result of the Decisive and Revnet acquisitions and the startup of MessageMedia Europe, B.V.

    For the year ended December 31, 1999, revenues increased to approximately $10.0 million compared to approximately $1.3 million for the year ended December 31, 1998. This increase is primarily due to the change in MessageMedia's business strategy from an internet payment system product to e-messaging and software products. In August 1998, MessageMedia began its e-messaging services, which is now its primary business, and phased out its FVIPS operations. The increase in revenue was also due to increases in the number of customers using MessageMedia's services, increased e-messaging volume and an incremental increase in revenue as a result of the EPub, Revnet and Decisive acquisitions.

    Cost of Revenues. The cost of revenues for e-messaging solutions consists of salaries, benefits, consulting fees and operational costs related to providing MessageMedia's outsourced services. Cost of revenues for software licenses consists of software packaging and distribution costs. The cost of revenues from FVIPS consisted of fees paid to third parties for processing transactions, costs of setting up new accounts and communication expenses related to providing services from the

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

FVIPS. MessageMedia incurred cost of revenues from messaging services, software products and FVIPS, as detailed in the table below (in thousands):

                                                       YEAR ENDED DECEMBER 31,
                                                       -----------------------
                                                        2000      1999    1998
                                                        ----      ----    ----
Messaging and related services.......................  $15,375   $4,353   $30
Software licenses and services.......................    1,950      236    --
First Virtual Internet Payment System................       --       --    68
                                                       -------   ------   ---
Total cost of revenues...............................  $17,325   $4,589   $98
                                                       -------   ------   ---
                                                       -------   ------   ---

    For the year ended December 31, 2000, the cost of revenues increased to approximately $17.3 million compared to approximately $4.6 million for the year ended December 31, 1999. This increase is primarily attributable to increased headcount required to service MessageMedia's growing customer base, the related growth in the number of mailings and e-messaging volume and the incremental increase in cost of revenues as a result of the startup of MessageMedia Europe, B.V. and the acquisitions of Decisive and Revnet.

    For the year ended December 31, 1999, the cost of revenues increased to approximately $4.6 million compared to approximately $98,000 for the year ended December 31, 1998. This increase is primarily attributable to increased headcount required to service MessageMedia's growing customer base, the related growth in the number of mailings and e-messaging volumes and the Decisive and Revnet acquisitions.

    Marketing and sales expenses. Marketing and sales expenses, which include salaries, wages, consulting fees, advertising, trade shows, travel and other marketing expenses, increased to approximately $21.5 million for the year ended December 31, 2000, compared to approximately $9.7 million for the year ended December 31, 1999. This increase is primarily due to growth in headcount in sales, customer services and marketing staff as a result of increased sales efforts related to MessageMedia's new e-messaging and e-intelligence solutions and an incremental increase in headcount from the Decisive and Revnet acquisitions and the startup of MessageMedia Europe, B.V. Additionally, advertising and promotional spending increased as a result of promoting MessageMedia's new services and products in both the United States and Europe.

    For the year ended December 31, 1999, marketing and sales expenses increased to approximately $9.7 million compared to approximately $1.9 million for the year ended December 31, 1998. This increase is primarily due to growth in domestic sales, customer services and marketing headcount, and increased advertising and promotional spending. Marketing and sales expense for the year ended December 31, 1999 includes a one-time charge of approximately $855,000 in compensation expense from acceleration of stock options. This compensation expense relates to an employment agreement with a former officer, which included an option vesting acceleration clause that was triggered upon MessageMedia obtaining certain sales contracts and/or certain sales levels.

    Research, development and engineering expenses. Research, development and engineering expenses, which include salaries, wages and consulting fees to support the development, enhancement and maintenance of MessageMedia's products and services, increased to approximately $6.2 million for the year ended December 31, 2000, compared to approximately $4.9 million for the year ended December 31, 1999. This increase is due to growth in headcount and related compensation expense associated with MessageMedia's ongoing research, development and engineering efforts.

    For the year ended December 31, 1999, research, development and engineering expenses increased to approximately $4.9 million, compared to approximately $4.8 million for the year ended December 31, 1998. This increase is due to growth in headcount and related compensation expense.

    General and administrative expenses. General and administrative expenses consist primarily of salaries, wages, professional and consulting fees, facility costs and other expenses associated with the general management and administration of MessageMedia. General and administrative expenses

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

increased to approximately $20.1 million for the year ended December 31, 2000 compared to $7.7 million for the year ended December 31, 1999. This increase is primarily due to increases in MessageMedia's administrative staff and related compensation expense as a result of MessageMedia's growth. These general and administrative expenses include facility costs of $3.0 million for the year ended December 31, 2000, compared to $1.2 million for the year ended
December 31, 1999. Additionally, there was an incremental increase in headcount and related expenses due to MessageMedia's acquisitions of Revnet and Decisive and the startup of MessageMedia Europe, B.V.

    General and administrative expenses increased to approximately $7.7 million for the year ended December 31, 1999 compared to $4.1 million for the year ended December 31, 1998. This increase is primarily due to growth in headcount and related compensation expense and general and administrative expenses associated with the Revnet and Decisive acquisitions. These general and administrative expenses include facility costs of $1.2 million for the year ended December 31, 1999, compared to $1.3 million for the year ended December 31, 1998.

    Depreciation and amortization expenses. Depreciation and amortization expenses increased to approximately $55.5 million in 2000 from $28.9 million in 1999. Of this amount, $3.7 million was related to increased depreciation during 2000, and $23 million was due to a full year amortization of goodwill for acquisitions made in 1999.

    From 1998 to 1999, depreciation and amortization increased from $2.3 million to $28.9 million, principally as a result of amortization of goodwill on the acquisitions of Epub and Dbits in December 1998 and Revnet and Decisive in August 1999.

    Restructuring charges. In the fourth quarter of the year 2000, MessageMedia recorded a charge of $7.0 million as a result of the decision to eliminate certain business development efforts including e-service, an online customer care solution, MessageMedia's wireless messaging research product and MessageMedia's secure email delivery product. These product lines had not yet contributed to revenue, and a decision was made to reduce operating expense and conserve cash in future periods. The eliminations and reductions in manpower supporting these product lines resulted in the elimination of 125 positions. All of these product lines were discontinued and positions were eliminated during December 2000, although severance payments have been made throughout 2001. In addition to the cost of eliminating these positions, the discontinuance of these development efforts resulted in the recognition of restructuring charges for contractual obligations and software investments incurred to support these product lines. Finally, this charge also provided for a reduction in occupancy costs in Colorado as well as in MessageMedia's Chicago and San Francisco sales offices. The $7.0 million charge included $1.5 million for severance cost, $1.1 million for terminations of contracts for services and software planned to be included in the eventual product offerings, $2.4 million for asset impairment, consisting of $1.2 million for leasehold improvements, $300,000 for furniture write-downs and $900,000 for software write-offs, and $2.0 million for facility costs, principally rent and real estate fees for subleasing the abandoned facilities.

    The restructuring reserve at December 31, 2000 was $4.2 million and the cash requirements are expected to be funded from operating cash flows. MessageMedia does not anticipate any future expense increases as a result of the restructuring.

    In the first quarter of 1999, MessageMedia recorded a charge of $1.0 million as a result of its decision to relocate its corporate headquarters from San Diego, California to a new facility in Boulder, Colorado. This decision was made to create efficiencies in MessageMedia's e-messaging services operations, reduce overhead by centralizing its offices to one facility and eliminate duplication of efforts from similar positions in the separate offices. The merger integration and restructuring activity of MessageMedia, DBits and EPub included a company-wide staff reduction, which resulted in approximately $632,000 of employee severance pay and other related expenses and approximately $393,000 in moving expenses and costs related to closing the San Diego facility.

    In the second quarter of 1998, MessageMedia recorded a restructuring charge of approximately $812,000 as a result of its decision to focus its efforts on the messaging platform, initiate efforts to

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

cease operations of its FVIPS and better align its cost structure with expected revenue projections. The restructuring activity included the elimination of job responsibilities company wide, resulting in approximately $545,000 of employee severance pay and other related expenses and approximately $267,000 of expenses related to relocating its corporate office and termination fees for cancellation of certain contracts related to FVIPS.

SELECTED UNAUDITED QUARTERLY FINANCIAL DATA

                                                                    QUARTER ENDED
                           ------------------------------------------------------------------------------------------------
                           3/31/1999   6/30/1999   9/30/1999    12/31/1999   3/31/2000   6/30/2000   9/30/2000   12/31/2000
                           ---------   ---------   ---------    ----------   ---------   ---------   ---------   ----------
Net revenues.............      754       1,302        3,053        4,912        6,953       8,403      10,278       8,014
Net loss.................   (7,004)     (6,152)     (13,749)     (19,364)     (18,927)    (19,658)    (19,196)    (30,373)
Net loss per share,
 basic and diluted.......    (0.17)      (0.14)       (0.29)       (0.36)       (0.34)      (0.35)      (0.34)      (0.54)

                                     QUARTER ENDED
                           ---------------------------------
                           3/31/2001   6/30/2001   9/30/2001
                           ---------   ---------   ---------
Net revenues.............     8,674       7,562       5,890
Net loss.................   (13,506)    (13,475)     (7,566)
Net loss per share,
 basic and diluted.......     (0.22)      (0.20)      (0.11)


LIQUIDITY AND CAPITAL RESOURCES


NINE MONTHS ENDED SEPTEMBER 30, 2000 AND SEPTEMBER 30, 2001



    At September 30, 2001, MessageMedia had $6.2 million in cash and cash equivalents, including $2.1 million in restricted cash and $400,000 of cash in Europe, which is designated to fund the liquidation of MessageMedia Europe, compared with $15.8 million in cash and cash equivalents, which included $4.5 million in restricted cash, on December 31, 2000.



    On December 29, 2000, MessageMedia received a $3.0 million bank loan from Wells Fargo, and on February 22, 2001, MessageMedia raised $8.0 million from a private placement of MessageMedia's common stock to SOFTBANK Venture Capital, Pequot Capital Management Inc., and REBAR. Historically, MessageMedia has experienced recurring losses and has been unable to generate sufficient working capital needed to meet its cash needs. During 2000, MessageMedia began restructuring its organization to reduce its expenditures on infrastructure, including rent salaries and other service expenses. During 2001, MessageMedia has continued to focus on reducing expenses in order to reduce cash burn. In April and September 2001, MessageMedia reduced its domestic headcount, and in May 2001, MessageMedia began the process of liquidating its foreign operations.



    MessageMedia entered into the amended and restated merger agreement with DoubleClick. The merger is expected to close prior to January 9, 2002. If this merger does not occur, MessageMedia plans to seek alternative sources of funding or another merger partner. In connection with the amended and restated merger agreement, DoubleClick agreed to lend MessageMedia up to $1.5 million for operating requirements that arise in the ordinary course of business, subject to conditions set forth in a note purchase agreement and an escrow agreement. DoubleClick loaned $1.0 million of this amount to MessageMedia on October 29, 2001 and loaned an additional $500,000 to MessageMedia on November 12, 2001.



    MessageMedia currently has a bank loan from Wells Fargo Equipment Finance, or Wells Fargo. A financial covenant of the loan agreement requires that MessageMedia maintain an unrestricted cash balance of at least $2.0 million. Assuming this merger closes on or before January 8, 2002, MessageMedia currently forecasts that it will have sufficient unrestricted cash to prevent triggering Wells Fargo's right to require immediate repayment of the bank loan prior to the closing of this merger. If the termination date of the merger is extended and the merger closes after January 15, 2002 or if the merger is not consummated pursuant to the terms of the amended and restated merger agreement, MessageMedia currently forecasts that it will not have sufficient unrestricted cash to comply with the Wells Fargo loan and that Wells Fargo will have the right to require its repayment during January 2002 or February 2002. If Wells Fargo exercises its right to require immediate repayment at any time, unless MessageMedia has previously secured alternative sources of funding, MessageMedia would have insufficient working capital to remain solvent.



    Net cash used in operating activities was approximately $16.1 million and $21.8 million for the nine months ended September 30, 2001 and September 30, 2000, respectively. Net operating cash flows for the nine months ended September 30, 2001 were primarily attributable to net losses,


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


increases in minority interest, settlement of accounts payable, and payment of restructuring charges, offset by non-cash charges for depreciation and amortization. Net operating cash flows for the nine months ended September 30, 2000 were primarily attributable to net losses offset by non-cash charges for depreciation and amortization, as well as increases in accounts receivable and prepaid expenses.



    Net cash used in investing activities was approximately $1.3 and $12.4 million for the nine months ended September 30, 2001 and September 30, 2000, respectively. Investing activities related to additions of furniture, computer equipment, and software.



    Net cash provided by financing activities was approximately $10.7 million and $18.8 million for the nine months ended September 30, 2001 and September 30, 2000, respectively. Net cash provided by financing activities for the nine months ended September 30, 2001 related primarily to net proceeds of approximately $7.6 million from the February 2001 private placement of MessageMedia's common stock to SOFTBANK Venture Capital, Pequot Capital Management, Inc. and REBAR, LLC and approximately $4.0 million of proceeds from @viso for the liquidation of MessageMedia Europe. Net cash provided by financing activities for the nine months ended September 30, 2000 related primarily to proceeds received for the initial capitalization of MessageMedia Europe and from the exercise of stock options.


YEARS ENDED DECEMBER 31, 2000, DECEMBER 31, 1999 AND DECEMBER 31, 1998

    At December 31, 2000, MessageMedia had $15.8 million in cash and cash equivalents, including $4.5 million in restricted cash. Of the $15.8 million, $11.1 million was in the United States and $4.7 million in MessageMedia Europe, B.V.

    Net cash used in operating activities was approximately $31.5 million, $19.0 million and $11.9 million for the years ended December 31, 2000, 1999 and 1998, respectively. Net operating cash flows for the year ended December 31, 2000 were primarily attributable to net losses, and increases in minority interest and accounts receivable, partially offset by non-cash charges for depreciation and amortization, and increases in the restructuring reserve, accounts payable, other accrued liabilities, and the write-off of furniture, equipment, and software. Net operating cash flows for the year ended December 31, 1999 resulted from net losses, an increase in accounts receivable, and a decrease in other accrued liabilities, offset by depreciation and amortization, and a decrease in accrued compensation. Net operating cash flows for the year ended December 31, 1998 were primarily due to net losses offset by depreciation and amortization.

    Net cash used in investing activities was approximately $16.3 million, $1.7 million and $422,000 for the years ended December 31, 2000, 1999 and 1998, respectively. Investing activities related to additions to furniture, computer equipment and software. For the year ended December 31, 1999, asset additions were partially offset by cash acquired through the Revnet and Decisive acquisitions.

    Net cash provided by financing activities was approximately $21.5 million, $54.0 million and $10.7 million for the years ended December 31, 2000, 1999 and 1998, respectively. Net cash provided by financing activities for the year ended December 31, 2000 related primarily to proceeds from MessageMedia Europe, B.V., the exercise of stock options, and proceeds from the Wells Fargo bank loan. The net cash flow from financing activities in 1999 primarily resulted from proceeds from issuance of common stock as a result of two separate private placements of equity in March 1999 and October 1999, and proceeds from the exercise of stock options. Net cash flow from financing activities in 1998 was primarily due to proceeds from issuing common stock in a private placement and borrowings from stockholders.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

    MessageMedia's interest income is sensitive to changes in the general level of United States interest rates and, as of December 31, 2000, to European interest rates. Because all of MessageMedia's investments are in short-term investments with maturities of less than three months, however, MessageMedia has concluded there is no material interest rate risk exposure for these investments. MessageMedia also faces interest rate risk because MessageMedia has fixed rate debt. As of December 31, 2000, MessageMedia also faced exposure to movements in foreign currency exchange rates because MessageMedia had foreign currency denominated debt.


    On May 9, 2001, MessageMedia entered into an agreement with @viso Limited to shut down the MessageMedia Europe B.V. joint venture. As part of this liquidation agreement, the full amount of long-term debt of MessageMedia, denominated in Euro's, was canceled and a new debt agreement with @viso was signed. The new debt is denominated in United States dollars and totals $4.5 million, with an interest rate of 10%. The outstanding principal is due in one lump sum on the earlier of December 31, 2003 or the consummation of the merger with DoubleClick.


    Below, MessageMedia has summarized information on its foreign currency denominated debt, which is sensitive to foreign currency exchange rates. This summary presents, as of December 31, 2000, principal cash flows, related weighted-average interest rates by expected maturity dates and applicable average forward foreign currency exchange rates.

                             BALANCE SHEET EXPOSURE
            OPERATIONS WITH UNITED STATES DOLLAR FUNCTIONAL CURRENCY
                     PRINCIPAL AMOUNT BY EXPECTED MATURITY
     AVERAGE FORWARD FOREIGN CURRENCY EXCHANGE RATE (USD/FOREIGN CURRENCY)

                                                                              FAIR VALUE
                                                                             DECEMBER 31,
                                                              2001   TOTAL       2000
                                                              ----   -----       ----
                                                                 (DOLLARS IN MILLIONS)
LONG-TERM DEBT DENOMINATED IN FOREIGN CURRENCIES:
Euros
Fixed rate..................................................  $7.7   $7.7        $7.7
Average interest rate.......................................     8%     8%        --
Average forward foreign currency exchange rate..............   .95    .95         --

    Below is summarized, as of December 31, 2000, information on MessageMedia's fixed rate debt, which is sensitive to changes in interest rates. The table presents principal cash flows and related weighted-average interest rates by expected maturity date.

                           INTEREST RATE SENSITIVITY
                     PRINCIPAL AMOUNT BY EXPECTED MATURITY
                             AVERAGE INTEREST RATE

                                                                                       FAIR VALUE
                                                                                      DECEMBER 31,
                                                 2001     2002      2003      TOTAL       2000
                                                 ----     ----      ----      -----       ----
                                                               (DOLLARS IN MILLIONS)
LONG-TERM DEBT, INCLUDING CURRENT PORTION
Fixed rate.....................................  $8.5      $1.0      $1.0     $10.5       $10.5
Average interest rate..........................   8.5%    13.28%    13.28%     --          --

                       COMPARISON OF STOCKHOLDERS' RIGHTS

    DoubleClick and MessageMedia are both organized under the laws of the State of Delaware and subject to the provisions of the Delaware General Corporation Law, or the DGCL. Any differences, therefore, in the rights of holders of DoubleClick capital stock and MessageMedia capital stock arise primarily from differences in their respective certificates of incorporation and bylaws. After the effective time of the merger, the rights of MessageMedia stockholders will be determined by reference to DoubleClick's amended and restated certificate of incorporation, as amended, and bylaws. The following is a summary of the material differences in the rights of the stockholders of MessageMedia and the rights of the stockholders of DoubleClick. Except as described below, there are no other material differences in these rights. You are encouraged to refer to the DGCL and the certificates of incorporation and bylaws of DoubleClick and MessageMedia on file with the Securities and Exchange Commission for more information.

NUMBER OF DIRECTORS; ELECTION AND REMOVAL OF DIRECTORS

    DoubleClick may have not less than five nor more than fifteen directors. The exact number of directors of DoubleClick is determined by its bylaws and is currently eight persons. The board of directors of DoubleClick is divided into three classes, each as nearly equal in number as possible, with one class being elected annually to a three year term. A director may only be removed for cause and only by the holders of more than two-thirds of the shares entitled to vote at an election of directors.

    The number of directors of MessageMedia is determined by its bylaws and is currently nine persons. Each director is elected annually to serve until the annual meeting of stockholders held in the following fiscal year. A director may be removed, either with or without cause, at any time, only by the holders of a majority of the shares entitled to vote at an election of directors.

MEETINGS OF THE BOARD OF DIRECTORS

    Special meetings of DoubleClick's board of directors may be called by DoubleClick's President on two days' notice to each director by mail or 48 hours' notice to each director personally or by telegram. Upon the written request of two directors or, if there is only one director on the board, the sole director, the President or Secretary must call a special meeting in the same manner.

    Special meetings of MessageMedia's board of directors may be called by the Chairman of the Board or by the President, any Vice President, the Secretary or any two directors of MessageMedia. Advance notice of at least four days must be given, if given by mail, or at least 48 hours, if given personally, by telephone or by telegram.

ANNUAL MEETING OF STOCKHOLDERS; SPECIAL MEETING OF STOCKHOLDERS

    The annual meeting of DoubleClick stockholders must be held on a date and at a place fixed by the board of directors of DoubleClick. A special stockholders' meeting may be called at any time by DoubleClick's President and must be called by its President or Secretary at the request of two-thirds of the board of directors. DoubleClick stockholders do not have the right to call a special stockholders' meeting.

    The annual meeting of MessageMedia stockholders must be held on a date and at a time designated by the board of directors of MessageMedia. In the absence of such designation, the annual meeting of MessageMedia stockholders shall be held on the twenty-first of March in each year at 9:00 a.m. A special stockholders' meeting may be called at any time by the MessageMedia board of directors, by a duly designated committee of the board of director with express authority to call such a meeting or by one or more MessageMedia stockholders holding shares in the aggregate entitled to cast not less than ten percent of the votes cast at that meeting.

STOCKHOLDER PROPOSALS

    DoubleClick's amended and restated certificate of incorporation, as amended, provides that a DoubleClick stockholder wishing to bring business before the annual stockholders' meeting must provide timely notice to DoubleClick's Secretary at its principal executive offices. To be timely, the notice must be received between 120 days and 150 days prior to the first anniversary of the date of the proxy statement for the preceding year's annual meeting. If, however, the date of the annual stockholders' meeting is more than 30 days before or more than 60 days after such anniversary date, or if no proxy statement was delivered to the stockholders for the previous year's annual meeting, notice must be given between 90 and 60 days before the annual meeting or no later than 10 days following the day on which DoubleClick first made a public announcement of the meeting date. If the number of directors to be elected to the DoubleClick board is increased and DoubleClick has not made a public announcement naming all of the nominees for director or specifying the size of the increased board at least 70 days prior to the first anniversary of the date of the preceding year's annual meeting or, if the annual meeting is held more than 30 days before or 60 days after such anniversary date, at least 70 days prior to such annual meeting, a notice would be timely with respect to nominees for any new positions created by such increase, if it is received by DoubleClick's Secretary no later than 10 days following the day on which DoubleClick makes such public announcement. At a special meeting to elect directors to the board, a stockholder who provides notice that is received by DoubleClick's Secretary between 90 and 60 days before the date of the special meeting, or 90 days before the date of the special meeting and 10 days after the date on which DoubleClick makes a special announcement of the special meeting and the nominees proposed to be elected.

    The stockholder's written notice must include:

     the name and record address of the stockholder;

     the number of shares owned beneficially or of record by the stockholder;
     and

     a brief description of the business to be discussed and the reasons why it should be discussed at the annual meeting.

    Although MessageMedia's amended and restated certificate of incorporation, as amended, and bylaws are silent on the issue, under the Securities Exchange Act of 1934, a stockholder wishing to bring business before the annual stockholders' meeting must provide timely notice to MessageMedia's principal executive offices not less than 120 days before the date that MessageMedia's proxy statement was released to stockholders in connection with the previous year's annual meeting. However, if there was no meeting the previous year, or if the date of this year's annual meeting has been changed by more than 30 days from the date of the previous year's meeting, then the deadline is a reasonable time before MessageMedia begins to print and mail its proxy materials.

AMENDMENT OF BYLAWS

    DoubleClick's bylaws may be repealed, altered, amended or rescinded by the vote of at least two-thirds of the board of directors or of the outstanding shares entitled to vote in an election of directors, voting as one class, cast at a meeting of stockholders called for that purpose.

    MessageMedia's bylaws may be adopted, amended or repealed by the vote of only a majority of the board of directors or of the outstanding shares entitled to vote in an election of directors.

                                    EXPERTS

    The audited financial statements of DoubleClick incorporated by reference in this proxy statement/prospectus, except as they relate to NetGravity, Inc. for the year ended December 31, 1998, have been audited by PricewaterhouseCoopers LLP, independent accountants and, insofar as they relate to NetGravity, Inc. for the year ended December 31, 1998, have been audited by KPMG LLP, independent accountants. Such financial statements have been so incorporated in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.

    The consolidated financial statements of MessageMedia, Inc. at December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, included in this proxy statement/prospectus, and the registration statement of DoubleClick, of which this proxy statement/prospectus is a part, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about MessageMedia, Inc's ability to continue as a going concern as described in

Note 1 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

    The validity of the shares of DoubleClick common stock offered by this proxy statement/prospectus and the federal income tax consequences in connection with the merger will be passed upon for DoubleClick by Brobeck, Phleger & Harrison, New York, New York. Attorneys of Brobeck, Phleger & Harrison own an aggregate of 1,692 shares of DoubleClick common stock. Legal matters with respect to federal income tax consequences in connection with the merger will be passed upon for MessageMedia by Cooley Godward, Broomfield, Colorado.

                      WHERE YOU CAN FIND MORE INFORMATION

    DoubleClick and MessageMedia file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy this information at the public reference rooms of the Securities and Exchange Commission at the following location:

                             Public Reference Room
                             450 Fifth Street, N.W
                                   Room 1024
                             Washington, D.C. 20549

    You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms.

    The Securities and Exchange Commission also maintains an Internet World Wide Web site that contains reports, proxy statements and other information about issuers, including DoubleClick and MessageMedia, who file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about DoubleClick and MessageMedia at the offices of the National Association of Securities Dealers, 1735 K Street, N.W., Washington, D.C. 20006.

    DoubleClick has filed a registration statement with the Securities and Exchange Commission to register the DoubleClick common stock to be issued to MessageMedia stockholders in the merger. This proxy statement/prospectus constitutes the prospectus of DoubleClick filed as part of that registration statement, in addition to being a proxy statement of MessageMedia for use at its special stockholders' meeting.

    As allowed by the Securities and Exchange Commission's rules, this proxy statement/prospectus does not contain all of the information relating to DoubleClick included in the registration statement or the exhibits to the registration statement. Some of the important business and financial information relating to DoubleClick that may be important in deciding how to vote is not included in this proxy statement/prospectus, but rather is 'incorporated by reference' to documents that have been previously filed by DoubleClick with the Securities and Exchange Commission. The information incorporated by reference is deemed to be a part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus. See 'Incorporation of Documents by Reference.'

    DoubleClick has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to DoubleClick and Atlas Acquisition Corp. and MessageMedia has supplied all information contained in this proxy statement/prospectus relating to MessageMedia.

    Stockholders can obtain any of the documents incorporated by reference through DoubleClick or the Securities and Exchange Commission. Documents incorporated by reference are available from DoubleClick without charge, excluding all exhibits. Stockholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them orally or in writing to the following addresses or by telephone:

                           DoubleClick Inc.
                           Investor Relations
                           450 West 33rd Street
                           New York, NY 10001
                           (212) 683-0001


    IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO NO LATER THAN DECEMBER 27, 2001, WHICH IS FIVE BUSINESS DAYS PRIOR TO THE DATE OF MESSAGEMEDIA'S SPECIAL STOCKHOLDERS' MEETING.



    MESSAGEMEDIA STOCKHOLDERS SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE ON THE AMENDED AND RESTATED MERGER AGREEMENT. NEITHER DOUBLECLICK NOR MESSAGEMEDIA HAS AUTHORIZED ANYONE TO PROVIDE INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED DECEMBER [ ], 2001. STOCKHOLDERS SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY OTHER DATE AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO MESSAGEMEDIA STOCKHOLDERS NOR THE ISSUANCE OF DOUBLECLICK COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.


                             STOCKHOLDER PROPOSALS

    If the merger is not consummated, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, stockholders of MessageMedia may present proper proposals for inclusion in MessageMedia's proxy statement and for consideration at the next annual meeting of MessageMedia's stockholders by submitting their proposals to MessageMedia in a timely manner. In order to be so included for the next annual meeting, stockholder proposals must be received by MessageMedia no later than December 18, 2001 and must comply with the requirements of Rule 14a-8.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

    The Securities and Exchange Commission allows DoubleClick to 'incorporate by reference' the information DoubleClick files with it, which means that DoubleClick can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement/prospectus and later information filed with the Securities and Exchange Commission will update and supersede this information. This proxy statement/prospectus incorporates by reference the documents set forth below that DoubleClick has previously filed with the Securities and Exchange Commission. The documents contain important information about DoubleClick and its finances.

    We incorporate by reference DoubleClick's:

     Annual report on Form 10-K for the year ended December 31, 2000, including information in DoubleClick's Definitive Proxy Statement on Schedule 14A, filed on April 19, 2001;


     Quarterly reports on Form 10-Q for the periods ended March 31, 2001, June 30, 2001 and September 30, 2001;



     Current reports on Form 8-K, filed on September 27, 2000 (as amended by the Form 8-K/A filed on January 22, 2001), February 2, 2001, February 5, 2001, March 22, 2001, June 14, 2001, October 16, 2001 and November 21, 2001; and


     The description of DoubleClick common stock contained in DoubleClick's registration statement on Form 8-A (File No. 000-23709) filed on December 1, 1998, registering the DoubleClick common stock under Section 12(g) of the Securities Exchange Act of 1934.

    In addition, all of DoubleClick's filings with the Securities and Exchange Commission after the date of this proxy statement/prospectus under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 shall be deemed to be incorporated by reference until MessageMedia special stockholders' meeting.

    Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

                         INDEX TO FINANCIAL STATEMENTS
                             OF MESSAGEMEDIA, INC.


                                                              PAGE
                                                              ----
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Condensed Consolidated Balance Sheets as of September 30,
  2001 (unaudited) and December 31, 2000....................   F-2
Condensed Consolidated Statements of Operations (unaudited)
  for the three and nine months ended September 30, 2001 and
  2000......................................................   F-3
Condensed Consolidated Statements of Cash Flows (unaudited)
  for the three and nine months ended September 30, 2001 and
  2000......................................................   F-4
Notes to Condensed Consolidated Financial Statements........   F-5

CONSOLIDATED FINANCIAL STATEMENTS
Report of Ernst & Young LLP, Independent Auditors...........  F-11
Consolidated Balance Sheets as of December 31, 2000 and
  1999......................................................  F-12
Consolidated Statements of Operations for the years ended
  December 31, 2000, 1999 and 1998..........................  F-13
Consolidated Statements of Stockholders' Equity (Net Capital
  Deficiency) for the years ended December 31, 2000, 1999
  and 1998..................................................  F-14
Consolidated Statements of Cash Flows for the years ended
  December 31, 2000, 1999 and 1998..........................  F-16
Notes to Financial Statements...............................  F-17

                               MESSAGEMEDIA, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)




                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2001            2000
                                                                  ----            ----
                                                               (UNAUDITED)    (SEE NOTE 1)
                           ASSETS
Current assets:
    Cash and cash equivalents...............................    $   4,116      $  11,273
    Restricted cash.........................................        2,116          4,549
    Accounts receivable trade, net..........................        5,390          7,909
    Prepaid expenses and other current assets...............        2,435          2,750
                                                                ---------      ---------
        Total current assets................................       14,057         26,481
Furniture, equipment and software, net......................        9,165         15,050
Goodwill, net...............................................           --         24,100
Deposits and other..........................................        2,608            624
                                                                ---------      ---------
        Total assets........................................    $  25,830      $  66,255
                                                                ---------      ---------
                                                                ---------      ---------

            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable........................................    $   1,757      $   6,156
    Accrued compensation and related liabilities............        1,561          1,859
    Deferred revenue........................................          778          1,822
    Note payable, current portion...........................          963            872
    Accounts payable to joint venture partner...............           --          1,153
    Note payable to joint venture partner...................           --          7,941
    Capital lease obligations, current portion..............          160            719
    Restructuring reserve...................................        3,083          4,163
    Other accrued liabilities...............................        4,145          3,687
                                                                ---------      ---------
        Total current liabilities...........................       12,447         28,372
Note payable................................................        1,297          2,031
Note payable to joint venture partner.......................        4,678             --
Capital lease obligations...................................           17             92
                                                                ---------      ---------
        Total long-term liabilities.........................        5,992          2,123
Minority Interest...........................................          (23)         2,146
Stockholders' equity:
Preferred stock, 5,000,000 shares authorized, none
  outstanding at September 30, 2001 and December 31, 2000...           --             --
Common stock, $0.001 par value; 100,000,000 shares
  authorized, 68,770,575 and 56,708,086 shares issued and
  outstanding at September 30, 2001 and December 31, 2000,
  respectively..............................................           69             57
    Additional paid-in-capital..............................      220,189        212,031
    Warrants................................................          158            321
    Accumulated other comprehensive income..................         (303)          (296)
    Deferred compensation...................................           --           (348)
    Accumulated deficit.....................................     (212,699)      (178,151)
                                                                ---------      ---------
        Total stockholders' equity..........................        7,414         33,614
                                                                ---------      ---------
        Total liabilities and stockholders' equity..........    $  25,830      $  66,255
                                                                ---------      ---------
                                                                ---------      ---------


   See accompanying notes to the condensed consolidated financial statements.

                               MESSAGEMEDIA, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)




                                                    THREE MONTHS ENDED             NINE MONTHS ENDED
                                                       SEPTEMBER 30,                 SEPTEMBER 30,
                                                  -----------------------       -----------------------
                                                    2001           2000           2001           2000
                                                    ----           ----           ----           ----
Net revenues
    Messaging..............................       $  3,774       $  6,922       $ 15,111       $ 17,145
    Software and related services..........          2,116          3,356          7,015          8,489
                                                  --------       --------       --------       --------
Total revenues.............................          5,890         10,278         22,126         25,634
Costs and operating expenses:
    Cost of revenues.......................          2,482          4,806          9,348         11,598
    Marketing and sales....................          1,877          5,807          7,614         16,386
    Research, development and
      engineering..........................            931          1,495          3,409          4,193
    General and administrative.............          1,900          4,864          8,516         12,737
    Severance..............................            165             --            765             --
    Restructuring charge...................           (149)            --          6,240             --
    Depreciation and amortization..........          5,982         14,297         29,180         41,969
                                                  --------       --------       --------       --------
Total costs and operating expenses.........         13,188         31,269         65,072         86,883
                                                  --------       --------       --------       --------
Loss from operations.......................         (7,298)       (20,991)       (42,946)       (61,249)
Interest income............................             46            416            257          1,315
Interest expense...........................           (200)          (149)          (678)          (248)
Foreign currency gain/(loss)...............             --            152           (242)            97
Other income/(expense).....................           (114)           (69)          (241)           (84)
                                                  --------       --------       --------       --------
Loss before minority interest,
  extraordinary item and cumulative effect
  of change in accounting principle........         (7,566)       (20,641)       (43,850)       (60,169)
Minority interest..........................             --          1,445          4,141          2,580
                                                  --------       --------       --------       --------
Loss before extraordinary item and
  cumulative effect of change in accounting
  principle................................         (7,566)       (19,196)       (39,709)       (57,589)
Extraordinary gain on exchange of debt.....             --             --          5,161             --
Cumulative effect of change in accounting
  principle................................             --             --             --           (192)
                                                  --------       --------       --------       --------
Net loss applicable to common shares.......       $ (7,566)      $(19,196)      $(34,548)      $(57,781)
                                                  --------       --------       --------       --------
                                                  --------       --------       --------       --------
Basic and diluted earnings per share:
    Loss before extraordinary item.........       $  (0.11)      $  (0.34)      $  (0.60)      $  (1.03)
    Extraordinary item.....................             --             --           0.08             --
                                                  --------       --------       --------       --------
Net loss per common share, basic and
  diluted..................................       $  (0.11)      $  (0.34)      $  (0.52)      $  (1.03)
Weighted-average common shares used in per
  share computation, basic and diluted.....     68,699,862     56,368,356     66,290,285     55,962,002


   See accompanying notes to the condensed consolidated financial statements.

                               MESSAGEMEDIA, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)




                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                2001       2000
                                                                ----       ----
OPERATING ACTIVITIES
Net loss from continuing operations.........................  $(34,548)  $(57,781)
Adjustments to reconcile net loss to net cash used in
  operating activities:
    Depreciation and amortization...........................    29,180     41,990
    Reduction in restricted cash............................     2,433         --
    Compensation expense for stock options..................       342        559
    Write-off of impaired assets............................     2,210         --
    Minority interest.......................................    (4,141)    (2,580)
    Extraordinary gain on exchange of debt..................    (5,161)        --
    Exchange (gain) loss....................................      (242)      (409)
    Changes in operating assets and liabilities:
        Accounts receivable.................................     2,492     (6,793)
        Prepaid expenses and other..........................        (8)      (865)
        Deposits and other..................................    (1,987)      (283)
        Accounts payable....................................    (4,363)       605
        Accrued compensation and related liabilities........      (297)     1,380
        Deferred revenue....................................    (1,035)       449
        Payable to related party............................    (1,110)       555
        Restructuring reserve...............................      (343)        --
        Other accrued liabilities...........................       488      1,374
                                                              --------   --------

NET CASH USED IN CONTINUING OPERATING ACTIVITIES............   (16,090)   (21,799)

INVESTING ACTIVITIES
Additions to furniture, equipment and software..............    (1,280)   (12,359)
                                                              --------   --------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES.........    (1,280)   (12,359)

FINANCING ACTIVITIES
Proceeds from issuance of common stock, net.................       377      4,334
Proceeds from minority interest partner.....................     1,971      7,255
Proceeds from related party loan............................     2,000      7,552
Proceeds from private placement, net of issuance costs......     7,636         --
Repayment of bank loan......................................      (734)        --
Repayment of capital lease obligations......................      (543)      (373)
                                                              --------   --------

NET CASH PROVIDED BY FINANCING ACTIVITIES...................    10,707     18,768
Effect of exchange rate changes on cash and cash
  equivalents...............................................      (494)       (68)
Net increase (decrease) in cash and cash equivalents of
  continuing operations.....................................    (7,157)   (15,458)
Cash and cash equivalents at the beginning of period........    11,273     37,920
                                                              --------   --------
Cash and cash equivalents at the end of period..............  $  4,116   $ 22,462
                                                              --------   --------
                                                              --------   --------


   See accompanying notes to the condensed consolidated financial statements.

                               MESSAGEMEDIA, INC.
            NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)




1. BASIS OF PRESENTATION



    The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP) for interim financial information and with instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month and nine month periods ended September 30, 2001 are not necessarily indicative of the results that may be expected for the year ended December 31, 2001.



    The balance sheet at December 31, 2000 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.



    For further information, refer to the consolidated financial statements and footnotes thereto included in this proxy statement/prospectus.



    During 2001, we have continued to focus on reducing expenses in order to reduce cash burn. In April and September of 2001, we reduced our domestic headcount, and in May of 2001, we began the process of liquidating our foreign operations.



    The continuing weakness in the economy, which was further aggravated by the recent World Trade Center attacks, has resulted in a decline in revenues as customers continue to reduce their marketing expenditures. Accordingly, we have reduced our revenues forecast for the fourth quarter of 2001. The decline in forecasted revenues is accompanied by reductions in forecasted expenses as we continue to manage spending. The result is a decline in forecasted cash balances for the remainder of 2001.



    On October 10, 2001, we entered into an amended and restated merger agreement with DoubleClick Inc., which was further amended on November 21, 2001. The merger is expected to close prior to January 9, 2002. If this merger does not occur, we plan to seek alternative sources of funding or another merger partner. In connection with the amended and restated merger agreement, DoubleClick loaned us $1.5 million for operating requirements that arise in the ordinary course of business.



    We currently have a bank loan from Wells Fargo Equipment Finance, or Wells Fargo. A financial covenant of the loan agreement requires that we maintain an unrestricted cash balance of at least $2.0 million. Assuming this merger closes on or before January 8, 2002, we currently forecast that we will have sufficient unrestricted cash to prevent triggering Wells Fargo's right to require immediate repayment of the bank loan prior to the closing of the merger with DoubleClick. If the termination date of the merger is extended and the merger closes after January 15, 2002 or if the merger is not consummated pursuant to the terms of the amended and restated merger agreement, we currently forecast that we will not have sufficient unrestricted cash to comply with the Wells Fargo loan and that Wells Fargo will have the right to require its repayment during January 2002 or February 2002. If Wells Fargo exercises its right to require immediate repayment at any time, unless we have previously secured alternative sources of funding, we would have insufficient working capital to remain solvent



Net Loss Per Share



    Basic and diluted earnings per share are calculated in accordance with FASB Statement No. 128, 'Earnings Per Share.' All earnings per share amounts for all periods have been represented, and where appropriate, restated to conform to the SFAS 128 requirements. Due to

                               MESSAGEMEDIA, INC.
    NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)


the antidilutive effect, options and warrants were not included in the calculation of diluted earnings per share.



    The antidilutive securities consist of the following:



                                                                  SEPTEMBER 30,
                                                              ---------------------
                                                                2001        2000
                                                                ----        ----
Options.....................................................  7,895,618   8,729,697
Warrants....................................................    297,000     505,660
                                                              ---------   ---------
    Total antidilutive securities...........................  8,192,618   9,235,357
                                                              ---------   ---------
                                                              ---------   ---------



2. MERGER WITH DOUBLECLICK



    On June 1, 2001, MessageMedia and DoubleClick Inc. ('DoubleClick') entered into a merger agreement, which was amended as of June 26, 2001, further amended and restated as of October 10, 2001, and further amended as of November 21, 2001, that provides for the merger of MessageMedia with and into DoubleClick. The merger is expected to close prior to January 9, 2002. For further information with respect to the merger, please review DoubleClick's registration statement on Form S-4, registration number 333-63952. DoubleClick provides a broad range of media, technology, data and research products and services to online marketers and had 2000 revenues of $530 million.



3. RESTRUCTURE CHARGE



European Restructuring



    On March 13, 2000, we entered into a definitive agreement with @viso Limited ('@viso'), a strategic partnership between Vivendi and SOFTBANK Corp. ('SOFTBANK'), to create MessageMedia Europe B.V. ('MME'), a joint venture between MessageMedia and @viso. Under the terms of the joint venture agreement, we own 51% and @viso owns 49% of MME. The initial capitalization of the joint venture was funded with $14.8 million during the second quarter of 2000.



    On May 9, 2001, we entered into the Agreement To Effect Orderly Liquidation of MessageMedia Europe, B.V. with @viso. This liquidation agreement provides for the orderly liquidation of the joint venture between MessageMedia and @viso, and the termination of all related agreements undertaken at the formation of the joint venture. To fund the expected net cash cost of the liquidation, the liquidation agreement required $4,000,000 to be contributed equally by MessageMedia and @viso. Pursuant to the liquidation agreement, @viso loaned us $2,000,000, which was contributed to MME. In consideration therefor, we issued @viso a secured promissory note with a principal amount of $2,000,000. Also provided for in the liquidation agreement was the release of our obligation to @viso for the initial funding of the joint venture and the cancellation of a license for certain of our technology by the joint venture. In consideration therefor, we issued @viso a secured promissory note with a principal amount of $2,500,000. Both notes totaling $4,500,000 accrue interest at 10% per annum and are due and payable on the earlier of December 31, 2003 or the occurrence of a change of control. Pursuant to the liquidation agreement, a premium payment may be due if a change of control occur prior to December 31, 2003.



    As a result of the restructuring plan, a total of 60 employees will be terminated, all European offices will be closed and all assets and liabilities associated with MME will be liquidated. Most European employees left by the end of July 2001, and the liquidation process began in early July

                               MESSAGEMEDIA, INC.
    NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)


2001. It is estimated that the cost of liquidating MME will be $4.8 million, broken down as follows (in thousands):



                                                    BALANCE AT SEPTEMBER 30, 2001
                                        ------------------------------------------------------
                                        NON-CASH       CASH       FUTURE CASH
                                        CHARGES    EXPENDITURES   EXPENDITURES   TOTAL CHARGES
                                        -------    ------------   ------------   -------------
Personnel reduction costs.............   $   --       $1,581         $  497         $2,078
Contract termination costs............       --           --            404            404
Impairment of assets..................    1,357           --             --          1,357
Facility reduction costs..............       --            6            744            750
Foreign currency translation..........       27           90            125            242
                                         ------       ------         ------         ------
Total restructuring costs.............   $1,384       $1,677         $1,770         $4,831
                                         ------       ------         ------         ------
                                         ------       ------         ------         ------



    We estimate that most of the future cash expenditures related to this restructuring plan will be made by December 31, 2001.



    Including liquidation costs, and adding back for minority interest, the revenues and net losses of MME are as follows (in thousands):



                                   THREE MONTHS    THREE MONTHS     NINE MONTHS     NINE MONTHS
                                       ENDED           ENDED           ENDED           ENDED
                                   SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                       2001            2000            2001            2000
                                       ----            ----            ----            ----
Revenues.........................      $ --           $   310         $ 1,451         $   444
Net losses.......................        --            (1,504)         (5,812)         (2,685)



    Also related to this restructuring was the forgiveness of MessageMedia debt by @viso for the original capitalization of MME. This resulted in an extraordinary gain of $5.2 million in the quarter ended June 30, 2001.



    The restructuring of MME required the liquidation of the operation beginning in the second quarter of 2001. Subsequent to the third quarter of 2001, the liquidation of MME is expected to reduce revenue by approximately $500,000 per quarter and quarterly recurring operating expenses by approximately $3.2 million, which consists of a reduction of $900,000 in cost of revenues, $1.0 million in marketing and sales expenses, $900,000 in general and administrative expenses and $400,000 in depreciation expense. We do not anticipate any future expense increases as a result of the MME liquidation.



2000 Restructuring



    In the fourth quarter of 2000, we recorded a $7.0 million charge as a result of our decision to eliminate certain business development efforts, including e-service, an online customer care solution, our wireless messaging research product and our secure e-mail delivery product. These product lines had not yet contributed to revenue, and a decision was made to reduce operating expense and conserve cash in future periods. The eliminations and reductions in manpower supporting these product lines resulted in the elimination of 125 positions. All of these product lines were discontinued and positions were eliminated during December 2000, although severance payments have been made throughout 2001. In addition to the cost of eliminating these positions, the discontinuance of these development efforts resulted in the recognition of restructuring charges for contractual obligations and software investments incurred to support these product lines. Finally, this charge also provided for a reduction in occupancy costs in Colorado as well as in our Chicago and San Francisco sales offices. The $7.0 million charge included $1.5 million for severance cost, $1.1 million for terminations of contracts for services and software planned to be included in the eventual product offerings, $1 million for facility rent expense for the six months

                               MESSAGEMEDIA, INC.
    NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)


following the December 2000 business restructuring, $500,000 for the estimated differential between sublease income and rent expense, $400,000 for broker fees associated with subleases of the facilities, $100,000 for incidental expenses of the subleasing process, $900,000 for a write-off of the book value of software purchased in conjunction with product lines that were eliminated in the December 2000 business restructuring, $1.2 million for the write-off of the remaining unamortized leasehold improvements in vacated facilities and $300,000 for the write-off of undepreciated furniture and fixtures within vacated facilities. These assets provided no further value to our continuing operations.



    In the second quarter of 2001, we reviewed our estimates for the restructuring plan and provided for an additional charge of $1.8 million, including $600,000 for facility rent expense for our facilities in Colorado, San Francisco and Chicago, $1.1 million for the write-off of impaired assets and $90,000 of additional severance payments. The market for commercial real estate is very soft and although we are in discussions with interested parties to sublease some of our space, we now estimate it will take at least the balance of 2001 to secure tenants. Following the 2000 restructuring, the carrying cost of furniture was approximately $700,000. This was the estimated liquidation value of the furniture, derived from conversations with industry consultants, and represented 60% of its original cost. As the economy worsened and we were unable to sell furnishings, we took an additional charge of $700,000 in the second quarter of 2001. Additionally, $300,000 was charged for a prepaid asset that no longer has future benefit due to the restructuring.



    In the third quarter of 2001, we sold furniture from one of our vacated facilities for $149,000. This is reflected as a reduction of our total restructuring charge from $8.8 million to $8.7 million. In addition, in the third quarter, we reviewed our estimates of the restructuring plan and deemed the provision to be adequate as of September 30, 2001. As a result, no further charges were recorded.



    Under the 2000 restructuring plan, we have made total payments and disposals as follows (in thousands):



                                                                                         BALANCE ON
                                            THROUGH SEPTEMBER 30, 2001               SEPTEMBER 30, 2001
                                  ----------------------------------------------   ----------------------
                                      CASH       NON-CASH            RESTRUCTURE   FUTURE CASH     TOTAL
                                  EXPENDITURES   CHARGES    TOTAL     REVERSAL     EXPENDITURES   CHARGES
                                  ------------   -------    -----     --------     ------------   -------
Year 2000 Restructuring Plan:
    Personnel reduction costs...     $1,563       $   --    $1,563      $ --          $   23      $1,586
    Contract termination
      costs.....................      1,013           --     1,013        --             159       1,172
    Impairment of assets........         79        3,382     3,461       149              11       3,323
    Facility reduction costs....      1,460           --     1,460        --           1,119       2,579
                                     ------       ------    ------      ----          ------      ------
        Total restructuring
          costs.................     $4,115       $3,382    $7,497      $149          $1,312      $8,660
                                     ------       ------    ------      ----          ------      ------
                                     ------       ------    ------      ----          ------      ------



    We estimate that approximately $600,000 of the future cash expenditures related to this plan will be made by December 31, 2001. The objective of this restructuring was to reduce costs by over $16 million annually. With the savings relating to a reduction in outside engineering and marketing expenditures, facility costs and manpower, we expect to achieve savings of approximately $3.5 million in cost of revenues, $4.2 million in marketing and sales expenses, $1.8 million in research and engineering expenses and $6.6 million in general and administrative expenses.



    The combined restructuring reserves at September 30, 2001 were approximately $3.1 million and consisted of the following components (in millions):

                               MESSAGEMEDIA, INC.
    NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)


                                                              EUROPE   U.S.   TOTAL
                                                              ------   ----   -----
Personnel reduction costs...................................   $0.5    $ --   $0.5
Contract termination costs..................................    0.4     0.2    0.6
Impairment of assets........................................     --      --     --
Facility reduction costs....................................    0.7     1.1    1.8
Foreign currency translation................................    0.2      --    0.2
                                                               ----    ----   ----
    Total...................................................   $1.8    $1.3   $3.1
                                                               ----    ----   ----
                                                               ----    ----   ----



4. SEVERANCE



    As part of our continuing focus on cost containment, in April 2001, we reduced our domestic headcount. This reduction in force of 56, or approximately 20% of the United States workforce, resulted in $600,000 of severance expenses during the second quarter of 2001. The objective of this reduction was to reduce costs by over $4 million annually. With the majority of these savings relating to employment costs, we expect these savings to parallel our reduction in headcount. Subsequent to April 2001, we expect to achieve annual savings of approximately $1.4 million in cost of revenues, $1.2 million in marketing and sales expenses, $400,000 in research and engineering expenses and $1.0 million in general and administrative expenses.



    In September 2001, in an effort to reduce costs further, we reduced our domestic headcount by 29, or approximately 15% of the United States workforce. This reduction resulted in $165,000 of severance expenses during the third quarter of 2001. The objective of this reduction was to reduce costs by over $2 million annually. With the majority of these savings relating to employment costs, we expect these savings to parallel our reduction in headcount. Beginning in the fourth quarter of 2001, we expect to reduce annual cost of revenues by approximately $1.3 million, research, development and engineering expenses by approximately $300,000 and marketing and sales expenses by approximately $400,000.



    The composition of the employee groups impacted by the September 2001 and April 2001 reduction in force is as follows:



                                                                NUMBER OF EMPLOYEES
                                                              -----------------------
                       EMPLOYEE GROUP                         SEPTEMBER         APRIL
                       --------------                         ---------         -----
Production and information technology personnel.............     19              20
Research, development and engineering personnel.............      4               5
Sales and account management personnel......................      6              16
General and administrative personnel........................      0              15



5. BUSINESS SEGMENTS



    Operating segments are components of an enterprise about which separate financial information is available and regularly evaluated by the chief operating decision makers of an enterprise. Under this definition, beginning in the third quarter of 2000, we have operated under two segments: messaging and related services, and software licenses and services. The factors used by management to identify reportable segments are differences in products and services and management organization. Services included in the messaging and related services segment are principally outsourced e-mail communication and campaign management in a full service bureau model. Products and services included in the software licenses and services include a software product that is sold as both boxed software or as a hosted service. Separate financial information by segment for total assets is not available and is not evaluated by our chief operating decision

                               MESSAGEMEDIA, INC.
    NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)


makers. We do not have any intersegment revenue, and our chief decision makers evaluate segment performance based on revenue.



    The revenue by segment is as follows:



                                                     THREE MONTHS
                                                        ENDED         NINE MONTHS ENDED
                                                    SEPTEMBER 30,       SEPTEMBER 30,
                                                   ----------------   -----------------
                                                    2001     2000      2001      2000
                                                    ----     ----      ----      ----
                                                    (IN THOUSANDS)     (IN THOUSANDS)
Revenues:
Messaging and related services...................  $3,774   $ 6,922   $15,111   $17,145
Software licenses and services...................   2,116     3,356     7,015     8,489
                                                   ------   -------   -------   -------
    Total revenues...............................  $5,890   $10,278   $22,126   $25,634
                                                   ------   -------   -------   -------
                                                   ------   -------   -------   -------



6. CHANGES IN CAPITAL STRUCTURE



    On February 22, 2001, we sold 11,267,606 shares of our common stock to seven accredited investors, including Rebar LLC and affiliates of SOFTBANK Venture Capital and Pequot Capital Management, Inc. for an aggregate purchase price of approximately $8,000,000. The sale of the common stock was not registered under the Securities Act of 1933, as amended, in reliance on Section 4(2) and/or Regulation D promulgated thereunder. The securities were not offered or sold by any form of general solicitation and the purchasers represented their intention to acquire the securities for investment purposes only and not with a view toward the distribution thereof.



7. COMPREHENSIVE INCOME



    Other comprehensive income as of September 30, 2001 and September 30, 2000 consists of a foreign currency translation loss of $7,000 and $227,000, respectively, related to MME. Therefore, the comprehensive loss for the nine months ending September 30, 2001 and September 30, 2000 is as follows (in thousands):



                                                    SEPTEMBER 30,   SEPTEMBER 30,
                                                        2001            2000
                                                        ----            ----
Other comprehensive income (loss).................    $     (7)       $   (227)
Net loss..........................................     (34,548)        (57,781)
                                                      --------        --------
    Comprehensive loss............................    $(34,555)       $(58,008)
                                                      --------        --------
                                                      --------        --------



8. NEW ACCOUNTING STANDARDS



    In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141 'Business Combinations' and No. 142 'Goodwill and Other Intangible Assets,' SFAS 141 and 142, respectively.
SFAS 141 eliminates the pooling-of-interest method of accounting for business combinations and changes the criteria to recognize intangible assets apart from goodwill. Under SFAS 142, goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually, or more frequently if impairment indicators arise, for impairment. SFAS 142 requires that goodwill be tested for impairment annually and if an event occurs or circumstances change that more-likely-than-not reduce the fair value of a reporting unit below its carrying value. SFAS 141 is effective for any business combination that is completed after June 30, 2001. Companies are required to adopt FAS 142 in the fiscal year beginning after December 31, 2001. As the goodwill recorded by MessageMedia arose from the acquisitions of two entities in 1998 and 1999, and will be completely amortized during 2001, we do not believe that the adoption of SFAS 141 and 142 will have a material impact on our consolidated financial statements.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
MESSAGEMEDIA, INC.

    We have audited the accompanying consolidated balance sheets of MessageMedia, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of MessageMedia's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MessageMedia, Inc. at December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

    As discussed in Note 1 to the financial statements, MessageMedia changed its method of recognizing revenue in 2000.

    The accompanying financial statements have been prepared assuming that MessageMedia will continue as a going concern. As more fully described in
Note 1, MessageMedia has incurred recurring operating losses and negative cash flows and has a substantial need for additional funding to support its operations. These conditions raise substantial doubt about MessageMedia's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                                  /s/ ERNST & YOUNG LLP

Denver, Colorado
February 15, 2001,
except for Note 14 as to which the date is February 23, 2001, and except for the third and fourth paragraphs of Note 1 as to which the date is September 28, 2001

                               MESSAGEMEDIA, INC.
                          CONSOLIDATED BALANCE SHEETS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                 2000          1999
                                                                 ----          ----
                           ASSETS
Current Assets:
Cash and cash equivalents...................................   $  11,273     $ 37,920
Restricted cash.............................................       4,549           --
Accounts receivable, net....................................       7,909        4,278
Prepaid expenses and other..................................       2,750          749
                                                               ---------     --------
        Total current assets................................      26,481       42,947
Furniture, equipment and software, net......................      15,050        4,728
Goodwill, net...............................................      24,100       75,162
Deposits and other..........................................         624          354
                                                               ---------     --------
        Total assets........................................   $  66,255     $123,191
                                                               ---------     --------
                                                               ---------     --------
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable............................................   $   6,156     $  2,482
Accrued compensation and related liabilities................       1,859        1,912
Deferred revenue............................................       1,822          324
Note payable and capital lease obligations, current
  portion...................................................       1,591           25
Payable to joint venture partner............................       9,094           --
Restructuring reserve.......................................       4,163           65
Other accrued liabilities...................................       3,687          957
                                                               ---------     --------
        Total current liabilities...........................      28,372        5,765
Note payable and capital lease obligations, long term.......       2,123           36
Minority interest...........................................       2,146           --
Stockholders' Equity:
    Preferred stock, 5,000,000 shares authorized, none
      outstanding on December 31, 2000 and 1999,
      respectively, and none outstanding on March 31,
      2001..................................................          --           --
    Common stock, $0.001 par value; 100,000,000 shares
      authorized, 56,708,086 and 54,920,498 shares issued
      and outstanding on December 31, 2000 and 1999,
      respectively..........................................          57           55
    Additional paid-in capital..............................     212,031      208,343
    Warrants................................................         321          321
    Accumulated other comprehensive income..................        (296)          --
    Deferred compensation...................................        (348)      (1,332)
    Accumulated deficit.....................................    (178,151)     (89,997)
                                                               ---------     --------
        Total stockholders' equity..........................      33,614      117,390
                                                               ---------     --------
        Total liabilities and stockholders' equity..........   $  66,255     $123,191
                                                               ---------     --------
                                                               ---------     --------

                            See accompanying notes.

                               MESSAGEMEDIA, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                     YEAR ENDED DECEMBER 31,
                                                              --------------------------------------
                                                                2000           1999           1998
                                                                ----           ----           ----
Revenues...............................................       $ 33,648       $ 10,021       $  1,288
Costs and operating expenses:
    Cost of revenues...................................         17,325          4,589             98
    Marketing and sales................................         21,526          9,704          1,935
    Research, development and engineering..............          6,234          4,936          4,828
    General and administrative.........................         20,083          7,678          4,095
    Restructuring expenses.............................          7,009          1,025            812
    Write-off of in-process technology.................             --             --          1,300
    Depreciation expense...............................          5,022          1,358          1,148
    Amortization expense...............................         50,497         27,565          1,038
                                                              --------       --------       --------
Total costs and operating expenses.....................        127,696         56,855         15,254
                                                              --------       --------       --------
Loss from operations...................................        (94,048)       (46,834)       (13,966)
Interest income........................................          1,522            654            218
Interest expense.......................................           (433)           (89)           (84)
Other expense..........................................           (112)            --             --
                                                              --------       --------       --------
Net loss before minority interest and cumulative effect
  of accounting change.................................        (93,071)       (46,269)       (13,832)
Minority interest......................................         (5,109)            --             --
                                                              --------       --------       --------
Net loss before cumulative effect of change in
  accounting principle.................................        (87,962)       (46,269)       (13,832)
Cumulative effect of change in accounting principle....           (192)            --             --
                                                              --------       --------       --------
Net loss...............................................        (88,154)       (46,269)       (13,832)
Dividends imputed on preferred stock...................             --             --         (1,233)
                                                              --------       --------       --------
Net loss applicable to common shares...................       $(88,154)      $(46,269)      $(15,065)
                                                              --------       --------       --------
                                                              --------       --------       --------
Net loss per share, basic and diluted..................       $  (1.57)      $  (1.00)      $  (0.68)
Pro forma net loss assuming the accounting change is
  applied retroactively................................       $(87,962)      $(46,436)      $(15,090)
Pro forma net loss per share...........................       $  (1.57)      $  (1.00)      $  (0.68)
Shares used in per share computation, basic and
  diluted..............................................     56,080,224     46,367,195     22,304,902

                            See accompanying notes.

                               MESSAGEMEDIA, INC.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                    PREFERRED STOCK      COMMON STOCK       ADDITIONAL
                                    ---------------   -------------------    PAID-IN-                 DEFERRED     ACCUMULATED
                                    SHARES   AMOUNT     SHARES     AMOUNT    CAPITAL     WARRANTS   COMPENSATION     DEFICIT
                                    ------   ------     ------     ------    -------     --------   ------------     -------
Balance at December 31, 1997.....     250       1      8,903,855       9      26,300       3,017         (155)        (29,743)
Issuance of stock dividends to
 Series A preferred
 stockholders....................      --      --        108,125      --         153          --           --            (153)
Issuance of common stock for the
 exercise of warrants............      --      --        947,495       1       1,604      (1,501)          --              --
Issuance of common stock for
 exercise of stock options.......      --      --        659,637       1         271          --           --              --
Conversion of Series A preferred
 stock...........................    (250)     (1)     1,752,141       2         473          --           --              --
Issuance of common stock for
 services rendered...............      --      --         59,009      --          87          --           --              --
Charge associated with extending
 option terms....................      --      --             --      --         406          --           --              --
Deferred compensation and related
 amortization....................      --      --             --      --         166          --          119              --
Common stock issued to SOFTBANK
 and affiliates..................      --      --     20,784,883      21      15,338          --           --              --
Dividend imputed on Series A
 convertible preferred stock,
 canceled upon buyout of Series A
 convertible preferred by
 SOFTBANK........................      --      --             --      --         938          --           --              --
Employee stock purchase plan.....      --      --         17,907      --          44          --           --              --
Common stock issued for EPub
 acquisition.....................      --      --      5,582,676       5      20,258          --         (583)             --
Common stock and warrants issued
 for Dbits acquisition...........      --      --      1,305,320       1       4,926         350          (39)             --
Net loss.........................      --      --             --      --          --          --           --         (13,832)
                                    -----     ---     ----------   -----     -------     -------      -------       ---------
Balance at December 31, 1998.....      --      --     40,121,048      40      70,964       1,866         (658)        (43,728)
                                    -----     ---     ----------   -----     -------     -------      -------       ---------
                                    -----     ---     ----------   -----     -------     -------      -------       ---------
Issuance of common stock for
 exercise of stock options.......      --      --      1,700,049       2       3,287          --           --              --
Issuance of common stock for
 exercise of warrants............      --      --      1,280,074       1       2,582      (1,545)          --              --
Deferred compensation and related
 amortization....................      --      --             --      --          29          --         (674)             --
Acceleration of stock options....      --      --             --      --         916          --           --              --
Common stock issued for Revnet
 Acquisition.....................      --      --      3,262,120       3      41,032          --           --              --
Common stock issued for Decisive
 Acquisition.....................      --      --      2,054,498       2      39,159          --           --              --
Common stock issued for Private
 Offerings.......................      --      --      6,448,066       7      49,956          --           --              --
Employee stock purchase plan.....      --      --         47,348      --         272          --           --              --
Issuance of common stock for
 forgiveness of stockholder
 debt............................      --      --          7,295      --         146          --           --              --
Net loss.........................      --      --             --      --          --          --           --         (46,269)
                                    -----     ---     ----------   -----     -------     -------      -------       ---------
Balance at December 31, 1999.....      --      --     54,920,498      55     208,343         321       (1,332)        (89,997)
                                    -----     ---     ----------   -----     -------     -------      -------       ---------
                                    -----     ---     ----------   -----     -------     -------      -------       ---------
Issuance of common stock for
 exercise of stock options.......      --      --      1,444,963       2       4,160          --           --              --
Deferred compensation and related
 amortization....................      --      --             --      --        (304)         --          984              --
Costs associated with 1999
 private offering................      --      --             --      --         (35)         --           --              --
Issuance of common stock for
 employee compensation...........      --      --        200,000      --          87          --           --              --
Decisive acquisition working
 capital adjustment..............      --      --        (35,289)     --        (565)         --           --
Adjustment to shares issued......      --      --          8,248      --          --          --           --              --
Employee stock purchase plan.....      --      --        169,666      --         345          --           --              --
Other comprehensive income --
 cumulative translation
 adjustment......................      --      --             --      --          --          --           --              --
Net loss.........................      --      --             --      --          --          --           --         (88,154)
Comprehensive loss...............      --      --             --      --          --          --           --              --
                                    -----     ---     ----------   -----     -------     -------      -------       ---------
Balance at December 31, 2000.....      --      --     56,708,086      57     212,031         321         (348)       (178,151)
                                    -----     ---     ----------   -----     -------     -------      -------       ---------
                                    -----     ---     ----------   -----     -------     -------      -------       ---------

                            See accompanying notes.

                               MESSAGEMEDIA, INC.
         CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY -- (CONTINUED)
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                               ACCUMULATED
                                                                  OTHER          TOTAL
                                                              COMPREHENSIVE   STOCKHOLDERS
                                                                 INCOME          EQUITY
                                                                 ------          ------
Balance at December 31, 1997................................         --             (572)
Issuance of stock dividends to Series A preferred
  stockholders..............................................         --               --
Issuance of common stock for the exercise of warrants.......         --              104
Issuance of common stock for exercise of stock options......         --              272
Conversion of Series A preferred stock......................         --              475
Issuance of common stock for services rendered..............         --               87
Charge associated with extending option terms...............         --              406
Deferred compensation and related amortization..............         --              285
Common stock issued to SOFTBANK and affiliates..............         --           15,359
Dividend imputed on Series A convertible preferred stock,
  canceled upon buyout of Series A convertible preferred by
  SOFTBANK..................................................         --              938
Employee stock purchase plan................................         --               44
Common stock issued for EPub acquisition....................         --           19,680
Common stock and warrants issued for Dbits acquisition......         --            5,238
Net loss....................................................         --          (13,832)
                                                                  -----         --------
Balance at December 31, 1998................................         --           28,484
                                                                  -----         --------
                                                                  -----         --------
Issuance of common stock for exercise of stock options......         --            3,289
Issuance of common stock for exercise of warrants...........         --            1,038
Deferred compensation and related amortization..............         --             (645)
Acceleration of stock options...............................         --              916
Common stock issued for Revnet Acquisition..................         --           41,035
Common stock issued for Decisive Acquisition................         --           39,161
Common stock issued for Private Offerings...................         --           49,963
Employee stock purchase plan................................         --              272
Issuance of common stock for forgiveness of stockholder
  debt......................................................         --              146
Net loss....................................................         --          (46,269)
                                                                  -----         --------
Balance at December 31, 1999................................         --          117,390
                                                                  -----         --------
                                                                  -----         --------
Issuance of common stock for exercise of stock options......         --            4,162
Deferred compensation and related amortization..............         --              680
Costs associated with 1999 private offering.................         --              (35)
Issuance of common stock for employee compensation..........         --               87
Decisive acquisition working capital adjustment.............         --             (565)
Adjustment to shares issued.................................         --               --
Employee stock purchase plan................................         --              345
Other comprehensive income -- cumulative translation
  adjustment................................................       (296)            (296)
Net loss....................................................         --          (88,154)
                                                                                --------
Comprehensive loss..........................................         --          (88,450)
                                                                  -----         --------
Balance at December 31, 2000................................       (296)          33,614
                                                                  -----         --------
                                                                  -----         --------

                            See accompanying notes.

                               MESSAGEMEDIA, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                    YEAR ENDED DECEMBER 31,
                                                               ---------------------------------
                                                                 2000        1999        1998
                                                                 ----        ----        ----
OPERATING ACTIVITIES
Net loss....................................................   $ (88,154)  $ (46,269)  $ (13,832)
Adjustments to reconcile net loss to net cash used in
 operating activities:
Depreciation and amortization...............................      55,589      28,923       2,186
Minority interest...........................................      (5,109)         --          --
Exchange (gain)/loss........................................           8          --          --
In-process technology charge................................          --          --       1,300
Write-off of impaired assets................................       2,382          --          --
Restricted cash.............................................      (4,549)         --          --
Loss on disposal of assets..................................          --          --          34
Common stock issued for services............................          87          --          87
Compensation expense for stock options......................         680       1,347         691
Changes in operating assets and liabilities:
 Accounts receivable........................................      (3,616)     (3,145)       (133)
 Prepaid expenses and other.................................      (1,982)       (317)         23
 Deposits and other.........................................        (269)       (267)        116
 Accounts payable...........................................       3,652         385        (372)
 Accounts payable to related party..........................       1,514          --          --
 Accrued compensation and related liabilities...............         (54)      1,477        (262)
 Deferred revenue...........................................       1,494         (51)       (538)
 Accrued interest...........................................          --         (15)       (275)
 Amount due to stockholders.................................          --          --         (97)
 Restructuring reserve......................................       4,155          --          --
 Other accrued liabilities..................................       2,646      (1,076)       (833)
                                                               ---------   ---------   ---------
   Net cash flows used in operating Activities..............     (31,526)    (19,008)    (11,905)
INVESTING ACTIVITIES
Additions to furniture, equipment and software..............     (16,309)     (3,775)       (436)
Proceeds from sales of fixed assets.........................          --          --          14
Cash and cash equivalents acquired with acquisitions........          --       2,054          --
                                                               ---------   ---------   ---------
   Net cash flows used in investing activities..............     (16,309)     (1,721)       (422)
FINANCING ACTIVITIES
Proceeds from issuance of common stock, net of issuance
 costs......................................................         310      50,235       8,908
Proceeds from issuance/extension of warrants................          --       1,038         104
Proceeds from borrowings from stockholders and bank.........       3,004          --       1,412
Proceeds from exercise of stock options.....................       4,162       3,289         271
Contribution from minority interest holder..................       7,255          --          --
Proceeds from related party loan............................       7,552          --          --
Repayment of amount due to stockholders.....................          --        (395)         --
Repayment of loan from Bank.................................        (101)        (92)         --
Repayment of capital lease obligations......................        (640)        (85)        (40)
                                                               ---------   ---------   ---------
Net cash flows provided by financing activities.............      21,542      53,990      10,655
                                                               ---------   ---------   ---------
Effect of exchange rate changes on cash.....................        (354)         --          --
Net increase/(decrease) in cash and cash equivalents........     (26,647)     33,261      (1,672)
Cash and cash equivalents at the beginning of year..........      37,920       4,659       6,331
                                                               ---------   ---------   ---------
 Cash and cash equivalents at the end of year...............   $  11,273   $  37,920   $   4,659
                                                               ---------   ---------   ---------
                                                               ---------   ---------   ---------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Interest paid..............................................   $     433   $      89   $      84
                                                               ---------   ---------   ---------
                                                               ---------   ---------   ---------
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING
 ACTIVITIES:
 Capital lease entered into.................................   $   1,390   $      --   $      --
                                                               ---------   ---------   ---------
                                                               ---------   ---------   ---------
 Issuance of common stock for forgiveness of stockholder
   debt.....................................................   $      --   $     146   $   1,534
                                                               ---------   ---------   ---------
                                                               ---------   ---------   ---------
 Conversion of Series A redeemable convertible preferred
   stock....................................................   $      --   $      --   $   3,234
                                                               ---------   ---------   ---------
                                                               ---------   ---------   ---------
 Issuance of common stock for forgiveness of SOFTBANK
   loan.....................................................   $      --   $      --   $   1,412
                                                               ---------   ---------   ---------
                                                               ---------   ---------   ---------

                            See accompanying notes.

                               MESSAGEMEDIA, INC.
                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS ACTIVITY

    We are a leading provider of permission-based, comprehensive e-messaging solutions. Our services utilize the medium of e-mail to develop and foster permission-based relationships with customers. Our suite of services and products enables businesses to use e-messaging as strategic tools to increase sales, improve customer communication and develop long-term customer loyalty. Our e-messaging solutions, available either on an outsourced-subscription basis or using in-house, packaged software, allow businesses to establish and enhance two-way customer dialogue across the extended enterprise, from marketing to sales to customer service.

    The accompanying financial statements have been prepared assuming we will continue as a going concern. We have experienced recurring losses and have a deficiency in working capital needed to meet our cash needs. During 2000, we began restructuring our organization to reduce our expenditures on infrastructure including rent, salaries and other service expenses related to our e-services division. In addition, in early 2001 we completed a private placement for net proceeds to us of $7.7 million. There can be no assurance that the restructuring of our organization will achieve the desired results or that revenues will increase to the level necessary to generate positive cash flow from operations.

    The continuing weakness in the economy, which was further aggravated by the World Trade Center attacks, has resulted in a decline in revenues as customers continue to reduce their marketing expenditures. Accordingly, we have reduced our revenues forecast for the third and fourth quarters of 2001. The decline in forecasted revenues is accompanied by reductions in expenses as we continue to manage spending. The net result is that management expects reduced cash balances for the remainder of 2001.




    We entered into a merger agreement with DoubleClick Inc., which is expected to close in the fourth quarter of 2001. If this merger does not occur, we plan to seek alternative sources of funding or another merger partner. Additionally, if this merger does not occur, we currently forecast that we will not have sufficient unrestricted cash throughout November 2001 to satisfy the terms of our $3.0 million bank loan from Wells Fargo. Specifically, a financial covenant of the loan agreement requires that we maintain an unrestricted cash balance of at least $2.0 million. A breach of this covenant would constitute a default under the loan and entitle Wells Fargo to require its immediate repayment. If Wells Fargo exercises this right, unless we could secure alternative sources of funding, we would have insufficient working capital to maintain our operations through December 31, 2001.


    On December 13, 1996, we completed an initial public offering (the 'Offering') of 2,000,000 shares of our common stock under the name First Virtual Holdings Incorporated, with an offering price of $9.00 per share, resulting in gross proceeds of $18.0 million and net proceeds (less the underwriters' discount and offering expenses) of approximately $15.0 million. Upon completion of the offering, all of the then outstanding shares of preferred stock were converted to common stock.

    On June 23, 1998, at our Annual Meeting of Stockholders, the stockholders approved an investment in MessageMedia by affiliates of SOFTBANK Corp. and SOFTBANK Venture Capital (together 'SOFTBANK') and E*Trade Group Inc. SOFTBANK and affiliates purchased approximately 19.2 million shares of our common stock and became our majority stockholder. On September 10, 1998, SOFTBANK purchased approximately 1.6 million additional shares of our common stock.

    On December 9, 1998, we changed our name to MessageMedia and our NASDAQ National Market symbol to 'MAIL' and amended the Certificate of Incorporation to increase the number

                               MESSAGEMEDIA, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

of our authorized shares of our common stock from 40,000,000 to 100,000,000. On March 30, 1999, we changed our NASDAQ symbol to 'MESG'.

    On December 9, 1998, we acquired all of the common stock and all outstanding rights of the common stock of EPub in exchange for 5,582,676 shares of our common stock and the assumption by us of options and warrants to acquire up to approximately 417,324 additional shares of our common stock at a weighted average exercise price of $.04 per share.

    On December 11, 1998, we acquired all equity interests, including options, warrants or other purchase rights, if any, in DBits, in exchange for 1,350,320 shares of our common stock and warrants to purchase an additional 250,000 shares of our common stock at an exercise price of $6.00 per share and an additional 250,000 shares of our common stock at $8.00 per share.

    On March 26, 1999, we issued 2,352,942 shares of our common stock in a private placement for net proceeds to us of $9,902,082.

    On August 9, 1999, we acquired all of the common stock and all outstanding rights to acquire shares of the common stock of Revnet in exchange for 3,262,120 shares of our common stock and the assumption of options to acquire up to approximately 681,675 additional shares of our common stock, at a weighted average exercise price of $1.36 per share.

    On August 16, 1999, we acquired all of the common stock and all outstanding rights to acquire shares of the common stock of Decisive in exchange for 2,054,498 shares of our common stock and the assumption by us of options to acquire up to approximately 466,818 additional shares of our common stock, at a weighted average exercise price of $2.69.

    On October 21, 22, and 25, 1999, in three separate closings, we completed a private placement of 4,095,124 shares of our common stock for net proceeds of $40,060,984.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include our accounts and the majority owned subsidiaries in which we have a controlling interest. All significant intercompany transactions and balances have been eliminated in consolidation.

USE OF ESTIMATES

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

RECLASSIFICATIONS OF PRIOR YEAR AMOUNTS

    Certain 1998 and 1999 balances have been reclassified to conform to the year 2000 presentations.

CASH AND CASH EQUIVALENTS

    We consider all highly liquid investments with an original maturity of less than three months to be cash equivalents.

RESTRICTED CASH

    Restricted cash consists of collateral for letters of credit on three of our leased facilities.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    SFAS No. 107, 'Disclosures about Fair Value of Financial Instruments,' requires disclosures of fair value information about financial instruments, whether or not recognized in the balance sheet,

                               MESSAGEMEDIA, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

for which it is practicable to estimate that value. Our financial instruments include current assets and liabilities. The carrying amount of these financial instruments reported in the balance sheets approximates their fair value.

OFF BALANCE SHEET RISK AND CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject us to concentration of credit risk consists primarily of cash and cash equivalents and accounts receivable. We maintain our cash and cash equivalents in high quality U.S. financial institutions. We extend credit to various customers and establish an allowance for doubtful accounts for specific customers that we determine to have a significant credit risk.

FURNITURE, EQUIPMENT AND SOFTWARE

    Furniture, equipment and software are stated at cost and depreciated over the estimated useful lives of the assets using the straight-line method. The estimated useful lives are five years for furniture and generally three years for equipment and software.

INTANGIBLE ASSETS

    Intangible assets arose primarily from the acquisition of two entities in December 1998 and two entities in August of 1999. The excess of cost over the fair value of the net assets acquired has been allocated to goodwill and developed technology. These intangible assets are being amortized over their useful lives of two years.

ASSET IMPAIRMENT

    In accordance with Statement of Financial Accounting Standards No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of' (SFAS 121), we recognize impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS 121 also addresses the accounting for long-lived assets that we expect to dispose of. In the year 2000, we recorded an impairment loss of $2.4 million as a result of the decision to eliminate the e-services line of business and reduce overhead by centralizing our Colorado offices to one facility. Of the $2.4 million loss, $1.0 million related to software for e-services and $1.4 million for facilities. (See note 9.)

FOREIGN CURRENCY TRANSLATION

    The financial statements of MessageMedia Europe are prepared in euros and translated into U.S. dollars based on the current exchange rate at the end of the period for the balance sheet and an average rate for the period for the statement of income. The functional currency for MessageMedia Europe is the euro, as such, translation adjustments are reflected as foreign currency translation adjustments within comprehensive income in stockholders' equity and accordingly have no effect on net income. Transaction adjustments for payables denominated in a foreign currency are included in income. Foreign currency transaction adjustments are not material to income.

STOCK-BASED COMPENSATION

    We account for stock option grants to employees in accordance with Accounting Principles Board Opinion No. 25, 'Accounting for Stock Issued to Employees' (APB 25) and related Interpretations because we believe the alternative fair value accounting provided for under

                               MESSAGEMEDIA, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Statement of Financial Accounting Standards No. 123, 'Accounting for Stock-Based Compensation,' requires the use of option valuation models that were not developed for use in valuing employee stock options. Deferred compensation is recorded only when the fair value of the stock on the date of the option grant exceeds the exercise price of the option. The deferred compensation is amortized over the vesting period of the option.

REVENUE RECOGNITION

    We derive our revenue from outsourced e-messaging services and software products and related support services. Prior to July 1998, we derived our revenue from the First Virtual Internet Payment System ('FVIPS') and related consulting services. In the third quarter of 1998, we phased out the operations of the FVIPS and launched our e-messaging services.

    FVIPS revenue consists of consumer and merchant registrations, transaction revenue and marketing revenue. Consumer registration fees and merchant registration fees were recognized over a twelve month period. Also, the related direct costs of processing such registrations and renewals were deferred and amortized over a 12-month period. Transaction revenue and marketing revenue were recognized when earned. The operation of the Internet payment system was discontinued in the third quarter of 1998.

    Effective January 1, 2000, we changed our method of accounting for revenue recognition in accordance with Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements. Previously, we had recognized setup fees as we invoiced the customers for these fees. Under the new accounting method adopted retroactive to January 1, 2000, we now recognize setup fees over the life of the contract. The cumulative effect of the change on prior years resulted in a charge to operations of $192,000, which is included in operations for the year ended December 31, 2000. The effect of the change on the year ended December 31, 2000 was to decrease results of operations before the cumulative effect of the accounting change by $93,000. The pro forma amounts presented in the statement of operations were calculated assuming the accounting change was made retroactively to prior periods. We recognized the $192,000 that was included in the cumulative effect adjustment as follows: $90,000 in revenue for the three months ended March 31, 2000; $50,000 in revenue for the three months ended June 30, 2000; $31,000 in revenue for the three months ended September 31, 2000; and $10,000 in revenue for the three months ended December 31, 2000. The remainder will be recognized in 2001.

    Messaging revenue is recognized as earned in accordance with individual customer contracts, which typically provide for monthly minimums and varying revenue on a per message basis, depending upon monthly message volumes and message complexity. Revenue from e-intelligence service agreements is recognized on a percentage completion basis.

    Statement of Position 97-2, 'Software Revenue Recognition' (SOP 97-2), was issued in October 1997 and was amended by Statement of Position 98-4
(SOP 98-4). Our revenue recognition policies and practices for software license fees are consistent with SOP 97-2 and SOP 98-4. Additionally, SOP 98-9 is effective for transactions entered into beginning January 1, 2000. We recognize revenue on software contracts with terms of one-year or less over the life of the contracts. Revenue on multi-year contracts is typically recognized upon delivery, unless extended payment terms exist. Substantially all of our customers that purchase our software products also enter into annual support and maintenance contracts. Revenue attributable to annual support and maintenance contracts is recognized ratably over the term of the respective agreements. Revenue on hosted software services is recognized as we provide services to the customer.

                               MESSAGEMEDIA, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NET LOSS PER SHARE

    Basic and diluted earnings per share are calculated in accordance with FASB Statement No. 128, 'Earnings Per Share.' All earnings per share amounts for all periods, have been represented and where appropriate, restated to conform to the SFAS 128 requirements. Due to the antidilutive effect, options and warrants were not included in the calculation of diluted earnings per share.

    The antidilutive securities consist of the following:

                                                                DECEMBER 31,
                                                     ----------------------------------
                                                        2000        1999        1998
                                                        ----        ----        ----
Options............................................  10,916,913   9,458,602   4,124,787
Warrants...........................................     505,660     505,660   1,776,073
                                                     ----------   ---------   ---------
    Total antidilutive securities..................  11,422,573   9,964,262   5,900,860
                                                     ----------   ---------   ---------
                                                     ----------   ---------   ---------

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, 'Accounting for Derivative Instruments and Hedging Activities' ('SFAS 133'). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 137, which amended SFAS 133, delaying its effective date to fiscal years beginning after June 15, 2000. We do not currently hold any derivative instruments nor do we engage in hedging activities. We adopted this accounting standard as required effective January 1, 2001 and it did not have a material impact on our consolidated financial position.

2. BALANCE SHEET DETAILS (IN THOUSANDS)

    Accounts receivable, net consist of the following:

                                                             DECEMBER 31,
                                                          -------------------
                                                            2000       1999
                                                            ----       ----
Trade accounts receivable...............................  $  8,560   $  4,546
Other receivables.......................................       491        304
Less allowance for bad debt.............................    (1,142)      (572)
                                                          --------   --------
                                                          $  7,909   $  4,278
                                                          --------   --------
                                                          --------   --------

    Furniture, equipment and software consist of the following:

                                                             DECEMBER 31,
                                                          -------------------
                                                            2000       1999
                                                            ----       ----
Equipment...............................................  $ 14,408   $  5,689
Software................................................     5,129      2,122
Furniture...............................................     2,679        224
Leasehold improvements..................................     1,118         --
Less accumulated depreciation...........................    (8,284)    (3,307)
                                                          --------   --------
                                                          $ 15,050   $  4,728
                                                          --------   --------
                                                          --------   --------

                               MESSAGEMEDIA, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

    Intangible assets consist of the following:

                                                             DECEMBER 31,
                                                          -------------------
                                                            2000       1999
                                                            ----       ----
Developed technology -- Epub............................  $    900   $    900
Goodwill -- Epub........................................    18,200     18,200
Goodwill -- Dbits.......................................     5,833      5,833
Goodwill -- Revnet......................................    39,405     39,405
Goodwill -- Decisive....................................    38,863     39,428
Less accumulated amortization...........................   (79,101)   (28,604)
                                                          --------   --------
                                                          $ 24,100   $ 75,162
                                                          --------   --------
                                                          --------   --------

    Current portion of debt and capital lease obligations consist of the following:

                                                             DECEMBER 31,
                                                          -------------------
                                                            2000       1999
                                                            ----       ----
Note payable to bank....................................  $    872   $     --
Obligation under capital leases.........................       719         25
                                                          --------   --------
                                                          $  1,591   $     25
                                                          --------   --------
                                                          --------   --------

    Long-term portion of debt and capital lease obligations consist of the following:

                                                             DECEMBER 31,
                                                          -------------------
                                                            2000       1999
                                                            ----       ----
Note payable to bank....................................  $  2,031   $     --
Obligation under capital leases.........................        92         36
                                                          --------   --------
                                                          $  2,123   $     36
                                                          --------   --------
                                                          --------   --------

3. RELATED PARTY TRANSACTIONS

    Marketing and sales expense for the year ended December 31, 1999 included a one-time charge of approximately $855,000 in compensation expense from acceleration of stock options. This compensation expense relates to an employment agreement with a former officer that included an option vesting acceleration clause that was triggered upon MessageMedia obtaining certain sales contracts and/or certain sales levels.

    Other long-term assets includes a note receivable from one of our officers. On July 28, 2000, we entered into an agreement to loan $200,000 to one of our current officers to be paid back to us at the end of two years at an annual interest rate of 8%.

4. BUSINESS SEGMENTS

    Operating segments are components of an enterprise about which separate financial information is available and regularly evaluated by the chief operating decision makers of an enterprise. Under this definition, beginning in the third quarter of 2000, we have operated under two segments: messaging and related services, and software licenses and services. The factors used by management to identify reportable segments are differences in products and services and the management organization. Services included in the messaging and related services segment are principally outsourced e-mail communication and campaign management in a full service bureau model. Products and services included in the software licenses and services include a software product that is sold as both boxed software or as a hosted service. Separate financial information by segment for total assets is not available and is not evaluated by the chief operating decision

                               MESSAGEMEDIA, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

makers of MessageMedia. We do not have intersegment revenue, and the chief decision makers of MessageMedia evaluate segment performance based on revenue.

    The revenue by segment is as follows:

                                                                   DECEMBER 31,
                                                            --------------------------
                                                             2000      1999      1998
                                                             ----      ----      ----
                                                                  (IN THOUSANDS)
Revenues:
    Messaging and related services........................  $23,897   $ 8,214   $  425
    Software licenses and services........................    9,751     1,807       --
    First Virtual Internet Payment System.................       --        --      863
                                                            -------   -------   ------
    Total revenues........................................  $33,648   $10,021   $1,288
                                                            -------   -------   ------
                                                            -------   -------   ------

5. JOINT VENTURE

    On March 13, 2000, we entered into an agreement with @viso Limited ('@viso'), a strategic partnership between Vivendi and SOFTBANK Corp., to create MessageMedia Europe B.V. a joint venture between MessageMedia and @viso. Under terms of the joint venture agreement, MessageMedia owns 51% and @viso owns 49% of the joint venture. The initial capitalization of the joint venture was funded with $14.8 million during the second quarter. MessageMedia Europe B.V. is consolidated into our financial statements. As part of this agreement, we entered into a loan agreement to borrow 8.124 million Euros from @viso, which we then immediately contributed to MessageMedia Europe B.V. The note has an annual interest rate of 8%. The note and accumulated interest are due in one lump sum on June 15, 2001. At December 31, 2000, the balance payable to @viso was comprised of principal due on this loan of $7.6 million and interest payable of $0.4 million, with the remainder being trade accounts payable due to @viso. For the year ended December 31, 2000, MessageMedia Europe B.V. recorded revenues of approximately $932,000 and a loss after minority interest of approximately $4.7 million. The December 31, 2000 consolidated balance sheet includes total assets of $3.5 million for MessageMedia Europe B.V.

6. NOTES PAYABLE

    In connection with our acquisition of EPub in December 1998, we assumed a note owed to a bank with an interest rate of the bank's prime rate plus 1% and monthly principal payments of $6,250, due through the note's maturity date of June 2000. The note was secured by our business assets. As of December 31, 1999, the note has been paid in full. In connection with the note, detachable warrants were issued by EPub. (See Note 8.)

    On December 29, 2000, we entered into a loan agreement to borrow $3.0 million from a bank with an annual interest rate of 13.28%. The note is payable in monthly principal and interest payments of $100,510 due through the note's maturity date of November 20, 2003. The note is secured by all of our trade receivables. Total annual payments due on the note for the years 2001, 2002 and 2003 are $1.2 million, $1.2 million and $1.1 million, respectively.

    During 2000, we entered into the following letters of credit related to facility operating leases: $664,000 on April 11, 2000, $413,000 on May 15, 2000, $2.3 million on August 24, 2000 and $1.2 million on November 28, 2000. All of these letters of credit have terms of one year and automatically renew annually for the life of the respective operating leases that they secure.

                               MESSAGEMEDIA, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

7. COMMITMENTS

LEASES

    We lease our office facilities and some of our office and computer equipment under non-cancelable operating lease agreements. The facility leases require us to pay standard common area maintenance fees and are subject to certain minimum escalation provisions. Rent expense for all operating leases was approximately $2.8 million, $885,000 and $636,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

    We acquired capital lease obligations relating to office and computer equipment when we acquired Decisive in August 1999 and entered into additional capital leases during the year 2000. Cost and accumulated depreciation of equipment under capital leases were $1.5 million and $233,000, respectively at December 31, 2000.

    Annual future minimum lease payments for operating and capital leases as of December 31, 2000, are as follows:

                                                              OPERATING   CAPITAL
                                                               LEASES     LEASES
                                                               ------     ------
                                                                (IN THOUSANDS)
2001........................................................   $ 4,785     $ 770
2002........................................................     4,629        99
2003........................................................     4,498        12
2004........................................................     4,495        --
2005........................................................     3,357        --
Thereafter..................................................    10,229        --
                                                               -------     -----
Total minimum lease payments................................   $31,993       881
                                                               -------
                                                               -------
Less amount representing interest...........................                 (70)
                                                                           -----
Present value of future minimum lease payments..............                 811
Less current portion........................................                (719)
                                                                           -----
Long-term portion of obligations under capital leases.......               $  92
                                                                           -----
                                                                           -----

8. STOCKHOLDERS' EQUITY

PREFERRED STOCK

    On October 22, 1997, we completed a private placement of preferred stock and received net proceeds of $4.9 million. Under the private placement agreement, 1,000 shares of Series A redeemable convertible preferred stock were issued at $5,000 per share. The Series A redeemable convertible preferred stock was convertible into common stock at the option of the investors at a per share conversion price equal to the lesser of $5.50 or 80% of the average closing bid price of the common stock for the prior ten days.

    The Series A redeemable convertible preferred stock was redeemable for cash if a holder proposed to convert its shares at a conversion price below $4.00 and carried an annual dividend of 7% payable quarterly, in cash or shares of common stock. The Series A preferred stockholders converted 345 shares into common stock during 1998.

    In June 1998, we issued approximately 9.8 million shares of common stock to SOFTBANK and 833,333 shares of common stock to E*Trade for approximate net proceeds of $6.6 million. In addition, SOFTBANK purchased $5.8 million of our outstanding debt and preferred stock, which were subsequently converted into approximately 8.5 million shares of our common stock. The $5.8 million amount includes a settlement to two of our stockholders who, on February 5, 1998 had filed civil actions against us seeking to recover the principal and interest due under unsecured lines

                               MESSAGEMEDIA, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

of credit. The total amount of principal and interest paid out as settlement was approximately $1.5 million. Also included in the transaction was the purchase of the 655 remaining outstanding shares from the Series A redeemable convertible preferred stock.

WARRANTS

    In connection with the sale of Series B preferred stock in December 1995 to a financial institution, we issued warrants to purchase shares of Series A and Series B preferred stock. In April 1996, the Series B preferred stockholder partially exercised its warrant by purchasing 465,000 shares of Series B preferred stock at $3.189 per share. As of December 31, 2000, no warrants to purchase shares of Series A or Series B preferred stock remained outstanding. In addition, the Series B preferred stockholder paid us $3,017,115 for warrants to purchase 852,272 shares of Series A preferred stock and 475,734 shares of Series B preferred stock at $0.01 per share. In March 1998, the Series B stockholder exercised its warrant to purchase 852,272 shares of Series A preferred stock, which was immediately converted into shares of our common stock. In December 1999, the warrant for 475,734 series B preferred shares was exercised and immediately converted into common stock.

    In connection with a consulting agreement, an incentive warrant to purchase 300,000 shares of common stock at $5.63 per share was issued on September 24, 1997 to a third party. The first 100,000 shares of common stock can be exercised when the third party produces $10 million of net sales through the use of technology and services that we would provide. The second 100,000 shares of common stock can be exercised when the third party produces $25 million of net sales through the use of technology and services that we would provide and the third 100,000 shares of common stock can be exercised when the third party produces $50 million of net sales through the use of technology and services that we would provide. These warrants expire on December 20, 2003. As of December 31, 2000 no sales have been attributed to the third party's efforts.

    Under a consulting agreement, dated September 8, 1997, a warrant to purchase 65,000 shares of common stock at $5.63 per share was granted to a third party as payment for consulting services rendered. Under the terms of the September 8, 1997 warrant agreement, 20,000 shares became exercisable upon completion (as defined in the agreement) with the remaining 45,000 shares to be exercisable when the third party delivers two catalog merchants to us who execute agreements with us in regards to either licensing of VirtualPINS or interactive messaging services. These warrants expire on December 30, 2002. On September 29, 1997, the warrant to purchase 20,000 shares of our common stock became exercisable and accordingly, we estimated the fair value of the warrant using the Black-Scholes option pricing model. However, no value was allocated to the warrant as the estimated fair value was nominal. This warrant expires on December 30, 2002. In June 1998, the warrant to purchase 45,000 shares of our common stock expired as the incentive terms of this portion of the agreement were not met. On March 3, 1999, an additional warrant for 10,000 common shares at $5.63 was granted to the third party and are exercisable through December 2002. We estimated the fair value of the warrant using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 5.86%, volatility factor of 1.25, dividend yield of 0% and a weighted average expected life of four years. However, no value was allocated to the warrants as the estimated fair value was nominal.

    In connection with the sale of Series A redeemable convertible preferred stock in October 1997, warrants to purchase up to 850,000 shares of common stock at $5.75 per share were issued to the Series A preferred stockholders. These warrants will expire on October 15, 2001. In June 1998, the original Series A preferred stockholders were granted a reduction in the exercise price of these warrants from $5.75 per share to $1.00 per share. The fair value of these revised warrants is $1,080,000 and has been reflected as a dividend to the Series A preferred stockholders. The fair value of these warrants was calculated using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 4.0%, volatility factor of 0.75, dividend yield of 0%

                               MESSAGEMEDIA, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

and a weighted average expected life of 3 years. Such warrants carry restrictions as to their exercisability. As of December 31, 2000, all of these warrants, with the exception of 17,000, have been exercised.

    In connection with our acquisition of EPub in December 1998, we assumed a warrant issued to a financial institution which was convertible into 25,564 shares of our common stock at an exercise price of $0.40 per share. This warrant was exercised in February 1999.

    In connection with our acquisition of DBits in December 1998, we issued warrants to purchase an aggregate of 500,000 shares of our common stock, of which 250,000 may be exercised for $6.00 per share and 250,000 may be exercised for $8.00 per share. These warrants are exercisable immediately with the $6.00 warrants expiring on May 11, 2001 and the $8.00 warrants expiring on May 11, 2002. We estimated the fair value of these warrants to be $350,000 using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 4.0%, volatility factor of 0.75, dividend yield of 0% and a weighted average expected life of 1.5-2.0 years. 40,340 of the warrants were exercised on April 5, 1999 and 1,000 of the warrants were exercised on June 23, 1999.

STOCK OPTION PLAN

    Our 1994 Incentive and Non-Statutory Stock Option Plan (1994 Plan), under which options to purchase 482,300 shares of common stock were granted, was replaced with the 1995 Stock Plan (1995 Plan). Under the 1995 Plan, we are authorized to issue up to 9,000,000 common shares to officers, employees, directors and consultants who provide services to us. In 1999, we authorized the 1999 Non-Officer Stock Option Plan (1999 Plan) under which we can issue up to 3,000,000 common shares to officers and employees. Options granted under the 1995 and 1999 Plans generally vest over four years and are exercisable for a period of up to ten years from the date of grant. Incentive and non-qualified stock options are granted at prices that approximate the fair value of the shares at the date of grant as determined by the board of directors. The following table summarizes stock option activity:

                                                                              WEIGHTED
                                                                              AVERAGE
                                                                SHARES     EXERCISE PRICE
                                                                ------     --------------
Balance at December 31, 1997................................   3,268,093       $4.80
    Options granted.........................................   4,145,919        1.87
    Options assumed in acquisitions.........................     391,760        0.02
    Options exercised.......................................    (659,637)       0.41
    Options canceled........................................  (2,021,348)       4.48
                                                              ----------
Balance at December 31, 1998................................   5,124,787       $2.85
    Options granted.........................................   6,329,644        9.86
    Options assumed in acquisitions.........................   1,148,493        1.90
    Options exercised.......................................  (1,700,049)       1.96
    Options canceled........................................  (1,444,273)       5.11
                                                              ----------
Balance at December 31, 1999................................   9,458,602       $7.17
    Options granted.........................................   6,029,887        2.80
    Options exercised.......................................  (1,444,963)       2.88
    Options canceled........................................  (3,126,613)       8.54
                                                              ----------
Balance at December 31, 2000................................  10,916,913       $4.22
                                                              ----------       -----
                                                              ----------       -----

    Pursuant to the terms of the December 22, 1995 Series B preferred stock Purchase Agreement, on April 11, 1996, our board of directors granted options to purchase 1,000,000 shares of common stock to officers, directors and key employees of the Company at $6.30 per share. These options are fully vested and to date, 425,000 shares have been exercised. In 1999, our board of directors granted additional options to purchase 2,173,000 shares of common stock to officers

                               MESSAGEMEDIA, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

and directors at a weighted-average exercise price of $7.86 per share. As of December 31, 2000, 811,906 of these options were vested and 100,000 have been cancelled. All of these options were granted outside of our stock option plans and are included in the table above.

    On April 29, 1998, we offered all employees of record the opportunity to re-price their option grants under the 1995 Stock Option Plan to the fair market value of the stock on that date which was $0.94 per share. We cancelled 1,363,876 at a weighted-average exercise price of $4.75 and re-issued the same number of options at $0.94.

    As of December 31, 2000, the 1995 and 1999 plans, as well as the options assumed under the Revnet and Decisive acquisitions, include 1,915,994 options that are exercisable. There are 1,611,405 options available for future grant under the 1995 and 1999 Plans.

    Exercise prices and weighted average remaining contractual life for all options outstanding as of December 31, 2000 are as follows:

                   OPTIONS OUTSTANDING                                 OPTIONS OUTSTANDING OPTIONS EXERCISABLE
----------------------------------------------------------            -----------------------------------------
                                              WEIGHTED
                                              AVERAGE                 WEIGHTED                         WEIGHTED
                                             REMAINING                AVERAGE                          AVERAGE
                              NUMBER        CONTRACTUAL               EXERCISE         NUMBER          EXERCISE
 RANGE OF EXERCISE PRICE    OUTSTANDING         LIFE                   PRICE         EXERCISABLE        PRICE
 -----------------------    -----------         ----                   -----         -----------        -----
$ 0.01 -  0.32...........       49,466          7.17                   $ 0.06            10,993         $ 0.05
$ 0.33 -  0.99...........    3,911,191          8.86                     0.52           498,596           0.90
$ 1.00 -  5.00...........    1,963,372          8.67                     3.72           337,772           2.70
$ 5.01 - 10.00...........    2,841,404          7.63                     6.39         1,629,136           6.47
$10.01 - 15.00...........    2,021,938          8.55                    11.85           782,738          11.70
$15.01 - 20.00...........      129,542          8.80                    17.16            43,665          17.05
                            ----------                                                ---------
                            10,916,913                                                3,302,900
                            ----------                                                ---------
                            ----------                                                ---------

    Prior to the EPub and Revnet acquisitions, these companies had granted unvested options to some of their key employees at a per share value below the then current fair market value of such shares. As a result, when we acquired EPub and Revnet, we recorded deferred compensation expense for the difference between the exercise price and the fair value of our common stock for these unvested options. Deferred compensation expense amounted to $285,000, $431,000 and $680,000 for the years ended December 31, 1998, 1999 and 2000.

    Pro forma information regarding net loss is required by SFAS 123 and has been determined as if we had accounted for our employee stock options under the fair value method of that Statement. The fair value for the 2000 options was estimated at the date of grant, using the Black-Scholes option pricing model, with the following assumptions: risk-free interest rate of 5.75%; dividend yield of 0%; and a weighted-average expected life of the option of five years with a volatility factor of 1.95. The fair value for the 1999 options was estimated at the date of grant, using the Black-Scholes option pricing model, with the following assumptions: risk-free interest rate of 5.875%; dividend yield of 0%; and a weighted-average expected life of the option of five years with a volatility factor of 1.25. The fair value for the 1998 options was estimated at the date of grant, using the Black-Scholes option pricing model, with the following assumptions: risk-free interest rate of 5.0%; dividend yield of 0%; and a weighted-average expected life of the option of five years with a volatility factor of .75.

    The weighted average fair values of the options granted during 2000, 1999 and 1998 were $2.64, $9.80 and $2.17, respectively.

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because our employee stock options have characteristics significantly different from those of traded options and because changes in the subjective assumptions can materially affect the

                               MESSAGEMEDIA, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The effects of applying Statement 123 for pro forma disclosure purposes are not likely to be representative of the effects on pro forma net income (loss) in the future years because they do not take into consideration pro forma compensation expense related to grants made prior to 1995. Our pro forma information follows:

                                                                    DECEMBER 31,
                                                        -------------------------------------
                                                           2000          1999         1998
                                                           ----          ----         ----
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Pro forma net loss applicable to common shares........   $(100,249)    $(59,179)    $(16,513)
Pro forma net loss per common share, basic and
  diluted.............................................   $   (1.79)    $  (1.28)    $  (0.74)

EMPLOYEE STOCK PURCHASE PLAN

    In 1996, we adopted an Employee Stock Purchase Plan (the 'ESPP'), whereby employees, at their option, can purchase shares of our common stock. This is done through a payroll deduction at the lower of 85% of the fair market value on the first day of each ESPP offering period or the end of each period. The ESPP has been designed to qualify as a noncompensatory plan under Section 423 of the Internal Revenue Code. The ESPP expires at the earliest of December 31, 2006, the date on which all shares available for issuance have been sold or the consummation of a change in control transaction. We have reserved 500,000 shares of common stock for issuance under the ESPP. At December 31, 2000 employees have purchased 257,081 shares through the ESPP and 242,919 shares are available for future purchases. Due to immateriality, the estimated fair value of employee's purchase rights under the ESPP have not been included in the SFAS 123 pro forma disclosure above.

SHARES RESERVED FOR FUTURE ISSUANCE

    As of December 31, 2000, we have reserved shares of common stock for future issuance as follows:

Stock options...........................................  12,528,318
Warrants................................................     805,660
Employee stock purchase plan............................     242,919
                                                          ----------
                                                          13,576,897
                                                          ----------
                                                          ----------

9. RESTRUCTURE CHARGE

    In the fourth quarter of the year 2000, we recorded a charge of $7.0 million as a result of the decision to eliminate certain business development efforts including e-service, an online customer care solution, our wireless messaging research product and our secure e-mail delivery product. These product lines had not yet contributed to revenue, and a decision was made to reduce operating expense and conserve cash in future periods. The eliminations and reductions in manpower supporting these product lines resulted in the elimination of 125 positions. All of these product lines were discontinued and the positions were eliminated during December 2000, although severance payments have been made throughout 2001. In addition to the cost of eliminating these positions, the discontinuance of these development efforts resulted in the recognition of restructuring charges for contractual obligations and software investments incurred to support these product lines. Finally, this charge also provided for a reduction in occupancy costs in Colorado as well as our Chicago and San Francisco sales offices. The $7.0 million charge included $1.5 million

                               MESSAGEMEDIA, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

for severance cost, $1.1 million for terminations of contracts for services and software planned to be included in the eventual product offerings, $1 million for facility rent expense for the six months following the December 2000 business restructuring, $500,000 for the estimated differential between sublease income and rent expense, $400,000 for broker fees associated with subleases of the facilities, $100,000 for incidental expenses of the subleasing process, $900,000 for a write-off of the book value of software purchased in conjunction with product lines which were eliminated in the December 2000 business restructuring, $1.2 million for the write-off of the remaining unamortized leasehold improvements in vacated facilities and $300,000 for the write-off of undepreciated furniture and fixtures within vacated facilities. These assets provided no further value to our continuing operations.

    In the first quarter of 1999, we recorded a charge of $1.0 million as a result of our decision to relocate our corporate headquarters from San Diego, California to a new facility in Boulder Colorado. This decision was made to create efficiencies in our messaging services operations, reduce overhead by centralizing our offices to one facility and eliminate duplication of efforts from similar positions in the separate offices. The merger integration and restructuring activity of MessageMedia, DBits and EPub included the elimination of job responsibilities company wide, resulting in approximately $632,000 of employee severance pay and other related expenses for 17 employees and, approximately $393,000 in moving expenses and costs related to closing our facility. No reversals occurred in 2000. As of December 31, 2000, all termination and relocation costs have been incurred and offset against this reserve.

    In the second quarter 1998, we recorded a restructuring charge of $812,000 as a result of our decision to focus our efforts on the messaging platform, initiate efforts to cease operations of the FVIPS and better align our cost structure with expected revenue projections. The restructuring charge included the elimination of job responsibilities company wide, resulting in approximately $545,000 of employee severance pay and other related expenses for 21 employees and approximately $267,000 related to relocating our corporate office and termination fees for cancellation of contracts related to FVIPS of which we no longer intended to make use. No reversals occurred in 2000. As of December 31, 2000, all termination and relocation costs have been incurred and offset against this reserve.

    Under the 2000 restructure plan, we have made total payments, disposals and reversals as follows:

                                                                                         BALANCE AT
                                            THROUGH DECEMBER 31, 2000                DECEMBER 31, 2000
                                  ----------------------------------------------   ----------------------
                                      CASH       NON-CASH            RESTRUCTURE   FUTURE CASH     TOTAL
                                  EXPENDITURES   CHARGES    TOTAL     REVERSAL     EXPENDITURES   CHARGES
                                  ------------   -------    -----     --------     ------------   -------
                                                              (IN THOUSANDS)
Year 2000 Restructure Plan:
    Personnel reduction costs...      $441        $   --    $  441      $ --          $1,035      $1,476
    Contract termination
      costs.....................        23            --        23        --           1,149       1,172
    Impairment of assets........        --         2,382     2,382        --              --       2,382
    Facility reduction costs....        --            --        --        --           1,979       1,979
                                      ----        ------    ------      ----          ------      ------
        Total restructuring
          costs                       $464        $2,382    $2,846      $ --          $4,163      $7,009
                                      ----        ------    ------      ----          ------      ------
                                      ----        ------    ------      ----          ------      ------

    We estimate that all of the future cash expenditures related to this plan will be made by December 31, 2001.

10. INCOME TAXES

    For the years ended December 31, 2000 and 1999, there was no current or deferred tax expense.

                               MESSAGEMEDIA, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

    The following table reconciles the federal statutory tax expense to the effective income tax expense attributable to continuing operations:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                                ----       ----
Variations from the federal statutory rate are as follows:
    Expected federal income tax expense at statutory rate
      are as follows........................................  $(27,243)  $(16,210)
    Effect of permanent differences.........................    17,755      5,288
    State income tax expense net of federal benefit.........    (1,145)    (1,319)
    Other...................................................      (552)        --
    Valuation allowance.....................................    11,185     12,241
                                                              --------   --------
    Income tax expense......................................  $     --   $     --
                                                              --------   --------
                                                              --------   --------

    Significant components of our deferred tax assets as of December 31, 2000 and 1999 are shown below (in thousands). Valuation allowances of $44.4 million and $30.4 million have been recognized for 2000 and 1999, respectively, to offset the net deferred tax assets, as realization of such assets is uncertain.

                                                                  DECEMBER 31,
                                                              --------------------
                                                                2000        1999
                                                                ----        ----
Deferred tax assets:
    Net operating loss carryforwards........................  $  36,983   $ 28,230
    R&D credit..............................................      2,478      1,329
    Restructuring expense...................................      2,025         --
    Other...................................................      2,874      1,135
                                                              ---------   --------
        Total deferred tax assets...........................     44,360     30,694

Deferred tax liabilities:
    Acquired Intangibles....................................         --      (329)
                                                              ---------   --------
        Total deferred tax liabilities......................         --      (329)
Valuation allowance for deferred tax assets.................    (44,360)  (30,365)
                                                              ---------   --------
Net deferred tax assets.....................................  $      --   $     --
                                                              ---------   --------
                                                              ---------   --------

    At December 31, 2000, we had federal, California and Colorado tax net operating loss carryforwards of approximately $33.9 million, $1.8 million and $1.2 million. These federal, California and Colorado carryforwards will begin to expire in 2010, 2000 and 2019, respectively, unless previously utilized. We also have federal and California state research credit carryforwards of approximately $1.6 million and $862,000, respectively, which will begin expiring in 2010, unless previously utilized.

    Pursuant to Internal Revenue Code Sections 382 and 383, use of our net operating losses and tax credit carryforwards will be limited because of a cumulative change in ownership of more than 50% that occurred during 1999. Such tax net operating losses and credit carryforwards have been reduced, including the related deferred tax assets.

11. ACQUISITIONS

ACQUISITION OF EPUB

    On December 9, 1998, we acquired all of the common stock and all outstanding rights of the common stock of EPub in exchange for 5,582,676 shares of our common stock and the assumption by us of options and warrants to acquire up to approximately 417,324 additional shares of our

                               MESSAGEMEDIA, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

common stock at a weighted average exercise price of $0.04 per share. EPub's objective was to be the leading provider of email message delivery services to businesses and organizations on an 'outsourced' basis. EPub's service offerings were intended to make managing communications via email easy and accessible to companies with a need to get their message to a larger audience, whether the message is in the form of an advertisement, a newsletter, a picture, a software upgrade or just information. The purchase price was calculated to be $20,763,300 based on the fair market value of $3.38 per share of our common stock. The fair market value per share was determined based on the average market price for several days surrounding the date that both parties agreed on the terms of the acquisition. The value assigned to options assumed was determined using the intrinsic value of $3.34 per share resulting in a total value for options assumed of $1,393,862. The purchase price included merger costs of $500,000. The transaction was accounted for using the purchase method of accounting and as a result intangible assets of $18,200,259 in goodwill and $900,000 of developed technology was recorded related to this acquisition. The acquired goodwill and other developed technology were amortized ratably from the date of acquisition over a period of 24 months. The results of operations of the acquired company were included in our statement of operations from the date of acquisition forward.

ACQUISITION OF DBITS

    On December 11, 1998, we acquired all equity interests, including options, warrants or other purchase rights, if any, in DBits, in exchange for 1,305,320 shares of our common stock and warrants to purchase an additional 250,000 shares of our common stock at an exercise price of $6.00 per share and an additional 250,000 shares of our common stock at $8.00 per share. DBits developed an inbound e-mail management system that helps companies manage large volumes of incoming e-mail inquiries. The purchase price was calculated to be $5,577,635 based on the fair market value of $3.65 per share of our common stock. The fair market value per share was determined based on the average market price for several days surrounding the date that both parties agreed on the terms of the acquisition. The value assigned to warrants was determined using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 4.0%, volatility factor of 0.75, dividend yield of 0% and weighted average expected life of 1.5 - 2.0 years. The purchase price included merger costs of $300,000 and the value of warrants of $350,000. The transaction was accounted for using the purchase method of accounting and as a result intangible assets of $5,833,357 in goodwill was recorded related to this acquisition. The acquired goodwill was amortized ratably from the date of acquisition over a period of 24 months. The results of operations of the acquired company were included in our statement of operations from the date of acquisition forward.

ACQUISITION OF REVNET

    On August 9, 1999, we acquired all of the common stock and all outstanding rights to acquire shares of the common stock of Revnet Systems, Inc. in exchange for 3,262,120 of our shares common stock and the assumption of options to acquire up to approximately 681,675 additional shares of our common stock, at a weighted average exercise price of $1.36. Revnet primarily marketed and developed software and services for the management of Internet communications. Revnet's products and services were designed to manage email lists for firms involved in electronic commerce on the Internet, as well as for associations, universities and governments. The purchase price was calculated to be $41,834,901 based on the fair market value of $10.64 per share of our common stock. The fair market value per share was determined based on the average market price for the ten days surrounding the date that both parties agreed on the terms of the acquisition. The value assigned to options assumed was determined using the intrinsic value of $9.28 per share resulting in a total value for options assumed of $6,325,944. The purchase price also included acquisition costs of $800,000. The transaction was accounted for using the purchase

                               MESSAGEMEDIA, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

method of accounting and as a result intangible assets of $39,404,967 in goodwill was recorded related to this acquisition. The acquired goodwill was amortized ratably from the date of acquisition over a period of 24 months. The results of operations of the acquired company were included in our statement of operations from the date of acquisition forward.

ACQUISITION OF DECISIVE

    On August 16, 1999, we acquired all of the common stock and all outstanding rights to acquire shares of the common stock of Decisive Technology Corporation in exchange for 2,054,498 shares of our common stock and our assumption of options to acquire up to approximately 466,818 additional shares of our common stock, at a weighted average exercise price of $2.69. Decisive was a leading online provider of customer intelligence solutions for Internet and ecommerce businesses. The transaction was accounted for using the purchase method of accounting and goodwill was recorded. The purchase price was calculated to be $39,635,955 based on the fair market value of $16.03 per share of our common stock. The fair market value per share was determined based on the average market price for the ten days surrounding the date that both parties agreed on the terms of the acquisition. The value assigned to options assumed was determined using the intrinsic value of $13.34 per share resulting in a total value for options assumed of $6,227,354. The purchase price also included acquisition costs of $475,000. The transaction was accounted for using the purchase method of accounting. The transaction was accounted for using the purchase method of accounting and as a result intangible assets of $39,428,361 in goodwill was recorded related to this acquisition. The acquired goodwill was amortized ratably from the date of acquisition over a period of 24 months. The results of operations of the acquired company were included in our statement of operations from the date of acquisition forward.

    On the date of the acquisition, we implemented a plan to relocate the Decisive facility to Colorado. We established a reserve for approximately $328,000 which included costs associated with employee relocation or termination costs and other miscellaneous facility closure costs. As of December 31, 2000, all termination and relocation costs have been incurred and offset against this reserve.

    The accompanying statements of operations reflect the operating results of Revnet, Decisive, EPub and Dbits since the date of their respective acquisitions. The pro forma unaudited results of operations for the years ended December 31, 1998 and 1999, assuming the purchase of the acquired companies had occurred on January 1 of the respective years, are as follows:

                                                                1998       1999
                                                                ----       ----
                                                                (UNAUDITED, IN
                                                                  THOUSANDS)
Net revenues................................................  $  6,844   $ 13,635
                                                              --------   --------
Net loss attributed to common stockholders..................  $(73,100)  $(73,831)
                                                              --------   --------
Net loss per share attributable to common stockholders,
  basic and diluted.........................................  $  (2.14)  $  (1.49)
                                                              --------   --------

12. UNAUDITED QUARTERLY RESULTS (IN THOUSANDS, EXCEPT SHARE DATA)

    The following tables contain selected unaudited 2000 and 1999 consolidated results of operations on a quarterly basis. The restated amounts were calculated assuming the accounting change was made retroactively to prior periods in the year 2000. (See note 1.)

                               MESSAGEMEDIA, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                                            FOURTH                                  SECOND QUARTER
                                           QUARTER        THIRD QUARTER ENDED            ENDED            FIRST QUARTER ENDED
                                            ENDED         SEPTEMBER 30, 2000         JUNE 30, 2000          MARCH 31, 2000
                                         DECEMBER 11,    ---------------------   ---------------------   ---------------------
                                             2000        REPORTED    RESTATED    REPORTED    RESTATED    REPORTED    RESTATED
                                             ----        --------    --------    --------    --------    --------    --------
Net revenues............................  $   8,014     $  10,231   $  10,278   $   8,476   $   8,403   $   7,043   $   6,953
Net loss before cumulative effect of
 change in accounting principle.........      --           --          --          --          --          --         (18,735)
Cumulative effect of change in
 accounting principle...................      --           --          --          --          --          --            (192)
                                          ---------     ---------   ---------   ---------   ---------   ---------   ---------
Net loss................................  $ (30,373)    $ (19,243)  $ (19,196)  $ (19,585)  $ (19,658)  $ (18,645)  $ (18,927)
                                          ---------     ---------   ---------   ---------   ---------   ---------   ---------
                                          ---------     ---------   ---------   ---------   ---------   ---------   ---------
Amounts per common share:
   Net loss before cumulative effect
    of change in accounting principle...      --           --          --          --          --          --       $    (.34)
   Cumulative effect of change in
    accounting principle................      --           --          --          --          --          --          --
                                          ---------     ---------   ---------   ---------   ---------   ---------   ---------
Net loss................................  $    (.54)    $    (.34)  $    (.34)  $    (.35)  $    (.35)  $    (.34)  $    (.34)
                                          ---------     ---------   ---------   ---------   ---------   ---------   ---------
                                          ---------     ---------   ---------   ---------   ---------   ---------   ---------

                                                     FOURTH                         SECOND       FIRST
                                                     QUARTER      THIRD QUARTER     QUARTER     QUARTER
                                                      ENDED           ENDED          ENDED       ENDED
                                                  DECEMBER 31,    SEPTEMBER 30,    JUNE 30,    MARCH 31,
                                                      1999             1999          1999         1999
                                                      ----             ----          ----         ----
Net revenue.....................................    $   4,912       $   3,053      $  1,302     $    754
Net loss........................................    $ (19,364)      $ (13,749)     $ (6,152)    $ (7,004)
                                                    ---------       ---------      --------     --------
                                                    ---------       ---------      --------     --------
Net loss per share, basic and diluted...........    $    (.36)      $    (.29)     $   (.14)    $   (.17)
                                                    ---------       ---------      --------     --------
                                                    ---------       ---------      --------     --------

13. 401(k) PROFIT SHARING PLAN

    We maintain a 401(k) profit sharing plan which allows substantially all employees to contribute up to 15% of their salary, subject to annual limitations and requirements that we set. The Board of Directors may, at its sole discretion, approve company contributions. To date, there have been no company contributions under the plan.

14. SUBSEQUENT EVENTS

    On February 23, 2001, we received additional funding from SOFTBANK Venture Capital, Pequot Capital Management and Rebar LLC through a private placement of 11,267,606 shares of our common stock for net proceeds to us of $7.7 million, after issuance costs.

                                                                      APPENDIX A
                                                                  EXECUTION COPY

================================================================================

                              AMENDED AND RESTATED
                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION



                                    BETWEEN



                                DOUBLECLICK INC.



                                      AND



                               MESSAGEMEDIA, INC.




                          DATED AS OF OCTOBER 10, 2001

================================================================================

                               TABLE OF CONTENTS

                                                                                 PAGE
                                                                                 ----
ARTICLE I DEFINITIONS..........................................................   A-1
    SECTION 1.01   Certain Defined Terms.......................................   A-1

ARTICLE II THE MERGER..........................................................   A-5
    SECTION 2.01   The Merger..................................................   A-5
    SECTION 2.02   Closing.....................................................   A-5
    SECTION 2.03   Effective Time..............................................   A-5
    SECTION 2.04   Effect of the Merger........................................   A-5
    SECTION 2.05   Certificate of Incorporation; Bylaws; Directors and Officers
                     of Surviving Corporation..................................   A-5

ARTICLE III CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES.................   A-6
    SECTION 3.01   Conversion of Shares........................................   A-6
    SECTION 3.02   Exchange of Shares Other than Treasury Shares...............   A-6
    SECTION 3.03   Stock Transfer Books........................................   A-7
    SECTION 3.04   No Fractional Share Certificates............................   A-8
    SECTION 3.05   Options and Warrants to Purchase Company Common Stock.......   A-8
    SECTION 3.06   Unvested Stock..............................................   A-8
    SECTION 3.07   Company Stock Purchase Plan.................................   A-9
    SECTION 3.08   Certain Adjustments.........................................   A-9
    SECTION 3.09   Lost, Stolen or Destroyed Certificates......................   A-9
    SECTION 3.10   Taking of Necessary Action; Further Action..................   A-9

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF COMPANY...........................   A-9
    SECTION 4.01   Organization and Qualification; Subsidiaries................   A-9
    SECTION 4.02   Certificate of Incorporation and Bylaws.....................  A-10
    SECTION 4.03   Capitalization..............................................  A-10
    SECTION 4.04   Authority Relative to This Restated Agreement...............  A-11
    SECTION 4.05   No Conflict; Required Filings and Consents..................  A-11
    SECTION 4.06   Permits; Compliance with Laws...............................  A-12
    SECTION 4.07   SEC Filings; Financial Statements...........................  A-12
    SECTION 4.08   Absence of Certain Changes or Events........................  A-13
    SECTION 4.09   Customers and Suppliers.....................................  A-14
    SECTION 4.10   Certain Tax Matters.........................................  A-14
    SECTION 4.11   Affiliates..................................................  A-14
    SECTION 4.12   Opinion of Financial Advisor................................  A-14
    SECTION 4.13   Brokers.....................................................  A-14
    SECTION 4.14   Business Activity Restriction...............................  A-14
    SECTION 4.15   Section 203 of the DGCL Not Applicable......................  A-14

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT.............................  A-15
    SECTION 5.01   Organization and Qualification..............................  A-15
    SECTION 5.02   Certificate of Incorporation and Bylaws.....................  A-15
    SECTION 5.03   Capitalization..............................................  A-15
    SECTION 5.04   Authority Relative to This Restated Agreement...............  A-16
    SECTION 5.05   No Conflict; Required Filings and Consents..................  A-16
    SECTION 5.06   SEC Filings; Financial Statements...........................  A-16
    SECTION 5.07   Certain Tax Matters.........................................  A-17
    SECTION 5.08   Brokers.....................................................  A-17
    SECTION 5.09   No Parent Material Adverse Effect...........................  A-17

ARTICLE VI COVENANTS...........................................................  A-17
    SECTION 6.01   Conduct of Business Pending the Closing.....................  A-17
    SECTION 6.02   Notices of Certain Events...................................  A-19
    SECTION 6.03   Access to Information; Confidentiality......................  A-19

                                                                                 PAGE
                                                                                 ----
    SECTION 6.04   No Solicitation of Transactions.............................  A-20
    SECTION 6.05   Tax-Free Transaction........................................  A-21
    SECTION 6.06   Control of Operations.......................................  A-21
    SECTION 6.07   Further Action; Consents; Filings...........................  A-21
    SECTION 6.08   Additional Reports..........................................  A-21
    SECTION 6.09   Tax Matters.................................................  A-22
    SECTION 6.10   Employee Benefits...........................................  A-22

ARTICLE VII ADDITIONAL AGREEMENTS..............................................  A-22
    SECTION 7.01   Registration Statement; Proxy Statement.....................  A-22
    SECTION 7.02   Company Stockholders' Meetings..............................  A-24
    SECTION 7.03   Indemnification; Directors' and Officers' Insurance.........  A-24
    SECTION 7.04   No Shelf Registration.......................................  A-25
    SECTION 7.05   Public Announcements........................................  A-25
    SECTION 7.06   NNM Listing.................................................  A-25
    SECTION 7.07   Company Stock Options/Registration Statements on Form S-8...  A-25
    SECTION 7.08   Employee Benefit Matters....................................  A-25
    SECTION 7.09   Affiliates..................................................  A-26
    SECTION 7.10   Taking of Additional Actions................................  A-26

ARTICLE VIII CONDITIONS TO THE MERGER..........................................  A-26
    SECTION 8.01   Conditions to the Obligations of Each Party to Consummate
                     the Merger................................................  A-26
    SECTION 8.02   Conditions to the Obligations of Company....................  A-27
    SECTION 8.03   Conditions to the Obligations of Parent.....................  A-27

ARTICLE IX TERMINATION, AMENDMENT, WAIVER AND RELEASE..........................  A-27
    SECTION 9.01   Termination.................................................  A-27
    SECTION 9.02   Effect of Termination.......................................  A-29
    SECTION 9.03   Amendment...................................................  A-29
    SECTION 9.04   Waiver......................................................  A-29
    SECTION 9.05   Termination Fee; Expenses...................................  A-29
    SECTION 9.06   Release.....................................................  A-30

ARTICLE X GENERAL PROVISIONS...................................................  A-30
    SECTION 10.01  Non-Survival of Representations and Warranties..............  A-30
    SECTION 10.02  Notices.....................................................  A-30
    SECTION 10.03  Severability................................................  A-31
    SECTION 10.04  Assignment; Binding Effect; Benefit.........................  A-31
    SECTION 10.05  Incorporation of Exhibits...................................  A-31
    SECTION 10.06  Governing Law...............................................  A-31
    SECTION 10.07  Waiver of Jury Trial........................................  A-31
    SECTION 10.08  Headings; Interpretation....................................  A-31
    SECTION 10.09  Counterparts................................................  A-32
    SECTION 10.10  Entire Agreement............................................  A-32

                                       ANNEXES
    ANNEX A        Stockholder Agreement

                       AMENDED AND RESTATED AGREEMENT AND
                       PLAN OF MERGER AND REORGANIZATION

    AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of October 10, 2001 (as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, this 'RESTATED AGREEMENT'), between DOUBLECLICK INC., a Delaware corporation ('PARENT'), and MESSAGEMEDIA, INC., a Delaware corporation ('COMPANY').

                                  WITNESSETH:

    WHEREAS, Parent, Company and Atlas Acquisition Corp. ('Merger Sub) were parties to that certain Agreement and Plan of Merger and Reorganization, dated as of June 1, 2001, as amended by the Amendment to Agreement and Plan of Merger and Reorganization, dated as of June 26, 2001 (the 'Amended Merger Agreement'), which contemplates a business combination of Parent and Company by means of a merger of such entities;

    WHEREAS, the boards of directors of Parent and Company have determined that it is advisable and in the best interests of their respective companies and stockholders to enter into a business combination by means of the merger of the Company with and into the Parent (the 'MERGER') and have approved and adopted this Restated Agreement;

    WHEREAS, concurrently with the execution of this Restated Agreement and as an inducement to Parent to enter into this Restated Agreement, certain stockholders of Company have entered into a stockholder agreement ('STOCKHOLDER AGREEMENT') in the form attached hereto as Annex A;

    WHEREAS, upon the terms and subject to the conditions of this Restated Agreement and in accordance with the General Corporation Law of the State of Delaware (the 'DGCL'), Parent will acquire all of the common stock of Company through the Merger of Company with and into the Parent;

    WHEREAS, for United States Federal income tax purposes, it is intended that the Merger shall qualify as a 'reorganization' under Section 368(a) of the Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the 'CODE'), and that this Restated Agreement shall be, and hereby is, adopted as a plan of reorganization for purposes of Section 368 of the Code; and

    WHEREAS, each of the parties to the Amended Merger Agreement desire to modify and amend and restate the Amended Merger Agreement in its entirety, as set forth in this Restated Agreement.

    NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

    SECTION 1.01 Certain Defined Terms. Unless the context otherwise requires, the following terms, when used in this Restated Agreement, shall have the respective meanings specified below (such meanings to be equally applicable to the singular and plural forms of the terms defined):

    'AFFILIATE' shall mean, with respect to any Person, any other Person that controls, is controlled by or is under common control with the first Person.

    'BLUE SKY LAWS' shall mean state securities or 'blue sky' Laws.

    'BUSINESS DAY' shall mean any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by Law or executive order to close in the City of New York.

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    'COMPANY COMMON STOCK' shall mean the shares of common stock, par value
$0.001 per share, of Company.

    'COMPANY COMPETING TRANSACTION' shall mean any of the following involving Company (other than the Merger):

        (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction (other than, for the purpose of Section 9.05(b)(ii)(B), such a transaction in which Company acquires another Person and the shares of Company Common Stock issued to the equityholders of such other Person constitute less than 50% of the capital stock of the successor company in such transaction);

        (ii) any sale, lease, exchange, transfer or other disposition of 20% or more of the assets of Company and the Company Subsidiaries (as defined in Section 4.01), taken as a whole, in a single transaction or series of related transactions;

        (iii) any tender offer or exchange offer for 20% or more of the outstanding voting securities of Company or the filing of a registration statement under the Securities Act in connection therewith;

        (iv) any Person having acquired 'beneficial ownership' or the right to acquire 'beneficial ownership' of, or any 'group' (as such terms are defined under Section 13(d) of the Exchange Act) having been formed that beneficially owns, or has the right to acquire beneficial ownership of, 20% or more of the outstanding voting securities of Company;

        (v) any solicitation in opposition to the approval of this Restated Agreement by the stockholders of Company; or

        (vi) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

    'COMPANY DISCLOSURE SCHEDULE' shall mean the disclosure schedule delivered by Company to Parent concurrently with the execution of this Restated Agreement and forming a part hereof.

    'COMPANY MATERIAL ADVERSE EFFECT' shall mean any change in or effect on the business of Company or the Company Subsidiaries that, individually or in the aggregate (taking into account all other such changes or effects), is, or is reasonably likely to be, materially adverse to the business, assets, liabilities, prospects, financial condition or results of operations of Company and the Company Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, in and of themselves, be considered a Company Material Adverse Effect: (a) any decrease in the market price or trading volume of the Company Common Stock after the date hereof or the de-listing thereof from the NNM listing or a litigation relating thereto; (b) the fact that Company does not meet the revenue predictions in Company's internal projections separately delivered to Parent previously; (c) any litigation or loss of current or prospective customers, employees, suppliers or distributors, or any reductions in sales or revenues, that arose from the announcement or pendency of the Merger; (d) any changes in general economic conditions or changes affecting the industry generally in which Company operates (provided that such changes do not affect Company in a materially disproportionate manner); (e) any adverse change arising from or relating to any change in accounting requirements or principles or any change in applicable Laws, rules or regulations or the interpretation thereof and (f) any loss of customers to Parent or DoubleClick Email Canada Inc. (formerly known as FloNetwork Inc.).

    'COMPANY STOCK PLANS' shall mean Company's 1995 Stock Plan and 1999 Non-Officer Stock Option Plan and Decisive Technology Corporation's 1996 Stock Option Plan.

    'COMPANY STOCK PURCHASE PLAN' shall mean Company's Employee Stock Purchase Plan.

    'COMPANY SUPERIOR PROPOSAL' shall mean another bona fide written proposal regarding a Company Competing Transaction that (x) if any cash consideration is involved, shall not be subject to any financing contingency, and with respect to which Company's board of directors shall have determined in the proper exercise of its fiduciary duties to Company's stockholders that the acquiring party is capable of consummating such Company Competing Transaction on the terms proposed, and (y) Company's board of directors shall have determined (based upon advice of

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Company's independent financial advisors of nationally recognized reputation, which Parent hereby acknowledges that Stephens, Inc. shall qualify) in the proper exercise of its fiduciary duties to Company's stockholders that such Company Competing Transaction provides greater value to the stockholders of Company than the Merger (and Company's independent financial advisors of nationally recognized reputation opine in writing that such Company Competing Transaction is superior from a financial point of view).

    'CONFIDENTIALITY AGREEMENT' shall mean the confidentiality agreement, dated as of February 22, 2001, between Parent and Company.

    '$' shall mean United States Dollars.

    'ENCUMBRANCES' shall mean all claims, security interests, liens, pledges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, hypothecations, prior assignments, title retention agreements, indentures, security agreements or any other similar encumbrance or right.

    'ENVIRONMENTAL LAW' shall mean any Law and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Material.

    'EXCHANGE ACT' shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

    'EXPENSES' shall mean, with respect to any party hereto, all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by such party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of its obligations pursuant to this Restated Agreement and the consummation of the Merger, the preparation, printing, filing and mailing of the Registration Statement (as defined in Section 7.01) and the Proxy Statement (as defined in Section 7.01), the solicitation of stockholder approvals, the filing of HSR Act notification and report form, if any, and all other matters related to the transactions contemplated hereby and the closing of the Merger.

    'FULLY DILUTED SHARES' shall mean all of the fully diluted shares outstanding of Common Stock at the Effective Time, calculated in accordance with the treasury method under U.S. GAAP.

    'GOVERNMENTAL ENTITY' shall mean any United States Federal, state or local or any foreign governmental, regulatory or administrative authority, agency or commission or any court, tribunal or arbitral body.

    'GOVERNMENTAL ORDER' shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

    'HAZARDOUS MATERIAL' shall mean (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, friable asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

    'HSR ACT' shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, together with the rules and regulations promulgated thereunder.

    'IRS' shall mean the United States Internal Revenue Service.

    'KNOWLEDGE OF COMPANY' shall mean that any officer or director of Company or any Company Subsidiary is actually aware of a fact or other matter or should have been aware of a fact or other matter based upon reasonable inquiry and investigation.

    'KNOWLEDGE OF PARENT' shall mean that any officer or director of Parent is actually aware of a fact or other matter or should have been aware of a fact or other matter based upon reasonable inquiry and investigation.

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    'LAW' shall mean any Federal, state, foreign or local statute, law, ordinance, regulation, rule, code, order, judgment, decree, other requirement or rule of law of the United States or any other jurisdiction, and any other similar act or law.

    'NNM' shall mean The Nasdaq National Market.

    'PARENT COMMON STOCK' shall mean the shares of common stock, par value $0.001 per share, of Parent.

    'PARENT CONVERTIBLE NOTES' shall mean the $250,000,000 4.75% Convertible Notes of Parent due 2006.

    'PARENT DISCLOSURE SCHEDULE' shall mean the disclosure schedule delivered by Parent to Company concurrently with the execution of this Restated Agreement and forming a part hereof.

    'PARENT MATERIAL ADVERSE EFFECT' shall mean any change in or effect on the business of Parent and the Parent Subsidiaries (as defined in Section 5.03) that, individually or in the aggregate (taking into account all other such changes or effects), is, or is reasonably likely to be, materially adverse to the business, assets, liabilities, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, in and of themselves, be considered a Parent Material Adverse Effect: (a) any decrease in the market price or trading volume of the Parent Common Stock after the date hereof or a litigation relating thereto; (b) any changes in general economic conditions or changes affecting the industry generally in which Parent operates (provided that such changes do not affect Parent in a materially disproportionate manner); or (c) any adverse change arising from or relating to any change in accounting requirements or principles or any change in applicable Laws, rules or regulations or the interpretation thereof.

    'PARENT STOCK PLANS' shall mean Parent's 1996 Stock Plan, 1997 Stock Incentive Plan, 1999 Non-Officer Stock Option/Stock Issuance Plan, Employee Stock Purchase Plan and all plans assumed by Parent in connection with its acquisitions.

    'PERMITTED ENCUMBRANCES' shall mean (i) liens for Taxes, assessments and other governmental charges not yet due and payable, (ii) immaterial unfiled mechanics', workmen's, repairmen's, warehousemen's, carriers' or other like liens arising or incurred in the ordinary course of business which are not yet due and payable, (iii) equipment leases with third parties entered into in the ordinary course of business, (iv) liens held by Wells Fargo Equipment Finance, Inc. on all of Company's assets and (v) Encumbrances described on Section 4.18 of the Company Disclosure Schedule.

    'PERSON' shall mean an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, syndicate, individual (including, without limitation, a 'person' as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or government or political subdivision, agency or instrumentality of a government.

    'PROXY STATEMENT' shall mean the proxy statement with respect to the Merger relating to the Company Stockholders' Meeting, together with any amendments thereto.

    'REGISTRATION STATEMENT' shall mean the registration statement on Form S-4 of Parent, together with all amendments thereto.

    'SEC' shall mean the United States Securities and Exchange Commission.

    'SECURITIES ACT' shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

    'SUBSIDIARY' shall mean, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary of such Person) owns, directly or indirectly, a majority of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, other than, with respect to Company and the Company Subsidiaries, Message Media Europe, B.V., a company existing under the laws of the Netherlands, and any of its Subsidiaries.

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    'TAX' shall mean (i) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or other taxing authority ('TAXING AUTHORITY'), including, without limitation, income, franchise, windfall or other profits, gross or net receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth taxes; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges; (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, combined, consolidated or unitary group for any taxable period; and (iii) any liability for the payment of amounts of the type described in (i) or (ii) as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person.

    'TAX RETURN' shall mean any return, statement or form (including, without limitation, any estimated tax report or return, withholding tax reports or return and information report or return) required to be filed with respect to any Taxes.

    'U.S. GAAP' shall mean United States generally accepted accounting principles.

                                   ARTICLE II
                                   THE MERGER

    SECTION 2.01 The Merger. Upon the terms and subject to the conditions set forth in this Restated Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 2.03), Company shall be merged with and into Parent. As a result of the Merger, the separate corporate existence of Company shall cease and Parent shall continue as the surviving corporation of the Merger (the 'SURVIVING CORPORATION').

    SECTION 2.02 Closing. Unless this Restated Agreement shall have been terminated and the Merger herein contemplated shall have been abandoned pursuant to Section 9.01 and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the consummation of the Merger shall take place as promptly as practicable (and in any event within three (3) Business Days) after satisfaction or waiver of the conditions set forth in Article VIII, at a closing (the 'CLOSING') to be held at the offices of Brobeck, Phleger & Harrison LLP, 1633 Broadway, 47th Floor, New York, New York 10019, unless another date, time or place is agreed to by Parent and Company.

    SECTION 2.03 Effective Time. At and after the time of the Closing, the parties shall cause the Merger to be consummated by filing a certificate of merger (the 'CERTIFICATE OF MERGER') with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing, or such later date and time as may be set forth therein, being the 'EFFECTIVE TIME').

    SECTION 2.04 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Company shall vest in Parent as the Surviving Corporation, and all debts, liabilities and duties of Company shall become the debts, liabilities and duties of Parent as the Surviving Corporation.

    SECTION 2.05 Certificate of Incorporation; Bylaws; Directors and Officers of Surviving Corporation. Unless otherwise agreed by Parent and Company before the Effective Time, at the Effective Time:

        (a) subject to the requirements of Section 7.03(a), the Certificate of Incorporation and the Bylaws of Parent in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and the Bylaws of the Surviving Corporation, until thereafter amended as provided by Law and such Certificate of Incorporation or Bylaws;

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        (b) the officers of Parent immediately prior to the Effective Time shall serve in their respective offices of the Surviving Corporation from and after the Effective Time, in each case until their successors are elected or appointed and qualified or until their resignation or removal; and

        (c) the directors of Parent immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation from and after the Effective Time, in each case until their successors are elected or appointed and qualified or until their resignation or removal.

                                  ARTICLE III
               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

    SECTION 3.01 Conversion of Shares. At the Effective Time, by virtue of the Merger, and without any action on the part of Parent, Company or the holders of any of the following securities:

        (a) Each share of Company Common Stock issued and outstanding immediately before the Effective Time (excluding those shares to be cancelled in accordance with Section 3.01(b)) and all rights in respect thereof shall forthwith cease to exist and be converted into a fraction of a share (the 'EXCHANGE RATIO') of Parent Common Stock (i) the numerator of which is 1,000,000 and (ii) the denominator of which shall be the number of Fully Diluted Shares.

        (b) Each share of Company Common Stock held in the treasury of Company or owned by Parent or any wholly owned Subsidiary of Company or Parent immediately prior to the Effective Time shall be canceled and retired and no shares of stock or other securities of Parent or any other corporation shall be issuable, and no payment of other consideration shall be made, with respect thereto.

    SECTION 3.02 Exchange of Shares Other than Treasury Shares

    (a) Exchange Agent. As of the Effective Time, Parent shall enter into an agreement with American Stock Transfer & Trust Company, Inc. or such other bank or trust company as may be designated by Parent to act as exchange agent for the Merger (the 'EXCHANGE AGENT').

    (b) Parent to Provide Common Stock and Cash. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for the benefit of the holders of Company Common Stock: (i) certificates of Parent Common Stock ('PARENT CERTIFICATES') representing the number of whole shares of Parent Common Stock issuable pursuant to Section 3.01(a) in exchange for shares of Company Common Stock outstanding immediately prior to the Effective Time and
(ii) sufficient funds to permit payment in lieu of fractional shares pursuant to
Section 3.04.

    (c) Exchange Procedures. The Exchange Agent shall mail to each holder of record of certificates representing shares of Company Common Stock ('COMPANY CERTIFICATES'), whose shares were converted into the right to receive Parent Common Stock (and cash in lieu of fractional shares pursuant to Section 3.04) promptly after the Effective Time (and in any event not later than the later to occur of seven (7) Business Days after (i) the Effective Time and (ii) receipt by Parent of a complete list from Company of the names and addresses of its holders of record): (i) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon receipt of the Company Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify); and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for Parent Certificates (and cash in lieu of fractional shares). Upon surrender of a Company Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Company Certificate shall be entitled to receive, in exchange therefor, a Parent Certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to this Article III, dividends or distributions declared or made on such Parent Common Stock after the Effective Time and payable between the Effective

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Time and the time of such surrender and/or payment of cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 3.04, and the Company Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Company Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, to represent for all purposes only the right to receive the number of full shares of Parent Common Stock into which such shares of Company Common Stock are so convertible, any dividends or distributions declared or made on such Parent Common Stock after the Effective Time and payable between the Effective Time and the time of such surrender and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with
Section 3.04. Notwithstanding any other provision of this Restated Agreement, no interest will be paid or will accrue on any cash payable to holders of Company Certificates pursuant to the provisions of this Article III.

    (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Company Certificate shall surrender such Company Certificate. Subject to the effect of applicable escheat or similar Laws, following surrender of any such Company Certificate, there shall be paid to the record holder of the Parent Certificates issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 3.02(d)) with respect to such shares of Parent Common Stock.

    (e) Transfer of Ownership. If any Parent Certificate is to be issued in a name, or cash in lieu of fractional shares paid to a Person, other than that in which the Company Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance and/or payment thereof that the Company Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the issuance of a Parent Certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Company Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

    (f) Termination of Exchange Agent Funding. Any portion of funds (including any interest earned thereon) or Parent Certificates held by the Exchange Agent which have not been delivered to holders of Company Certificates pursuant to this Article III within six months after the Effective Time shall promptly be paid or delivered, as appropriate, to Parent, and thereafter holders of Company Certificates who have not theretofore complied with the exchange procedures set forth in and contemplated by this Section 3.02 shall thereafter look only to Parent (subject to abandoned property, escheat and similar Laws) only as general creditors thereof for their claim for shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions (with a record date after the Effective Time) with respect to Parent Common Stock to which they are entitled.

    (g) No Liability. Notwithstanding anything to the contrary in this
Section 3.02, none of the Exchange Agent, the Surviving Corporation nor any party hereto shall be liable to any Person in respect of any shares of Parent Common Stock or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

    SECTION 3.03 Stock Transfer Books. As of the Effective Time, the stock transfer books of Company shall be closed, and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of any such stock transfer books. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the stock transfer records of Company at the Effective Time, a certificate or certificates representing the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been converted shall be issued to the transferee together with a cash payment in lieu of fractional shares, if any, in accordance with Section 3.04 hereof, and a cash payment in the

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amount of dividends, if any, in accordance with Section 3.02(d) hereof, if the certificate or certificates representing such shares of Company Common Stock, as the case may be, is or are surrendered in accordance with the provisions of
Section 3.02(c) hereof, accompanied by all documents required to evidence and effect such transfer and by evidence of payment of any applicable stock transfer Tax.

    SECTION 3.04 No Fractional Share Certificates. No scrip or fractional share Parent Certificate shall be issued upon the surrender for exchange of Company Certificates, and an outstanding fractional share interest shall not entitle the owner thereof to vote, to receive dividends or to any rights of a stockholder of Parent or of Surviving Corporation with respect to such fractional share interest. As promptly as practicable following the Effective Time, Parent shall deposit with the Exchange Agent an amount in cash sufficient for the Exchange Agent to pay each holder of Company Common Stock an amount in cash, rounded to the nearest whole cent, equal to the product obtained by multiplying (i) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) by (ii) the closing price for a share of Parent Common Stock on the NNM on the Business Day immediately prior to the Effective Time. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts, net of any required withholding Taxes, to such holders of Company Common Stock subject to and in accordance with the terms of Section 3.02 hereof.

    SECTION 3.05 Options and Warrants to Purchase Company Common Stock. At the Effective Time, the Company Stock Plans and each option granted by Company to purchase shares of Company Common Stock pursuant to the Company Stock Plans or otherwise listed on Schedule 4.03 of the Company Disclosure Schedule ('Company Stock Options') which is outstanding and unexercised immediately prior to the Effective Time, and each warrant to purchase shares of Company Common Stock ('Company Warrants') listed on Schedule 4.03 of the Company Disclosure Schedule which is outstanding and unexercised immediately prior to the Effective Time, shall be assumed by Parent and converted into an option or warrant, as the case may be, to purchase shares of Parent Common Stock in such number and at such exercise price as provided below and otherwise having the same terms and conditions as in effect immediately prior to the Effective Time (except (a) to the extent that such terms, conditions and restrictions may be altered in accordance with their terms, or the terms of the agreements between Company and the holder of a Company Stock Option set forth on Section 3.05 of the Company Disclosure Schedule, as a result of the Merger contemplated hereby and (b) that all references in each such Company Stock Option or Company Warrant to Company shall be deemed to refer to Parent):

        (a) the number of shares of Parent Common Stock to be subject to the new option or warrant, as the case may be, shall be equal to the product of
    (x) the number of shares of Company Common Stock subject to the original Company Stock Option or Company Warrant immediately prior to the Effective Time and (y) the Exchange Ratio;

        (b) the exercise price per share of Parent Common Stock under the new option or warrant, as the case may be, shall be equal to (x) the exercise price per share of Company Common Stock in effect under the original Company Stock Option or Company Warrant immediately prior to the Effective Time divided by (y) the Exchange Ratio; and

        (c) in effecting such assumption and conversion, the aggregate number of shares of Parent Common Stock to be subject to each assumed Company Stock Option or Company Warrant will be rounded down, if necessary, to the next whole share and the aggregate exercise price shall be rounded up, if necessary, to the next whole cent.

    The adjustments provided herein with respect to any options that are 'incentive stock options' (as defined in Section 422 of the Code) shall be effected in a manner consistent with the requirements of Section 424(a) of the Code.

    SECTION 3.06 Unvested Stock. At the Effective Time, any unvested shares of Company Common Stock awarded to, or otherwise held by, employees, directors and consultants pursuant to

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a Company Stock Plan outstanding immediately prior to the Effective Time shall be converted into unvested shares of Parent Common Stock in accordance with the Exchange Ratio and shall remain subject to the same terms, restrictions and vesting schedule as in effect immediately prior to the Effective Time. All outstanding rights which Company may hold immediately prior to the Effective Time to repurchase unvested shares of Company Common Stock shall be assigned to the Parent in the Merger and shall thereafter be exercisable by Parent upon the same terms and subject to the same conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to such rights and the purchase price payable per share shall be adjusted to reflect the Exchange Ratio (with the number of shares rounded down to the nearest whole share and the purchase price rounded up to the nearest whole cent).

    SECTION 3.07 Company Stock Purchase Plan. Immediately prior to the Effective Time, each outstanding purchase right pursuant to the Company Stock Purchase Plan shall be exercised for the purchase of Company Common Stock at the price per share set forth in the Company Stock Purchase Plan, and the Company Common Stock so purchased shall be considered issued and outstanding immediately prior to the Effective Time and shall be converted pursuant to Section 3.02 hereof. The Company Stock Purchase Plan shall terminate effective with such exercise of purchase rights described herein and no further purchase rights shall be granted thereafter.

    SECTION 3.08 Certain Adjustments. If between the date of this Restated Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, then the Exchange Ratio shall be adjusted accordingly to provide to Parent and Company the same economic effect as contemplated by this Restated Agreement prior to such reclassification, recapitalization, split-up, combination, exchange, dividend or increase.

    SECTION 3.09 Lost, Stolen or Destroyed Certificates. In the event any Company Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock (and cash in lieu of fractional shares) as may be required pursuant to Section 3.01; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificates to indemnify Parent against any claim that may be made against Parent or the Exchange Agent with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

    SECTION 3.10 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Restated Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company, the officers and directors of Company are hereby fully authorized in the name of their corporation or otherwise to take, and will use all good faith efforts to take, all such lawful and necessary action, so long as such action is not inconsistent with this Restated Agreement.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF COMPANY

    Company hereby represents and warrants to Parent, subject to the exceptions specifically disclosed in writing in the Company Disclosure Schedule, all such exceptions to be referenced to a specific representation set forth in this
Article IV and any other representation or warranty of Company to the extent that it is apparent from such disclosure that such disclosure is applicable to such other representation or warranty, that:

    SECTION 4.01 Organization and Qualification; Subsidiaries.

    (a) Company has been duly organized and is validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease

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and operate its properties and to carry on its business as it is now being conducted. Each Subsidiary of Company (a 'COMPANY SUBSIDIARY') has been duly organized and is validly existing and in 'good standing' (with respect to jurisdictions that recognize the concept of good standing or similar concepts) under the Laws of the jurisdiction in which it is incorporated or chartered and has the requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Company and the Company Subsidiaries is duly qualified or licensed to do business, and is in 'good standing' (with respect to jurisdictions that recognize the concept of good standing or similar concepts), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

    (b) Company does not own, directly or indirectly, any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership or joint venture arrangement, other business entity or other Person. Schedule 4.01(b) of the Company Disclosure Schedule sets forth the percentage of the equity or similar interest in each such corporation, partnership or joint venture arrangement, other business entity or other Person owned by Company and the Company Subsidiaries and, if applicable, other Persons. All outstanding shares of capital stock of each such corporation, partnership or joint venture arrangement, other business entity or other Person are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each Company Subsidiary are owned by Company free and clear of all Encumbrances. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments, arrangements, or agreements of any character relating to the issued or unissued capital stock or other securities of any such Company Subsidiary, or otherwise obligating Company or any such Company Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

    SECTION 4.02 Certificate of Incorporation and Bylaws. The copies of the certificate of incorporation and bylaws of Company, the certificate of incorporation, bylaws or equivalent organizational documents of each Company Subsidiary and the organizational documents (including the operating agreements) of each joint venture entity owned by Company previously presented to Parent by Company are true, complete and correct copies thereof. Such certificates of incorporation, bylaws and equivalent organizational documents are in full force and effect. Neither Company nor any Company Subsidiary is in violation of any of the provisions of its respective certificate of incorporation, bylaws or equivalent organizational documents.

    SECTION 4.03 Capitalization. The authorized capital stock of Company consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares of the Company's Preferred Stock, par value $0.001 per share (the 'COMPANY PREFERRED STOCK'). As of the close of business on September 30, 2001,
(i) 68,723,039 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Company Common Stock were held in the treasury of Company, (iii) 19,285,103 shares of Company Common Stock were reserved for future issuance pursuant to Company Stock Options, Company Warrants and the Company Stock Purchase Plan and
(iv) no shares of Company Preferred Stock were issued and outstanding. A true and complete list as of the date hereof of each holder of an outstanding Company Stock Option or Company Warrant, the grant or issuance date of each Company Stock Option or Company Warrant, the plan under which such Company Stock Option was granted, if any, the number of shares of Company Common Stock for which each Company Stock Option or Company Warrant is exercisable, the exercise price of each Company Stock Option or Company Warrant, the vesting schedule of each Company Stock Option (including the extent vested to the date of this Restated Agreement and whether and to what extent the exercisability of such Company Stock Option will be accelerated and become exercisable as a result of or relating to the transactions contemplated by this Restated Agreement), the status of each Company Stock Option as either an 'incentive stock option' (as defined in Section 422 of the Code) or a nonstatutory stock option; a true and complete list as of the date hereof of each holder of an outstanding purchase right under the Company Stock Purchase Plan, including the payroll deduction amount elected by such holder and the price per share of Company Common Stock at the start of the

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current purchase period; and a true and complete list of the name of each holder of any shares of Company Common Stock that are unvested as of the date hereof, including the grant or issuance date of such stock, the per share purchase price, if any, payable upon forfeiture or repurchase by Company of such stock, the vesting schedule applicable to such Company Common Stock (including the extent vested to the date of this Restated Agreement and whether and to what extent the vesting of such Company Common Stock will be accelerated as a result of or relating to the transactions contemplated by this Restated Agreement), and the status of each share of Company Common Stock as acquired pursuant to the exercise of an 'incentive stock option' (as defined in Section 422 of the Code) or not, are set forth on Schedule 4.03 of the Company Disclosure Schedule.
Except for shares of Company Common Stock issuable pursuant to the Company Stock Plans, the Company Warrants, the Company Stock Purchase Plan and as otherwise set forth on Schedule 4.03 of the Company Disclosure Schedule, there are not issued, reserved for issuance or outstanding, (A) any shares of capital stock or other voting securities of Company or any Company Subsidiary or (B) any options, warrants, convertible or exchangeable securities or other rights, agreements, arrangements or commitments of any character to which Company or any Company Subsidiary is a party or by which Company or any Company Subsidiary is bound relating to the issued or unissued capital stock of Company or any Company Subsidiary or obligating Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Company or any Company Subsidiary. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock. There are no outstanding contractual obligations of Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or other Person. Company has provided to Parent complete copies of the Company
Stock Plans and all documents pursuant to which Company has granted Company
Stock Options that are currently outstanding and the form of all stock option agreements evidencing such Company Stock Options. Company has provided to Parent complete copies of all documents pursuant to which Company has granted Company Warrants that are currently outstanding and the form of all warrant agreements evidencing such Company Warrants.

    SECTION 4.04 Authority Relative to This Restated Agreement. Company has all necessary corporate power and authority to execute and deliver this Restated Agreement, the Note Purchase Agreement, dated as of the date hereof, between Parent and Company (the 'NOTE PURCHASE AGREEMENT'), and any notes issued pursuant thereto, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Restated Agreement, the Note Purchase Agreement and any notes issued pursuant thereto by Company and the consummation by Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Company are necessary to authorize this Restated Agreement, the Note Purchase Agreement or any notes issued pursuant thereto or to consummate the transactions contemplated hereby or thereby (other than, with respect to the Merger, the approval of this Restated Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote with respect thereto at the Company Stockholders' Meeting (as defined in Section 7.02), and the filing and recordation of the Certificate of Merger as required by the
DGCL). This Restated Agreement, the Note Purchase agreement and any notes issued pursuant thereto have been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the legal, valid and binding obligation of Company, enforceable against Company in accordance with their terms, except to the extent that enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar Laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies (whether in a proceeding at Law or in equity).

    SECTION 4.05 No Conflict; Required Filings and Consents.

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    (a) The execution and delivery of this Restated Agreement, the Note Purchase
Agreement and any notes pursuant thereto by Company do not, and the performance by Company of its obligations hereunder and thereunder and the consummation of the Merger will not, (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Company or any equivalent organizational documents of any Company Subsidiary; (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.05(b) have been obtained and all filings and notifications described in
Section 4.05(b) have been made, conflict with or violate any Law applicable to Company or any Company Subsidiary or by which any property or asset of Company or any Company Subsidiary is subject; or (iii) result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of Company or any Company Subsidiary pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

    (b) The execution and delivery of this Restated Agreement by Company do not, and the performance by Company of its obligations hereunder and the consummation of the Merger will not, require any consent, approval, authorization or permit of, or filing by Company with or notification by Company to, any Governmental Entity, except pursuant to applicable requirements of the Exchange Act, the Securities Act, the Blue Sky Laws, the rules and regulations of the NNM, the premerger notification requirements of the HSR Act, if any, and the filing and recordation of the Certificate of Merger as required by the DGCL.

    SECTION 4.06 Permits; Compliance with Laws. Each of Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, easements, variances, exceptions, consents, certificates, identification and registration numbers, approvals and orders of any Governmental Entity necessary for Company and the Company Subsidiaries to own, lease and operate their respective properties and assets, or to store, distribute and market their respective products or otherwise to carry on their respective businesses as they are now being conducted, except to the extent any failure to possess such franchise, grant, authorization, license, certificate, identification and registration numbers, approvals and orders shall not result in a Company Material Adverse Effect (collectively, the 'COMPANY PERMITS'), and, as of the date of this Restated Agreement, none of the Company Permits has been suspended or cancelled nor is any such suspension or cancellation pending or threatened in writing. Neither Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to Company or such Company Subsidiary or by which any property or asset of Company or such Company Subsidiary is bound or affected or (ii) any Company Permits. Schedule 4.06 of the Company Disclosure Schedule sets forth, as of the date of this Restated Agreement, all actions, proceedings, investigations or surveys pending or, to the Knowledge of Company, threatened in writing against Company or any Company Subsidiary that could reasonably be expected to result in the suspension or cancellation of any Company Permit. Since December 31, 1997,, neither Company nor any Company Subsidiary has received from any Governmental Entity any written notification with respect to possible conflicts, defaults or violations of Laws. The Merger will not result in the suspension or cancellation of any Company Permit.

    SECTION 4.07 SEC Filings; Financial Statements.

    (a) Company has timely filed all forms, reports, statements and documents required to be filed by it (A) with the SEC and the NNM since December 13, 1996 (collectively, together with the Registration Statement (as defined herein), except for the section titled 'Risk Factors', as such registration statement may be amended, and the Proxy Statement (as defined herein), except for the section titled 'Risk Factors', as such proxy statement may be amended, and any such forms, reports, statements and documents Company may file subsequent to the date hereof until the Closing, the 'COMPANY REPORTS') and (B) with any other Governmental Entities. Each Company Report (it being understood that the forms that will constitute Company Reports for the Company's Form 10Q for each of the three months ended March 31, 2001 and June 30, 2001 and

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the Company's Form 10K for the year ended December 31, 2000 shall be such forms as amended by the Company in response to SEC comments to the Registration Statement) (i) was prepared in accordance with the requirements of the Securities Act, the Exchange Act or the rules and regulations of the NNM, as the case may be, and (ii) did not at the time it was filed (or, with respect to any registration statement filed under the Securities Act, at the time of effectiveness) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each form, report, statement and document referred to in clause (B) of this Section 4.07(a) was prepared in all material respects in accordance with the requirements of applicable Law. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC, the NNM, any other stock exchange or any other comparable Governmental Entity.

    (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company Reports was prepared in accordance with U.S. GAAP (except, in the case of unaudited financial statements, for the absence of footnotes and subject to normal year end adjustments, which adjustments are not material) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly the consolidated financial position of Company and the Company Subsidiaries as at the respective dates thereof, and their consolidated results of operations, stockholders' equity and cash flows for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring immaterial year-end adjustments).

    (c) Except as and to the extent set forth or reserved against on the most recent consolidated balance sheet of Company as reported in the Company Reports and an estimated $1,600,000 of professional fees and $200,000 of transactional bonuses previously approved by Parent, including the notes thereto, Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with U.S. GAAP, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2000.

    (d) Subject to any reserves set forth in Company's financial statements, the accounts receivable shown thereon represent bona fide claims against debtors for sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts. The amount carried for doubtful accounts and allowances disclosed in Company's financial statements was calculated in accordance with U.S. GAAP and in a manner consistent with prior periods.

    SECTION 4.08 Absence of Certain Changes or Events. Since June 30, 2001, other than as described in the Registration Statement and Proxy Statement (as filed with the SEC prior to the date herof), each of Company and the Company Subsidiaries has conducted its business only in the ordinary course consistent with past practice and, since such date, other than as described in the Registration Statement and Proxy Statement (as filed with the SEC prior to the date herof), there has not been (i) any event that could reasonably be expected to prevent or materially delay the performance of Company's obligations pursuant to this Agreement and the consummation of the Merger by Company, (ii) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of Company Common Stock or any redemption, purchase or other acquisition of any of Company's securities, (iii) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to employees, officers, consultants or directors of Company or any Company Subsidiary except as has been approved in writing by Parent, (iv) any issuance or sale of any stock, notes, bonds or other securities other than pursuant to the exercise of outstanding securities, or entering into any agreement with respect thereto, (v) other than in the ordinary course of business, any waiver of any rights of material value or cancellation or any material debts or claims, (vi) any incurrence of

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any damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of Company or any Company Subsidiary, (vii) any negotiation or agreement by Company or any Company Subsidiary to do any of the things described in the preceding clauses (i) through (vi).

    SECTION 4.09 Customers and Suppliers. No customer which individually accounted for more than five percent (5%) of Company's consolidated gross revenues during the 12-month period preceding the date hereof has canceled or otherwise terminated, or made any written threat to Company or any Company Subsidiary to cancel or otherwise terminate its relationship with Company or such Company Subsidiary. Schedule 4.09 sets forth a true and complete list of all customer contracts entered into since June 1, 2001.

    SECTION 4.10 Certain Tax Matters. None of Company, any Company Subsidiary nor any of their respective Affiliates has taken or agreed to take any action that could reasonably be expected to prevent the Merger from constituting a 'reorganization' under Section 368 of the Code.

    SECTION 4.11 Affiliates. Schedule 4.11 of the Company Disclosure Schedule sets forth the names and addresses of each Person who is, in Company's reasonable judgment, an affiliate (as such term is used in Rule 145 under the Securities Act) of Company.

    SECTION 4.12 Opinion of Financial Advisor. Stephens Inc. ('COMPANY FINANCIAL ADVISOR') has delivered to the board of directors of Company its opinion to the effect that, as of the date hereof, the consideration to be received in the Merger by Company stockholders is fair to the holders of shares of Company Common Stock from a financial point of view.

    SECTION 4.13 Brokers.

    (a) Other than the fee of the Company Financial Advisor, which will not exceed $900,000, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Company.

    (b) Attached hereto as Schedule 4.13(b) of the Company Disclosure Schedule are true, complete and correct copies of all agreements between Company and Company Financial Advisor. Other than as attached hereto as Schedule 4.13(b) of the Company Disclosure Schedule, there are no other agreements between Company and Company Financial Advisor.

    SECTION 4.14 Business Activity Restriction. Other than as set forth on
Schedule 4.14, there is no non-competition or other similar agreement, commitment, judgment, injunction, order or decree to which Company or any Company Subsidiary is a party or subject to that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of business by Company or any Company Subsidiary or the consummation of the Merger by Company. Other than as set forth on Schedule 4.14, neither Company nor any Company Subsidiary has entered into any agreement under which Company or such Company Subsidiary is restricted from selling, licensing or otherwise distributing any of its technology or products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or line of business.

    SECTION 4.15 Section 203 of the DGCL Not Applicable. The board of directors of Company has approved the Merger, this Restated Agreement and the Stockholder Agreements, and such approval is sufficient to render inapplicable to the Merger, this Restated Agreement and the Stockholder Agreements (including any amendments to this Restated Agreement and the Stockholder Agreements) and the transactions contemplated by this Restated Agreement and the Stockholder Agreements the provisions of Section 203 of the DGCL. No other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Restated Agreement, the Stockholder Agreements or the transactions contemplated by this Restated Agreement and the Stockholder Agreements.

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                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF PARENT

    Parent hereby represents and warrants to Company, subject to the exceptions specifically disclosed in the Parent Disclosure Schedule, all such exceptions to be referenced to a specific representation set forth in this Article V and any other representation or warranty of Parent to the extent that it is apparent from such disclosure that such disclosure is applicable to such other representation or warranty, that:

    SECTION 5.01 Organization and Qualification. Parent has been duly organized and is validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Parent is duly qualified or licensed to do business, and each is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

    SECTION 5.02 Certificate of Incorporation and Bylaws. The copies of Parent's certificate of incorporation and bylaws previously provided to Company by Parent are true, complete and correct copies thereof. Such certificates of incorporation and bylaws are in full force and effect. Parent is not in violation of any of the provisions of its certificate of incorporation or bylaws.

    SECTION 5.03 Capitalization.

    (a) The authorized capital stock of Parent consists of 400,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, no par value per share ('PARENT PREFERRED STOCK'). As of the close of business on September 30, 2001, (i) 133,726,569 shares of Parent Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Parent Common Stock were held in the treasury of Parent, (iii) no shares of Parent Common Stock were held by any directly or indirectly owned Subsidiary of Parent, including Merger Sub (each a 'PARENT SUBSIDIARY'), and (iv) one (1) share of Parent Preferred Stock was issued and outstanding. Except for the shares of Parent Common Stock issuable pursuant to the Parent Stock Plans, shares of Parent Common Stock issuable upon conversion of the Parent Convertible Notes, shares of Parent Common Stock issuable upon exchange of the exchangeable shares of Parent's Subsidiary, Thunderball Acquisition II Inc. (which shares were issued in connection with Parent's acquisition of FloNetwork Inc.) and shares of Parent Common Stock issuable pursuant to the Letter Agreement, dated as of May 7, 2001, among Parent and the former stockholders of DoubleClick Scandinavia AB, there are no options, warrants, convertible or exchangeable securities or other rights, agreements, arrangements or commitments of any character to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary is bound relating to the issued or unissued capital stock of Parent or any Parent Subsidiary or obligating Parent or any Parent Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Parent or any Parent Subsidiary. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock. There are no material outstanding contractual obligations of Parent to provide funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Parent Subsidiary or any other Person.

    (b) All of the shares of Parent Common Stock to be issued (i) in connection with the Merger, when issued in accordance with this Restated Agreement, and
(ii) upon the conversion of any Company Stock Option or Company Warrant into an option or warrant, as the case may be, to purchase shares of Parent Common Stock in accordance with Section 3.05, when issued upon exercise thereof following the Effective Time, have been duly authorized, will be validly issued,

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fully paid and nonassessable and will not be subject to preemptive rights or similar contractual rights granted by Parent.

    SECTION 5.04 Authority Relative to This Restated Agreement. Parent has all necessary corporate power and authority to execute and deliver this Restated Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Restated Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent are necessary to authorize this Restated Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the filing and recordation of the Certificate of Merger as required by the DGCL). This Restated Agreement has been duly executed and delivered Parent and, assuming the due authorization, execution and delivery by Company, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except to the extent that enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar Laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies (whether in a proceeding at Law or in equity).

    SECTION 5.05 No Conflict; Required Filings and Consents.

    (a) The execution and delivery of this Restated Agreement by Parent does not, and the performance by Parent of its obligations hereunder and the consummation of the Merger will not, (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or any equivalent organizational documents of any Parent Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.05(b) have been obtained and all filings and notifications described in Section 5.05(b) have been made, conflict with or violate any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is subject or (iii) result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of Parent pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

    (b) The execution and delivery of this Restated Agreement by Parent does not, and the performance by Parent of its obligations hereunder and the consummation of the Merger will not, require any consent, approval, authorization or permit of, or filing by Parent with or notification by Parent to, any Governmental Entity, except pursuant to applicable requirements of the Exchange Act, the Securities Act, the Blue Sky Laws, the rules and regulations of the NNM, the premerger notification requirements of the HSR Act, if any, and the filing and recordation of the Certificate of Merger as required by the DGCL.

    SECTION 5.06 SEC Filings; Financial Statements.

    (a) Parent has filed all forms, reports, statements and documents required to be filed by it (A) with the SEC and the NNM since February 20, 1998 (collectively, together with any such forms, reports, statements and documents Parent may file subsequent to the date hereof until the Closing, the 'PARENT REPORTS') and (B) with any other Governmental Entities. Each Parent Report (i) was prepared in accordance with the requirements of the Securities Act, the Exchange Act or the rules and regulations of the NNM, as the case may be, and
(ii) did not at the time it was filed (or, with respect to any registration statement filed under the Securities Act, at the time of effectiveness) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each form, report, statement and document referred to in clause (B) of this Section 5.06(a) was prepared in all material respects in accordance with the requirements of applicable Law. No Parent Subsidiary is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC, the NNM, any other stock exchange or any other comparable Governmental Entity.

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    (b) Except as provided in the Parent Reports, each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent Reports was prepared in accordance with U.S. GAAP (except, in the case of unaudited financial statements, for the absence of footnotes and subject to normal year end adjustments, which adjustments are not material) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly, in all material respects, the consolidated financial position of Parent and the consolidated Parent Subsidiaries as at the respective dates thereof, and their consolidated results of operations, stockholders' equity and cash flows for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring immaterial year-end adjustments).

    (c) Except as and to the extent set forth or reserved against on the most recent consolidated balance sheet of Parent and the Parent Subsidiaries as reported in the Parent Reports, including the notes thereto, neither Parent nor any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with U.S. GAAP, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2000.

    SECTION 5.07 Certain Tax Matters. Neither Parent nor any of its Affiliates has taken or agreed to take any action that could reasonably be expected to prevent the Merger from constituting a 'reorganization' under Section 368 of the Code.

    SECTION 5.08 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent.

    SECTION 5.09 No Parent Material Adverse Effect. Since December 31, 2000, there has been no Parent Material Adverse Effect.

                                   ARTICLE VI
                                   COVENANTS

    SECTION 6.01 Conduct of Business Pending the Closing. Company agrees that, between the date of this Restated Agreement and the Effective Time, unless Parent shall otherwise agree in writing and except as contemplated or permitted by this Restated Agreement or as set forth in Schedule 6.01 to the Company Disclosure Schedule, (x) the business of Company and the Company Subsidiaries shall be conducted only in, and Company shall not take any action, or permit any of the Company Subsidiaries to take action, except in, the ordinary course of business consistent with past practice and (y) Company shall use its reasonable efforts to keep available the services of such of the current officers, significant employees and significant consultants of Company and to preserve the current relationships of Company and the Company Subsidiaries with such of the corporate partners, customers, suppliers and other Persons with which Company and the Company Subsidiaries have significant business relations in order to preserve substantially intact its business organization. By way of amplification and not limitation, Company shall not, between the date of this Restated Agreement and the Effective Time, directly or indirectly, do or agree to do, or permit any of the Company Subsidiaries, directly or indirectly, to do or agree to do, any of the following without the prior written consent of Parent:

        (a) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

        (b) issue, deliver, sell, pledge, dispose of, grant, transfer, lease, license, guarantee or encumber, or authorize the issuance, delivery, sale, pledge, disposition, grant, transfer, lease, license, guarantee or Encumbrance of, (i) any shares of capital stock of Company or any Company Subsidiary of any class, or securities convertible into or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Company or any Company Subsidiary, other than (x) the

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    issuance of shares of Company Common Stock pursuant to the exercise of stock options or warrants therefor outstanding as of the date of this Restated Agreement, (y) the issuance of up to an additional 230,000 shares of Company Common Stock pursuant to new grants of options or share purchase rights to future employees and consultants (including, without limitation, any employees who transfer from MessageMedia Europe B.V. or any of its subsidiaries to Company), and (z) the issuance of shares of Company Common Stock to participants in the Company Stock Purchase Plan in accordance with its terms or (ii) any material property or assets of Company or any Company Subsidiary except pursuant to existing contracts, provided that Company may issue nonexclusive software licenses in the ordinary course of business consistent with past practice;

        (c) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or Person or any division thereof; (ii) incur any indebtedness for borrowed money (other than de minimus amounts) or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money or make any loans or advances material to the business, assets, liabilities, financial condition or results of operations of Company and the Company Subsidiaries, taken as a whole; (iii) terminate, cancel or request any material change in, or agree to any material change in, any Material Contract other than in the ordinary course of business consistent with past practice; (iv) make or authorize any capital expenditure, other than capital expenditures set forth on Schedule 6.01(c) to the Company Disclosure Schedule; or (v) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 6.01(c)

        (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except that any Company Subsidiary may pay dividends or make other distributions to Company;

        (e) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, except repurchases of de minimus amounts of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

        (f) amend or change the period (or permit any acceleration, amendment or change) of exercisability of options granted under the Company Stock Plans or authorize cash payments in exchange for any Company Stock Options granted under any of such plans;

        (g) amend the terms of, repurchase, redeem or otherwise acquire any of its securities, or propose to do any of the foregoing, except repurchases of de minimus amounts of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

        (h) except as set forth in Section 6.01(h) of the Company Disclosure Schedule, increase the compensation payable or to become payable to its directors, officers, consultants or employees, grant any rights to retention, severance or termination pay to, or enter into any employment, retention or severance agreement; except as set forth in Section 6.01(h) of the Company Disclosure Schedule, establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, consultant or employee of Company or any Company Subsidiary (except as allowed by Section 6.01(b)), except to the extent required by applicable Law or the terms of a collective bargaining agreement; or, except as set forth in
    Section 6.01(h) of the Company Disclosure Schedule, enter into or amend any contract, agreement, commitment or arrangement between Company or any Company Subsidiary, on the one hand, and any of Company's or any Company Subsidiary's directors, officers, consultants or employees (except as allowed by Section 6.01(b)), on the other hand;

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        (i) except as permitted under Section 6.01(c), pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations (A) in the ordinary course of business and consistent with past practice or (B) reflected or reserved against on the latest balance sheet included in the Company Reports or (C) as otherwise set forth on Schedule 6.01(i) of the Company Disclosure Schedule;

        (j) make any change with respect to Company's or any Company Subsidiary's accounting policies, principles, methods or procedures, including, without limitation, revenue recognition policies, other than as required by U.S. GAAP;

        (k) make any Tax election or settle or compromise any Tax liability; or

        (l) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing or to take any action which would make any of the representations or warranties of Company contained in this Restated Agreement untrue, incomplete or incorrect or prevent or materially impair Company or any Company Subsidiary from performing, or cause Company or any Company Subsidiary not to, perform its covenants hereunder or result in any of the conditions to the Merger set forth herein not being satisfied.

    SECTION 6.02 Notices of Certain Events. Each of Parent and Company shall give prompt notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger; (ii) any notice or other communication from any Governmental Entity in connection with the Merger; and (iii) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of Company or the Knowledge of Parent, as the case may be, threatened in writing against, relating to or involving or otherwise affecting Parent or Company, respectively, or any of their respective Subsidiaries, which, if pending on the date hereof, would have been required to have been disclosed in this Restated Agreement, or that otherwise relate to the consummation of the Merger. In addition, Company shall give prompt notice to Parent of the occurrence of a default or event that, with the giving of notice or lapse of time or both, will become a default under any Company Material Contract, and each of Parent and Company shall notify the other of any change that could reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect, respectively, or to materially delay or impede the ability of Company or Parent, respectively, to perform their respective obligations pursuant to this Restated Agreement and to effect the consummation of the Merger.

    SECTION 6.03 Access to Information; Confidentiality.

    (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which Parent or Company or a Company Subsidiary is a party (which has been disclosed to Company or Parent, as the case may be, prior to the date of this Restated Agreement) or pursuant to applicable Law or the regulations or requirements of any stock exchange or other regulatory organization with whose rules a party hereto is required to comply, from the date of this Restated Agreement to the Effective Time, Parent shall and Company shall (i) provide to the other (and its officers, directors, employees, accountants, consultants, legal counsel, financial advisors, agents and other representatives (collectively, 'REPRESENTATIVES')) access at reasonable times upon prior notice to its and its Subsidiaries' officers, employees, agents, properties, offices and other facilities and to the books and records thereof and (ii) furnish promptly such information concerning its and its Subsidiaries' business, properties, contracts, assets, liabilities and personnel as the other party or its Representatives may reasonably request. No investigation conducted pursuant to this Section 6.03 shall affect or be deemed to modify any representation or warranty made in this Restated Agreement.

    (b) The parties hereto shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement with respect to the information disclosed pursuant to this Restated Agreement.

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    SECTION 6.04 No Solicitation of Transactions.

    (a) Prior to 5:00 PM (New York City time) October 28, 2001 (the 'Shopping Period Termination Time'), unless and until this Restated Agreement shall have been terminated as provided or permitted herein, Company shall not, directly or indirectly enter into or agree to enter into any agreement that constitutes a Company Competing Transaction unless such Company Competing Transaction constitutes a Company Superior Proposal. In connection with any potential Company Competing Transaction, Company shall provide to Parent by 5:00 PM (New York City time) on each Monday, Wednesday and Friday during the period from the date hereof until and including the Shopping Period Termination Time, written updates describing all significant communications with any Person to whom Company is furnishing information or with whom Company is in or entering into discussions or negotiations. All such updates may be by e-mail to the Vice President of Corporate Development of Parent and shall include the name of each such Person, the date of any communications, the nature of all discussions with each such Person and the status of any discussions or negotiations. Prior to accepting a Company Superior Proposal, Company shall provide Parent with the greater of 48 hours' or one business day's oral and written notice to William Mills, Elizabeth Wang, Court Cunningham and David Rosenblatt of such intention and the material terms and conditions of any such Company Superior Proposal. Parent acknowledges that prior to the Shopping Period Termination Time Company may, subject to Section 6.04(d) below, directly or indirectly, and may cause its Representatives (including Representatives of Company Subsidiaries) to, directly or indirectly, solicit, initiate or encourage (including, without limitation, by way of furnishing nonpublic information provided that Company has complied with
Section 6.04(d) below), any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Company Superior Proposal, or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Company Superior Proposal, or agree to or endorse any Company Superior Proposal.

    (b) After the Shopping Period Termination Time, unless and until this Restated Agreement shall have been terminated as provided or permitted herein, Company shall not, directly or indirectly, and shall cause its Representatives (including Representatives of Company Subsidiaries) not to, directly or indirectly, solicit, initiate or encourage (including, without limitation, by way of furnishing nonpublic information), any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Company Competing Transaction, or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Company Competing Transaction, or agree to or endorse any Company Competing Transaction, or authorize or knowingly permit any of Company's Representatives or any Company Subsidiary, or any Representative of a Company Subsidiary, to take any such action. Any violation of the restrictions set forth in this
Section 6.04 by any Representative of Company (including any Representative of a Company Subsidiary), whether or not such Person is purporting to act on behalf of Company or otherwise, shall be deemed to be a breach of this Section 6.04 by Company. After the Shopping Period Termination Time, Company shall notify Parent in accordance with the notice provisions of this Restated Agreement in writing and orally within 24 hours after any of Company's Chief Executive Officer, Chief Financial Officer or Senior Vice President, Corporate Development receive any proposal or offer, or promptly after any inquiry or contact with any Person with respect thereto, regarding a Company Competing Transaction is made or received, such notice to include the identity of the Person making such proposal, offer, inquiry or contact, and the terms of such Company Competing Transaction.

    (c) Upon the Shopping Period Termination Time, Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Company Competing Transaction. Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

    (d) Notwithstanding anything herein to the contrary, Company shall not furnish confidential information to any Person unless such Person has, prior to furnishing the information, executed a

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confidentiality agreement on terms at least as restrictive as the terms of the
Confidentiality Agreement.

    SECTION 6.05 Tax-Free Transaction.

    (a) From and after the date of this Restated Agreement, each party hereto shall use reasonable efforts to cause the Merger to qualify, and shall not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying as a 'reorganization' under Section 368(a) of the Code.

    (b) Each of Company and Parent shall execute and deliver to Company counsel and Parent counsel rendering the tax opinions referred to in Sections 8.02(c) and 8.03(e), respectively, a certificate, in form and substance reasonably acceptable to such counsel, signed by an officer of Company or Parent, as the case may be, setting forth factual representations and covenants that will serve as a basis for the tax opinions required under Sections 8.02(c)and 8.03(e) hereof. Company and Parent shall use reasonable efforts to obtain the tax opinions that would satisfy the condition to the Closing set forth in Sections 8.02(c) and 8.03(e).

    SECTION 6.06 Control of Operations. Nothing contained in this Restated Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of Company and the Company Subsidiaries prior to the Effective Time. Prior to the Effective Time, Company shall exercise, consistent with the terms and conditions of this Restated Agreement, complete control and supervision over its operations.

    SECTION 6.07 Further Action; Consents; Filings.

    (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or Company or any of their respective Subsidiaries in connection with the authorization, execution and delivery of this Restated Agreement and the consummation of the Merger and (iii) promptly make all necessary filings, and thereafter make any other required or appropriate submissions, with respect to this Restated Agreement and the Merger required under (A) the rules and regulations of the NNM, (B) the Securities Act, the Exchange Act and any other applicable Federal or state securities Laws, (C) the HSR Act and any related governmental request thereunder, if any, and (D) any other applicable Law. The parties hereto shall cooperate and consult with each other in connection with the making of all such filings, including, without limitation, by providing copies of all such documents to the nonfiling parties and their advisors prior to filing, and none of the parties shall file any such document if any of the other parties shall have reasonably objected to the filing of such document. Company and Parent shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Restated Agreement. No party shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent and agreement of the other parties hereto, which consent shall not be unreasonably withheld or delayed.

    (b) Each of Company and Parent will give (or will cause their respective Subsidiaries to give) any notices to third Persons, and use, and cause their respective Subsidiaries to use, commercially reasonable efforts to obtain any consents from third Persons necessary, proper or advisable (as determined by Parent in good faith with respect to notices or consents to be delivered or obtained by Company) to consummate the transactions contemplated by this Restated Agreement.

    SECTION 6.08 Additional Reports. Company and Parent shall each furnish to the other, if requested, copies of any reports of the type referred to in Sections 4.07 and 5.06 which it files with the SEC on or after the date hereof, and Company and Parent, as the case may be, each

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covenant and warrant that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Any unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present, in all material respects, the financial position of Company and its consolidated subsidiaries, or Parent and its consolidated subsidiaries, as the case may be, as of the dates thereof and the results of operations and changes in financial position or other information including therein for the periods or as of the date then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and U.S. GAAP (except for the absence of footnotes) consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

    SECTION 6.09 Tax Matters. Company shall provide the following information to Parent not later than ten (10) Business Days after the date of this Restated
Agreement: (i) a complete list of the types of Tax Returns being filed by Company in each taxing jurisdiction, (ii) a list of any deferred intercompany gain with respect to transactions to which Company has been a party and (iii) a depreciation schedule for the most recently filed federal income tax return for Company. Company shall provide Parent and its accountants, counsel and other representatives reasonable access, during normal business hours from the date hereof through the Effective Time, to all of Company's Tax Returns and other records and workpapers relating to Taxes.

    SECTION 6.10 Employee Benefits.

    (a) From and after the Effective Time, the Surviving Corporation and its Subsidiaries will honor in accordance with their terms all existing employment, severance, consulting and salary continuation agreements between Company or any of the Company Subsidiaries and any current or former executive officer or director of Company or any of the Company Subsidiaries, subject to any modifications thereto agreed to by any such officers or directors with the Surviving Corporation.

    (b) At the Effective Time or following a transition period during which employees of Company continue to participate in one or more Company Benefit Plans, Parent will provide the benefits to employees of Company who are retained by Parent (including health benefits, severance policies and general employment policies and procedures) which are substantially comparable in the aggregate to benefits that are available to similarly situated employees of Parent and the Parent Subsidiaries, provided, however, that such insurance carriers, outsider providers or the like are able to provide such benefits on terms reasonably acceptable to Parent, and provided, further, that nothing in this Section 6.10(b) shall prevent Parent or any of its Subsidiaries from making any change required by applicable Law, and provided, further, that it shall not result in any duplication of benefits.

    (c) To the extent permitted under applicable Law, each employee of Company or the Company Subsidiaries shall be given credit for all service with Company or the Company Subsidiaries (or service credited by Company or its Subsidiaries) under all employee benefit plans, programs, policies and arrangements maintained by Parent (other than sabbatical benefits, for which employees of Company or the Company Subsidiaries will not receive any such past service credit) in which they participate or in which they become participants for purposes of eligibility and vesting; provided, however, that insurance carriers, outsider providers or the like are able to honor such commitments on terms reasonably acceptable to Parent.

                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS

    SECTION 7.01 Registration Statement; Proxy Statement.

    (a) If, for any reason, the Registration Statement and Proxy Statement have not been declared effective by the SEC on or prior to November 12, 2001, either of Company and Parent may, at its option and upon written notice in accordance with this Restated Agreement, extend the Termination Date until January 8, 2002. Copies of the Proxy Statement shall be provided to the

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NNM in accordance with its rules. Each of the parties hereto shall use reasonable efforts to cause the Registration Statement to become effective as promptly as practicable after the date hereof, and, prior to the effective date of the Registration Statement, the parties hereto shall take all action required under any applicable Laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. Parent or Company, as the case may be, shall furnish all information concerning Parent or Company as the other party may reasonably request in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Each of Parent and Company shall promptly notify the other of the receipt of any comments from the SEC on the Registration Statement and the Proxy Statement and of any requests by the SEC for any amendments or supplements thereto or for additional information and shall provide to each other promptly copies of all correspondence between Parent, Company or any of their representatives and advisors and the SEC. As promptly as practicable after the effective date of the Registration Statement, the Proxy Statement shall be mailed to the stockholders of Company. Each of the parties hereto shall cause the Proxy Statement to comply as to form and substance, as to matters relating to, and supplied for inclusion therein by, such party, in all material respects with the applicable requirements of (i) the Exchange Act, (ii) the Securities Act and (iii) the rules and regulations of the NNM.

    (b) The Proxy Statement shall include with respect to Company and its stockholders, (i) the approval of the Merger and the recommendation of the board of directors of Company to Company's stockholders that they vote in favor of approval and adoption of this Restated Agreement and the Merger, unless a withdrawal of such approval and recommendation is permitted pursuant to Section
6.04 following receipt by Company of a Company Superior Proposal prior to the Shopping Period Termination Time, and (ii) the opinion of Company Financial Advisor referred to in Section 4.13.

    (c) No amendment or supplement to the Proxy Statement or the Registration Statement shall be made without the approval of Parent and Company, which approval shall not be unreasonably withheld or delayed; provided, however, that the consent of Parent shall not be required to amend or supplement the Proxy Statement to reflect the amendment, modification or withdrawal of the recommendation of Company's board of directors that Company's stockholders vote in favor of the approval of this Restated Agreement in accordance with Section
6.04 following receipt by Company of a Company Superior Proposal prior to the Shopping Period Termination Time. Each of the parties hereto shall advise the other parties hereto, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

    (d) None of the information supplied by Company for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement shall, at the respective times filed with the SEC or other regulatory agency and, in addition, (A) in the case of the Proxy Statement, at the date it or any amendments or supplements thereto are mailed to stockholders of Company, at the time of the Company Stockholders' Meeting and at the Effective Time and (B) in the case of the Registration Statement, when it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Company or any Company Subsidiary, or their respective officers or directors, should be discovered by Company that should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Company shall promptly inform Parent. All documents that Company is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the rules and regulations of the Securities Act and the Exchange Act.

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    (e) None of the information supplied by Parent for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement shall, at the respective times filed with the SEC or other regulatory agency and, in addition, (A) in the case of the Proxy Statement, at the date it or any amendments or supplements thereto are mailed to stockholders of Company, at the time of the Company Stockholders' Meeting and at the Effective Time and (B) in the case of the Registration Statement, when it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or any Parent Subsidiary, or their respective officers or directors, should be discovered by Parent that should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Parent shall promptly inform Company. All documents that Parent is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the rules and regulations of the Securities Act and the Exchange Act.

    (f) Cooley Godward LLP will provide an opinion addressed to Company which will be filed as Exhibit 8.1 to the Registration Statement, and Brobeck, Phleger & Harrison LLP will provide an opinion addressed to Parent which will be filed as Exhibit 8.2 to the Registration Statement, in each case to the effect that the description in the Registration Statement of the material federal income tax consequences of the Merger is correct in all material respects. Each such opinion shall be based on representation letters in form and substance acceptable to the rendering counsel and executed by Company and Parent.

    SECTION 7.02 Company Stockholders' Meetings. Company shall call and hold a special meeting of the stockholders of Company (the 'COMPANY STOCKHOLDERS' MEETING'), as promptly as practicable after the Shopping Period Termination Time (subject to applicable Laws), for the purpose of voting upon the approval and adoption of this Restated Agreement and the Merger pursuant to the Proxy Statement, and Company shall use all reasonable efforts to hold the Company Stockholders' Meeting as soon as practicable after the date on which the Registration Statement becomes effective. Unless Company's board of directors has withheld, amended, modified, or withdrawn its recommendation in compliance with Section 6.04, Company shall use all reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Restated Agreement and the Merger pursuant to the Proxy Statement and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the DGCL or applicable stock exchange requirements to obtain such approval. Each of the parties hereto shall take all other action necessary or, in the reasonable opinion of the other parties hereto, advisable to promptly and expeditiously secure any vote or consent of stockholders required by applicable Law and such party's certificate of incorporation and bylaws to effect the Merger. Unless this Restated Agreement shall have been terminated in accordance with Section 9.01, Company shall call and hold the Company Stockholders' Meeting for the purpose of voting upon the approval and adoption of this Restated Agreement and the Merger whether or not Company's board of directors at any time subsequent to the date hereof determines that this Restated Agreement is no longer advisable or recommends that Company's stockholders reject it.

    SECTION 7.03 Indemnification; Directors' and Officers' Insurance.

    (a) From and after the Effective Time, (i) Parent will indemnify and hold harmless, and will provide advancement of expenses to, each person who is or was a director or officer of Company or any of its Subsidiaries at or at any time prior to the Effective Time (an 'INDEMNIFIED PARTY'), to the same extent such persons are indemnified or have the right to the advancement of expenses as of the date of this Restated Agreement by Company pursuant to Company's certificate of incorporation and bylaws as in effect on the date of this Restated Agreement; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately and finally determined that such Indemnified Party is not entitled to indemnification, and (ii) Parent will fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreements (including, without limitation, those set forth in

Company's certificate of incorporation and bylaws as in effect on the date of this Restated Agreement) between Company and any of the Indemnified Parties in effect immediately prior to the date of this Restated Agreement.

    (b) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers a material amount of its properties and assets to any Person in a single transaction or a series of transactions, then, and in each such case, Parent will make or cause to be made proper provision so that the successors and assigns of Parent assume the indemnification obligations described herein for the benefit of the indemnified parties and have at least substantially equal financial ability as the Company (immediately prior to the Effective Time) to satisfy the obligations of the parties pursuant to this Section 7.03 as a condition to such merger, consolidation or transfer becoming effective.

    (c) The provisions of this Section 7.03 are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

    (d) For a period of six years after the Effective Time, Parent shall maintain in effect the directors' and officers' liability insurance policies maintained by Company; provided, however, that in no event shall Parent be required to expend in any one year in excess of 150% of the annual premium currently paid by Company for such coverage, which annual premium Company hereby represents is $310,000; and provided further, that if the premium for such coverage, exceeds such amount, Parent shall purchase a policy with the greatest coverage available for such 150% of the annual premium.

    SECTION 7.04 No Shelf Registration. Parent shall not be required to amend or maintain the effectiveness of the Registration Statement for the purpose of permitting resale of the shares of Parent Common Stock received pursuant hereto by the Persons who may be deemed to be 'affiliates' of Company within the meaning of Rule 145 promulgated under the Securities Act.

    SECTION 7.05 Public Announcements. The initial press release concerning the Merger to be released in connection with the execution and delivery of this Restated Agreement shall be a joint press release and, thereafter, Parent and Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Restated Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior written approval of the other (which shall not be unreasonably withheld or delayed), except to the extent required by applicable Law or the requirements of the rules and regulations of the NNM, in which case the issuing party shall use all reasonable efforts to consult with the other party before issuing any such release or making any such public statement.

    SECTION 7.06 NNM Listing. Prior to the Effective Time, Parent shall use all reasonable efforts to obtain approval from the NNM of the listing, as of the Effective Time, of the shares of Parent Common Stock to be issued in connection with the Merger.

    SECTION 7.07 Company Stock Options/Registration Statements on Form S-8. Prior to the Effective Time, Company and Parent shall take, or cause to be taken, all action necessary and appropriate to effect the assumption of the Company Stock Options and Company Warrants as contemplated by Section 3.05, including obtaining the consent of affected optionees and warrant holders. Parent shall reserve for issuance the number of shares of Parent Common Stock that will be issuable upon exercise of Company Stock Options and Company Warrants assumed pursuant to Section 3.05 hereof. As promptly as reasonably practical after the Effective Time, Parent shall file with the SEC one or more registration statements on Form S-8 for the shares of Parent Common Stock issuable with respect to Company Stock Options and will maintain the effectiveness of such registration statements for so long as any of such options or other rights remain outstanding.

    SECTION 7.08 Employee Benefit Matters. As of the Effective Time, Parent shall honor and satisfy all obligations and liabilities with respect to the Company Benefit Plans, other than the Company Stock Purchase Plan. Notwithstanding the foregoing, Parent shall not be required to continue any particular Company Benefit Plan after the Effective Time, and any Company Benefit Plan may be amended or terminated or may be merged with any Parent Benefit Plans in accordance with its terms and applicable Law so long as employees of Company who are employed by Parent are provided benefits and coverage by Parent that are the same or substantially the same as that provided by Parent to similarly situated employees. If requested by Parent prior to the Effective Time, Company shall take all actions necessary and appropriate to terminate any Company Benefit Plan that is a 401(k) plan (each, a '401(K) PLAN') as of the last day of the payroll period immediately preceding the Closing Date and no further contributions shall be made to any 401(k) Plan, and Company shall provide to Parent (i) executed resolutions by the board of directors of Company, as applicable, authorizing such termination and (ii) an executed amendment to each 401(k) Plan sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of such 401(k) Plan will be maintained at the time of termination.

    SECTION 7.09 Affiliates. Parent shall be entitled to place legends on the certificates evidencing any of the Parent Common Stock to be received by (i) any Affiliate of Company or (ii) any Person Parent reasonably identifies (by written notice to Company) as being a Person who may be deemed an 'affiliate' within the meaning of Rule 145 promulgated under the Securities Act, and to issue appropriate stop transfer instructions to the transfer agent for such Parent Common Stock.

    SECTION 7.10 Taking of Additional Actions. Company shall, prior to the Effective Time, use its commercially reasonable efforts to take the actions specified on Schedule 7.10 of the Company Disclosure Schedule.

                                  ARTICLE VIII
                            CONDITIONS TO THE MERGER

    SECTION 8.01 Conditions to the Obligations of Each Party to Consummate the Merger. The obligations of the parties hereto to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver of the following conditions by joint action of the parties hereto:

        (a) the Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn;

        (b) this Restated Agreement and the Merger shall have been duly approved and adopted by the requisite vote of stockholders of Company in accordance with the DGCL;

        (c) no order, statute, rule, regulation, executive order, stay, decree, writ, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or Governmental Entity which prohibits or prevents the consummation of the Merger which has not been vacated, dismissed or withdrawn prior to the Effective Time. Company and Parent shall use their reasonable best efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time;

        (d) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act or any other applicable competition, merger control or similar Law shall have expired or been terminated;

        (e) all consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from all Governmental Entities, except where the failure to obtain any such consent, approval or authorization could not reasonably be expected to result in a Parent Material Adverse Effect or a Company Material Adverse Effect; and

        (f) the shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on the NNM, subject to notice of issuance; provided that this condition shall not be a condition to the obligations of Parent hereto if Parent has failed to make all reasonable efforts to cause such shares to become so authorized.

    SECTION 8.02 Conditions to the Obligations of Company. The obligations of Company to consummate the Merger, or to permit the consummation of the Merger, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

        (a) each of the representations and warranties of Parent contained in this Restated Agreement shall be true, complete and correct in all respects both (i) when made and (ii) on and as of the Effective Time as if made at and as of the Effective Time (other than representations and warranties which address matters only as of a certain date, which shall be so true, complete and correct as of such certain date), except in each case for any failures to be true, complete and correct which do not, in the aggregate, have a Parent Material Adverse Effect; and Company shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Parent to such effect;

        (b) Parent shall have performed or complied in all material respects with all covenants required by this Restated Agreement to be performed or complied with by it on or prior to the Effective Time, except where the failure to so comply has not resulted in a Parent Material Adverse Effect, and Company shall have received certificates of the Chief Executive Officer and Chief Financial Officer of Parent to that effect; and

        (c) Company shall have obtained an opinion from Company's legal counsel, dated the date of the Closing, in form and substance reasonably satisfactory to it and issued in reliance on the officer's certificate described in
    Section 6.05(b) hereof, based upon customary representations of Company and Parent reasonably satisfactory to counsel and customary assumptions, to the effect that if the Merger is consummated in accordance with the provisions of this Restated Agreement, under current Law, for federal income tax purposes, the Merger will qualify as a 'reorganization' within the meaning of Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect.

    SECTION 8.03 Conditions to the Obligations of Parent. The obligations of Parent to consummate the Merger, or to permit the consummation of the Merger, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

        (a) (i) to the Knowledge of Company on the date hereof, each of the representations and warranties of the Company contained in this Restated Agreement has been true, complete and correct in all respects as of the date hereof, except where any failure to be true, complete and correct does not, in the aggregate, have a Company Material Adverse Effect, and (ii) in the case of the representations and warranties made pursuant to Section 4.05(b) and Section 4.15, any failure to be true, complete and correct in all material respects shall not result in any material delay in or prevention of the consummation of the transactions contemplated by this Restated Agreement; and Parent shall have received a certificate of the Chief Executive Officer and Chief Financial officer of Company to such effect; and

        (b) after the date of this Restated Agreement, neither the Company nor its officers or directors shall have intentionally taken any action or intentionally failed to take any action that the Company or such person knew would result in a Company Material Adverse Effect or reasonably should have known would result in a Company Material Adverse Effect.

                                   ARTICLE IX
                   TERMINATION, AMENDMENT, WAIVER AND RELEASE

    SECTION 9.01 Termination. This Restated Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite adoption and approval of this Restated Agreement, as follows:

        (a) by mutual written consent duly authorized by the boards of directors of each of Parent and Company;

        (b) subject to Section 7.01(a), by either Parent or Company, if the Effective Time shall not have occurred on or before December 17, 2001 (the 'Termination Date'); provided, however, that the right to terminate this Restated Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Restated Agreement shall have caused, or resulted in, the failure of the Effective Time to occur on or before such date;

        (c) by either Parent or Company, if any Governmental Order, writ, injunction or decree preventing the consummation of the Merger shall have been entered by any court of competent jurisdiction and shall have become final and nonappealable;

        (d) by Parent if:

           (i) the board of directors of Company withdraws, modifies or changes its recommendation of this Restated Agreement or the Merger in a manner adverse to Parent or its stockholders or shall have resolved to do so;

           (ii) the board of directors of Company shall have recommended to the stockholders of Company a Company Competing Transaction;

           (iii) Company fails to comply in all material respects with Section
       6.04 or Section 7.02;

           (iv) a party to a Stockholder Agreement (other than Parent) fails to vote in favor of the Merger in accordance with the Stockholder Agreement or fails to comply with Section 4(b) of the Stockholder Agreement;

           (v) a Company Competing Transaction shall have been announced or otherwise publicly known and the board of directors of Company shall have
       (A) failed to recommend against acceptance of such by its stockholders (including by taking no position, or indicating its inability to take a position, with respect to the acceptance of a Company Competing Transaction involving a tender offer or exchange offer) within five (5) Business Days of Parent's written request for such action or (B) failed to reconfirm its approval and recommendation of this Restated Agreement and the transactions contemplated hereby within five (5) Business Days of the first announcement or other public knowledge of such proposal for a Company Competing Transaction;

           (vi) the board of directors of Company shall have determined that a Company Competing Transaction was a Company Superior Proposal and to take any of the actions allowed by clause (b) of Section 6.04, subject to
       Section 6.04(a), and shall not have, prior to Parent's termination of this Restated Agreement pursuant to this Section 9.01(d)(vi), (1) reconfirmed its approval and recommendation of this Restated Agreement and (2) recommended against acceptance of such Company Superior Proposal by its stockholders;

           (vii) the board of directors of Company resolves to take any of the actions described above;

        (e) by Company, prior to the Shopping Period Termination Time, if the board of directors of Company shall have recommended to the stockholders of Company a Company Competing Transaction that constitutes Company Superior Proposal; provided that the right to terminate this Restated Agreement under this Section 9.01(e) shall not be available until the Company Termination Fee (as defined below) has been paid to Parent in accordance with 9.05(b)(ii).

        (f) by Parent or Company, if this Restated Agreement and the Merger is brought to a vote and shall fail to receive the requisite votes for approval at the Company Stockholders' Meeting or any adjournment or postponement thereof; and

        (g) by Company, 20 days after receipt by Parent of a written notice from Company of a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Restated Agreement, or if any representation or warranty of Parent shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section 8.02 would not be satisfied (a 'Terminating Parent Breach'); provided, however, that if such

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

    Terminating Parent Breach is cured by Parent within 20 days, Company may not terminate this Restated Agreement under this Section 9.01(f).

The right of any party hereto to terminate this Restated Agreement pursuant to this Section 9.01 will remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Restated Agreement.

    SECTION 9.02 Effect of Termination. Except as provided in Section 9.05, in the event of termination of this Restated Agreement pursuant to Section 9.01, this Restated Agreement shall forthwith become void, there shall be no liability under this Restated Agreement on the part of any party hereto or any of its Affiliates or any of its or their officers or directors, and all rights and obligations of each party hereto shall cease (except for the provisions of Section 6.03(b), this Section 9.02, Section 9.05 and Article X, which provisions shall survive such termination); provided, however, that nothing herein shall relieve any party hereto from liability for breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Restated Agreement. No termination of this Restated Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, which shall survive termination of this Restated Agreement and remain in full force and effect in accordance with their terms.

    SECTION 9.03 Amendment. This Restated Agreement may be amended by Parent and Company by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after the approval of this Restated Agreement by the stockholders of Company, no amendment may be made that changes the amount or type of consideration into which Company Common Stock will be converted pursuant to this Restated Agreement. This Restated Agreement may not be amended except by an instrument in writing signed by Parent and Company.

    SECTION 9.04 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for or waive compliance with the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

    SECTION 9.05 Termination Fee; Expenses.

    (a) Except as set forth in this Section 9.05, all Expenses incurred in connection with this Restated Agreement and the Merger shall be paid by the party incurring such Expenses, whether or not the Merger is consummated, except that Parent and Company each shall pay one-half of all Expenses incurred solely for printing, filing and mailing the Registration Statement and the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement (for the avoidance of doubt, not including related attorneys' and accountants' fees and Expenses) and any fees required to be paid under the HSR Act.

    (b) Without limiting any other remedies available to Parent, in the event that

        (i) Parent shall terminate this Restated Agreement pursuant to Section 9.01(d),

        (ii) Company shall terminate this Restated Agreement pursuant to Section 9.01(e), or

        (iii) this Restated Agreement is terminated pursuant to Section 9.01(b) or Section 9.01(f), and (A) at or prior to the time of such termination, either there shall have been proposed or publicly announced a Company Competing Transaction or (B) within twelve (12) months after such termination, Company shall enter into a definitive agreement with respect to any Company Competing Transaction or any Company Competing Transaction involving Company shall be consummated, then Company shall pay to Parent (the 'COMPANY TERMINATION FEE') a sum equal to $1,000,000. Any Company Termination Fee shall be paid in same day funds within three (3) Business Days after the date this Restated Agreement is terminated or within three
    (3) Business Days after the Company Termination Fee otherwise becomes due and

                                      A-29





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    payable pursuant to this Section 9.05(b); provided that notwithstanding the foregoing, any Company Termination Fee pursuant to Section 9.05(b)(ii) shall be paid in same day funds immediately prior to the time on which this Restated Agreement is terminated pursuant thereto.

    (c) Parent and Company agree that the agreements contained in Section 9.05(b) above are an integral part of the transaction contemplated by this Restated Agreement and constitute liquidated damages and not a penalty and that without these Agreements, Parent would not enter into this Restated Agreement or the Stockholder Agreements. Accordingly, if Company fails to pay to Parent any amounts due under Section 9.05(b), Company shall pay the fees and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit of other legal action, taken to collect payment, together with interest on such amounts at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

    SECTION 9.06 Release.

    Parent and Company, on behalf of themselves and their respective affiliates, subsidiaries, parents, officers, directors, employees, attorneys, agents and representatives (the 'COVERED PERSONS'), hereby fully and completely release and forever discharge any and all claims of any kind any Covered Persons has or may have against any other Covered Person, whether known or unknown, fixed or contingent, liquidated or unliquidated, whether for damages, loss or injury of any type whatsoever or any other form of relief, including equitable relief, which in any way arise out of or relate to the negotiations, terms, representations, warranties, covenants, disclosures, or performance or lack of performance by any party with respect to the Agreement and Plan of Merger, dated as of June 1, 2001, the Amended Merger Agreement, or any of the acts, events or transactions contemplated thereby. Nothing herein, however, shall effect the obligations of the parties with respect to this Restated Agreement or the Confidentiality Agreement.

                                   ARTICLE X
                               GENERAL PROVISIONS

    SECTION 10.01 Non-Survival of Representations and Warranties. The representations and warranties in this Restated Agreement shall terminate at the Effective Time or upon the termination of this Restated Agreement pursuant to
Section 9.01, as the case may be. This Section 10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

    SECTION 10.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by telecopy or facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02); provided that all notices given pursuant to Section 6.04(a) hereof shall be by telecopy or facsimile in addition to and not in lieu of any other manner:

        (a) if to Company:

            MessageMedia, Inc.
            371 Centennial Parkway
            Louisville, CO 80027
            Attn: William Buchholz
            Facsimile: (303) 381-3942

            with a copy to:

            Cooley Godward LLP
            380 Interlocken Crescent, Suite 900
            Broomfield, CO 80021
            Attn: Michael L. Platt
            Facsimile: (720) 566-4099

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        (b) if to Parent or Merger Sub:

            DoubleClick Inc.
            450 West 33rd Street
            New York, NY 10001
            Attn: Elizabeth Wang
            Facsimile: (212) 287-9704

            with a copy to:

            Brobeck, Phleger & Harrison LLP
            1633 Broadway, 47th Floor
            New York, NY 10019
            Attention: Scott L. Kaufman
            Facsimile: (212) 586-7878

    SECTION 10.03 Severability. If any term or other provision of this Restated Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Restated Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Restated Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the fullest extent permitted by applicable Law in order that the Merger may be consummated as originally contemplated to the fullest extent possible.

    SECTION 10.04 Assignment; Binding Effect; Benefit. Neither this Restated Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Restated Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this Restated Agreement to the contrary, other than Section 7.03, nothing in this Restated Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights or remedies under or by reason of this Restated Agreement.

    SECTION 10.05 Incorporation of Exhibits. The Parent Disclosure Schedule, the Company Disclosure Schedule and all Annexes attached hereto and referred to herein are hereby incorporated herein and made a part of this Restated Agreement for all purposes as if fully set forth herein. Parent and Company acknowledge that the Parent Disclosure Schedule and the Company Disclosure Schedule (i) are qualified in their entirety by reference to specific provisions of this Restated Agreement and (ii) are not intended to constitute and shall not be construed as indicating that such matter is required to be disclosed, nor shall such disclosure be construed as an admission that such information is material with respect to Parent or Company, as the case may be, except to the extent required by this Restated Agreement and by applicable Law.

    SECTION 10.06 Governing Law. This Restated Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, other than conflict of laws principles thereof directing the application of any Law other than that of the State of Delaware.

    SECTION 10.07 Waiver of Jury Trial. To the fullest extent permitted by Law, each party hereto hereby irrevocably waives all right to trial by jury in any proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Restated Agreement or any transaction or agreement contemplated hereby or the actions of any party hereto in the negotiation, administration, performance or enforcement hereof.

    SECTION 10.08 Headings; Interpretation. The descriptive headings contained in this Restated Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Restated Agreement. The parties have participated jointly in the negotiation and drafting of this Restated Agreement. In the event an ambiguity or question of

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

intent or interpretation arises, this Restated Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Restated Agreement.

    SECTION 10.09 Counterparts. This Restated Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

    SECTION 10.10 Entire Agreement. This Restated Agreement (including the Stockholder Agreements, the Annexes, the Parent Disclosure Schedule and the Company Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.





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                                      A-32

    IN WITNESS WHEREOF, the parties hereto have caused this Restated Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          DOUBLECLICK INC.


                                          By: /S/ DAVID ROSENBLATT
                                              ..................................
                                          Name: David Rosenblatt
                                                ................................
                                          Title:  President, Technology Data and
                                                  Research
                                                  ..............................


                                          MESSAGEMEDIA, INC.


                                          BY: /S/ A. LAURENCE JONES
                                              ..................................
                                          Name: A. Laurence Jones
                                                ................................
                                          Title:  President and Chief Executive
                                                  Officer
                                                  ..............................

                                                                    APPENDIX A-1
                                                                  EXECUTION COPY



                                  AMENDMENT TO
                   AMENDED AND RESTATED AGREEMENT AND PLAN OF
                           MERGER AND REORGANIZATION

    This AMENDMENT TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of November 21, 2001 (as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, this 'AGREEMENT'), is entered into between DOUBLECLICK INC., a Delaware corporation ('PARENT') and MESSAGEMEDIA, INC., a Delaware corporation ('COMPANY'). Capitalized terms used in this Agreement without definition shall have the respective meanings ascribed to such terms in the Restated Merger Agreement (as defined below).



                                  WITNESSETH:



    WHEREAS, Parent and Company are parties to that certain Amended and Restated Agreement and Plan of Merger and Reorganization, dated as of October 10, 2001 (the 'RESTATED MERGER AGREEMENT'), which contemplates a business combination of Parent and Company by means of the merger of Company into Parent;



    WHEREAS, pursuant to Section 9.03 of the Restated Merger Agreement, the Restated Merger Agreement may be amended by Parent and Company by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time by an instrument in writing signed by Parent and Company;



    WHEREAS, pursuant to Section 7.01 of the Restated Merger Agreement, Parent and Company may extend the Termination Date until January 8, 2002; and



    WHEREAS, each of the parties to the Restated Merger Agreement desires to modify and amend the Restated Merger Agreement in all respects necessary to extend the Termination Date according to the terms set forth below.



    NOW, THEREFORE, in consideration of the foregoing and the premises set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:



    A. The Restated Merger Agreement shall be modified and amended as follows:



        (i) The first sentence of Section 7.01(a): 'If, for any reason, the Registration Statement and Proxy Statement have not been declared effective by the SEC on or prior to November 12, 2001, either of Company and Parent may, at its option and upon written notice in accordance with this Restated Agreement, extend the Termination Date until January 8, 2002.' is hereby deleted.



        (ii) Section 9.01(b) shall be deleted in its entirety and replaced with the following:



           '(b) by either Parent or Company, if the Effective Date shall not have occurred on or before January 8, 2002 (the 'Termination Date'); provided, however, that the right to terminate this Restated Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Restated Agreement shall have caused, or resulted in, the failure of the Effective Time to occur on or before such date; provided further, if the Registration Statement shall have been declared effective by the SEC on or prior to December 24, 2001, Parent may, at its option and upon written notice in accordance with the Restated Agreement, extend the Termination Date to a date which, if later than January 8, 2002, is 22 calendar days after the date on which the Registration Statement is declared effective; provided further, Company may, at its option and upon written notice in accordance with the Restated Agreement delivered on or prior to January 8, 2002, extend the Termination Date to February 8, 2002.


                                     A-1-1





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    B. Each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to give effect to this Agreement and implement the modifications to the Restated Merger Agreement set forth herein; provided, however, that the Restated Merger Agreement shall otherwise remain unmodified and in full force and effect.



    C. The parties hereto, being all of the parties to the Restated Merger Agreement, hereby acknowledge and agree that this Agreement constitutes a valid amendment of the Restated Merger Agreement pursuant to Section 9.03 thereof.



    D. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the fullest extent permitted by applicable Law in order that the Merger may be consummated as originally contemplated by the Restated Merger Agreement to the fullest extent possible.



    E. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of Parent and Company. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.



    F. This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, other than conflict of laws principles thereof directing the application of any Law other than that of the State of Delaware.



    G. To the fullest extent permitted by Law, each party hereto hereby irrevocably waives all right to trial by jury in any proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any transaction or agreement contemplated hereby or the actions of any party hereto in the negotiation, administration, performance or enforcement hereof.



    H. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.



    I. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.



    J. This Agreement and the Restated Merger Agreement (including the Amended and Restated Stockholder Agreements, the Parent Disclosure Schedule and the Company Disclosure Schedule thereto) and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.


                                     A-1-2

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.



                                          DOUBLECLICK INC.



                                          By:         /S/ ELIZABETH WANG
                                              ..................................
                                          Name: Elizabeth Wang
                                          Title: Vice President and Secretary



                                          MESSAGEMEDIA, INC.



                                          By:       /S/ WILLIAM E. BUCHHOLZ
                                              ..................................
                                          Name: William E. Buchholz
                                          Title: Senior Vice President,
                                                 Finance and Administration,
                                                 Chief Financial Officer and
                                                 Secretary


                                     A-1-3

                                                                      APPENDIX B

                   AMENDED AND RESTATED STOCKHOLDER AGREEMENT

    This AMENDED AND RESTATED STOCKHOLDER AGREEMENT (this 'AGREEMENT') is made and entered into as of October 10, 2001 between DOUBLECLICK INC., a Delaware corporation ('PARENT'), and the undersigned stockholder ('STOCKHOLDER') of MESSAGEMEDIA, INC., a Delaware corporation ('COMPANY'). Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement described below.

                                    RECITALS

    WHEREAS, Parent and Stockholder were parties to that certain Stockholder Agreement, dated as of June 1, 2001, which was amended by the Stockholder Letter, dated June 27, 2001 (together, the 'ORIGINAL STOCKHOLDER AGREEMENT');

    WHEREAS, pursuant to an Amended and Restated Agreement and Plan of Merger and Reorganization, dated as of October 10, 2001, between Parent and Company (such agreement, as it may be amended, supplemented or otherwise modified from time to time, is hereinafter referred to as the 'MERGER AGREEMENT'), Parent has agreed to acquire the outstanding securities of Company pursuant to a statutory merger of Company with and into Parent (the 'MERGER') in which each outstanding share of capital stock of Company (the 'COMPANY CAPITAL STOCK') will be converted into shares of common stock, par value $0.001 per share, of Parent (the 'PARENT SHARES') at the Exchange Ratio as set forth in the Merger Agreement (the 'TRANSACTION');

    WHEREAS, in order to induce Parent to enter into the Merger Agreement and consummate the Transaction, Company has agreed to use its reasonable best efforts to cause certain stockholders of Company to execute and deliver to Parent a Stockholder Agreement upon the terms set forth herein;

    WHEREAS, each of the parties to the Original Stockholder Agreement desires to modify and amend and restate the Original Stockholder Agreement in all respects necessary to give effect to the modification of the terms and conditions contained in the Merger Agreement; and

    WHEREAS, Stockholder is the registered and beneficial owner of such number of shares of the outstanding capital stock of Company as is indicated on the signature page of this Agreement (the 'SHARES').

    NOW, THEREFORE, the parties agree as follows:

    1. Agreement to Retain Shares.

    1.1 Transfer and Encumbrance.

    (a) Stockholder is the beneficial owner of the Shares and, except as otherwise set forth on the signature page hereto, has owned each such Share at all times since the date such Share was originally issued by Company. The Shares constitute Stockholder's entire interest in the outstanding capital stock and voting securities of Company. The Shares are, and will be at all times up until the Expiration Date (as defined below), free and clear of any liens, claims, options, charges or other encumbrances. Stockholder's principal residence or place of business is accurately set forth on the signature page hereto. As used herein, the term 'EXPIRATION DATE' shall mean the earlier to occur of the
(i) Effective Time or (ii) termination of the Merger Agreement in accordance with the terms thereof.

    (b) Stockholder agrees not to transfer (except as may be specifically required by court order or by operation of law, in which case any such transferee shall agree to be bound hereby), sell, exchange, pledge, hypothecate, engage in any hedging transaction with respect to, or otherwise dispose of or encumber, any Shares or any New Shares (as defined below) or to make any offer or agreement relating thereto, at any time prior to the Expiration Date.

    1.2 New Shares. Stockholder agrees that any shares of capital stock or voting securities of Company that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date ('NEW SHARES') shall be on the terms and subject to the conditions of this Agreement to the same extent as if they constituted Shares.

    2. Agreement to Vote Shares. Prior to the Expiration Date, at every meeting of the stockholders of Company at which the Merger is considered or voted upon, and at every adjournment thereof, and on every action or approval by written resolution of the stockholders of Company with respect to the Merger, Stockholder shall vote the Shares and any New Shares in favor of approval and adoption of the Merger Agreement and of the Transaction.

    3. Irrevocable Proxy. Stockholder hereby agrees to timely deliver to Parent a duly executed proxy in the form attached hereto as Exhibit I (the 'PROXY'). In the event that Stockholder is unable to provide any such Proxy in a timely manner, Stockholder hereby grants Parent a power of attorney to execute and deliver such Proxy for and on behalf of Stockholder, which power of attorney, being coupled with an interest, shall survive any death, disability, bankruptcy or any other such impediment of Stockholder. Upon the execution of this Agreement by Stockholder, Stockholder hereby revokes any and all prior proxies or powers of attorney given by Stockholder with respect to the Shares and agrees not to grant any subsequent proxies or powers of attorney with respect to the Shares until after the Expiration Date.

    4. Representations, Warranties and Covenants of Stockholder. Stockholder hereby represents, warrants and covenants to Parent as follows:

        (a) Stockholder has full power, authority and legal capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms. Except as may be limited by (i) the effect of bankruptcy, insolvency, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or
    (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law, the execution and delivery of this Agreement by Stockholder does not, and the performance of Stockholder's obligations hereunder will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right to terminate, amend, accelerate or cancel any right or obligation under, or result in the creation of any lien or encumbrance on any Shares or New Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or the Shares or New Shares are or will be bound or affected.

        (b) Until the Expiration Date, Stockholder will not and will use Stockholder's reasonable best efforts to cause Company, and any Representatives of Company or Stockholder, not to, except to the extent otherwise permitted under Section 6.04 of the Merger Agreement, take any of the actions restricted by such Section 6.04, which provisions are hereby incorporated by reference. Until the Expiration Date, in the event Stockholder shall receive or become aware of any Company Competing Transaction subsequent to the Shopping Period Termination Time (as defined in the Merger Agreement), Stockholder shall promptly inform Parent as to any such matter and the details thereof to the extent possible without breaching any other agreement to which such Stockholder is a party or violating its fiduciary duties. Stockholder shall take all actions requested by Company in connection with complying with Company's obligations under the Merger Agreement.

        (c) Stockholder understands and agrees that if Stockholder attempts to transfer, vote or provide any other person with the authority to vote any of the Shares or New Shares other than in compliance with this Agreement, Company shall not, and Stockholder hereby unconditionally and irrevocably instructs Company to not, permit any such transfer on its books and records, issue a new certificate representing any of the Shares or New Shares or record such vote unless and until Stockholder shall have complied with the terms of this Agreement.

    5. Additional Documents. Stockholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Parent, to carry out the purpose and intent of this Agreement.

    6. Consent and Waiver. Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Transaction under the terms of any agreement to which Stockholder is a party or pursuant to any rights Stockholder may have.

    7. Termination. This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date.

    8. Confidentiality. Stockholder agrees (i) to hold any information regarding this Agreement and the Transaction in strict confidence and (ii) not to divulge any such information to any third person, except to the extent any of the same is hereafter publicly disclosed by Parent.

    9. Miscellaneous.

    9.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

    9.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other. This Agreement is intended to bind Stockholder solely as a securityholder of Company only with respect to the specific matters set forth herein.

    9.3 Amendment and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

    9.4 Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity and Stockholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

    9.5 Notices. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered, if delivered by hand, (b) one Business Day after transmitted, if transmitted by a nationally recognized overnight courier service, (c) when telecopied, if telecopied (which is confirmed), or (d) three business days after mailing, if mailed by registered or certified mail (return receipt requested), to the parties at the following addresses:

        (a) If to Stockholder, at the address set forth below Stockholder's signature at the end hereof.

        (b) if to Parent, to:

            DoubleClick Inc.
            450 West 33rd Street
            New York, NY 10001
            Attention: Elizabeth Wang, General Counsel
            Facsimile No: (212) 287-9704

            with a copy to:

            Brobeck, Phleger & Harrison LLP
            1633 Broadway
            New York, New York 10019
            Attention: Scott L. Kaufman, Esq.
            Facsimile No.: (212) 586-7878

or to such other address as any party hereto may designate for itself by notice given as herein provided.

    9.6 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of New York without giving effect to the principles of conflicts of law thereof.

    9.7 Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter, including, without limitation, any proxies previously delivered by Stockholder to Parent in connection with the Original Stockholder Agreement, which Parent acknowledges and agrees is of no further force or effect.

    9.8 Counterpart. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

    9.9 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.





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                                      B-4

    IN WITNESS WHEREOF, the parties have caused this Amended and Restated Stockholder Agreement to be executed as of the date first above written.


              DOUBLECLICK INC.

By:        ..................................

Name:      ..................................

Title:     ..................................

Address:   ..................................

           ..................................

Phone:     ..................................

Facsimile: ..................................

                                      STOCKHOLDER NAME

                                      ..........................................
                                      Stockholder Name

                                      ..........................................
                                      (Signature of Spouse)

                                      Address:   ...............................

                                                 ...............................

                                      Phone:     ...............................

                                      Facsimile: ...............................

                                      ..........................................
                                      (Social Security or Tax I.D. Number)


Total Number of Shares of Company capital stock owned on the date hereof:

Common Stock:       ..........................

State of Residence: ..........................








                    SIGNATURE PAGE TO STOCKHOLDER AGREEMENT

                               IRREVOCABLE PROXY
                                TO VOTE STOCK OF
                               MESSAGEMEDIA, INC.

    The undersigned stockholder of MessageMedia, Inc., a Delaware corporation ('COMPANY'), hereby irrevocably (to the full extent permitted by the Delaware General Corporation Law) appoints the members of the board of directors of DoubleClick Inc., a Delaware corporation ('PARENT'), and each of them, or any other designee of Parent (provided such designee serves as an executive officer of Parent), as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of Company issued or issuable in respect thereof on or after the date hereof (collectively, the 'SHARES') in accordance with the terms of this Irrevocable Proxy. The Shares beneficially owned by the undersigned stockholder of Company as of the date of this Irrevocable Proxy are listed on the final page of this Irrevocable Proxy. Upon the undersigned's execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

    This Irrevocable Proxy is irrevocable (to the extent provided in the Delaware General Corporation Law), is coupled with an interest, and is granted in consideration of Parent entering into that certain Amended and Restated Agreement and Plan of Merger and Reorganization, dated as of October 10, 2001, among Parent and Company (the 'MERGER AGREEMENT'), which Merger Agreement provides for the merger of Company with and into Parent (the 'MERGER'). As used herein, the term 'EXPIRATION DATE' shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, and (ii) the date of termination of the Merger Agreement.

    The attorneys and proxies named above, and each of them are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting and other rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to the Delaware General Corporation Law), at every annual, special or adjourned meeting of the stockholders of Company and in every written consent in lieu of such meeting, in favor of approval and adoption of the Merger Agreement and of the transactions contemplated thereby.

    The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

    All authority herein conferred shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

    This Irrevocable Proxy shall terminate, and be of no further effect, automatically upon the Expiration Date.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

    This Irrevocable Proxy is coupled with an interest as aforesaid and is irrevocable.

Dated: October 10, 2001

                                     ...........................................
                                     (Signature of Stockholder)

                                     ...........................................
                                     (Print Name of Stockholder)

                                     Shares beneficially owned:

                                     ____________ shares of Company Common Stock







                      SIGNATURE PAGE TO IRREVOCABLE PROXY

                                                                      APPENDIX C

                                          October 10, 2001

Members of the Board of Directors of
MESSAGEMEDIA, INC.
371 Centennial Parkway
Louisville, CO 80027

Members of the Board:

    We have acted as your financial advisor in connection with your proposed merger with DoubleClick, Inc. (the 'Transaction') pursuant to a merger agreement, dated as of this date ('Merger Agreement'). DoubleClick has proposed to issue one million shares of common stock for all issued and outstanding shares of MessageMedia (the 'Company') in a tax-free transaction. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

    You have requested our opinion as to the fairness to the disinterested shareholders of the Company from a financial point of view of the consideration to be received by such shareholders in the Transaction. For purposes of this opinion, the term 'disinterested shareholders' means holders of the Company's one class of publicly traded common stock (the 'Company Shares') other than
(1) directors, officers and employees of the Company, and (2) any holder of ten percent (10%) or more of the outstanding shares of Common Stock (assuming the exercise of convertible securities beneficially owned by the holder).

    In connection with rendering our opinion we have:

       (i) analyzed certain publicly available financial statements and reports regarding the Company;

      (ii) analyzed certain internal financial statements and other financial and operating data (including original and revised financial projections for the year ended December 31, 2001) concerning the Company prepared by management of the Company;

     (iii)  analyzed on a proforma basis, the effect of the transaction;

      (iv) reviewed the reported prices and trading activity for the outstanding shares of DoubleClick's common stock (the
            'DoubleClick Shares');

       (v) compared the financial performance of the Company and DoubleClick and the prices and trading activity of the DoubleClick Shares with that of certain other comparable publicly-traded companies and their securities;

      (vi) reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

     (vii) reviewed recently announced asset dispositions and closings, to the extent publicly available, of companies in the online marketing industry;

    (viii) reviewed recent private and public capital markets activity, to the extent publicly available, of companies in the online marketing industry;

      (ix)  reviewed the Merger Agreement and related documents;

       (x) discussed with management of the Company the operations of and future business prospects for the Company and the anticipated financial consequences of the Transaction to the Company;

      (xi) assisted in your deliberations regarding the material terms of the Transaction and your negotiations with DoubleClick;

     (xii) performed such other analyses and provided such other services as we have deemed appropriate.

    We have relied on the accuracy and completeness of the information and financial data provided to us by the Company, and our opinion is based upon such information. We have inquired into the reliability of such information and financial data only to the limited extent necessary to provide a reasonable basis for our opinion, recognizing that we are rendering only an informed opinion and not an appraisal or certification of value. With your permission, we have assumed that the conditions to any prior merger agreement would not be satisfied. With respect to the financial projections prepared by management of the Company, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company.

    As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. In the ordinary course of business, Stephens Inc. and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of the Company. Stephens is receiving a fee, and reimbursement of its expenses, in connection with the issuance of this fairness opinion. We are also receiving a fee as exclusive financial advisor to the Company.

    Based on the foregoing and our general experience as investment bankers, and subject to the qualifications stated herein, we are of the opinion on the date hereof that the consideration to be received by the disinterested shareholders of the Company in the Transaction is fair to them from a financial point of view.

    This opinion and a summary discussion of our underlying analyses and role as your financial advisor may be included in communications to the Company's shareholders provided that we approve of such disclosures prior to publication.

                                          Very truly yours,

                                          STEPHENS INC.


                                          By: /s/ RICK MASSEY
                                              ..................................
                                              RICK MASSEY
                                              Managing Director




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

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The amended and restated certificate of incorporation of DoubleClick (the 'Registrant') provides that, except to the extent prohibited by the Delaware General Corporation Law (the 'DGCL'), no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the amended and restated certificate of incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. The Registrant has obtained liability insurance for its officers and directors.

    Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of the director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under a corporation's certificate of incorporation or bylaws, any agreement, a vote of stockholders or otherwise. The Registrant's amended and restated certificate of incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the Registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits


EXHIBIT
NUMBER                            DESCRIPTION
------                            -----------
 2.1   -- Amended and Restated Agreement and Plan of Merger and Reorganization, dated as of
          October 10, 2001, between the Registrant and MessageMedia, Inc. (attached as
          Appendix A to the proxy statement/prospectus contained in this registration statement).
 2.2   -- Amendment to Amended and Restated Agreement and Plan of Merger and Reorganization,
          dated as of November 21, 2001, between Registrant and MessageMedia, Inc. (attached as
          Appendix A-1 to the proxy statement/prospectus contained in this registration statement).
 4.1   -- Specimen certificate representing shares of Common Stock (incorporated by reference to Exhibit 4.1 to the Registrant's registration statement on Form S-1 (Reg. No.
          333-42323)).
5.1'D' -- Opinion of Brobeck, Phleger & Harrison LLP regarding the legality of the securities being issued.

EXHIBIT
NUMBER                            DESCRIPTION
------                            -----------
 8.1'D'   -- Opinion of Cooley Godward LLP as to certain federal
             income tax consequences of the merger.
 8.2'D'   -- Opinion of Brobeck, Phleger & Harrison LLP as to certain federal income tax consequences of the merger.
23.1'D'   -- Consent of Brobeck, Phleger & Harrison LLP (included in
             Exhibits 5.1 and 8.2).
23.2'D'   -- Consent of Cooley Godward LLP (included in Exhibit 8.1).
23.3      -- Consent of PricewaterhouseCoopers LLP with respect to the
             Registrant's financial statements.
23.4      -- Consent of Ernst & Young LLP, independent auditors of
             MessageMedia, Inc.'s financial statements.
23.5      -- Consent of KPMG LLP with respect to NetGravity, Inc.'s
             financial statements.
24.1'D'   -- Power of Attorney.
99.1'D'   -- Form of MessageMedia, Inc. Proxy Card.
99.2      -- Consent of Stephens Inc.


---------

'D'  Previously filed.

    (b) Opinion of Stephens Inc., attached as Appendix C to the proxy statement/prospectus which is part of this registration statement.

ITEM 22. UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the 'Calculation of Registration Fee' table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

        (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
    Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (5) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue;

        (6) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

        (7) That every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of
    Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (8) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective;

        (9) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (10) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request; and

        (11) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 5 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on this 5th day of December, 2001.


                                          DOUBLECLICK INC.


                                          By          /s/ KEVIN P. RYAN
                                              ..................................
                                                        KEVIN P. RYAN
                                                   CHIEF EXECUTIVE OFFICER
                                                        AND DIRECTOR



    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 5 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



               SIGNATURES                                 TITLE(S)                       DATE
               ----------                                 --------                       ----
                    *                       Chairman of the Board of Directors    December 5, 2001
 .........................................
            KEVIN J. O'CONNOR

            /s/ KEVIN P. RYAN               Chief Executive Officer (Principal    December 5, 2001
 .........................................    Executive Officer) and Director
              KEVIN P. RYAN

            /s/ BRUCE DALZIEL               Acting Chief Financial Officer        December 5, 2001
 .........................................    (Principal Financial Officer)
              BRUCE DALZIEL

                    *                       Vice President of Corporate Finance   December 5, 2001
 .........................................    (Principal Accounting Officer)
             THOMAS ETERGINO

                    *                       Director                              December 5, 2001
 .........................................
            DWIGHT A. MERRIMAN

                    *                       Director                              December 5, 2001
 .........................................
             DAVID N. STROHM

                    *                       Director                              December 5, 2001
 .........................................
             MARK E. NUNNELLY

                    *                       Director                              December 5, 2001
 .........................................
             THOMAS S. MURPHY

                    *                       Director                              December 5, 2001
 .........................................
             W. GRANT GREGORY

                    *                       Director                              December 5, 2001
 .........................................
               DON PEPPERS

 By:       /s/ KEVIN P. RYAN
   .......................................
              KEVIN P. RYAN
             ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


EXHIBIT
  NO.                             DESCRIPTION
  ---                             -----------
  2.1     Amended and Restated Agreement and Plan of Merger and
          Reorganization, dated as of October 10, 2001, between the
          Registrant and MessageMedia, Inc. (attached as Appendix A to the proxy statement/prospectus contained in this
          registration statement).
  2.2     Amendment to Amended and Restated Agreement and Plan of
          Merger and Reorganization, dated as of November 21, 2001,
          between the Registrant and MessageMedia, Inc. (attached as
          Appendix A-1 to the proxy statement/prospectus contained in this registration statement).
  4.1     Specimen certificate representing shares of Common Stock
          (incorporated by reference to Exhibit 4.1 to the
          Registrant's registration statement on Form S-1 (Reg. No.
          333-42323)).
  5.1'D'  Opinion of Brobeck, Phleger & Harrison LLP regarding the legality of the securities being issued.
  8.1'D'  Opinion of Cooley Godward LLP as to certain federal income tax consequences of the merger.
  8.2'D'  Opinion of Brobeck, Phleger & Harrison LLP as to certain federal income tax consequences of the merger.
 23.1'D'  Consent of Brobeck, Phleger & Harrison LLP (included in
          Exhibits 5.1 and 8.2).
 23.2'D'  Consent of Cooley Godward LLP (included in Exhibit 8.1).
 23.3     Consent of PricewaterhouseCoopers LLP with respect to the
          Registrant's financial statements.
 23.4     Consent of Ernst & Young LLP, independent auditors of
          MessageMedia, Inc.'s financial statements.
 23.5     Consent of KPMG LLP with respect to NetGravity, Inc.'s
          financial statements.
 24.1'D'  Power of Attorney.
 99.1'D'  Form of MessageMedia, Inc. Proxy Card.
 99.2     Consent of Stephens Inc.


---------

'D'  Previously filed.



                          STATEMENT OF DIFFERENCES
                          ------------------------

The registered trademark symbol shall be expressed as .................. 'r'
The dagger symbol shall be expressed as ................................ 'D'